     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2002


                                                      REGISTRATION NO. 333-87106
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 2 TO



                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               ACTIONPOINT, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                          7372                         77-0104275
 (State or other jurisdiction    (Primary standard industrial          (I.R.S. employer
     of incorporation or         Classification code number)         Identification no.)
        organization)

                             ---------------------
                              1299 PARKMOOR AVENUE
                               SAN JOSE, CA 95126
                                 (408) 325-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                               STEPHEN S. FRANCIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ACTIONPOINT, INC.
                              1299 PARKMOOR AVENUE
                               SAN JOSE, CA 95126
                                 (408) 325-3800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

           JAY K. HACHIGIAN, ESQ.                          LANCE W. BRIDGES, ESQ.
         CHRISTOPHER D. DILLON, ESQ.                      DEYAN P. SPIRIDONOV, ESQ.
     GUNDERSON DETTMER STOUGH VILLENEUVE                     COOLEY GODWARD LLP
          FRANKLIN & HACHIGIAN, LLP                          4401 EASTGATE MALL
             610 LINCOLN STREET                           SAN DIEGO, CA 92121-1909
        WALTHAM, MASSACHUSETTS 02451                           (858) 550-6000
               (781) 890-8800

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the merger described in this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. THE REGISTRANT MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE REGISTRANT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [ACTIONPOINT LOGO]

                               ACTIONPOINT, INC.
                              1299 PARKMOOR AVENUE
                           SAN JOSE, CALIFORNIA 95126


                                                                   June 28, 2002


Dear ActionPoint Stockholders:


     I am pleased to include the notice and joint proxy statement/prospectus for the 2002 annual meeting of the stockholders of ActionPoint, Inc. to be held at ActionPoint's corporate headquarters at 1299 Parkmoor Avenue, San Jose, California 95126 on July 22, 2002 at 9:00 a.m., local time.


     THIS IS A VERY IMPORTANT ANNUAL MEETING THAT AFFECTS YOUR INVESTMENT IN ACTIONPOINT.

     At the meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of ActionPoint common stock in connection with the merger of ActionPoint and Captiva Software Corporation. As a result of the merger, ActionPoint will issue, or be required to issue in the future pursuant to warrants and options, up to approximately 6,639,873 shares of ActionPoint common stock in the aggregate to the holders of Captiva stock, subordinated notes, warrants and options. At the time of the merger, up to approximately 4,374,873 of those shares will be issued by ActionPoint in exchange for all of the outstanding Captiva common stock or will be issuable by ActionPoint upon the exercise of warrants to acquire Captiva common stock that will be assumed by ActionPoint in the merger and converted into warrants to purchase ActionPoint common stock. Additionally, following the merger, up to 2,265,000 of the aggregate ActionPoint shares to be issued in the merger will be issuable upon the exercise of the options to purchase Captiva common stock that will be assumed by ActionPoint in the merger and converted into options to purchase ActionPoint common stock.

     In the merger, a wholly-owned subsidiary of ActionPoint will merge with Captiva, Captiva will become a wholly-owned subsidiary of ActionPoint and ActionPoint will change its name to Captiva Software Corporation. Following the merger, the current holders of Captiva stock, subordinated notes and warrants will own or have the right to acquire up to approximately 49.9% of the outstanding common stock of ActionPoint.

     After careful consideration, your board of directors unanimously approved this transaction and concluded that it is in the best interests of ActionPoint and its stockholders. Your board of directors unanimously recommends that you vote FOR the issuance of shares of ActionPoint common stock pursuant to the merger agreement.

     At the 2002 annual meeting, you will also be asked to consider and vote upon:

     - the amendment to ActionPoint's certificate of incorporation changing ActionPoint's name to Captiva Software Corporation if the merger is completed;

     - the election of ActionPoint's directors;

     - the ratification of ActionPoint's independent public accountants;

     - the amendment and restatement of ActionPoint's employee stock purchase plan; and

     - an amendment to ActionPoint's 1993 stock option/stock issuance plan.

     Attached is a notice of the 2002 annual meeting of stockholders and a joint proxy statement/prospectus relating to the merger and the other proposals to be voted on at the meeting. This document describes Captiva, ActionPoint and the merger in detail. We encourage you to read the entire document carefully.

     The merger involves risks. You should carefully consider the discussion in the section entitled "Risk Factors" on page 19 of the attached joint proxy statement/prospectus.


     Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. We encourage you to attend the annual meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                          Sincerely,

                                          STEPHEN S. FRANCIS
                                          President, Chief Executive Officer and
                                          Director

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ACTIONPOINT COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


     This joint proxy statement/prospectus is dated June 28, 2002 and is first being mailed to ActionPoint stockholders on or about June 28, 2002.

                                 [CAPTIVA LOGO]

                          CAPTIVA SOFTWARE CORPORATION
                          10145 PACIFIC HEIGHTS BLVD.
                              SAN DIEGO, CA 92121


                                                                   June 28, 2002


Dear Shareholders:

     I am pleased to report that the boards of directors of Captiva Software Corporation and ActionPoint, Inc. have unanimously approved a merger agreement, which provides for the merger of a subsidiary of ActionPoint into Captiva. If we complete the merger, Captiva will become a wholly-owned subsidiary of ActionPoint, you will become a shareholder of ActionPoint and your shares of Captiva common stock will be converted into the right to receive shares of ActionPoint common stock and cash in lieu of fractional shares of ActionPoint common stock. Assuming that immediately prior to the closing of the merger there are 4,374,874 shares of ActionPoint common stock outstanding and 280,228,624 shares of Captiva common stock outstanding or issuable upon conversion of all Captiva promissory notes and upon exercise of all Captiva warrants, each share of Captiva common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.0156 shares of ActionPoint common stock. If the merger is completed, our current shareholders, subordinated noteholders and warrantholders will own or have the right to acquire up to approximately 49.9% of the outstanding common stock of ActionPoint immediately after the merger.

     After careful consideration, our board of directors unanimously approved and adopted the merger agreement, the merger and other actions on which you are requested to vote in connection with the merger agreement. Further, our board of directors determined that the merger is in the best interests of our shareholders and unanimously recommends that Captiva's common and preferred shareholders vote "FOR" the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation, the approval of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan, and that Captiva's preferred shareholders also vote "FOR" the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock.

     The proposed merger is more fully described in this joint proxy statement/prospectus. ActionPoint's common stock is listed on The Nasdaq National Market under the trading symbol "ACTP." After the merger, ActionPoint will be renamed Captiva Software Corporation, and its common stock will be listed on The Nasdaq National Market under the trading symbol "CPTV."

     We are asking our shareholders to approve the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation, the adoption of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan by way of an action by written consent, which will have the same force and effect as though taken at a meeting duly and validly noticed and held. In addition, we are asking our preferred shareholders to approve the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock prior to the merger.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. We cannot complete the proposed transaction unless the holders of a majority of the outstanding shares of our common stock, voting as a separate class, and the holders of a majority of the outstanding shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, each voting separately as a series, vote to approve the merger, the principal terms of the merger agreement and the amendment and restatement of Captiva's articles of incorporation, and the holders of a majority of the outstanding shares of preferred stock, voting together as a single class, vote to convert all of the shares of Captiva preferred stock into shares of Captiva common stock. We would also like you to approve the adoption of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan. We appreciate your consideration of these matters.


     Please vote as soon as possible to make sure that your shares are represented. You may vote your shares by completing, signing, dating and returning the enclosed Action by Written Consent as promptly as possible and, in any event, no later than July 22, 2002, in the enclosed postage prepaid envelope.


                                          Sincerely,

                                          REYNOLDS C. BISH
                                          President, Chief Executive Officer and
                                          Director

                               ACTIONPOINT, INC.
                              1299 PARKMOOR AVENUE
                           SAN JOSE, CALIFORNIA 95126

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 22, 2002


To Our Stockholders:


     You are cordially invited to attend the 2002 annual meeting of stockholders of ActionPoint, Inc. which will be held at 9:00 a.m., local time, on July 22, 2002 at ActionPoint's corporate headquarters at 1299 Parkmoor Avenue, San Jose, California 95126. At this annual meeting, you will be asked to consider and vote on the following proposals:


          1. To approve the issuance of shares of ActionPoint common stock to the stockholders of Captiva, the holders of all of the outstanding options and warrants to purchase Captiva stock, which will be assumed by ActionPoint, and to the holders of subordinated notes who elect to convert their notes to Captiva common stock immediately prior to the merger in accordance with the merger agreement.

          2. To approve an amendment to ActionPoint's certificate of incorporation changing ActionPoint's name to Captiva Software Corporation if the merger is completed.

          3. To elect Patrick Edsell, John Finegan, Stephen Francis, Kimra Hawley, Thomas van Overbeek, Bruce Silver and Daniel Tompkins as directors of ActionPoint.

          4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for ActionPoint for 2002.

          5. To approve the amendment and restatement of ActionPoint's employee stock purchase plan.

          6. To approve the amendment to ActionPoint's 1993 stock option/stock issuance plan.

          7. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     These proposals are more fully described in the joint proxy statement/prospectus that accompanies this notice. We encourage you to read the joint proxy statement/prospectus carefully.

     YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF SHARES OF ACTIONPOINT COMMON STOCK IN CONNECTION WITH THE MERGER AND THE OTHER PROPOSALS INCLUDED IN THIS NOTICE.

     Only ActionPoint stockholders of record at the close of business on June 4, 2002 are entitled to notice of, and to vote at, the 2002 annual meeting or any adjournment or postponement thereof.

     YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE 2002 ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. WE ENCOURAGE YOU TO DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE 2002 ANNUAL MEETING. IT MAY BE POSSIBLE FOR YOU TO VOTE IN PERSON AT THE 2002 ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY. PLEASE REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS FOR MORE INFORMATION.

                                          By Order of the Board of Directors,

                                          JOHN FINEGAN
                                          Secretary

     THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE ACTIONPOINT COMMON STOCK TO CAPTIVA STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT UNTIL THIS REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS IS EFFECTIVE.

                      REFERENCE TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates by reference important business and financial information about ActionPoint from ActionPoint's quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2002, ActionPoint's annual report for the year ended December 31, 2001, both of which are being delivered with this joint proxy statement/prospectus, and ActionPoint's current report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2002 and from documents that are not included in or delivered with this joint proxy statement/prospectus. ActionPoint will furnish to you all other documents that it files with the Securities and Exchange Commission pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to ActionPoint's 2002 annual meeting. Information not delivered with this joint proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from ActionPoint at the following address and telephone number:

                               ActionPoint, Inc.
                       John Finegan, Corporate Secretary
                              1299 Parkmoor Avenue
                           San Jose, California 95126
                                 (408) 325-3800


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JULY 15, 2002 IN ORDER TO RECEIVE THEM BEFORE THE 2002 ANNUAL MEETING.



     IN ADDITION, SEE "WHERE YOU CAN FIND MORE ACTIONPOINT INFORMATION" ON PAGE 178 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     5
SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
  COMBINED FINANCIAL INFORMATION............................    15
  ActionPoint's Selected Historical Consolidated Financial
     Information............................................    15
  Captiva's Selected Historical Consolidated Financial
     Information............................................    16
  Selected Unaudited Pro Forma Condensed Combined Financial
     Information of ActionPoint and Captiva.................    17
  Comparative Historical and Pro Forma Per Share
     Information............................................    18
RISK FACTORS................................................    19
  Risks Related to the Merger...............................    19
  Risks Related to the Business of the Combined Company.....    23
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    30
MARKET PRICE AND DIVIDEND INFORMATION.......................    31
  ActionPoint Common Stock..................................    31
  Captiva Capital Stock.....................................    31
THE ACTIONPOINT ANNUAL MEETING..............................    32
  General...................................................    32
  Purpose of Annual Meeting.................................    32
  ActionPoint Board of Directors' Recommendations...........    32
  Record Date and Voting....................................    33
  Voting and Revocation of Proxies..........................    34
  Appraisal and Dissenters' Rights..........................    35
THE CAPTIVA ACTION BY WRITTEN CONSENT.......................    35
  Matters to be Acted Upon by Written Consent...............    35
  Board of Directors Recommendation.........................    35
  Record Date...............................................    36
  Stockholders Entitled to Vote.............................    36
  Vote Required.............................................    36
  Revocability of Action By Written Consent.................    36
  Dissenters' Rights........................................    37
  Solicitation of Written Consents and Expenses.............    37
THE MERGER..................................................    38
  Background of the Merger..................................    38
  Joint Reasons for the Merger..............................    44
  ActionPoint's Reasons for the Merger......................    45
  Recommendation of the Board of Directors of ActionPoint...    46
  Opinion of ActionPoint Financial Advisor..................    46
  Interests of ActionPoint Financial Advisor................    53
  Captiva's Reasons for the Merger..........................    53
  Recommendation of the Board of Directors of Captiva.......    54
  Interests of C.E. Unterberg, Towbin.......................    54
  Interests of Executive Officers and Directors of
     ActionPoint and Captiva in the Merger..................    55

                                                               PAGE
                                                               ----
  Accounting Treatment of the Merger........................    58
  Form of Merger............................................    58
  Merger Consideration; Exchange Ratio......................    59
  Effective Time of the Merger..............................    60
  Material United States Federal Income Tax
     Considerations.........................................    60
  Appraisal and Dissenters' Rights..........................    63
  Quotation on The Nasdaq National Market...................    65
  Shares Eligible For Future Sale...........................    65
THE MERGER AGREEMENT........................................    66
  General...................................................    66
  Merger Consideration; Determination of the Exchange
     Ratio..................................................    66
  Treatment of Captiva Stock Options........................    68
  Treatment of Captiva Warrants.............................    68
  Exchange of Shares........................................    69
  Appraisal and Dissenters' Rights..........................    69
  Representations and Warranties............................    69
  Conduct Prior to the Effective Time.......................    71
  Limitations on Considering Other Takeover Proposals.......    73
  Other Covenants...........................................    75
  Conditions to Completion of the Merger....................    76
  Termination...............................................    78
  Termination Fee and Expense Reimbursement.................    79
  Amendment and Waiver......................................    79
  Related Matters after the Merger..........................    80
OTHER AGREEMENTS............................................    81
  Voting Agreements.........................................    81
  Affiliate Agreements......................................    82
  Lock-Up Agreements........................................    83
  Employment Offer Letters..................................    83
  Severance Agreements......................................    84
  Amendment to Rights Agreement.............................    85
THE NOTE CONVERSION.........................................    86
  General...................................................    86
  Background of the Note Conversion.........................    86
  Reasons for the Note Conversion...........................    88
  Fairness Opinion of Houlihan Lokey Howard and Zukin.......    89
  Principal Terms of the Note Amendment.....................    93
  The Amended Senior Notes..................................    93
  The Amended Convertible Notes.............................    94
  Principal Terms of the Note Conversion Agreement..........    95

                                                               PAGE
                                                               ----
ADOPTION OF CAPTIVA'S NEW OPTION PLAN, AMENDMENT OF
  CAPTIVA'S AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE
  PLAN AND REPRICING OF CAPTIVA OPTIONS.....................    95
  Assumption of Options by ActionPoint......................    95
  The 2002 Equity Incentive Plan and the Amendment to the
     Amended and Restated Stock Option/Stock Issuance
     Plan...................................................    96
  Repricing of Existing Options.............................    97
  Accounting Charges Related to Assumption of Captiva
     Options................................................    97
AMENDMENT TO CAPTIVA'S ARTICLES OF INCORPORATION............    98
  Recommendation of the ActionPoint Board of Directors......    98
AMENDMENT TO ACTIONPOINT'S CERTIFICATE OF INCORPORATION.....    98
  Recommendation of the ActionPoint Board of Directors......    98
INFORMATION CONCERNING ACTIONPOINT..........................    99
  ActionPoint's Business....................................    99
  Board Meetings and Committees.............................    99
  Director Remuneration.....................................    99
  Executive Compensation and Related Information for
     ActionPoint's Executive Officers.......................   100
  Stock Options.............................................   101
  Equity Compensation Plan Information......................   103
  Compensation Committee Interlocks and Insider
     Participation..........................................   103
  Change in Control Arrangements and Employment Contracts...   103
  Existing Severance Agreements.............................   104
  Report of ActionPoint's Compensation Committee............   105
  Comparison of ActionPoint Stockholder Return..............   108
  Report of ActionPoint's Audit Committee...................   109
  ActionPoint's Related-Party Transactions..................   110
  Compliance with Section 16(a) of the Securities Exchange
     Act of 1934............................................   111
INFORMATION CONCERNING CAPTIVA..............................   112
  Captiva's Business........................................   112
  Captiva Management's Discussion and Analysis of Financial
     Conditions and Results of Operations...................   121
  Director Remuneration.....................................   130
  Executive Compensation and Related Information for
     Captiva's Executive Officers...........................   130
  Stock Options.............................................   131
  Option Exercises and Holdings.............................   132
  Change in Control Arrangements and Employment Contracts...   132
  Captiva's Related-Party Transactions......................   132
  Voting Securities.........................................   133
INFORMATION CONCERNING THE COMBINED COMPANY.................   134
  Management of the Combined Company after the Merger.......   134
  Management Integration and Retention after the Merger.....   136
  Equity Compensation Plans of the Combined Company.........   136

                                                               PAGE
                                                               ----
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................   137
  Unaudited Pro Forma Condensed Combined Balance Sheet as of
     March 31, 2002.........................................   138
  Unaudited Pro Forma Condensed Combined Statement of
     Operations for the Year Ended December 31, 2001........   139
  Unaudited Pro Forma Condensed Combined Statement of
     Operations for the Year Ended December 31, 2001........   140
  Notes To Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................   141
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF ACTIONPOINT PRIOR TO THE MERGER.............   145
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF CAPTIVA PRIOR TO THE MERGER.................   147
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER...   151
DESCRIPTION OF ACTIONPOINT CAPITAL STOCK....................   154
  Common Stock..............................................   154
  Preferred Stock...........................................   154
  Anti-Takeover Effects of Certain Provisions of Delaware
     Law and ActionPoint's Certificate of Incorporation and
     Bylaws.................................................   154
  Limitation of Liability and Indemnification Matters.......   155
  Transfer Agent and Registrar..............................   155
  Stockholder Rights Plan...................................   156
SELLING STOCKHOLDERS........................................   157
COMPARISON OF RIGHTS OF HOLDERS OF CAPTIVA COMMON STOCK AND
  ACTIONPOINT COMMON STOCK..................................   161
  Limitation of Director Liability..........................   161
  Indemnification...........................................   162
  Restrictions on Certain Business Combinations.............   163
  Classification of Board of Directors......................   163
  Size of Board of Directors................................   163
  Cumulative Voting for Directors...........................   164
  Removal of Directors......................................   164
  Board of Directors Vacancies..............................   164
  Notice of Special Meetings of the Board of Directors......   164
  Special Stockholder Meetings; Stockholder Action by
     Written Consent........................................   165
  Amendment of Certificate or Articles of Incorporation.....   165
  Amendment of Bylaws.......................................   165
  Stockholder Vote for Mergers and Other Corporate
     Reorganizations........................................   166
  Appraisal and Dissenters' Rights in Mergers and
     Reorganizations........................................   166
  Loans to Directors; Officers and Employees................   167
  Inspection of Stockholder Lists...........................   167
  Dividends.................................................   167
  Interested Director Transactions..........................   167
  Notice of Board of Directors Nominations and Other
     Stockholder Business -- Annual Meetings................   168
  Notice of Board of Directors Nominations and Other
     Stockholder Business -- Special Meetings...............   168
  Derivative Suits..........................................   168
  Dissolution...............................................   168

                                                               PAGE
                                                               ----
OTHER STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF
  ACTIONPOINT STOCKHOLDERS..................................   169
  Proposal to Elect Directors...............................   169
  Proposal to Ratify the Selection of ActionPoint's
     Independent Public Accountants.........................   170
  Proposal to Amend and Restate ActionPoint's Employee Stock
     Purchase Plan..........................................   170
  Proposal to Amend ActionPoint's 1993 Stock Option/Stock
     Issuance Plan..........................................   172
  Other Matters.............................................   177
STOCKHOLDER PROPOSALS FOR ACTIONPOINT'S 2003 ANNUAL MEETING
  OF STOCKHOLDERS...........................................   177
LEGAL MATTERS...............................................   178
EXPERTS.....................................................   178
WHERE YOU CAN FIND MORE ACTIONPOINT INFORMATION.............   178
INDEX TO CAPTIVA FINANCIAL STATEMENTS.......................   F-1


ANNEXES

ANNEX A:  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, AS AMENDED
ANNEX B:  OPINION OF PACIFIC CREST SECURITIES INC.
ANNEX C:  OPINION OF HOULIHAN LOKEY HOWARD AND ZUKIN
ANNEX D:  CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
ANNEX E:  FORM OF VOTING AGREEMENT FOR ACTIONPOINT OFFICERS AND
            DIRECTORS
ANNEX F:  FORM OF VOTING AGREEMENT FOR CAPTIVA OFFICERS, DIRECTORS AND
            AFFILIATED STOCKHOLDERS
ANNEX G:  FORM OF AFFILIATE AGREEMENT
ANNEX H:  FORMS OF LOCK-UP AGREEMENTS FOR ACTIONPOINT AND CAPTIVA
            AFFILIATES
ANNEX I:  FORM OF NOTE AMENDMENT AGREEMENT AND FORMS OF SECOND AMENDED
            AND RESTATED SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND
            AMENDED AND RESTATED SUBORDINATED CONVERTIBLE PROMISSORY
            NOTE
ANNEX J:  FORM OF NOTE CONVERSION AGREEMENT
ANNEX K:  AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CAPTIVA
ANNEX L:  CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
            OF ACTIONPOINT
ANNEX M:  CAPTIVA 2002 EQUITY INCENTIVE PLAN AND 1994 STOCK OPTION/
            STOCK ISSUANCE PLAN AMENDMENT

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE ACTIONPOINT AND CAPTIVA PROPOSING TO MERGE?

A: The merger will create a combined company that will be a provider of a complete information capture solution. ActionPoint and Captiva believe that a more complete solution will drive the combined company's market growth by better satisfying user requirements. ActionPoint's and Captiva's reasons for the merger also include, among other reasons, the following:

     - the merger may enhance the opportunity for the realization of the strategic objective of the combined company to expand its market share and increase the combined company's ability to compete effectively in the information capture software market;

     - the merger may provide the combined company with the opportunity to expand its product offerings which could increase its global customer base to obtain advantages and efficiencies in the marketing, selling and pricing of its products and to achieve profitability;

     - the merger may provide the opportunity for certain operational cost efficiencies for the combined company;

     - the combined company will have an experienced management team that has the breadth and depth to effectively lead and manage the combined company's growth; and

     - the combined company's larger business and stockholder base may allow the combined company to attract greater attention in the investment community than either of ActionPoint or Captiva operating alone.

Q:  WHO WILL OWN CAPTIVA FOLLOWING THE MERGER?

A: If the merger is completed, Captiva will become a wholly-owned subsidiary of ActionPoint and its assets and liabilities will remain intact.

Q: WHAT PERCENTAGE OF ACTIONPOINT WILL CAPTIVA STOCKHOLDERS AND SUBORDINATED NOTEHOLDERS OWN FOLLOWING THE MERGER?

A: The holders of Captiva's common stock immediately prior to the merger will own up to approximately 49.9% of ActionPoint's common stock following the merger. The holders of Captiva's subordinated notes (also referred to in this joint proxy statement/prospectus as the promissory notes), who are expected to agree to convert their notes into common stock immediately prior to the merger, will hold up to approximately 80% of Captiva's common stock at that time and will, therefore, own up to approximately 40% of ActionPoint's common stock following the merger.

Q:  WHAT WILL HAPPEN TO CAPTIVA'S ASSETS AND LIABILITIES?

A: As of March 31, 2002, Captiva had total assets equal to approximately $6.8 million and total liabilities equal to approximately $12.1 million excluding Captiva's promissory notes in the principal amount of $8.1 million, which are expected to convert to Captiva common stock prior to the merger. In the event that up to approximately $2.0 million in principal amount of the notes are not converted, the principal amount of those notes and any accrued but unpaid interest will become an outstanding liability of the combined company and will become due and payable in 2007. At March 31, 2002, Captiva's liabilities included approximately $4.5 million of deferred revenues associated with software maintenance agreements and approximately $2.3 million of bank debt that is expected to remain outstanding after the merger.

Q:  WHAT IS THE MAKEUP OF THE RESULTING ENTITY AND WILL IT BE A PUBLIC COMPANY?

A: The combined company will be a public company and all of its common stock, including the shares issued to the stockholders of Captiva, will be listed on The Nasdaq National Market. Following the merger,

   ActionPoint's name will be changed to Captiva Software Corporation. As a result of the change of ActionPoint's name to Captiva Software Corporation, the name of the company on ActionPoint's outstanding common stock will also be changed to Captiva Software Corporation, and the combined company's ticker symbol on The Nasdaq National Market will be changed to "CPTV."

Q:  HOW IS THE TRANSACTION STRUCTURED?

A: ActionPoint has formed a wholly-owned subsidiary that will be merged with and into Captiva. When ActionPoint's subsidiary is merged with and into Captiva, ActionPoint will then legally own Captiva, and ActionPoint will change its name to Captiva Software Corporation. In the merger, between 75% and 100% of Captiva's promissory notes will be converted into Captiva common stock, all of Captiva's preferred stock will be converted into Captiva common stock and then all of Captiva's common stockholders will receive shares of ActionPoint common stock in exchange for their shares of Captiva common stock. In the merger, ActionPoint will also assume any outstanding options and warrants to purchase Captiva stock.

Q:  WHO WILL BE THE DIRECTORS OF THE COMBINED COMPANY FOLLOWING THE MERGER?

A: After the merger, three members of ActionPoint's board of directors, John Finegan, Thomas van Overbeek and Daniel Tompkins, will resign and be replaced by three members of Captiva's board, Jim Berglund, Reynolds Bish and Mel Lavitt. ActionPoint's other four directors, Patrick Edsell, Stephen Francis, Kimra Hawley and Bruce Silver, will remain on the board of directors of the combined company.

Q: WHY ARE THE ACTIONPOINT STOCKHOLDERS BEING ASKED TO RE-ELECT ACTIONPOINT'S CURRENT DIRECTORS IF THEY WILL NOT BE THE DIRECTORS OF THE COMBINED COMPANY FOLLOWING THE MERGER?

A: ActionPoint's stockholders are being asked to approve the re-election of ActionPoint's current directors in case the necessary approvals for the merger are not obtained. If the merger is not completed, the directors elected at the ActionPoint 2002 annual meeting will continue as the directors of ActionPoint until their resignation or the election of their successors.

Q:  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?


A: Yes. The merger of ActionPoint and Captiva involves a variety of significant risks. You should carefully consider the factors discussed in the section entitled "Risk Factors" on page 19.


Q:  WHAT DO CAPTIVA STOCKHOLDERS NEED TO DO NOW?

A: Captiva is asking its stockholders to approve the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation, the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock, the adoption of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan by way of an action by written consent, which will have the same force and effect as though taken at a meeting duly and validly noticed and held. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete, sign, date and return the enclosed action by written consent in the enclosed postage-paid return envelope as soon as possible.

Q:  WHAT DO ACTIONPOINT STOCKHOLDERS NEED TO DO NOW?

A: ActionPoint is asking its stockholders to approve the issuance of up to approximately 6,639,873 shares of ActionPoint common stock to Captiva's stockholders, optionholders and warrantholders in connection with the merger. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented and voted at the ActionPoint 2002 annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, ActionPoint will count your proxy as a vote for the proposal to approve the issuance of shares of

    ActionPoint common stock in connection with the merger and the other proposals to be presented at the 2002 annual meeting. For more detail on other proposals being presented, see the section entitled "The ActionPoint Annual Meeting -- Purpose of Annual Meeting" on page 32.


Q:  WHAT RIGHTS DO CAPTIVA STOCKHOLDERS HAVE IF THEY OPPOSE THE MERGER?


A: If you oppose the merger, you may seek appraisal of the fair value of your shares of Captiva stock by complying with all of the California law procedures explained in the section entitled "The Merger
    Agreement -- Appraisal and Dissenters' Rights" on page 69 and in Annex D. Since the procedures for perfecting appraisal rights are complicated, you are urged to read Annex D in its entirety.


Q:  WHAT RIGHTS DO ACTIONPOINT STOCKHOLDERS HAVE IF THEY OPPOSE THE MERGER?

A: If a majority of the ActionPoint stockholders casting votes at the ActionPoint 2002 annual meeting vote to approve the issuance of shares of ActionPoint common stock in connection with the merger, those ActionPoint stockholders voting against the issuance of shares will have no recourse with respect to such vote. The ActionPoint stockholders have no appraisal rights or dissenters' rights in connection with the approval of the share issuance.

Q:  WHAT IF THE MERGER IS NOT COMPLETED?


A: It is possible the merger will not be completed. This might happen if, for example, Captiva's stockholders do not approve the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation or the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock, or ActionPoint's stockholders do not approve the issuance of shares of ActionPoint common stock in connection with the merger. Should that occur, neither ActionPoint nor Captiva is under any obligation to make or consider any alternative proposal regarding the purchase of stock held by Captiva stockholders. In certain circumstances, either party may owe the other party a termination fee and reimbursement of certain expenses. For example, if the board of directors of either party were to reverse its recommendation that its stockholders approve the transaction and then that party were to enter into an agreement to complete an alternative transaction, such party would pay the other party a termination fee of up to $350,000. For a discussion of each circumstance where termination fees or expenses shall be paid, see the section entitled "The Merger Agreement -- Termination Fee and Expense Reimbursement" on page 79.


Q: IF MY SHARES ARE HELD IN 'STREET NAME' BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Shares held in 'street name' are shares held in brokerage accounts or held by other nominees on a stockholder's behalf. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares. If you do not instruct your broker or nominee, your shares will not be voted.

Q: CAN ACTIONPOINT STOCKHOLDERS CHANGE THEIR VOTES AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A: Yes. You can change your vote at any time before your proxy is voted at the ActionPoint 2002 annual meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must deliver your notice of revocation or your new proxy before the meeting to the address set forth in the answer to the last question below. Third, stockholders can attend the meeting and vote in person. If your shares are held in 'street name,' you should follow the directions provided by your broker or nominee regarding how to change your vote.

Q: WHEN AND WHERE WILL THE 2002 ANNUAL MEETING OF ACTIONPOINT'S STOCKHOLDERS BE HELD?


A: The ActionPoint annual meeting will be held on July 22, 2002 at 9:00 a.m., local time at:


                               ActionPoint, Inc.
                               1299 Parkmoor Ave.
                               San Jose, CA 95126
                           Telephone: (408) 325-3800
                              Fax: (408) 325-3800

Q:  WHERE DO I RETURN CAPTIVA'S ACTION BY WRITTEN CONSENT AND BY WHEN?


A: The completed and executed action by written consent must be received by mail or fax no later than July 22, 2002 at:


                          Captiva Software Corporation
                          10145 Pacific Heights Blvd.
                              San Diego, CA 92121
                             Attention: Rick Russo
                           Telephone: (858) 320-1000
                              Fax: (858) 657-0889

Q: CAN CAPTIVA STOCKHOLDERS CHANGE THEIR VOTES AFTER THEY HAVE MAILED THEIR SIGNED ACTION BY WRITTEN CONSENT?

A: Yes. Captiva stockholders can change their votes at any time before a sufficient number of written consents to take a corporate action have been filed with Captiva's corporate secretary by delivering a signed written revocation or a later-dated signed written consent to the address set forth in the answer to the previous question.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The transaction is anticipated to close early in the third quarter of 2002, and no integration can begin until after the closing. Prior to the closing of the merger, the ActionPoint and Captiva leadership teams will work closely together to plan the smooth integration of the two organizations.

Q:  SHOULD CAPTIVA STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Captiva stockholders will receive written instructions for exchanging Captiva stock certificates. Please do not send in your stock certificates with your signed action by written consent.

Q:  WHAT DO I DO IF I HAVE QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus and you are an ActionPoint stockholder, you should contact:

                               ActionPoint, Inc.
                               1299 Parkmoor Ave.
                               San Jose, CA 95126
                            Attention: John Finegan
                                 (408) 325-3800

    If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus and you are a Captiva stockholder, you should contact:

                          Captiva Software Corporation
                          10145 Pacific Heights Blvd.
                              San Diego, CA 92121
                             Attention: Rick Russo
                                 (858) 320-1000

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which you have been referred. See "Where You Can Find More ActionPoint Information" on page 178. Page references have been provided parenthetically to direct you to a more complete description of the topics in this summary.


     ActionPoint provided the information in this joint proxy statement/prospectus about ActionPoint and Captiva provided the information in this joint proxy statement/prospectus about Captiva.


THE COMPANIES (PAGE 99 AND PAGE 112)


ACTIONPOINT, INC.
1299 Parkmoor Ave.
San Jose, California 95126
(408) 325-3800

     ActionPoint, Inc. develops, markets and services information capture software. Information capture software enables organizations to collect, organize and input paper and fax-based information into their installed computing systems, providing a critical bridge between the paper world and the digital world. The result is improved customer satisfaction, increased productivity and cost control. ActionPoint's customers have traditionally been large global 1000 businesses and governmental agencies. ActionPoint's InputAccel family of information capture software helps automate the conversion of paper and fax documents into electronic format thus allowing improved operating efficiencies. ActionPoint's customers use InputAccel to convert transaction-related documents, such as order forms, claim forms, or loan applications, into an appropriate electronic format and to transport images of and information from these documents to storage on Web sites, compact disks, or internal databases for subsequent search, retrieval or further processing. Additionally, ActionPoint markets software tools under its Pixel Translations brand to various hardware and software providers.

CAPTIVA SOFTWARE CORPORATION
10145 Pacific Heights Blvd.
San Diego, California 92121
(858) 320-1000

     Captiva Software Corporation is a provider of forms information capture software and related services. The company's products are used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams into an enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva's technology serves over 600 customers in the insurance, financial services, government, business process outsourcing, direct marketing and other markets.


THE REASONS FOR THE MERGER (PAGES 44 AND 53)


     The merger of ActionPoint and Captiva will create a combined company that will be a provider of a complete information capture solution. ActionPoint and Captiva believe that a more complete solution will drive the combined company's market growth by better satisfying user requirements. ActionPoint's and Captiva's reasons for the merger, among other reasons, also include the following:

     - the merger may enhance the opportunity for the realization of the strategic objective of the combined company to expand its market share and increase the combined company's ability to compete effectively in the information capture software market;

     - the merger may provide the combined company with the opportunity to expand its product offerings which could increase its global customer base to obtain advantages and efficiencies in the marketing, selling and pricing of its products and to achieve profitability;

     - the merger may provide the opportunity for certain operational cost efficiencies for the combined company;

     - the combined company will have an experienced management team that has the breadth and depth to effectively lead and manage the combined company's growth; and

     - the combined company's larger business and stockholder base may allow the combined company to attract greater attention in the investment community than either of ActionPoint or Captiva operating alone.


THE MERGER AND THE MERGER AGREEMENT (PAGES 38 AND 66)


     ActionPoint and Captiva have entered into a merger agreement that provides for the merger of Captiva and a wholly-owned subsidiary of ActionPoint. As a result of the merger, Captiva will become a wholly-owned subsidiary of ActionPoint. Captiva stockholders, warrantholders and optionholders will receive ActionPoint stock, warrants and options in exchange for their respective Captiva stock, warrants and options. At the effective time of the merger, ActionPoint will be renamed Captiva Software Corporation. The merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the entire merger agreement, as it is the legal document that governs the merger.


ACTIONPOINT SHARE ISSUANCE VOTE REQUIRED (PAGE 33)


     The issuance of shares of common stock by ActionPoint, in connection with the merger, must be approved by the stockholders of ActionPoint holding a majority of the shares voted at the ActionPoint 2002 annual meeting.

     As of the record date, the executive officers and directors of ActionPoint held 10.1% of the outstanding shares of ActionPoint common stock entitled to vote on the share issuance proposal at the 2002 annual meeting. Those executive officers and directors have entered into voting agreements with Captiva in which they agreed to vote their shares in favor of the share issuance.


RECOMMENDATION TO ACTIONPOINT STOCKHOLDERS (PAGE 32)


     The ActionPoint board of directors believes that the terms of the merger and the merger agreement are fair to, and in the best interests of, ActionPoint and its stockholders and unanimously recommends that you vote FOR the issuance of shares of ActionPoint common stock to the stockholders of Captiva and the holders of all outstanding Captiva options and warrants, which will be assumed by ActionPoint in accordance with the merger agreement.


CAPTIVA MERGER VOTE REQUIRED (PAGE 36)


     The following Captiva stockholders must approve the merger agreement, the merger and the amendment and restatement of Captiva's articles of incorporation in order for Captiva to enter into the merger:

     - the holders of a majority of the outstanding shares of Captiva common stock, voting as a separate class; and

     - the holders of a majority of the outstanding shares of Captiva's Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock, each voting separately as a series.

     Prior to the merger, the holders of the majority of the outstanding shares of Captiva's preferred stock, voting together as a single class on an as-if-converted to common stock basis, must also approve the conversion of all of the shares of Captiva preferred stock to shares of Captiva common stock.


     As of the record date, the executive officers, directors and certain stockholders and affiliates of Captiva held 46% of the outstanding shares of Captiva common stock, 100% of the outstanding shares of Series A preferred stock, 100% of the outstanding shares of Series B preferred stock, 60% of the outstanding shares of

Series C preferred stock, 100% of the outstanding shares of Series D preferred stock and 49% of the outstanding shares of Series E preferred stock entitled to vote on the merger, the principal terms of the merger agreement and the amendment and restatement of Captiva's articles of incorporation, and 60% of the outstanding shares of all series of Captiva preferred stock entitled to vote on the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock. Those executive officers, directors, stockholders and affiliates have entered into voting agreements with ActionPoint in which they agreed to vote their shares in favor of approving the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation and the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock.



RECOMMENDATION TO CAPTIVA STOCKHOLDERS (PAGE 35)


     The Captiva board of directors believes that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, Captiva and its stockholders and unanimously recommends that you vote FOR the approval of the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation and the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock. The board of directors of Captiva also unanimously recommends that you vote FOR the approval of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan.


WHAT WILL HOLDERS OF CAPTIVA STOCK RECEIVE IN THE MERGER? (PAGE 59)


     Captiva has two series of subordinated notes outstanding in the aggregate principal amount of approximately $8,087,877. As required by the merger agreement, the holders of the subordinated notes, also referred to in this joint proxy statement/prospectus as Captiva's promissory notes, are being asked to amend and convert their promissory notes into Captiva common stock immediately prior to the merger. The merger agreement requires that all of Captiva's promissory notes be amended and that at least 75% of the aggregate principal amount of the promissory notes be converted into Captiva common stock prior to the merger. Any amended promissory notes that are not converted into Captiva common stock will remain outstanding after the merger.

     The amended promissory notes will be convertible into shares of Captiva common stock at a conversion price of approximately $0.03751 per share. Pursuant to the merger, the shares of Captiva common stock received by the noteholders upon conversion will be exchanged for shares of ActionPoint common stock based on the exchange ratio of 0.0156 shares of ActionPoint common stock for each share of Captiva common stock, which is calculated based on the assumption that all of the amended promissory notes will be converted prior to the merger. The following table illustrates the approximate value of the shares of ActionPoint common stock that will be issued upon conversion of a promissory note of Captiva in the principal amount of $1,000 pursuant to the merger assuming an ActionPoint common stock price of $2.03, the closing price of ActionPoint common stock on the Nasdaq National Market as of May 31, 2002.


                                       SHARES OF CAPTIVA       SHARES OF         VALUE OF SHARES
                                         COMMON STOCK         ACTIONPOINT        OF ACTIONPOINT
                                         RECEIVED UPON       COMMON STOCK         COMMON STOCK
                                      CONVERSION OF NOTE      RECEIVED IN          RECEIVED IN
PRINCIPAL AMOUNT OF NOTE              PRIOR TO THE MERGER     THE MERGER           THE MERGER
------------------------              -------------------   ---------------   ---------------------
$1,000.00...........................        26,662                416                $844.48



WHAT WILL HOLDERS OF SUBORDINATED NOTES ISSUED BY CAPTIVA RECEIVE IN THE MERGER? (PAGE 59)


     The holders of subordinated notes issued by Captiva, also referred to in this joint proxy statement/prospectus as Captiva's promissory notes, may receive up to approximately 80% of the shares of ActionPoint common stock to be issued in the merger and, therefore, own up to approximately 40% of ActionPoint's outstanding common stock following the merger. In connection with the merger, the holders of Captiva's promissory notes are being asked to approve a note amendment and enter into a note conversion agreement. The note amendment agreement will amend the outstanding promissory notes and entitle the promissory noteholders to elect to convert their amended promissory notes into shares of Captiva common stock by entering into the note conversion agreement. Neither Captiva's board of directors nor the special committee have any direct obligation to Captiva's noteholders. Accordingly, neither Captiva's board of directors nor the special committee took any position as to the fairness of the note conversion to the noteholders.


     Although Captiva expects substantially all of the promissory noteholders to elect to convert their amended promissory notes, the election of the holders of only 75% of the aggregate outstanding principal amount under the notes is required as a condition to the closing of the merger. Any amended promissory notes that are not converted into Captiva common stock will remain outstanding after the merger. The fact that all of the amended promissory notes are not converted prior to the merger will not affect the exchange ratio of approximately 0.0156 shares of ActionPoint common stock for each share of Captiva common stock, which is calculated based on the assumption that all of the amended promissory notes will be converted prior to the merger.


ARE THERE RISKS RELATED TO THE MERGER? (PAGE 19)


     The merger of ActionPoint and Captiva involves a variety of significant risks. These risks include, among others, the risk that the revenues of the combined company may be adversely affected should any decline in the demand for either ActionPoint's or Captiva's products occur, as the revenues of both ActionPoint and Captiva are heavily derived from sales and services related to a limited group of products. Currently, substantially all of ActionPoint's revenues are derived from sales of the InputAccel product family, which in 2001 accounted for 72% of ActionPoint's total revenues, and the Pixtools software tools, which in 2001 accounted for 28% of ActionPoint's total revenues. Nearly all of Captiva's revenues are derived from sales and services related to the FormWare family of software products. In 2001, software license revenues accounted for 43% of Captiva's total revenues and services revenues accounted for 54%. Other risks include:

     - ActionPoint and Captiva may be unable to successfully integrate their respective existing business operations;

     - the merger could harm key third party relationships;

     - the issuance of additional shares of ActionPoint common stock may reduce the combined company's share price;

     - the combined company may be unable to meet its future capital requirements;

     - the combined company may be unable to compete successfully against current and potential competitors; and

     - the combined company may be unable to maintain its listing on The Nasdaq National Market.


Please see the section entitled "Risk Factors" beginning on page 19 for a more complete discussion of the risks related to the merger.



MANAGEMENT AND DIRECTORS OF THE COMBINED COMPANY AFTER THE MERGER (PAGE 134)


     Following the merger, the management team for the combined company will be significantly different from the current management team of ActionPoint. Reynolds Bish, the chief executive officer of Captiva, and Rick Russo, the chief financial officer of Captiva, will become the chief executive officer and chief financial officer, respectively, of the combined company following the merger. Stephen Francis and John Finegan, the current chief executive officer and chief financial officer, respectively, of ActionPoint, will become the chief operating officer and executive vice president of finance, respectively, of the combined company. Other Captiva executive officers will become executive officers of the combined company and some of the current executive officers of ActionPoint will serve as executive officers of the combined company in different capacities, or not at all.

     Also, three of the current seven directors of ActionPoint, John Finegan, Daniel Tompkins and Thomas van Overbeek, will resign at the effective time of the merger and be replaced by three of the current directors of Captiva, Jim Berglund, Reynolds Bish and Mel Lavitt.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 76)


     The completion of the merger depends upon a number of conditions being met, including:

     - the approval of the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation and the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock by the requisite vote of Captiva's stockholders;

     - the approval of the share issuance by ActionPoint's stockholders;

     - the approval for quotation on The Nasdaq National Market of the shares of ActionPoint common stock to be issued in the merger;

     - the agreement of the holders of a majority of the aggregate outstanding principal amount under Captiva's promissory notes to amend the promissory notes issued by Captiva;

     - the election by the holders of at least 75% of the aggregate outstanding principal amount under Captiva's promissory notes to convert their amended promissory notes into shares of Captiva common stock;

     - the change of ActionPoint's name to Captiva Software Corporation; and

     - other customary contractual conditions specified in the merger agreement.


NO SOLICITATION OF ALTERNATIVE TRANSACTIONS BY ACTIONPOINT OR CAPTIVA (PAGE 73)


     With certain exceptions and subject to applicable fiduciary duties to the respective stockholders of the ActionPoint and Captiva boards of directors to recommend superior proposals to their stockholders, each of ActionPoint and Captiva has agreed that neither it nor its representatives will (1) solicit, initiate or encourage any proposal that might lead to an alternative transaction, (2) enter into discussions or negotiations concerning, or provide any non-public information to a third party relating to, an alternative transaction or (3) agree to recommend an alternative transaction to their stockholders.

     Additionally, ActionPoint may comply with the Securities and Exchange Commission's tender offer requirements with respect to an alternative transaction.


TERMINATION OF THE MERGER AGREEMENT (PAGE 78)


     ActionPoint and Captiva can mutually agree to terminate the merger agreement without completing the merger, and either ActionPoint or Captiva can terminate the merger agreement upon the occurrence of a number of events, including:

     - the other party breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 30 days of receiving notice of the breach;

     - the merger is not completed by July 31, 2002;

     - the other party's stockholders do not provide the necessary approvals at a meeting of stockholders or by way of an action by written consent;

     - ActionPoint's failure to hold a meeting of its stockholders or Captiva's failure to distribute and collect action by written consents within 45 days after the registration statement, which this joint proxy statement/prospectus is a part of, is declared effective by the Securities and Exchange Commission;

     - the other party's board of directors fails to recommend approval of the merger agreement and the merger to its stockholders or withdraws or modifies its recommendation;

     - the other party's board of directors fails to reconfirm its recommendation of the merger agreement and the merger to its stockholders within 5 business days after being requested to do so;

     - the other party's board of directors approves or recommends to its stockholders an alternative transaction with a third party meeting the requirements set forth in the merger agreement;

     - the other party's board of directors fails to reject, or takes no position with respect to, a third party acquisition offer within 10 days after the third party offer is made; or

     - the holders of less than 75% of the aggregate outstanding principal amount under Captiva's promissory notes elect to convert their amended promissory notes into Captiva common stock in accordance with the terms of the amended promissory notes.


TERMINATION EXPENSES (PAGE 79)


     Each of ActionPoint or Captiva must pay the other party its merger-related expenses up to $250,000 if the merger agreement is terminated upon the occurrence of a number of events, including:

     - the other party breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 30 days of receiving notice of the breach;

     - the other party's stockholders do not provide the necessary approvals at a meeting of stockholders or by way of an action by written consent;

     - ActionPoint's failure to hold a meeting of its stockholders or Captiva's failure to distribute and collect action by written consents within 45 days after the registration statement, which this joint proxy statement/prospectus is a part of, is declared effective by the Securities and Exchange Commission;

     - the other party's board of directors fails to recommend approval of the merger agreement and the merger to its stockholders or withdraws or modifies its recommendation;

     - the other party's board of directors fails to reconfirm its recommendation of the merger agreement and the merger to its stockholders within 5 business days after being requested to do so;

     - the other party's board of directors approves or recommends to its stockholders an alternative transaction with a third party meeting the requirements set forth in the merger agreement; or

     - the other party's board of directors fails to reject, or takes no position with respect to, a third party acquisition offer within 10 days after the offer is made.

     Captiva has also agreed to pay to ActionPoint up to $250,000 of ActionPoint's merger expenses in the event either party terminates the merger agreement based on Captiva's failure to obtain the conversion of at least 75% of the aggregate outstanding principal amount under Captiva's promissory notes in accordance with the amended promissory notes. Additionally, each of Captiva or ActionPoint will be obligated to pay the other party an additional $100,000 if, within 4 months of the termination of the merger agreement for specified reasons, either party enters into an agreement to complete an alternative transaction. The merger-related expenses of each of Captiva and ActionPoint will exceed $350,000. Each of Captiva and ActionPoint will otherwise pay its own legal, accounting and investment banking fees and other expenses related to the merger.


INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF ACTIONPOINT AND CAPTIVA IN THE MERGER (PAGE 55)


     When considering the recommendations of the ActionPoint and Captiva boards of directors, you should be aware that some directors and executive officers of ActionPoint and Captiva have interests in the merger that are different from, or in addition to, other ActionPoint and Captiva stockholders. These include, among other interests:

     - some ActionPoint and Captiva executive officers will receive retention and severance benefits;

     - several ActionPoint directors are currently beneficial owners of approximately 4.1% of Captiva's capital stock;

     - a Captiva director beneficially owns less than 1% of ActionPoint's common stock;

     - options to purchase up to 4,945,000 shares of Captiva common stock, pursuant to Captiva's stock option plans, that are held by Captiva executive officers and directors will have the benefit of fully accelerated vesting and reduced or waived exercise prices;

     - certain Captiva directors are affiliates of entities that own Captiva promissory notes and will beneficially own approximately 48.7% of the shares of Captiva's outstanding common stock immediately prior to the merger as a result of the conversion of the promissory notes;

     - in connection with the merger, Captiva executive officers have received options to purchase approximately 79,106,834 shares of Captiva common stock which will convert into options to purchase approximately 1,235,000 shares of ActionPoint common stock in the merger;

     - a Captiva director represents an investment bank, which will be paid compensation for financial advisory and investment banking services related to the merger;

     - an ActionPoint director also serves as a director and the chief executive officer of a company that has as one of its principal investors a limited partnership that is affiliated with an investor that will beneficially own 6.6% of Captiva's common stock immediately prior to the merger; and

     - Captiva officers and directors have customary rights to indemnification against specified liabilities.

     The boards of directors of ActionPoint and Captiva were aware of these interests and took them into consideration when they considered the fairness of the merger. Based on these interests, the board of directors of ActionPoint formed a special committee of disinterested and independent directors to review the proposed merger and actions related to the merger and to recommend appropriate action for ActionPoint to take. The board of directors of Captiva formed a special committee to review the terms of the proposed note amendment in the context of the merger and recommended appropriate action for Captiva to take.


OPINION OF ACTIONPOINT FINANCIAL ADVISOR (PAGE 46)


     In deciding to approve the merger and actions related to the merger, ActionPoint's board of directors and its special committee considered an opinion from its financial advisors, Pacific Crest Securities Inc., that, from a financial point of view, the exchange ratio is fair to the holders of ActionPoint common stock. The full text of this opinion is attached to this joint proxy statement/prospectus as Annex B and should be read carefully. Pacific Crest Securities' opinion is directed to ActionPoint's board of directors and the board's special committee and does not constitute a recommendation as to how any holder of ActionPoint common stock should vote on any matter relating to the merger.


EFFECT OF THE MERGER ON LIQUIDITY OF CAPTIVA (PAGE 128)


     Captiva's outstanding promissory notes and bank credit line become due in 2002. If the merger does not occur, Captiva's ability to continue as a going concern may be jeopardized by these maturing debt obligations. Captiva's independent accountants included an explanatory paragraph regarding this matter in their report on the consolidated financial statements at December 31, 2001 and for the years then ended.

     If the merger is consummated, at least 75% of the promissory notes will have been converted to Captiva common stock. Any notes that remain outstanding after the merger will not become due until 2007, and the bank credit line will be renegotiated or paid in full. The combined company will be run as a single consolidated business and will have adequate capital to cover Captiva's debt obligations.


INTERESTS OF ACTIONPOINT'S FINANCIAL ADVISOR (PAGE 53)


     Pursuant to the terms of Pacific Crest Securities' engagement letter with ActionPoint, ActionPoint has paid Pacific Crest Securities $150,000 for services rendered in connection with the delivery of its fairness opinion and agreed to pay Pacific Crest Securities an additional fee of $200,000, payable in cash upon the closing of the merger, for its financial advisory services in connection with the merger to the special committee.


OPINION OF CAPTIVA FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (PAGE 89)


     In deciding to approve the merger and actions related to the merger, Captiva's board of directors and special committee considered an opinion from its financial advisors, Houlihan Lokey Howard and Zukin

(Houlihan Lokey), that, from a financial point of view, the ratio for the conversion of Captiva's promissory notes into Captiva common stock is fair to the stockholders of Captiva who are not holders of the promissory notes. Houlihan Lokey performed no analysis of the fairness to the noteholders of the conversion of the amended notes into Captiva common stock, and the conversion opinion is not applicable to the noteholders. The full text of this opinion is attached to this joint proxy statement/prospectus as Annex C and should be read carefully. Houlihan Lokey's opinion is directed to the special committee of Captiva's board of directors and does not constitute a recommendation as to how any Captiva stockholder should vote on any matter relating to the merger.



INTERESTS OF CAPTIVA'S FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (PAGE 92)


     Pursuant to the terms of Houlihan Lokey's engagement letter with Captiva, Captiva will pay Houlihan Lokey $75,000 and reasonable out-of-pocket expenses for services rendered in connection with the delivery of its fairness opinion and is required to pay an additional $75,000 and reasonable out-of-pocket expenses upon the completion of the merger.


LOCK-UP AGREEMENTS (PAGE 83)


     The executive officers and directors of ActionPoint and the executive officers, directors and certain stockholders and affiliates of Captiva have entered into lock-up agreements with ActionPoint. Captiva will ask the holders of Captiva's preferred stock to enter into lock-up agreements prior to the merger. The lock-up agreements provide that each person entering into the lock-up agreement will not sell, transfer or otherwise dispose of certain shares of ActionPoint common stock owned or later acquired by that person in the merger or otherwise for a specified period of time after the closing of the merger. Under the lock-up agreements, one-half of each person's shares are so restricted during the 90-day period after the closing of the merger, and the other half are so restricted during the 180-day period following the closing of the merger. It is within the sole discretion of ActionPoint to release any of the parties to the lock-up agreements from those agreements prior to the expiration of the 180-day period.


RESTRICTIONS ON THE ABILITY OF CAPTIVA AFFILIATES TO SELL ACTIONPOINT STOCK (PAGE 83)


     Subject to the provisions of the lock-up agreements, all shares of ActionPoint common stock that Captiva stockholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of Captiva prior to the merger or of ActionPoint following the merger for purposes of the federal securities laws. Shares of ActionPoint common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. The registration statement, of which this joint proxy statement/prospectus forms a part, is a registration statement for the resale of the ActionPoint common stock that will be owned after the merger by individuals and entities that are affiliates of Captiva and will not be affiliates of ActionPoint. Those former Captiva affiliates will therefore be able to freely sell the shares they receive in the merger, subject to the lock-up agreement restrictions and existence of an effective registration statement for the shares.


ACCOUNTING TREATMENT OF THE MERGER (PAGE 58)


     The merger will be accounted for as a purchase under United States generally accepted accounting principles, which means ActionPoint will consolidate Captiva's operating results with ActionPoint's beginning at the closing of the merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (PAGE 60)


     The merger has been structured so as to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, Captiva stockholders will not recognize gain or loss for United States federal income tax purposes upon receipt of ActionPoint common stock in exchange for Captiva capital stock in the merger, except for taxes payable because of cash they receive instead of fractional shares. It is a condition to the completion of the merger that ActionPoint and Captiva receive legal opinions from their respective outside counsel that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.


APPRAISAL AND DISSENTERS' RIGHTS (PAGE 63)


     Any holder of Captiva capital stock who does not wish to accept ActionPoint common stock in the merger has the right under California law to receive the fair value of the holder's shares as determined pursuant to Chapter 13 of the California General Corporation Law. This right to receive the fair value for their shares is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights, each holder of Captiva capital stock seeking to exercise the holder's dissenters' rights must 'perfect' the holder's dissenters' rights by:

     - sending a written demand to Captiva for appraisal in compliance with California law before the vote on the merger;

     - not voting in favor of the merger; and

     - continuously holding the Captiva capital stock from the date of the holder's written demand for appraisal through the closing of the merger.

     Merely voting against the merger will not perfect the dissenters' rights of Captiva stockholders. Annex D to this joint proxy statement/prospectus contains a copy of Chapter 13 of the California General Corporation Law governing dissenters' rights. A holder of Captiva capital stock that does not follow all the steps required by California law may lose the holder's dissenters' rights.

     ActionPoint stockholders are not entitled to appraisal or dissenters' rights in connection with the merger.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 30)



     ActionPoint and Captiva have made forward-looking statements in this joint proxy statement/prospectus (and in documents that are incorporated by reference in this joint proxy statement/prospectus) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of ActionPoint and Captiva. Also, words such as "believes," "expects," "anticipates" or similar expressions indicate that a forward-looking statement is being made. Stockholders should note that many factors could affect the future financial results of ActionPoint and Captiva, and could cause these results to differ materially from those expressed in forward-looking statements. For a description of these factors that could affect the future financial results of ActionPoint and Captiva, see "Risk Factors" on page 19.



ACTIONPOINT MARKET PRICE INFORMATION (PAGE 31)



     Shares of ActionPoint common stock are quoted on The Nasdaq National Market. On March 1, 2002, the last full trading day prior to the public announcement of the merger, ActionPoint common stock closed at $2.43 per share. On June 20, 2002, ActionPoint common stock closed at $1.80 per share.



CAPTIVA MARKET PRICE INFORMATION (PAGE 31)


     Market prices of Captiva stock are not available, as it is a privately held company.


HOW THE RIGHTS OF CAPTIVA STOCKHOLDERS WILL DIFFER AS ACTIONPOINT STOCKHOLDERS (PAGE 161)


     When Captiva stockholders become ActionPoint stockholders after the merger, their rights will be governed by ActionPoint's certificate of incorporation and bylaws. Those rights differ from the current rights of Captiva stockholders under Captiva's articles of incorporation and bylaws, as well as under the laws governing the two corporations. Captiva is incorporated in California, and ActionPoint is and will continue to be incorporated in Delaware. In general, preferential rights of the Captiva preferred stock will no longer exist, and all stockholders will have similar rights as holders of ActionPoint common stock.


THE ACTIONPOINT 2002 ANNUAL MEETING (PAGE 32)


     When ActionPoint holds its 2002 annual meeting of stockholders, it will ask its stockholders to approve the issuance of ActionPoint common stock in connection with the merger and to vote on the following additional proposals:

     - an amendment to ActionPoint's certificate of incorporation changing ActionPoint's name to Captiva Software Corporation if the merger is completed;

     - the election of the directors of ActionPoint;

     - the ratification of the appointment of PricewaterhouseCoopers, LLP as the independent public accountants for ActionPoint for the fiscal year 2002;

     - the amendment and restatement of ActionPoint's employee stock purchase plan;

     - the amendment to ActionPoint's 1993 stock option/stock issuance plan; and

     - such other business as may properly come before the annual meeting.


THE CAPTIVA ACTION BY WRITTEN CONSENT (PAGE 35)


     In addition to the merger proposal and related actions, including the approval of the amendment and restatement of Captiva's articles of incorporation and the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock, the Captiva stockholders are also being asked to approve the adoption of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan by completing, signing, dating and returning the enclosed action by written consent.

                   SELECTED HISTORICAL AND SELECTED UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

      ACTIONPOINT'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


     You should read the following table in conjunction with ActionPoint's historical consolidated financial statements and related notes and ActionPoint's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in ActionPoint's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More ActionPoint Information" on page 178.


     The consolidated statements of operations data for the fiscal years ended December 31, 1999, 2000, and 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 have been derived from the audited consolidated financial statements of ActionPoint incorporated by reference in and furnished with this joint proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997, 1998 and 1999 are derived from ActionPoint's audited financial statements not incorporated by reference in this joint proxy statement/prospectus. The consolidated statements of operations data for the three months ended March 31, 2001 and 2002 and the consolidated balance sheet data as of March 31, 2002 have been derived from the unaudited financial statements of ActionPoint incorporated by reference in and furnished with this joint proxy statement/prospectus. The consolidated balance sheet data as of March 31, 2001 is derived from ActionPoint's unaudited financial statements not furnished with or incorporated by reference in this joint proxy/prospectus.

                                        THREE MONTHS
                                       ENDED MARCH 31,            FISCAL YEAR ENDED DECEMBER 31,
                                      -----------------   -----------------------------------------------
                                       2002      2001      2001      2000      1999      1998      1997
                                      -------   -------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
For continuing operations:
Net revenues........................  $ 5,792   $ 6,595   $22,035   $25,042   $22,178   $17,409   $12,240
Gross profit........................    4,882     5,566    18,296    20,621    18,964    15,661    11,359
Operating income (loss).............        4      (350)   (2,551)   (8,353)     (848)      832       (91)
Net income (loss)...................       17      (315)   (1,915)   (8,758)     (141)    1,039       394
Basic and diluted net income (loss)
  per share.........................  $  0.00   $ (0.07)  $ (0.45)  $ (2.09)  $ (0.03)  $  0.18   $  0.05
                                      =======   =======   =======   =======   =======   =======   =======
For discontinued operations:
Net income (loss)...................                                                    $(1,351)  $   687
Basic and diluted net income (loss)
  per share.........................                                                    $ (0.24)  $  0.10
                                                                                        -------   -------
Net income (loss)...................  $    17   $  (315)  $(1,915)  $(8,758)  $  (141)  $  (312)  $ 1,081
Basic and diluted net income (loss)
  per share.........................  $  0.00   $ (0.57)  $ (0.45)  $ (2.09)  $ (0.03)  $ (0.06)  $  0.15
Shares used in per share
  calculations......................    4,429     4,275     4,300     4,190     4,370     5,657     7,285
                                      =======   =======   =======   =======   =======   =======   =======

                                          MARCH 31,                        DECEMBER 31,
                                      -----------------   -----------------------------------------------
                                       2002      2001      2001      2000      1999      1998      1997
                                      -------   -------   -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEETS DATA:
Working capital*....................  $ 8,153   $ 4,786   $ 8,099   $ 4,960   $13,863   $19,030   $16,981
Total assets........................   14,064    15,590    15,328    17,801    23,178    26,877    37,693
Stockholders' equity................    8,174     9,616     8,157     9,922    17,378    21,357    33,923

---------------

* Working capital is current assets minus current liabilities including the current portion of deferred revenue.

        CAPTIVA'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     You should read the following table in conjunction with Captiva's consolidated financial statements and related notes and "Captiva Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/prospectus. The following information, insofar as it relates to each of the fiscal years 1998-2001, has been derived from audited financial statements, including the consolidated balance sheets at December 31, 2001 and 2000 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 2001 and the related notes which are included in this joint proxy statement/prospectus. The consolidated statement of operations data for the fiscal year ended December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 are derived from Captiva's unaudited financial statements, which are not included in this joint proxy statement/ prospectus. The data for the three months ended March 31, 2002 and 2001 has been derived from unaudited financial statements also included in this joint proxy statement/prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim period.

                            THREE MONTHS
                           ENDED MARCH 31,             FISCAL YEAR ENDED DECEMBER 31,
                           ---------------   --------------------------------------------------
                            2002     2001      2001       2000       1999      1998      1997
                           ------   ------   --------   --------   --------   -------   -------
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Net revenues.............  $6,100   $5,275   $ 24,261   $ 19,731   $ 18,492   $18,325   $10,055
Gross profit.............   3,759    3,301     15,413     11,396      9,345    11,809     5,236
Operating income
  (loss).................      57     (102)     1,007     (6,012)    (4,928)   (1,140)   (4,687)
Net loss.................    (279)    (467)      (422)    (6,975)    (6,199)   (1,717)   (4,964)

                                                                DECEMBER 31,
                              MARCH 31,      --------------------------------------------------
                                2002           2001       2000       1999      1998      1997
                              ---------      --------   --------   --------   -------   -------
CONSOLIDATED BALANCE
  SHEET DATA:
Working capital
  deficit*...............     $(13,974)      $(13,616)  $ (3,358)  $ (1,920)  $  (628)  $(3,397)
Total assets.............        6,845          8,005      8,444      7,804    10,394     6,307
Long-term debt...........            0              0     10,136      6,928     3,257       111
Stockholders' deficit....      (21,746)       (21,446)   (21,031)   (13,447)   (7,343)   (6,882)

---------------

* Working capital deficit is current assets minus current liabilities including the current portion of deferred revenue.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                FINANCIAL INFORMATION OF ACTIONPOINT AND CAPTIVA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)


     The following selected unaudited pro forma condensed combined financial information is being provided to give you a better picture of what the results of operations and the financial position of the combined businesses of ActionPoint and Captiva might have looked like had the merger occurred on January 1, 2001 for statement of operations purposes and on March 31, 2002 for balance sheet purposes. This information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial position of the combined company would have been if the merger with Captiva actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what the combined company's future consolidated results of operations or consolidated financial position will be. Please refer to the unaudited pro forma condensed combined financial information on page 137.


                                                               THREE MONTHS ENDED      YEAR ENDED
                                                                   MARCH 31,          DECEMBER 31,
                                                                      2002                2001
                                                              --------------------   --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
  INFORMATION:
Net revenues................................................         $11,892             $46,296
Gross Profit................................................           8,004              31,159
Operating Loss..............................................            (577)             (4,094)
Net Loss....................................................            (619)             (3,763)
Net loss per share-basic and fully diluted..................         $ (0.08)              (0.48)
Shares used in per share calculation........................           7,867               7,792


                                                                      AT
                                                                MARCH 31, 2002
                                                                --------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET INFORMATION:
Cash........................................................       $ 8,866
Working Capital*............................................           915
Total Assets................................................        36,180
Stockholders' Equity........................................        14,810


---------------

* Working capital is current assets minus current liabilities including deferred revenue.

           COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

     The following table presents certain unaudited historical per share and combined pro forma per share information of ActionPoint and Captiva after giving effect to the merger using the purchase method of accounting. The pro forma information does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of ActionPoint incorporated by reference in this joint proxy statement/prospectus and of Captiva included in this joint proxy statement/prospectus and the unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share information combine the results of operations of ActionPoint and Captiva for the year ended December 31, 2001 and the three months ended March 31, 2002 and ActionPoint's financial position at March 31, 2002 with Captiva's financial position at March 31, 2002. No cash dividends have ever been declared or paid on ActionPoint common stock or Captiva common stock.

     The following calculations were used in deriving the per share information:

     - Book value per share is computed by dividing total stockholder's equity by the number of shares outstanding at March 31, 2002.

     - ActionPoint unaudited pro forma combined book value per share is computed by dividing pro forma stockholder's equity by the pro forma number of shares of common stock which would have been outstanding had the merger been consummated as of the balance sheet date.

     - Captiva equivalent unaudited pro forma combined amounts are calculated by multiplying the ActionPoint pro forma combined per share amount and book value by the estimated exchange ratio of approximately $0.0156 per share.


                                                              AT AND FOR THE     FOR THE
                                                              QUARTER ENDED     YEAR ENDED
                                                                MARCH 31,      DECEMBER 31,
ACTIONPOINT                                                        2002            2001
-----------                                                   --------------   ------------
HISTORICAL PER COMMON SHARE INFORMATION:
Net loss -- basic and diluted...............................      $ 0.00          $(0.45)
Book value..................................................      $ 1.87
UNAUDITED PRO FORMA COMBINED PER COMMON SHARE INFORMATION:
Net loss -- basic and diluted...............................      $(0.08)         $(0.48)
Book value..................................................      $ 1.88

CAPTIVA
------------------------------------------------------------
HISTORICAL PER COMMON SHARE INFORMATION:
Net loss -- basic and diluted...............................      $(0.01)         $(0.01)
Book value..................................................      $(0.46)
EQUIVALENT UNAUDITED PRO FORMA COMBINED PER COMMON SHARE
  INFORMATION:
Net loss -- basic and diluted...............................      $(0.00)         $(0.01)
Book value..................................................      $ 0.03

                                  RISK FACTORS

     You should carefully consider the following risk factors relating to the merger before you decide whether to vote to approve the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation and the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock, or the proposed issuance of shares of ActionPoint common stock in connection with the merger. You should also consider the other information incorporated by reference, information included in this joint proxy statement/prospectus and furnished to you and the additional information in ActionPoint's other reports on file with the Securities and Exchange Commission, including ActionPoint's annual report for the year ended December 31, 2001 and ActionPoint's quarterly report on Form 10-Q for the period ended March 31, 2002, both of which are incorporated herein by reference.

                          RISKS RELATED TO THE MERGER

IF ACTIONPOINT AND CAPTIVA CANNOT SUCCESSFULLY INTEGRATE THEIR RESPECTIVE EXISTING BUSINESS OPERATIONS, THE COMBINED COMPANY MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER.

     Integrating Captiva and ActionPoint involves a number of risks, including:

     - the difficulties of the potential introduction of new or enhanced products;

     - the diversion of management's attention from ongoing operations;

     - the difficulties and expenses in combining the operations, technology and systems of the two companies;

     - the difficulties in integrating the companies' key revenue-generating products and/or services in a way that would be accepted in the market;

     - the difficulties in the creation and maintenance of uniform standards, controls, procedures and policies;

     - the different geographic locations of the principal operations of ActionPoint and Captiva; and

     - the challenges in keeping and attracting customers.

     Importantly, Captiva has never operated as a publicly-held company and will now be subject to rigorous disclosure and reporting obligations. Further, the process of combining the companies could create uncertainty among employees about their future roles with the combined company, thereby negatively affecting employee morale. This uncertainty may adversely affect the ability of the combined company to retain some of its key employees after the merger.

     If the combined company is to realize the anticipated benefits of the merger, the operations of Captiva and ActionPoint must be integrated and combined efficiently and effectively. There can be no assurance that the integration will be successful, or that the anticipated benefits of the merger will be realized.

ACTIONPOINT'S STOCK PRICE IS VOLATILE, AND THE EXCHANGE RATIO FOR ACTIONPOINT COMMON STOCK TO BE RECEIVED IN THE MERGER WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN ACTIONPOINT'S STOCK PRICE.

     Under the merger agreement, the exchange ratio used to determine the number of shares of ActionPoint common stock that Captiva stockholders will receive in the merger will not be adjusted in the event of any increase or decrease in the price of ActionPoint common stock as reflected on The Nasdaq National Market. The price of ActionPoint common stock at the closing of the merger may vary from its price on the date of this joint proxy statement/prospectus and on the date of ActionPoint's stockholder meeting and during the period in which Captiva stockholders must return their action by written consents. Further, under the merger agreement, neither ActionPoint nor Captiva will have the right to terminate or renegotiate the merger agreement or to resolicit proxies as a result of any increase or decrease in the value of ActionPoint common stock. The market price of ActionPoint common stock, like that of many other software companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of software-related companies in particular have experienced significant price fluctuations. The market price of ActionPoint common stock may continue to fluctuate significantly in response to various factors, including without limitation:

     - changes in the business, operations or prospects of ActionPoint;

     - the timing of the completion of the merger;

     - the prospects of post-merger operations; and

     - general market and economic conditions.

SOME CAPTIVA STOCKHOLDERS WILL BE PROHIBITED FROM SELLING ACTIONPOINT STOCK RECEIVED IN THE MERGER FOR A PERIOD OF 90-180 DAYS.

     The executive officers and directors of ActionPoint and the executive officers, directors and certain stockholders and affiliates of Captiva have entered into lock-up agreements with ActionPoint. Captiva will also request all of the holders of its preferred stock to enter into lock-up agreements prior to the merger. The lock-up agreements provide that each person entering into a lock-up agreement will not sell, transfer or otherwise dispose of certain shares of ActionPoint common stock owned or later acquired by that person in the merger or otherwise for a specified period of time after the merger. Under the lock-up agreements, one-half of each person's shares are so restricted during the 90-day period after the closing of the merger, and the other half are so restricted during the 180-day period following the closing of the merger. During this period, the price of ActionPoint common stock may fluctuate significantly. These holders will be prohibited from selling their ActionPoint common stock at a time they may consider appropriate, resulting in reduced liquidity and selling opportunities for a period of 180 days following the merger. However, these shares of ActionPoint common stock will become eligible for sale to the public upon the expiration of the 90- and 180-day periods. The sale of a large amount of shares in the public market after each of the lock-up periods, or the appearance that a large number of shares are available for sale, may cause the market price of ActionPoint common stock to decline.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT ACTIONPOINT'S AND CAPTIVA'S OPERATING RESULTS AND THEIR ABILITY TO ENTER INTO ALTERNATIVE TRANSACTIONS.

     If the merger is not completed for any reason, ActionPoint and Captiva may experience a number of adverse consequences, including the following:

     - the price of ActionPoint common stock may decline to the extent that the current market price of ActionPoint common stock reflects a market assumption that the merger will be completed;

     - an adverse reaction from investors and potential investors of both companies may reduce future financing opportunities;

     - the parties' costs related to the merger, including legal and accounting fees, must be paid even if the merger is not completed; and

     - either party may be obligated to pay the expenses of the other party, up to $350,000, if the merger agreement is terminated for certain reasons.

     If the merger is terminated and Captiva or ActionPoint determines to seek another merger or business combination, there can be no assurance that it will be able to find a suitable partner at an attractive price. In addition, while the merger agreement is in effect, each of ActionPoint and Captiva is prohibited from soliciting, initiating or encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party. As a result of this prohibition, each company will be precluded from seeking other potential transactions and, should the merger not occur, may lose an opportunity for a transaction with another potential partner at a favorable price.

THE MERGER COULD HARM KEY THIRD PARTY RELATIONSHIPS.

     The present and potential relationships of ActionPoint and Captiva with customers and other third parties with whom they have relationships may be harmed by the merger. Uncertainties following the merger may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm the combined company's business. In addition, customers of Captiva and ActionPoint and other third parties may, in response to the announcement of the merger, delay or defer decisions concerning Captiva or ActionPoint. Captiva or ActionPoint could experience a decrease in expected revenue as a consequence of uncertainties associated with the merger. Any delay or deferral in those decisions by customers of Captiva and ActionPoint or other third parties could have a material adverse effect on the business of the combined company.

MOST OF THE OFFICERS AND DIRECTORS OF CAPTIVA AND ACTIONPOINT HAVE DIFFERENT INTERESTS FROM YOURS THAT MAY HAVE INFLUENCED THEM TO APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.

     Most of the officers and directors of Captiva and ActionPoint have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Captiva and ActionPoint stockholders generally. These include the following interests that arise from the merger:

     - ActionPoint has entered into new severance agreements with each of Stephen Francis, John Finegan, John Stetak, Matthew Albanese, James Vickers and David Sharp that may provide them with benefits if they resign or if their employment is terminated after the merger;

     - three directors of ActionPoint, Thomas van Overbeek, Kimra Hawley and Daniel Tompkins, are beneficial owners of shares of Captiva preferred stock held by Novus Ventures, L.P.;

     - ActionPoint has entered into offer letters of employment with each of Reynolds Bish and Rick Russo, Captiva's chief executive officer and chief financial officer, respectively;

     - executive officers of Captiva have received options to purchase approximately 79,106,834 shares of Captiva common stock in connection with the merger, which options will be assumed by ActionPoint in the merger and become exercisable for approximately 1,235,000 shares of ActionPoint common stock;

     - options to purchase up to 4,945,000 shares of Captiva common stock, pursuant to Captiva's stock option plans, that are held by Captiva executive officers and directors will have the benefit of fully accelerated vesting and reduced or waived exercise prices;

     - ActionPoint is registering for resale the shares of ActionPoint common stock to be delivered to certain Captiva executive officers and directors who will not be executive officers or directors of ActionPoint after the merger;

     - three Captiva directors, James Berglund, Shirley Cerrudo and Mel Lavitt, are affiliated with stockholders which have agreed to convert approximately $3,941,301 in principal amount of Captiva's promissory notes into approximately 48.7% of Captiva's outstanding common stock immediately prior to the merger;

     - one Captiva director, Mel Lavitt, has agreed to convert $100,000 of Captiva's promissory notes directly or beneficially owned by him into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     - a Captiva director and stockholder, Mel Lavitt, is Vice Chairman and Managing Director of C.E. Unterberg, Towbin, which will be paid compensation to provide financial advisory and investment banking services to Captiva related to the merger;

     - ActionPoint has agreed that Reynolds Bish, Mel Lavitt and Jim Berglund, current members on Captiva's board of directors, will be elected to the ActionPoint board of directors prior to the merger;

     - ActionPoint has agreed to indemnify and provide director and officer liability insurance coverage for Captiva's directors and officers;

     - a director of ActionPoint, Patrick Edsell, serves as a director and the chief executive officer of a company that has as one of its principal investors a limited partnership that is affiliated with an investor that will beneficially own 6.6% of Captiva's common stock immediately prior to the merger; and

     - James Berglund, a Captiva director, beneficially owns shares of ActionPoint common stock.

     As a result, these officers and directors could be more likely to vote to approve and adopt the merger and the merger agreement than if they did not hold these interests. Stockholders of ActionPoint and Captiva should consider whether these interests may have influenced these officers and directors to support or recommend the merger or the actions related to the merger.

ISSUANCE OF ADDITIONAL SHARES OF ACTIONPOINT COMMON STOCK MAY REDUCE THE COMBINED COMPANY'S SHARE PRICE.

     At the closing of the merger, ActionPoint estimates that up to 4,347,873 shares of ActionPoint common stock will be issued to Captiva stockholders or be required to be issued in the future pursuant to warrants. Up to an additional 2,265,000 shares of ActionPoint common stock will be issuable to Captiva optionholders in connection with the assumption of their options by ActionPoint. The issuance of the additional ActionPoint common stock as a result of the merger will reduce ActionPoint's earnings per share, if any. This dilution could reduce the market price of ActionPoint common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. There can be no assurance that the combined company will achieve revenue growth, cost savings or other business economies, or that you will achieve greater returns as a stockholder of the combined company than as a stockholder of ActionPoint or a stockholder of Captiva.

THE POSSIBLE TERMINATION OF EMPLOYMENT BY THE COMBINED COMPANY'S EXECUTIVE OFFICERS FOLLOWING THE MERGER MAY PREVENT THE COMBINED COMPANY FROM ACHIEVING THE ANTICIPATED BENEFITS OF THE MERGER.

     The merger of ActionPoint and Captiva will be followed by a period of integration and transition. This process may result in the loss of members of the management team of the combined company. Any changes in the management team of the combined company prior to the time when ActionPoint's and Captiva's businesses are fully integrated could make it significantly more difficult to integrate the critical functions of these two businesses and create a combined company that can compete effectively against other information capture software providers.

     Also, as a result of the merger, each of ActionPoint's executive officers, Stephen Francis, John Finegan, James Vickers, John Stetak, David Sharp and Matthew Albanese, may be entitled to significant severance benefits if they resign or if their employment is terminated under certain circumstances after the merger. Mr. Francis may be entitled to resign and collect severance payments as soon as one month after the merger and the other executive officers may be entitled to resign and collect severance payments as soon as three months following the merger, if they have suffered a material reduction in their authority or responsibility. In addition, Reynolds Bish, Rick Russo, Steven Burton and Blaine Owens are employees at will and may terminate their employment at any time.

MERGER-RELATED CHARGES AGAINST EARNINGS WILL REDUCE THE COMBINED COMPANY'S EARNINGS, IF ANY, IN THE QUARTER IN WHICH THE MERGER IS CONSUMMATED AND DURING THE POST-MERGER INTEGRATION PERIOD.

     ActionPoint expects to incur charges of approximately $1.1 million in outside costs, including legal, accounting and financial advisory fees. These costs may be higher than anticipated. In addition, the combined company may incur other additional integration costs associated with the merger, including the payment of employee severance benefits. Some of these nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated, thereby increasing expenses for such quarter, while others will be expensed as incurred during the post-merger integration period.

ACCOUNTING CHARGES RESULTING FROM THE MERGER WILL HAVE A NEGATIVE EFFECT ON EARNINGS OVER FUTURE QUARTERS.

     The merger will result in approximately $19 million of goodwill and other intangible assets being recorded on the books of the combined company. Of this amount, up to approximately $9 million will be amortized to cost of revenues and operating expenses over the next five years. In addition, a deferred compensation charge may be recorded by the combined company based upon the excess of the ActionPoint stock price at the effective date of the merger over the exercise price of the unvested Captiva options assumed by Action Point. This charge will be amortized to operating expenses over the remaining vesting period of the applicable options. The non-cash charges related to these items will negatively affect earnings during the amortization period, which could have a negative effect on the stock price of the combined company.

CAPTIVA'S LIABILITIES, INCLUDING OUTSTANDING BANK DEBT OF APPROXIMATELY $2.3 MILLION AND PROMISSORY NOTES IN THE PRINCIPAL AMOUNT OF UP TO APPROXIMATELY $2.0 MILLION, WILL HAVE A CONSIDERABLE NEGATIVE IMPACT ON THE BALANCE SHEET OF THE COMBINED COMPANY.

     Captiva's liabilities exceed its assets and Captiva's independent accountants included an explanatory paragraph in their report on the consolidated financial statements at December 31, 2001 and for the years then ended regarding Captiva's ability to continue as a going concern if the merger does not occur. As a result of the merger, the balance sheet of the combined company will be weaker than that of ActionPoint alone. This may impair the combined company's future ability to obtain debt or equity financing in the capital markets. The failure to obtain necessary debt or equity financing will adversely affect financial operations and cause the market price of the combined company's common stock to decline.

             RISKS RELATED TO THE BUSINESS OF THE COMBINED COMPANY

ACTIONPOINT AND CAPTIVA HAVE EACH INCURRED SUBSTANTIAL LOSSES IN THE PAST, MAY CONTINUE TO INCUR ADDITIONAL LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNTIL THE COMBINED COMPANY REVERSES THIS TREND.

     ActionPoint incurred losses of $1.9 million for the year ended December 31, 2001, and Captiva incurred losses of $422,000 for the same period. In recent periods, ActionPoint and Captiva have not generally generated cash from operations. Even if the combined company achieves profitability, given the competitive and evolving nature of the industry in which it operates, the combined company may not be able to sustain or increase profitability on a quarterly or annual basis. As a result, the combined company will need to generate higher revenues while containing costs and operating expenses to become and remain profitable. The failure to do so may cause the stock price of the combined company to decline.

BECAUSE OF THE UNPREDICTABILITY OF OPERATING RESULTS FROM ACTIONPOINT AND CAPTIVA PRODUCTS, THE COMBINED COMPANY MAY NOT ACCURATELY FORECAST REVENUES OR MATCH EXPENSES TO REVENUES WHICH COULD HARM QUARTERLY OPERATING RESULTS AND CAUSE VOLATILITY OR DECLINES IN THE STOCK PRICE OF THE COMBINED COMPANY.

     Each company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future due to a variety of factors, including:

     - the introduction of new or enhanced products;

     - fluctuations in the size and timing of significant orders;

     - uncertainty in the budgeting cycles of customers; and

     - possible delays in recognizing licensing revenues and the trend within the software industry for a large portion of orders to be booked late in a given calendar quarter.

     Each company currently operates with virtually no order backlog because software products are shipped shortly after orders are received. This fact makes product revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter. In addition, each company obtains a significant portion of revenues from indirect sales channels over which it has little control. Moreover, expense levels are based to a significant extent on expectations of future revenues and therefore are relatively fixed in the short term. If revenue levels are below expectations, the combined company's operating results are likely to be harmed because only small portions of expenses vary with revenues.

     As a result of these factors, ActionPoint and Captiva believe that quarter-to-quarter comparisons of revenue, expenses and operating results are likely to vary significantly in the future and period-to-period comparisons of operating results are not necessarily meaningful. As such, these comparisons should not be relied upon as indications of the combined company's future performance. In addition, operating results of the combined company in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, the combined company could experience an immediate and significant decline in the trading price of its stock.

THE COMBINED COMPANY MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND POTENTIAL COMPETITORS.

     Each of ActionPoint and Captiva believes competition in the information capture software industry may intensify in the future. The market for forms processing and document capture solutions is very competitive and subject to rapid change. In addition, because there are relatively low barriers to entry in the software market, the combined company may encounter additional competition from established and emerging companies. Many potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than either of ActionPoint or Captiva, significantly greater name recognition and a larger installed base of customers. As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competitive products than the combined company can. There is also a substantial risk that announcements of competing products by potential competitors could result in the delay or postponement of customer orders in anticipation of the introduction of the competitors' new products.

     In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. These cooperative relationships may limit the combined company's ability to sell its products through particular reseller partners. Accordingly, new competitors or competitive cooperative relationships may emerge and rapidly gain significant market share. ActionPoint and Captiva also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could harm the combined company's revenues and business.

IF THE MARKET FOR INFORMATION CAPTURE SOFTWARE DOES NOT GROW, REVENUES OF THE COMBINED COMPANY MAY NOT GROW.

     The market for information capture software is fragmented and extremely competitive. Both ActionPoint and Captiva have spent, and intend to continue to spend, considerable resources educating potential customers about their software products and the information capture market generally. These expenditures may fail to achieve any additional degree of market acceptance for the products of the combined company. The rate at which organizations have adopted each company's existing products has varied significantly, and ActionPoint and Captiva expect to continue to experience such variations in the future. If the market for information capture products grows more slowly than ActionPoint and Captiva currently anticipate, the combined company's revenues will not grow and its operating results will suffer.

IF THE COMBINED COMPANY IS UNABLE TO RESPOND IN AN EFFECTIVE AND TIMELY MANNER TO TECHNOLOGICAL CHANGE AND NEW PRODUCTS IN THE INDUSTRY, ITS REVENUES AND OPERATING RESULTS WILL SUFFER.

     If the combined company faces material delays in introducing new services, products and enhancements, its customers may forego the use of its services and use those of its competitors. The market for information capture is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The future success of the combined company will depend upon its ability to continue to enhance its current products while developing and introducing new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. As a result of the complexities inherent in each company's software, new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could harm operating results and the combined company's financial condition. Both ActionPoint and Captiva have experienced delays in the past in the release of new products and new product enhancements. The combined company may fail to develop and market on a timely and cost effective basis new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements. The combined company may also experience difficulties that could delay or prevent the successful development, introduction or marketing of its products or reduce the likelihood that its new products and product enhancements will achieve market acceptance.

SOFTWARE DEFECTS THAT ARE DISCOVERED IN ACTIONPOINT OR CAPTIVA PRODUCTS COULD HARM THE COMBINED COMPANY BY DAMAGING ITS REPUTATION, CAUSING LOSS OF CUSTOMERS AND RESULTING IN SIGNIFICANT COSTS AND LIABILITIES.

     Each company's software products are complex and may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, both ActionPoint and Captiva have discovered software errors in certain of their new products after their introduction. In addition, ActionPoint and Captiva products are combined with complex products developed by other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

     - loss of customers;

     - damage to brand reputation;

     - delay in market acceptance of current and future products;

     - diversion of development and engineering resources; and

     - legal actions by customers.

     The occurrence of any one or more of these factors could harm the combined company's operating results and financial condition.

IF THE COMBINED COMPANY CANNOT MANAGE AND EXPAND INTERNATIONAL OPERATIONS, ITS REVENUES MAY NOT INCREASE AND ITS BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED.

     In 2001, ActionPoint's international sales represented approximately 30% of its revenues, and Captiva's international sales represented approximately 14% of its revenues. Both ActionPoint and Captiva anticipate that, for the foreseeable future, a significant portion of revenues will be derived from sources outside the United States. The combined company intends to continue to expand sales and support operations internationally. In order to successfully expand international sales, the combined company may establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize its products for local markets, recruit additional international resellers and attempt to increase the productivity of existing international resellers. If the combined company is unable to do any of the foregoing in a timely and cost-effective manner, its sales growth internationally, if any, will be limited, and its business, operating results and financial condition would be harmed. Even if the combined company is able to successfully expand international operations, it may not be able to maintain or increase international market demand for its products. The combined company's international operations are generally subject to a number of risks, including:

     - costs of customizing products for foreign countries;

     - protectionist laws and business practices favoring local competition;

     - greater difficulty or delay in accounts receivable collection;

     - difficulties in staffing and managing foreign operations;

     - foreign currency exchange rate fluctuations; and

     - political and economic instability.

     To date, the majority of ActionPoint's and Captiva's revenues and costs have been denominated in United States dollars. However, the combined company expects that in the future an increasing portion of revenues and costs will be denominated in foreign currencies. Although the combined company may undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, it does not currently intend to eliminate all foreign currency transaction exposure.

THE FUTURE SUCCESS OF THE COMBINED COMPANY IS DEPENDENT ON THE SERVICES OF ITS KEY MANAGEMENT, SALES AND MARKETING, TECHNICAL SUPPORT AND RESEARCH AND DEVELOPMENT PERSONNEL, AND THOSE PERSONS' KNOWLEDGE OF THE COMBINED COMPANY'S BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

     ActionPoint's and Captiva's products and technologies are complex, and the combined company will be substantially dependent upon the continued service of existing key management, sales and marketing, technical support and research and development personnel. All of these key employees are employees "at will" and can resign at any time. Moreover, some of these key employees may be entitled to receive severance benefits upon their termination or resignation. Mergers like that of ActionPoint and Captiva are followed by a period of transition which often results in changes in key employees. The loss of the services of one or more of these key employees could harm the business of the combined company and slow product development processes or sales and marketing efforts.

IF THE COMBINED COMPANY FAILS TO RECRUIT AND RETAIN A SIGNIFICANT NUMBER OF QUALIFIED TECHNICAL PERSONNEL, IT MAY NOT BE ABLE TO DEVELOP, INTRODUCE OR ENHANCE PRODUCTS ON A TIMELY BASIS.

     Each company requires the services of a substantial number of qualified technical support and research and development personnel. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel required. Each company has experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. If the combined company is unable to recruit and retain a sufficient number of technical personnel, it may not be able to complete development of, or upgrade or enhance, its products in a timely manner. Even if the combined company is able to expand its staff of qualified technical personnel, it may require greater than expected compensation packages which would increase operating expenses.

THE COMBINED COMPANY COULD BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS AND THIRD PARTY LIABILITY CLAIMS RELATED TO ITS PRODUCTS AND SERVICES, AND AS A RESULT ITS REPUTATION AND OPERATING RESULTS MAY SUFFER.

     Each company's products are used in connection with critical business functions and may result in significant liability claims if they do not work properly. Limitation of liability provisions included in each company's license agreements may not sufficiently protect them from product liability claims because of limitations in existing or future laws or unfavorable judicial decisions. Although neither company has experienced any material product liability claims to date, the sale and support of their products may give rise to claims which may be substantial in light of the use of those products in business-critical applications. Liability claims could require expending significant time and money in litigation or to pay significant damages.

Any claims for damages, whether or not successful, could seriously damage the combined company's reputation and business.

TO MANAGE ITS EXPECTED GROWTH AND EXPANSION, THE COMBINED COMPANY NEEDS TO CONTINUE TO IMPROVE AND IMPLEMENT FINANCIAL AND MANAGERIAL CONTROLS AND CONTINUE TO IMPROVE ITS REPORTING SYSTEMS AND PROCEDURES. IF THE COMBINED COMPANY IS UNABLE TO DO SO SUCCESSFULLY, IT MAY NOT BE ABLE TO MANAGE GROWTH EFFECTIVELY AND ITS OPERATING RESULTS WOULD BE HARMED.

     The combined company's expected growth will place a significant strain on its management, information systems and resources. In order to manage this growth effectively, the combined company will need to continue to improve its financial and managerial controls and reporting systems and procedures. Any inability of the combined company's management to integrate employees, products, technology advances and customer service into operations and to eliminate unnecessary duplication may have a materially adverse effect on its business, financial condition and results of operations.


IF THE COMBINED COMPANY IS UNABLE TO BUILD AWARENESS OF ITS BRAND, IT MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS WITH GREATER NAME RECOGNITION AND ITS SALES COULD BE ADVERSELY AFFECTED.


     If the combined company is unable to economically achieve or maintain a leading position in information capture software or to promote and maintain its brand, its business, results of operations and financial condition could suffer. Development and awareness of the combined company's brand will depend largely on its success in increasing its customer base. In order to attract and retain customers and to promote and maintain its brand in response to competitive pressures, the combined company plans to maintain its marketing and advertising budget.

SIGNIFICANTLY ALL OF ACTIONPOINT'S REVENUES ARE CURRENTLY DERIVED FROM SALES OF TWO SOFTWARE PRODUCTS AND SIGNIFICANTLY ALL OF CAPTIVA'S REVENUES ARE GENERATED FROM SALES AND SERVICE OF ONE SOFTWARE PRODUCT, AND IF DEMAND FOR THESE PRODUCTS DECLINES OR FAILS TO GROW AS EXPECTED, REVENUES OF THE COMBINED COMPANY WILL BE HARMED.

     ActionPoint derives substantially all of its revenues from the InputAccel product family and Pixtools software tools, and substantially all of Captiva's revenues are generated from the FormWare product family. Therefore, future operating results of the combined company depend heavily upon continued and widespread market acceptance for the InputAccel, Pixtools and FormWare products and enhancements to those products. A decline in the demand for any of these products as a result of competition, technological change or other factors would cause the combined company's revenues to suffer.

THE COMBINED COMPANY MAY BE UNABLE TO MEET ITS FUTURE CAPITAL REQUIREMENTS.

     The combined company cannot be certain that financing will be available to it on favorable terms when required, or at all. If the combined company raises funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience dilution. The combined company will require substantial working capital to fund its business. Each of ActionPoint and Captiva has frequently experienced negative cash flows from operations in the past, and the combined company may experience negative cash flow from operations in the future.

ACTIONPOINT'S AND CAPTIVA'S RELIANCE UPON CONTRACTUAL PROVISIONS AND DOMESTIC COPYRIGHT AND TRADEMARK LAWS TO PROTECT THEIR PROPRIETARY RIGHTS MAY NOT BE SUFFICIENT TO PROTECT THEIR INTELLECTUAL PROPERTY FROM OTHERS WHO MAY SELL SIMILAR PRODUCTS.

     ActionPoint and Captiva believe that the steps they have taken to safeguard their intellectual property afford only limited protection. ActionPoint and Captiva rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect their proprietary rights. They license their software products primarily under license agreements. Competitors may develop technologies that are similar or superior to ActionPoint's and Captiva's technology or design that do not infringe ActionPoint's or Captiva's copyrights and trade secrets, and this could reduce demand for the combined company's products. Despite the companies' efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of their products or to obtain and use information that the companies regard as proprietary. Policing the unauthorized use of ActionPoint's and Captiva's products is difficult and, although neither company is able to determine the extent to which piracy of its software products exists, software piracy is be expected to be a persistent problem. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

ACTIONPOINT AND CAPTIVA DEPEND UPON SOFTWARE THEY LICENSE FROM THIRD PARTIES, THE LOSS OF WHICH COULD HARM THE REVENUES OF THE COMBINED COMPANY.

     Each of ActionPoint and Captiva relies upon certain software licensed from third parties, including software that is integrated with the companies' internally developed software and used in their products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the combined company on commercially reasonable terms, if at all. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated. Such delays would materially adversely affect the combined company's business, operating results and financial condition.

ACTIONPOINT AND CAPTIVA HAVE INVESTED SUBSTANTIAL RESOURCES IN DEVELOPING THEIR RESPECTIVE PRODUCTS AND BRANDS; IF THE COMBINED COMPANY WERE SUBJECT TO A PROTRACTED INFRINGEMENT CLAIM OR ONE WITH A SIGNIFICANT DAMAGE AWARD, THE OPERATING RESULTS OF THE COMBINED COMPANY WOULD SUFFER.

     Substantial litigation regarding intellectual property rights and brand names exists in this industry. Both companies expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in different industry segments overlaps. Neither ActionPoint nor Captiva is aware that any of its products infringe any proprietary rights of third parties. However, third parties, some with far greater financial resources than either ActionPoint or Captiva, may claim infringement of their intellectual property rights by ActionPoint's or Captiva's products. Any such claims, with or without merit, could:

     - be time consuming to defend;

     - result in costly litigation;

     - divert management's attention and resources;

     - cause product shipment delays; or

     - require the combined company to enter into royalty or licensing agreements.

     If the combined company is required to enter into royalty or licensing agreements to resolve an infringement claim, it may not be able to enter into those agreements on terms favorable to it. A successful claim of product infringement against the combined company, or its failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, may harm the combined company's operating results. This result could lead to the combined company's financial condition and liquidity being harmed because it was not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

ACTIONPOINT AND CAPTIVA HAVE DEPENDED HEAVILY ON SERVICE REVENUES TO INCREASE OVERALL REVENUES, AND THE COMBINED COMPANY MAY NOT BE ABLE TO SUSTAIN THE EXISTING LEVELS OF PROFITABILITY OF THIS PART OF ITS BUSINESS.

     Many ActionPoint and Captiva customers have entered into service agreements, which make up a portion of each company's revenue. Service revenues represented 30%, 22% and 19% of ActionPoint's total revenues for the years ended December 31, 2001, 2000 and 1999, respectively. Service revenues represented 54%, 48%
and 55% of Captiva's total revenues for the years ended December 31, 2001, 2000, and 1999, respectively. The level of service revenues will depend largely upon the combined company's implementation services and ongoing renewals of customer support contracts by its growing installed customer base. Implementation revenues of the combined company could decline if third-party organizations such as systems integrators compete for the installation or servicing of the combined company's products. In addition, the combined company's customer support contracts might not be renewed in the future. Due to the increasing costs of operating a professional services organization, the combined company may not be able to sustain profitability in this part of its business in the near future, or ever.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMBINED COMPANY, AND ENTITIES AFFILIATED WITH THEM, WILL HAVE SUBSTANTIAL CONTROL OVER THE COMBINED COMPANY, WHICH COULD DELAY OR PREVENT A CHANGE IN THE CORPORATE CONTROL FAVORED BY ITS OTHER STOCKHOLDERS.

     Following the merger, the combined company's executive officers and directors, and entities affiliated with them, will beneficially own approximately 31% of the combined company's common stock. These persons acting together would be able to significantly influence all matters requiring approval by the stockholders of the combined company, including the election of directors and the approval of mergers or other business combination transactions.

PROVISIONS OF ACTIONPOINT'S CHARTER DOCUMENTS, DELAWARE LAW AND ACTIONPOINT'S RIGHTS PLAN MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD DISCOURAGE OR PREVENT A CHANGE IN CONTROL, WHICH MAY SUPPRESS THE COMBINED COMPANY'S STOCK PRICE OR CAUSE IT TO DECLINE.

     Provisions of ActionPoint's certificate of incorporation and bylaws and a rights plan adopted by the board of directors of ActionPoint may discourage, delay or prevent a merger or acquisition that the common stockholders of the combined company may consider favorable. Provisions of ActionPoint's certificate of incorporation and bylaws:

     - prohibit cumulative voting in the election of directors;

     - eliminate the ability of stockholders to call special meetings; and

     - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     The terms of the rights plan are set forth in the rights agreement entered into by ActionPoint and the rights agent. The rights granted pursuant to the rights agreement have anti-takeover effects, which may cause substantial dilution to a person or group that attempts to acquire the combined company on terms that its board of directors determines are not in the best interests of the combined company's stockholders. Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with the combined company, which may cause the market price of its common stock to decline.

THE COMBINED COMPANY MAY NOT BE ABLE TO MAINTAIN ITS LISTING ON THE NASDAQ NATIONAL MARKET, IN WHICH EVENT THE LIQUIDITY AND SHARE PRICE OF THE COMBINED COMPANY'S COMMON STOCK WILL BE ADVERSELY AFFECTED.

     ActionPoint's common stock is presently authorized for quotation on The Nasdaq National Market. Accordingly, ActionPoint is subject to, and the combined company will be subject to, all requirements of its listing agreement with Nasdaq. Among the events that could cause the combined company to have its status as a National Market Issuer terminated are:

     - failure to maintain a minimum bid price for the combined company's common stock of either $1.00 per share or $5.00 per share, depending on, among other things, whether or not tangible net assets of the combined company are greater than or less than $4 million;

     - failure to maintain an audit committee that comports to the independence and other standards of The Nasdaq National Market and the Securities and Exchange Commission; and

     - failure to timely hold annual meetings of stockholders and comply with other corporate governance requirements.

     ActionPoint's common stock has not traded below the $1.00 minimum bid, but on September 16, 2001 the closing trading price was $1.16. If the common stock price of the combined company drops below $1.00, it could result in the delisting of the combined company's stock on The Nasdaq National Market or the need to complete a reverse stock split. If the combined company's stock is delisted and thus no longer eligible for quotation on The Nasdaq National Market, it would trade either as a Nasdaq Small Cap issue or in the over-the-counter market, both of which are viewed by most investors as less desirable and less liquid marketplaces. The loss of the combined company's listing on The Nasdaq National Market would reduce the liquidity and share price of the common stock of the combined company, as well as complicate compliance with state blue-sky laws.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     ActionPoint and Captiva believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of the management of ActionPoint and Captiva, based on information currently available to each company's management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions indicates that a forward-looking statement is being made. Forward-looking statements include, among other things, the information concerning possible or assumed future results of operations of ActionPoint set forth under:

     - "Summary";

     - "Risk Factors";

     - "The Merger"; and

     - "Unaudited Pro Forma Financial Statements."


     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of ActionPoint or Captiva may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond ActionPoint's or Captiva's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. Those statements are made in reliance on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" on page 19. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. ActionPoint and Captiva expressly disclaim any obligation to update or alter forward-looking statements, whether as a result of new information, future events or otherwise.

                     MARKET PRICE AND DIVIDEND INFORMATION

ACTIONPOINT COMMON STOCK

     ActionPoint's common stock is traded on The Nasdaq National Market under the symbol "ACTP." ActionPoint's common stock began trading in September 1993. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for ActionPoint common stock for the periods indicated.


                                                                 COMMON STOCK
                                                                     PRICE
                                                              -------------------
                                                               HIGH          LOW
                                                              ------        -----
YEAR ENDED DECEMBER 31, 2000:
Second Quarter..............................................  $20.25        $7.00
Third Quarter...............................................    8.44         4.13
Fourth Quarter..............................................    5.38         2.00
YEAR ENDED DECEMBER 31, 2001:
First Quarter...............................................  $ 6.19        $1.75
Second Quarter..............................................    5.16         2.59
Third Quarter...............................................    3.00         1.16
Fourth Quarter..............................................    1.80         1.25
YEAR ENDED DECEMBER 31, 2002:
First Quarter...............................................  $ 2.77        $1.58
Second Quarter (through June 20, 2002)......................    2.44         1.65



     On March 1, 2002, the last full trading day prior to the public announcement of the merger agreement, the last reported sale price of ActionPoint common stock on The Nasdaq National Market was $2.43 per share. On June 20, 2002, the last reported sale price of ActionPoint common stock on The Nasdaq National Market was $1.80 per share.


     Because the market prices of ActionPoint common stock may fluctuate, the market prices per share of the shares of ActionPoint common stock that holders of Captiva capital stock will receive in the merger, as reported on The Nasdaq National Market, may increase or decrease prior to the merger.

CAPTIVA STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ACTIONPOINT COMMON STOCK.

     No assurances can be made as to what the market price will be at the effective time of the merger. The number of shares to be issued by ActionPoint in the merger will not fluctuate based on changes in the market price of ActionPoint's common stock. Accordingly, the market value of the shares of ActionPoint common stock that holders of Captiva Stock will receive may vary significantly from the prices shown above.


     ActionPoint has not paid any cash dividends on its common stock and currently intends to retain any future earnings for use in its business. ActionPoint does not anticipate that any cash dividends will be declared or paid on the common stock in the foreseeable future. As of June 21, 2002, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, there were approximately 107 record owners of ActionPoint common stock.


CAPTIVA CAPITAL STOCK

     There is no established public trading market for Captiva common stock. In the opinion of Captiva management, due to a lack of an established public trading market for shares of Captiva capital stock, transactions in Captiva capital stock of which Captiva is aware have not occurred frequently enough to provide representative prices.

     Captiva has never declared or paid any cash dividends on its capital stock. Captiva currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon Captiva's financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.


     FOR RESTRICTIONS THAT CURRENTLY AND MATERIALLY LIMIT CAPTIVA'S ABILITY TO PAY DIVIDENDS OR THAT ARE REASONABLY LIKELY TO MATERIALLY LIMIT FUTURE DIVIDENDS, OTHER THAN THE SUFFICIENCY OF CURRENT OR FUTURE EARNINGS, SEE "COMPARISON OF STOCKHOLDER RIGHTS -- DIVIDENDS" ON PAGE 167.


                         THE ACTIONPOINT ANNUAL MEETING

GENERAL


     This joint proxy statement/prospectus is being furnished to the stockholders of ActionPoint as part of the solicitation of proxies by the ActionPoint board of directors for use at the annual meeting of stockholders of ActionPoint to be held on July 22, 2002, at 9:00 a.m., local time, at 1299 Parkmoor Avenue, San Jose, California, or at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of ActionPoint on or about June 28, 2002.


PURPOSE OF ANNUAL MEETING

     The purpose of the ActionPoint annual meeting is to:

     - approve the issuance of shares of ActionPoint common stock to the stockholders of Captiva and the holders of all the outstanding options and warrants of Captiva which will be assumed by ActionPoint in accordance with the merger agreement;

     - approve an amendment to ActionPoint's certificate of incorporation to change the name of ActionPoint to Captiva Software Corporation if the merger is completed;

     - elect Patrick Edsell, John Finegan, Stephen Francis, Kimra Hawley, Thomas van Overbeek, Bruce Silver and Daniel Tompkins as directors of ActionPoint;

     - ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for ActionPoint for 2002;

     - approve the amendment and restatement of ActionPoint's employee stock purchase plan;

     - approve an amendment to ActionPoint's 1993 stock option/stock issuance plan; and

     - transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

ACTIONPOINT BOARD OF DIRECTORS' RECOMMENDATIONS

     The ActionPoint board of directors, after careful consideration, has unanimously approved and adopted the merger, and the merger agreement and the related transactions. The ActionPoint board believes that the terms of the merger are fair to, and in the best interests of, ActionPoint and its stockholders and unanimously recommends that the ActionPoint stockholders vote FOR the approval of the share issuance in connection with the merger.

     The ActionPoint board of directors also recommends that ActionPoint stockholders vote FOR:

     - the approval of the name change amendment to ActionPoint's certificate of incorporation, if the merger is completed;

     - the nominated directors;

     - the ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for ActionPoint for 2002;

     - the amendment and restatement of ActionPoint's employee stock purchase plan; and

     - the amendment to ActionPoint's 1993 stock option/stock issuance plan.

RECORD DATE AND VOTING


     In General. Holders of record of shares of ActionPoint common stock at the close of business on June 4, 2002, referred to in this joint proxy statement/prospectus as the ActionPoint record date, are entitled to notice of and to vote at the ActionPoint annual meeting. On the record date, there were outstanding 4,374,873 shares of ActionPoint common stock, each of which will be entitled to one vote. A majority of the shares of ActionPoint common stock entitled to vote must be present in person or represented by proxy to constitute a quorum. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal.


     The Share Issuance. Pursuant to applicable rules of The Nasdaq National Market, the holders of a majority of the shares of ActionPoint common stock voted in person or by proxy and cast either affirmatively or negatively at the annual meeting must approve the issuance of up to approximately 6,639,873 shares of ActionPoint common stock in connection with the merger, including the issuance of up to 2,265,000 shares pursuant to options held by Captiva employees, the majority of which were granted to the executive officers of Captiva in anticipation of the merger.


     Abstentions and broker non-votes will not be counted as having been voted on the proposal and have the effect of reducing the number of affirmative votes required to achieve a majority for such approval and adoption by reducing the total number of shares from which the majority is calculated. Abstentions and broker non-votes will not be considered voted for or against the approval of the share issuance.


     As of the record date, the executive officers and directors of ActionPoint held 10.1% of the outstanding shares of ActionPoint common stock entitled to vote on the share issuance at the 2002 annual meeting. Those executive officers and directors have entered into voting agreements with Captiva in which they agreed to vote their shares in favor of the share issuance.

     Amendment to Certificate of Incorporation. The proposed amendment of ActionPoint's certificate of incorporation, changing ActionPoint's name to Captiva Software Corporation if the merger is completed, requires the affirmative vote of a majority of the outstanding shares of ActionPoint common stock as of the record date. Abstentions and broker non-votes will not be counted as having been voted for the proposal and have the same effect as a vote against the proposal. The name change amendment is subject to the completion of the merger, and accordingly, the name of ActionPoint will not change if the merger is not completed.

     If this proposal is not approved by the ActionPoint stockholders but the share issuance is approved and the merger is completed, ActionPoint will change its name by completing a merger with a newly formed and wholly-owned subsidiary that will not require the approval of the ActionPoint stockholders and will not change any provisions of ActionPoint's certificate of incorporation or bylaws other than the ActionPoint name.

     Pursuant to the voting agreements, all of ActionPoint's executive officers and directors are required to vote their shares in favor of the amendment of ActionPoint's certificate of incorporation.

     Election of Directors. ActionPoint's directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the annual meeting. Therefore, the seven nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker "non-votes" will not be considered voted for or against a nominee and thus will have no effect on the outcome of the vote. Stockholders may not cumulate votes in the election of directors. If the merger is completed, ActionPoint has agreed that Messrs. Finegan, Tompkins and van Overbeek will resign and Reynolds Bish, Mel Lavitt and Jim Berglund, current members of Captiva's board of directors, will be elected to ActionPoint's board of directors prior to the merger. If the merger is not completed, the ActionPoint directors elected at the ActionPoint 2002 annual meeting will continue as the directors of ActionPoint.

     Ratification of Independent Public Accountants. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for ActionPoint for 2002 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the annual meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal and thus will have no effect on the outcome of the vote.

     Amendment and Restatement of ActionPoint's Employee Stock Purchase Plan and Amendment to ActionPoint's 1993 Stock Option/Stock Issuance Plan. Approval of the amendment and restatement of ActionPoint's employee stock purchase plan and amendment to ActionPoint's 1993 stock option/stock issuance plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the annual meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal and thus will have no effect on the outcome of the vote.

VOTING AND REVOCATION OF PROXIES

     All shares of ActionPoint common stock that are entitled to vote and are represented at the ActionPoint annual meeting by properly executed proxies received by ActionPoint prior to or at the meeting, and not revoked, will be voted at the meeting or any adjournment or postponement thereof in accordance with the instructions indicated on the proxies. If no instructions are indicated (other than broker non-votes), the proxies will be voted FOR approval and adoption of:

     - the share issuance;

     - the amendment to ActionPoint's certificate of incorporation providing for the change of ActionPoint's name to Captiva Software Corporation if the merger is completed;

     - the election of the directors nominated by ActionPoint's board of directors;

     - the ratification of PricewaterhouseCoopers LLP as ActionPoint's independent public accountant for 2002;

     - the amendment and restatement of ActionPoint's employee stock purchase plan; and

     - the amendment to ActionPoint's 1993 stock option/stock issuance plan.

     The persons appointed as proxies by ActionPoint stockholders (Stephen Francis and John Finegan) may propose and vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitation of proxies in favor of the share issuance if ActionPoint stockholders have granted such authority to the proxies by checking the appropriate box on the ActionPoint proxy.

     The ActionPoint board of directors does not know of any matters other than those described in the notice of the ActionPoint 2002 annual meeting that are to be presented for action at such meeting. If any other matters are properly presented at the ActionPoint 2002 annual meeting for consideration, the persons appointed as proxies generally will have discretion to vote on such matters in accordance with their judgment.

     The person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of ActionPoint, at or before the taking of the vote at the ActionPoint 2002 annual meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of ActionPoint before the taking of the vote at the ActionPoint 2002 annual meeting; or

     - attending the ActionPoint 2002 annual meeting and voting in person, although attendance at the ActionPoint 2002 annual meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent to ActionPoint, Inc., 1299 Parkmoor Avenue, San Jose, California 95126, Attention:
Corporate Secretary, or hand-delivered to the Secretary of ActionPoint at or before the taking of the vote at the ActionPoint 2002 annual meeting.

     ActionPoint may retain a third party to solicit proxies from ActionPoint stockholders in connection with the merger. All expenses of ActionPoint's solicitation of proxies for the ActionPoint 2002 annual meeting will be borne by ActionPoint. In addition to solicitation by use of the mails, proxies may be solicited from ActionPoint stockholders by the directors, officers and employees of ActionPoint in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and ActionPoint will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

APPRAISAL AND DISSENTERS' RIGHTS

     ActionPoint's stockholders are not entitled to appraisal or dissenters' rights in connection with the merger.

                     THE CAPTIVA ACTION BY WRITTEN CONSENT

     Captiva is furnishing this joint proxy statement/prospectus to Captiva stockholders in connection with the solicitation of written consents from Captiva stockholders in connection with the merger. ActionPoint also is furnishing this joint proxy statement/prospectus to Captiva stockholders as a prospectus in connection with the issuance by ActionPoint of shares of ActionPoint common stock in the merger.

MATTERS TO BE ACTED UPON BY WRITTEN CONSENT

     Captiva stockholders will be asked to give their written consent:

     - to approve the merger, pursuant to which Captiva will become a wholly-owned subsidiary of ActionPoint, and the principal terms of the merger agreement by and among ActionPoint, Condor Merger Corp. and Captiva;

     - to approve the amendment and restatement of Captiva's articles of incorporation to increase the number of authorized shares of Captiva common stock from 70,000,000 to 440,000,000 and to make certain other adjustments to facilitate the consummation of the merger; and

     - to approve the Captiva 2002 equity incentive plan; and

     - to approve an amendment to Captiva's amended and restated stock option/stock issuance plan.

     In addition, holders of Captiva preferred stock will be asked to give their written consent to the conversion of all of the shares of Captiva preferred stock into shares of Captiva common stock immediately prior to, and contingent upon, the closing of the merger.

BOARD OF DIRECTORS RECOMMENDATION

     Captiva's board of directors has unanimously determined that the merger is advisable and in the best interests of Captiva and its stockholders, has unanimously approved the merger, the merger agreement and the related transactions and recommends that Captiva's common and preferred stockholders vote FOR the adoption and approval of the merger, the principal terms of the merger agreement, the amendment and restatement of Captiva's articles of incorporation, the adoption of the Captiva 2002 equity incentive plan and

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

the amendment to Captiva's amended and restated stock option/stock issuance plan and that Captiva's preferred stockholders also vote FOR the conversion of all shares of Captiva preferred stock into shares of Captiva common stock.

RECORD DATE

     Captiva's board of directors fixed the mailing date of this joint proxy statement/prospectus as the record date for the action by written consent of the stockholders of Captiva. Accordingly, only stockholders of record of Captiva common stock and Captiva preferred stock at the close of business on the mailing date of this joint proxy statement/prospectus are entitled to act by written consent in connection with the matters described in this joint proxy statement/prospectus.

STOCKHOLDERS ENTITLED TO VOTE


     At the close of business on the record date, there were 23,760,060 shares of Captiva common stock outstanding and entitled to vote held by approximately 59 stockholders of record and 21,792,955 shares of Captiva preferred stock outstanding and entitled to vote held by approximately 292 stockholders of record.


     The holders of Captiva common stock are entitled to one vote for each share they hold on each matter submitted to the Captiva common stockholders for action by written consent. On each matter submitted to the holders of Captiva preferred stock for action by written consent, other than the merger and the principal terms of the merger agreement, the holders of Captiva preferred stock are entitled to vote on an as-if converted to common stock basis, which means they are entitled to one vote for each share of Captiva common stock that they are entitled to receive upon conversion of their shares of preferred stock. On the merger matter and the principal terms of the merger agreement, the holders of Captiva preferred stock are entitled to one vote for each share of Captiva preferred stock they hold.

VOTE REQUIRED

     Approval of the merger, the principal terms of the merger agreement and the amendment and restatement of Captiva's articles of incorporation requires the affirmative vote of a majority of the outstanding shares of Captiva common stock, voting as a separate class, and the holders of a majority of the outstanding shares of Captiva Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock, each voting separately as a series. Approval of the adoption of the Captiva 2002 equity incentive plan and the amendment to Captiva's amended and restated stock option/stock issuance plan requires the affirmative vote of a majority of the outstanding shares of Captiva common stock and Captiva preferred stock, voting together as a single class, with the shares of Captiva preferred stock voting on an as-if converted to common stock basis. Approval of the conversion of the shares of Captiva preferred stock into shares of Captiva common stock requires the approval of the holders of the majority of the outstanding shares of Captiva preferred stock voting together as a single class on an as-if-converted to common stock basis.

     Failure to return a signed written consent to Captiva will have the same effect as a vote AGAINST the matters submitted for approval to the Captiva stockholders.

REVOCABILITY OF ACTION BY WRITTEN CONSENT

     The stockholder actions on which you are being asked to act by written consent will be effective at the time when written consents sufficient to take the required corporate action have been filed with the corporate secretary of Captiva. You may revoke your written consent at any time prior to the effective time of the stockholder action by delivering to the secretary of Captiva at the address set forth below a signed written revocation or a later-dated, signed written consent.

     All written notices of revocation and other communications with respect to revocation of written consents should be addressed to Captiva Software Corporation, 10145 Pacific Heights Blvd, San Diego, CA 92121, Attention: Rick Russo.

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

DISSENTERS' RIGHTS

     If the principal terms of the merger agreement are approved by the Captiva stockholders, holders of Captiva shares who elect to dissent from the approval of the principal terms of the merger agreement may, under certain circumstances, be entitled to have their shares purchased in accordance with Chapter 13 of the California General Corporation Law.


     In order for a Captiva stockholder to exercise dissenters' rights, a notice of such stockholder's intention to exercise his, her or its dissenters' rights must be sent by such stockholder and such stockholder must comply with such other procedures as required to perfect the holder's rights by the California General Corporation Law, as more fully described below in "The Merger
Agreement -- Appraisal and Dissenters' Rights." Failure to send such notice or to follow such other procedures will result in the waiver of such stockholder's dissenters' rights. These procedures are complicated; you are urged to see the discussion on page 69 regarding dissenters' rights and Annex D for a description of the procedures that must be followed to perfect such rights.


SOLICITATION OF WRITTEN CONSENTS AND EXPENSES

     All expenses of this solicitation of written consents and all the cost of preparing and mailing this joint proxy statement/prospectus to Captiva stockholders will be borne by Captiva. In addition to solicitation by mail, written consents may be solicited from Captiva stockholders by directors, officers and employees of Captiva in person or by telephone, telegram, fax, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR WRITTEN CONSENT. WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR CAPTIVA STOCK CERTIFICATES WILL BE MAILED TO YOU AT A LATER TIME AFTER THE MERGER IS COMPLETED.

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

                                   THE MERGER

     This section of this joint proxy statement/prospectus describes material aspects of the merger, including the merger agreement. Although the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to ActionPoint stockholders and Captiva stockholders. You should carefully read the merger agreement and the other documents to which you are referred in their entirety for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     In recent years, as a part of the continuous evaluation of its business, ActionPoint has regularly considered a variety of strategic initiatives and transactions with a view toward increasing stockholder value. ActionPoint has explored different strategic alternatives, including the consideration of certain acquisitions, dispositions or commercial relationships.

     Since 1998, ActionPoint and Captiva have cooperated to provide interoperable products for customers seeking to purchase both ActionPoint's document capture software and Captiva's forms processing software. Captiva became part of the InputAccel Certified Partners Program in 1999, and the two companies have jointly provided information capture software solutions to several customers since that time.

     In May 2001, upon learning of the sale by ActionPoint of its Dialog server business, Captiva's chief executive officer, Reynolds Bish, contacted Kimra Hawley, who was then ActionPoint's chief executive officer, to determine whether there was any interest in a combination of ActionPoint and Captiva.

     Between July 2001 and late October 2001, ActionPoint's chief executive officer, Stephen Francis, and chief financial officer, John Finegan, and Captiva's chief executive officer, Reynolds Bish, and chief financial officer, Rick Russo, had preliminary and informal discussions regarding the business rationale for possibly combining the two businesses. On August 22, 2001, the parties entered into a confidentiality agreement to facilitate the discussion of a possible business combination and the exchange of information related to the respective businesses. In these early discussions, the executives reviewed the current business climate and the opportunities provided by a possible combination of ActionPoint and Captiva. Through these preliminary discussions, Messrs. Bish and Francis concluded that there may be a strategic fit between the business of ActionPoint and Captiva and that a possible business combination should be further explored.

     On October 25, 2001, Captiva's board of directors held its regular quarterly meeting. At that meeting, Mr. Bish presented a summary of the discussions with ActionPoint to date, a summary of potential benefits and possible problems presented by a merger with ActionPoint, summary historical financial data for ActionPoint and Captiva and initial estimates of a possible valuation of the combined company.

     On November 2, 2001, Daniel Tompkins and Thomas Van Overbeek, as representatives of ActionPoint's board of directors, met with Mel Lavitt and James Berglund, representatives of Captiva's board of directors, to further discuss business issues involved in a possible merger of their respective companies. The board representatives determined that further discussions should be held. On November 5 and 6, 2001, Messrs. van Overbeek, Tompkins and Finegan of ActionPoint joined Messrs. Berglund and Lavitt of Captiva on a telephone conference to discuss the possible business combination.

     On November 9, 2001, at a special meeting of the board of directors of ActionPoint, Mr. Francis and Mr. Finegan made a presentation to the other members of the ActionPoint board of directors regarding the merits and risks regarding a possible business combination with Captiva. The full board discussed the rationale for and risks associated with a possible business combination and directed the management team to further explore a merger.

     During the period from November 9, 2001 through about December 5, 2001, ActionPoint and Captiva held a number of meetings and telephone conferences to discuss possible terms of the business combination.

     On November 13, 2001, Mr. Francis and Mr. Bish discussed the possible business combination and the necessary business, legal, financial and accounting due diligence efforts by both companies. The executives determined that it was appropriate to establish a schedule for their due diligence investigations; and the

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

executives shared preliminary due diligence information and discussed various operational issues relating to the combination of the companies. On November 26 and 27, 2001, Mr. Bish and other representatives of Captiva met with representatives of ActionPoint in San Jose, California and conducted initial legal and financial due diligence on ActionPoint. From November 28 to 30, 2001, Mr. Francis and other representatives of ActionPoint met with representatives of Captiva in San Diego, California and conducted initial legal and financial due diligence on Captiva.

     On December 4, 2001, the board of directors of ActionPoint convened a special meeting to review the possibility of a merger with Captiva. Messrs. Bish, Berglund and Lavitt of Captiva were present for part of this meeting at which time Mr. Bish presented his strategic plan for the combined company.


     On December 5, 2001, the board of directors of Captiva conducted a special meeting during which Captiva's management briefed the board on the principal terms and structure of the proposed transaction with ActionPoint, including the fact that the transaction required the conversion of the existing Captiva promissory notes into shares of Captiva common stock. On the advice of Captiva's outside counsel, Cooley Godward LLP, the board of directors of Captiva appointed each of Messrs. Libit and Pendergast to serve on a special committee to the board of directors for the purpose of negotiating the conversion of Captiva's outstanding promissory notes on terms fair to the stockholders of Captiva who are not holders of the notes. See "The Note Conversion -- Background of the Note Conversion" on page 86 for a full discussion of the Captiva special committee and its activities.


     Simultaneously with these discussions and meetings, ActionPoint's outside legal advisor began preparing a draft merger agreement, which was initially delivered to the parties on December 7, 2001. Additional agreements related to the merger agreement were delivered to the parties on December 12 and December 13, 2001. During the period from December 7, 2001 through March 4, 2002, ActionPoint held a series of meetings and telephone conferences with Captiva primarily for the purposes of completing due diligence efforts and negotiating the terms and conditions of the merger agreement and the related agreements. During this period, significant negotiations were focused on the conversion of Captiva's outstanding promissory notes, closing conditions, voting agreements, termination rights, ActionPoint's rights and obligations relating to alternative transactions and employment and benefit arrangements.


     On December 11, 2001 Captiva engaged C. E. Unterberg, Towbin as an exclusive investment banking and financial advisor with respect to possible business combination transactions involving Captiva. Under the C. E. Unterberg engagement, Captiva agreed to pay C. E. Unterberg, Towbin a fee of $350,000 if Captiva consummated a business combination transaction. See "The
Merger -- Interests of C. E. Unterberg, Towbin" on page 55 for a full discussion of certain relationships between Captiva and C. E. Unterberg, Towbin.


     On December 13, 2001, ActionPoint engaged Pacific Crest Securities Inc. to evaluate the proposed merger with Captiva. On December 17, 2001, representatives of Pacific Crest Securities visited Captiva's offices in San Diego and met with Mr. Russo and Mr. Bish to conduct its financial due diligence investigations.

     At the regularly scheduled meeting of ActionPoint's board of directors on December 19, 2001, Mr. Francis and Mr. Finegan provided the board of directors with an update regarding the proposed merger with Captiva. Messrs. Francis and Finegan also discussed their views of other strategic alternatives available to ActionPoint. The board of directors discussed the preliminary terms of the proposed merger with Captiva, the issues to be resolved with Captiva and the other strategic alternatives available to ActionPoint, before directing the ActionPoint executives to continue negotiating with Captiva and simultaneously to continue exploring other strategic alternatives.

     On December 20, 2001, Mr. Francis received an inquiry from a privately held company regarding the possible acquisition of ActionPoint by the privately held company. Mr. Francis and Mr. Finegan had a telephone discussion with the President of the privately held company on December 21, 2001 to discuss the expression of interest by the privately held company.

     On December 26, 2001, at a special meeting of the ActionPoint board of directors, Mr. Francis presented an update regarding the negotiation of the proposed merger with Captiva and briefed the board of directors on his preliminary discussions with the privately held company. The board of directors discussed the terms of the proposed merger with Captiva, the issues to be resolved with Captiva, the expression of interest in ActionPoint by the privately held company and the other strategic alternatives available to ActionPoint, before directing the ActionPoint executives to continue negotiating the merger agreement and related agreements with Captiva, further explore discussions with the privately held company and review any other strategic alternatives.

     On January 3, 2002, the President of the privately held company and Mr. Francis and Mr. Finegan met at ActionPoint's offices in San Jose, California to discuss possible terms of an acquisition of ActionPoint by the privately held company.

     On January 11, 2002, at a special meeting of the ActionPoint board of directors, the ActionPoint board reviewed the preliminary terms of the privately held company's proposed acquisition of ActionPoint and the status of efforts regarding other possible corporate transactions, including the proposed merger with Captiva. ActionPoint's executives advised the board of Captiva's request that ActionPoint agree to negotiate exclusively with Captiva regarding a strategic alternative and to reimburse certain of Captiva's expenses in the event that ActionPoint enters into an alternate transaction. Following a discussion of the proposed expense reimbursement and ActionPoint's various strategic alternatives, representatives of ActionPoint's outside counsel advised the board of its fiduciary duties to ActionPoint and its stockholders in light of the two proposed transactions. Upon the advice of counsel and after acknowledging the existence of possible conflicts of interest for certain board members based on the differing preliminary terms of the two possible transactions, the board discussed the need to form a special committee of disinterested and independent directors of the ActionPoint board and unanimously approved resolutions creating such a special committee consisting of ActionPoint directors, Patrick Edsell and Bruce Silver. The special committee was charged with reviewing and evaluating all strategic alternatives available to ActionPoint and recommending to the full board what action should be taken, if any, with respect to the available alternatives. The special committee was authorized to engage its own outside counsel. The members of the special committee and the full board discussed the need to obtain the input of a financial advisor to assist the special committee and the full board in evaluating ActionPoint's strategic alternatives. The board authorized and directed the special committee to consult with Pacific Crest Securities regarding such services and management to pursue discussions with Captiva and the privately held company and other parties to better enable the board to evaluate the possible transactions. The board also authorized the special committee to negotiate with Captiva regarding an expense reimbursement agreement.

     On January 13, 2002, at a meeting of the ActionPoint board's special committee, the special committee engaged Wilson Sonsini Goodrich & Rosati as outside legal counsel to assist the special committee.

     On January 15, 2002, ActionPoint and Captiva entered into an expense reimbursement agreement whereby ActionPoint agreed to reimburse certain of Captiva's expenses in the event that ActionPoint, under certain circumstances, engages in an alternate transaction in exchange for Captiva's agreement to continue to negotiate the terms of the proposed merger of Captiva and ActionPoint. ActionPoint declined Captiva's request for ActionPoint to negotiate exclusively with Captiva.

     On January 16, 2002, at a meeting of the ActionPoint board's special committee, the special committee met with its counsel and discussed reasons for the formation of the special committee and the duties, responsibilities and obligations of the special committee to ActionPoint in its review and consideration of the various proposed business combinations and transactions. The special committee discussed the current state of the proposed merger with Captiva. The special committee authorized its counsel to enter into negotiations with Pacific Crest Securities to amend the engagement letter between the parties so that Pacific Crest Securities' fee would be the same for the Captiva transaction as any other transaction.

     On January 18, 2001, at a meeting of the ActionPoint board's special committee, the special committee discussed with Mr. Francis and Mr. Finegan the status of ActionPoint's strategic alternatives. Mr. Francis addressed the proposed merger with Captiva, the proposed acquisition by the privately held company and other potential business combinations. The special committee and the other participants discussed the relative merits and risks of each transaction and the special committee recommended that ActionPoint continue talks with Captiva, the privately held company and other potential partners. Representatives of Pacific Crest

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

Securities discussed the timing and fees related to its fairness opinion and stated that, after negotiations with the special committee's counsel, these terms would be "neutral" between all transactions being considered by the special committee.

     On January 21, 2002, in response to discussions with the privately held company, ActionPoint and Pacific Crest Securities amended their existing investment banking relationship to clarify and broaden Pacific Crest Securities' role to include advising ActionPoint's board and special committee in their efforts to review and evaluate the corporate transaction alternatives available to ActionPoint.

     Between January 11 and January 30, 2002, ActionPoint's executives and representatives of the privately held company, together with their financial and legal advisors, held numerous meetings and telephone conferences to negotiate the principal terms and conditions of the proposed acquisition and for the privately held company to conduct its financial, legal and accounting due diligence review of ActionPoint.

     On January 24, 2002, at a meeting of the ActionPoint board's special committee, the special committee discussed the status of the strategic alternatives available to ActionPoint.

     On January 28, 2002, the board of directors of Captiva conducted a regular quarterly meeting at the headquarters of Captiva in San Diego, California. Representatives of Cooley Godward LLP, Captiva's outside legal counsel, were also present at the meeting. At the meeting the board discussed in detail the proposed terms and current status of the negotiations with ActionPoint. The board reviewed the status of the draft merger agreement and instructed the management of Captiva to proceed with the transaction contingent upon the satisfactory resolution of a number of outstanding issues, including the increase in the termination fee payable in the event of a competing proposal. Also on January 28, 2002, the special committee to the board of directors of Captiva finalized the negotiations of the note conversion price and reported to the full board that the special committee was prepared to recommend to the full board the terms of the note conversion.

     On January 30, 2002, at a meeting of the ActionPoint board's special committee, the special committee met with senior management of the privately held company, who gave a presentation and answered questions from the special committee regarding the privately held company and its proposal to acquire ActionPoint.

     On January 30, 2002, the board of directors of Captiva together with the special committee to the board conducted a joint special telephonic meeting. Representatives of Houlihan Lokey, financial advisor to the special committee, made a presentation to the special committee in the presence of the full board regarding the financial aspects of the proposed note conversion in connection with the merger with ActionPoint. Representatives of Houlihan Lokey orally advised the special committee and the full board that the proposed terms of the note conversion are fair, from a financial point of view, to the stockholders of Captiva who are not holders of the notes. Following the presentation of Houlihan Lokey, the special committee recommended to the full board that the full board may proceed with the proposed transaction with ActionPoint on the terms of the note conversion as recommended by the special committee. Subsequently, the board of directors discussed the current status of the negotiations with ActionPoint, and Captiva's management reported to the board on the outcome of the negotiations of the outstanding open issues. After the discussion, the full board of directors of Captiva approved the proposed transaction with ActionPoint, subject to the satisfactory completion of all final documents related to the transaction.

     On January 31, 2002, at a meeting of the ActionPoint board's special committee, the special committee, in anticipation of a special meeting of the ActionPoint board of directors to be held later that day, reviewed the status of the various strategic alternatives available to ActionPoint. Representatives from Pacific Crest Securities reviewed and compared the financial terms of the proposals from Captiva and the privately held company.

     On January 31, 2002, at a special meeting of the ActionPoint board of directors and the board's special committee, Mr. Francis, Mr. Finegan and representatives of ActionPoint's outside counsel provided the board with an update regarding the negotiation of the Captiva and the privately held company transactions and other available strategic alternatives. Representatives of Pacific Crest Securities made a presentation to the ActionPoint board and special committee regarding financial matters relating to the proposed business combination with Captiva and the possible acquisition by the privately held company. Following discussion, the special committee authorized and directed ActionPoint's executives to pursue the negotiation of a definitive acquisition agreement with the privately held company, continue to negotiate the terms of the merger agreement with Captiva and to pursue any other possible strategic alternatives.

     Between February 1 and February 12, 2002, the ActionPoint executives and Mr. Bish continued to have limited discussions regarding the terms of the proposed business combination.

     The privately held company's counsel provided ActionPoint with a draft acquisition agreement on February 4, 2002 and representatives of the privately held company and its legal advisors visited ActionPoint's San Jose, California office to meet with representatives of ActionPoint and undertake an extensive business, legal, accounting and financial due diligence investigation of ActionPoint that continued until February 8, 2002. In connection with the discussions, the privately held company proposed, subject to due diligence results and contractual terms, such as closing conditions, termination rights, termination fees, liquidated damages, and operational restrictions, satisfactory to it, to acquire ActionPoint for consideration consisting of cash, in an amount which is approximately equal to ActionPoint's expected cash position at the end of the second quarter of 2002, and shares of stock of a publicly traded company to be delivered by the privately held company. The privately held company did not control the publicly traded company and it was unclear whether the privately held company could deliver shares of the public company that would be freely tradable by ActionPoint's stockholders. The conditional consideration proposed by the privately held company was subject to potentially significant downward adjustments based on ActionPoint's working capital and cash balances at the time of the closing of the proposed acquisition.

     Mr. Finegan and ActionPoint's legal advisors met with the privately held company's chief financial officer and the privately held company's legal advisors on February 7 and February 8, 2002 at ActionPoint's outside counsel's offices in Menlo Park, California to negotiate the terms and conditions of the acquisition agreement and the related transaction documents. During this period, significant discussions were focused on, among other things:

     - the ability of the privately held company to cause the third party public company to issue freely tradable shares of its stock in a timely fashion in connection with the proposed acquisition of ActionPoint;

     - whether the ActionPoint stockholders or the privately held company would bear the risk of the failure of the public company to issue freely tradable shares in a timely manner;

     - closing conditions;

     - termination rights;

     - ActionPoint's rights and obligations relating to alternative transactions; and

     - employment and benefit arrangements.

     On February 7 and February 8, 2002, at special meetings of the ActionPoint board, management and outside legal counsel for ActionPoint provided the board members with updates regarding the negotiation of the proposed acquisition of ActionPoint by the privately held company and other potential strategic alternatives being considered by ActionPoint.

     Between February 8 and February 12, 2002, representatives of ActionPoint and the privately held company held a number of telephone conferences to further discuss these open issues and other terms of the proposed acquisition.

     On February 12, 2002, at a meeting of the ActionPoint board's special committee, the special committee, after reviewing the strategic alternatives available to ActionPoint, decided to preliminarily recommend that ActionPoint pursue the merger with Captiva, subject to certain conditions. Representatives of Pacific Crest Securities confirmed that it believed it would be able to provide ActionPoint with a written fairness opinion upon signing of a definitive merger agreement with Captiva based on the financial terms then under discussion.

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

     On February 12, 2002, at a special meeting of the ActionPoint board of directors and the board's special committee, ActionPoint's executives provided the board and special committee members with an update regarding the proposed strategic transactions with Captiva and the privately held company and potential transactions with additional parties. Following discussion, the special committee advised the full board that, subject to the finalization of a definitive merger agreement and the appropriate resolution of issues related to the post-transaction management team, it recommended that ActionPoint pursue the merger with Captiva. The special committee reported that its recommendation to pursue the merger with Captiva was based upon, among other relevant factors, the following factors:

     - ActionPoint's historical and projected financial performance and prospects,

     - Captiva's historical and projected financial performance and prospects,

     - the historical financial performance for the shares of the publicly traded company offered by the privately held company,

     - ActionPoint's stock price,

     - benefits, risks and synergies of each potential transaction,

     - the certainty of consummating any of the potential transactions, including the privately held company's ability to deliver registered shares of the publicly traded company's stock,

     - due diligence conducted on Captiva and the privately held company,

     - the liquidity of the consideration to be received by ActionPoint's stockholders in each potential transaction, including the float and the volume of trading in the shares of the publicly traded company offered by the privately held company,

     - the potential for ActionPoint's stockholders to participate in the further growth and any increases in value in each potential transaction,

     - the structure and timing of each potential transaction,

     - confidence in Captiva's management, and

     - the history of negotiations between the parties.

     Based on the recommendation of the special committee, the ActionPoint board authorized and directed management to finalize the merger agreement and related agreements with Captiva for the review of the special committee and the full board.

     On February 12, 2002, Mr. Francis informed the president of the privately held company that ActionPoint would be pursuing other alternatives and terminated the discussion with the privately held company.

     Between February 12 and March 1, 2002, representatives of ActionPoint and Captiva continued to finalize the remaining open issues in the merger agreement and related agreements. During this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

     On March 1, 2002, the board of directors of Captiva conducted a special telephonic meeting at which Captiva's management reported on the status of the documentation for the proposed transaction with ActionPoint. Following a brief discussion, the board of directors unanimously determined that the proposed transaction with ActionPoint is consistent with and in furtherance of the long-term business strategy of Captiva and fair to, and in the best interests of, Captiva and its stockholders, and directed management to execute the final transaction documents as soon as possible.

     On March 1, 2002, at a meeting of the special committee of the board of directors of ActionPoint, in anticipation of a special meeting of the ActionPoint board of directors to be held later that day, the special committee discussed in detail the status of the proposed merger with Captiva and the documents related to the merger.

     On March 1, 2002, at a special meeting of the board of directors of ActionPoint that was also attended by counsel to the special committee, representatives of ActionPoint's outside counsel provided the ActionPoint board with a detailed presentation regarding the material terms of the merger agreement and the related transaction documents, including a discussion of open issues. The board's questions regarding the agreement were answered and the significant risks involved with the merger, including, among other concerns, the certainty of closing and possible employee retention issues, were discussed. The board also considered the accounting treatment of the proposed merger and the strategic benefits of the combination of the two businesses. Representatives of Pacific Crest Securities provided the board with a preliminary presentation explaining the basis for its fairness opinion regarding the proposed transaction with Captiva and informed the board and the special committee that Pacific Crest Securities was prepared to deliver the fairness opinion upon the request of the board and the special committee. The ActionPoint board then adjourned to allow its members to consider the terms of the merger prior to the next special meeting of the board then scheduled for March 4, 2002.

     On March 4, 2002, at a special meeting of the board of directors of ActionPoint, the ActionPoint directors reviewed the principal terms of the merger agreement and related transaction documents as negotiated to date, including the resolution of the remaining open issues, and received a fairness opinion from Pacific Crest Securities stating that the exchange ratio in the merger is fair, from a financial point of view, to the holders of ActionPoint common stock. Following the presentation of the fairness opinion, the board adjourned temporarily to allow the special committee to consider the proposed merger. When the board meeting reconvened, the members of the special committee unanimously recommended to the full board that ActionPoint enter into the proposed merger with Captiva. After discussion, the full board unanimously concluded the proposed merger with Captiva is consistent with, and in furtherance of, the long-term business strategy of ActionPoint and fair to, and in the best interests of, ActionPoint and ActionPoint's stockholders and adopted resolutions approving and adopting the merger agreement, the related transaction documents and the issuance of ActionPoint common stock in the merger, and other actions by management necessary to consummate the merger. The board also unanimously determined to recommend to ActionPoint's stockholders that they approve the issuance of shares in connection with the merger.

     Following the March 4, 2002 meeting of the ActionPoint board, representatives of ActionPoint and Captiva finalized the provisions of the merger agreement and related transaction documents. The merger agreement, voting agreements, an amendment to ActionPoint's rights agreement, lock-up agreements, the agreement to amend Captiva's outstanding promissory notes and other related agreements were executed and delivered by all parties that afternoon, following the close of the public trading market. That afternoon, ActionPoint and Captiva also issued a joint press release announcing their agreement to merge.

JOINT REASONS FOR THE MERGER

     The ActionPoint board of directors and the Captiva board of directors each believe that the combined company will have greater potential for financial strength, market power and growth than either ActionPoint or Captiva would have on its own. The ActionPoint board of directors and its special committee and the Captiva board of directors identified a number of more specific potential benefits from the merger that they believe could contribute to the success of the combined company and thus benefit stockholders of both companies, including the following:

     - the merger may enhance the opportunity for the potential realization of the strategic objective of the combined company to expand its market share and increase the combined company's ability to compete effectively in the information capture software market;

     - the merger may provide the combined company with the opportunity to expand its product offerings which could increase its global customer base to obtain advantages and efficiencies in the marketing, selling and pricing of its products and to achieve profitability;

     - the merger may provide the opportunity for certain operational cost efficiencies for the combined company; and

     - the combined company will have an experienced management team that has the breadth and depth to effectively lead and manage the combined company's growth.

ACTIONPOINT'S REASONS FOR THE MERGER

     In reaching their respective conclusions to approve and adopt the merger and the merger agreement, the ActionPoint board of directors and its special committee considered the factors described above under "Joint Reasons for the Merger," as well as other potential benefits of the merger that it believes will contribute to the future success of the combined company. These other potential benefits include:

     - enabling ActionPoint to strengthen its industry leadership position and global presence by capitalizing on Captiva's offerings, thereby enhancing the products and services available to ActionPoint's customers;

     - enhancing ActionPoint's technical and sales staff with Captiva's experienced technical and sales personnel;

     - capitalizing on complementary customer bases with limited overlap, to cross-sell ActionPoint's products and services to Captiva's core markets and to cross-sell Captiva's products to ActionPoint's core markets;

     - enhancing ActionPoint's global sales presence by adding Captiva's international sales force; and

     - increasing the outstanding number of shares of ActionPoint common stock and thereby potentially increasing the trading volumes for ActionPoint common stock and the liquidity of the stock for investors.

     The ActionPoint board and its special committee reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     - historical information concerning ActionPoint's and Captiva's respective businesses, financial performance and condition, operations, technology and management;

     - ActionPoint's management's view of the financial condition, results of operations, businesses and future prospects of ActionPoint and Captiva before and after giving effect to the merger;

     - current financial market conditions and historical market prices for ActionPoint's common stock, volatility and trading information;

     - the determination of Captiva's affiliates to enter into lock-up agreements restricting the sale of newly issued ActionPoint common stock during the 180-day period following the effective time of the merger;

     - the determination of Captiva's chief executive officer and chief financial officer to enter into employment agreements with ActionPoint;

     - the opinion of Pacific Crest Securities that, as of the date of its opinion and subject to the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, the exchange ratio in the merger is fair, from a financial point of view, to the holders of ActionPoint common stock;

     - the terms and conditions of the merger agreement and related agreements;

     - the belief that the terms of the merger agreement and related agreements are reasonable;

     - the anticipated impact of the merger on the combined company's customers and employees; and

     - the results of the due diligence investigation of Captiva conducted by ActionPoint's management and its financial and legal advisors.

     The ActionPoint board and its special committee also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     - the risk that the potential benefits and synergies of the merger may not be realized;

     - the possibility that the merger may not be consummated;

     - the potential loss of revenues and business opportunities for ActionPoint as a result of initial confusion in the marketplace for ActionPoint's and Captiva's products following the announcement of the merger, and the possible exploitation of such confusion by ActionPoint's and Captiva's competitors;

     - the negative impact on the combined company's earnings as a result of accounting charges resulting from any possible deferred compensation charge based on any unvested and in-the-money Captiva option grants assumed by ActionPoint;

     - the negative impact on earnings, resulting from the amortization of certain intangible assets purchased in the merger;

     - the negative impact on the combined company's balance sheet as a result of the assumption of Captiva's liabilities in the merger, and uncertainty of the perception of the weakened balance sheet in the financial community, including among investors and stockholders which may make it difficult for the combined company to obtain debt or equity financing in the future;

     - the risk of management and employee disruption associated with merging two equally-sized organizations, including the risk that, despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry, particularly in ActionPoint's and Captiva's respective geographical locations; and

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     ActionPoint's board and its special committee concluded that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, on balance, the merger's potential benefits to ActionPoint and its stockholders outweighed the potential risks. The discussion of the information and factors considered by ActionPoint's board and its special committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, ActionPoint's board and its special committee did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their determination.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ACTIONPOINT

     FOR THE REASONS DISCUSSED ABOVE, THE ACTIONPOINT BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ACTIONPOINT AND ITS STOCKHOLDERS. THE ACTIONPOINT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACTIONPOINT'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE SHARES OF ACTIONPOINT COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER.

OPINION OF ACTIONPOINT FINANCIAL ADVISOR

     Pacific Crest Securities Inc. was retained to act as financial advisor to ActionPoint in connection with the merger. Pursuant to Pacific Crest Securities' engagement letter with ActionPoint, Pacific Crest Securities rendered a written opinion to the ActionPoint board of directors and special committee on March 4, 2002, that, based upon and subject to the considerations and limitations set forth in its opinion, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of ActionPoint common stock.

     Pacific Crest Securities' opinion along with the presentation of Pacific Crest Securities to the ActionPoint board of directors and special committee, was one of many factors taken into consideration by the ActionPoint board of directors and special committee in making its decision to approve the merger and actions related to the merger. The terms of the merger were determined through negotiations between ActionPoint and Captiva executives, and were approved by the ActionPoint board of directors and special committee. Although Pacific Crest Securities provided advice to ActionPoint during the course of negotiations, the decision to enter into the merger agreement and to agree to the exchange ratio was solely the decision of the ActionPoint board of directors and special committee.

     The full text of Pacific Crest Securities' opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Pacific Crest Securities, is attached to this joint proxy statement/prospectus as Annex B. The summary of Pacific Crest Securities' opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read Pacific Crest Securities' opinion carefully and in its entirety.

     In connection with rendering its opinion, Pacific Crest Securities, among other things:

     - reviewed a draft of the merger agreement dated February 27, 2002;

     - held discussions with certain senior officers and other representatives and advisors of ActionPoint and Captiva concerning the businesses, operations and prospects of ActionPoint and Captiva;

     - examined certain business and financial information relating to ActionPoint and Captiva and the industries in which they operate;

     - reviewed financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the merger and other information and data regarding ActionPoint and Captiva that were provided to Pacific Crest Securities or otherwise discussed with Pacific Crest Securities by management of ActionPoint and Captiva;

     - reviewed the financial terms of the merger as set forth in the draft merger agreement provided to it in relation to, among other things, current and historical market prices and trading volumes of ActionPoint common stock, the historical and projected earnings and other operating data of ActionPoint and Captiva, and the historical and projected capitalization and financial condition of ActionPoint and Captiva;

     - analyzed certain financial, stock market, economic and other publicly available information relating to the businesses of other companies whose operations Pacific Crest Securities considered relevant in evaluating those of ActionPoint and Captiva; and

     - conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Pacific Crest Securities deemed appropriate in arriving at its opinion.

     In its review and analysis and in arriving at its opinion, Pacific Crest Securities assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information and data publicly available or furnished to, discussed with or otherwise reviewed by or for it. With respect to financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the merger provided to or otherwise reviewed by or discussed with Pacific Crest Securities regarding ActionPoint and Captiva, Pacific Crest Securities was advised by the management of ActionPoint and Captiva that such forecasts and other information had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of ActionPoint and Captiva management, as the case may be and that such forecasts and other information do not include any expenses associated with amortization of intangible assets or certain one-time expenses arising in connection with the merger. Pacific Crest Securities assumed that the operational benefits anticipated to result from the merger would be realized in the amounts and during the time periods contemplated by the ActionPoint and Captiva management. Pacific Crest Securities expressed no view with respect to such forecasts and other information or the assumptions on which they were based. Pacific Crest Securities assumed that the merger will be treated as a tax-free reorganization for United States federal income tax purposes. Pacific Crest Securities did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ActionPoint or Captiva, nor did it make any physical inspection of the properties or assets of ActionPoint or Captiva.

     The financial information provided to Pacific Crest Securities included synergy estimates. The estimates of achievable synergies and timing of the realization of such synergies were based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Captiva's and ActionPoint's management teams prepared these synergy estimates by cooperatively analyzing and reviewing the historical and projected operating data of their respective businesses to determine how effectively they could operate as a combined company. In order to estimate the possible synergies of the two companies the management members reviewed a variety of factors and, based on their knowledge and experience, determined that incremental revenues and cost savings could be expected in a number of areas as a result of the combination of the two businesses.


     The basis for believing that synergies would provide incremental revenues included management's view that (1) the combined company's product offering will be a more attractive solution for prospective customers than the respective individual product offerings of ActionPoint and Captiva, and (2) the combined company will have the ability to more effectively sell its products to each of ActionPoint's and Captiva's installed base. Management reduced the anticipated incremental revenues to the extent of any anticipated costs that are expected to be required to generate those incremental revenues. Cost savings were projected to occur as a result of the business combination based on (1) the combined company's ability to eliminate staffing redundancies, (2) the reduced marketing costs that will be incurred by the combined company relative to the aggregate marketing costs that are currently incurred by ActionPoint and Captiva, and (3) the reduced cost of goods for license fees paid to third party technology providers as the combined company's technology will reduce the need for third party technology.


     Management's synergy estimates are projections based principally on its reasoned judgment and beliefs regarding the potential to effectively integrate ActionPoint and Captiva. Despite the efforts of the management teams to provide reasonable estimates, the integration of the two companies is inherently complex and may involve unforeseeable difficulties that could materially reduce the combined company's ability to realize the projected synergies. Actual results may vary from the synergy estimates and the variations in amounts and timing may be material.

     Pacific Crest Securities assumed that the representations and warranties of each party contained in the merger agreement were true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement. ActionPoint advised Pacific Crest Securities, and Pacific Crest Securities assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft provided to it. Pacific Crest Securities further assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. Pacific Crest Securities also assumed that all material governmental, regulatory and other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory and other consents and approvals, or any amendments, modifications or waivers to any documents to which either ActionPoint or Captiva is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on its analysis.

     Pacific Crest Securities' opinion relates to the relative values of ActionPoint and Captiva. It does not imply any conclusion as to the likely trading range for ActionPoint common stock following the announcement or consummation of the merger, which range may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Pacific Crest Securities was not requested to consider for the purpose of rendering its opinion, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for ActionPoint or the effect of any other transaction in which ActionPoint might engage. Pacific Crest Securities' opinion necessarily was based on information available to it and financial, stock market, economic and other conditions and circumstances disclosed to it as they existed and could be evaluated as of the date of its opinion. Pacific Crest Securities assumed no responsibility to update or revise its opinion based on circumstances or events occurring after March 4, 2002.

     Pacific Crest Securities' advisory services and opinion were provided for the information of ActionPoint's board of directors, including the special committee, in its evaluation of the proposed merger and do not constitute a recommendation of the merger to ActionPoint or its stockholders, nor do they constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the merger.

     In connection with rendering its opinion, Pacific Crest Securities made presentations to the ActionPoint board of directors and special committee on March 1, 2002 and on March 4, 2002, with respect to the material financial and comparative analyses performed by Pacific Crest Securities in evaluating the fairness of the exchange ratio. The following is a summary of those presentations. This summary does not purport to be a complete description of the analyses performed by Pacific Crest Securities. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Pacific Crest Securities, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 4, 2002, and is not necessarily indicative of current or future market conditions. All calculations, forecasts and estimates set forth with respect to a specific year are based on such calendar year and not the fiscal year unless otherwise indicated.

     Synergies. Pacific Crest Securities reviewed the synergy estimates provided by the management of ActionPoint and Captiva. The synergy estimates were prepared by the management of ActionPoint and Captiva to reflect the incremental benefits anticipated to result from the merger.

     The following table shows the forecasts of anticipated incremental revenue, cost savings, and operating synergies used in the analysis.

                                                     ACTUAL   PROJECTED CALENDAR YEARS
                                                     ------   -------------------------
                                                      2001    2002   2003   2004   2005
                                                     ------   ----   ----   ----   ----
                                                               (IN MILLIONS)
Estimated Synergies Associated with:
  Operating Profit Resulting from Incremental
     Revenue.......................................    NM     $0.3   $0.5   $0.6   $0.7
                                                       --
  Cost Savings.....................................    NM     $0.5   $2.0   $2.0   $2.0
                                                       --     ----   ----   ----   ----
  Total Estimated Synergies........................    NM     $0.8   $2.5   $2.6   $2.7
                                                       ==     ====   ====   ====   ====

     Pacific Crest Securities estimated the present value of the anticipated cash flow effect of the estimated synergies as of the transaction closing date, by applying discount rates reflecting a weighted average cost of capital ranging from 33% to 37% per annum to cash flow effects for a four-year period after the date of completion of the transaction and by adding a terminal value determined by applying a free cash flow multiple of 2.8x to 4.5x. This analysis resulted in a range of present values for ActionPoint stockholders' proportionate share of the synergies of $7.0 million to $9.4 million, representing a range of synergy value per share of ActionPoint common stock from approximately $0.80 to $1.07.

     Pro Forma Earnings Per Share Impact to ActionPoint. Using certain forecasts and estimates regarding ActionPoint and Captiva discussed with management, Pacific Crest Securities performed an analysis of the estimated impact of the merger on estimated ActionPoint earnings per share, or EPS, for 2002 and 2003, in each case on a pro forma basis. For illustrative purposes, Pacific Crest Securities also assumed that after-tax synergies of $0.8 million would be realized in the 2002 calendar year and that pre-tax synergies of $2.5 million would be realized in the 2003 calendar year. Based on this analysis, the following table shows the accretion/dilution to the estimated 2002 and 2003 EPS of ActionPoint anticipated to result from the merger.

                                                                   EPS
                                                              -------------
ACCRETION/DILUTION                                            2002    2003
------------------                                            -----   -----
ActionPoint stand-alone.....................................  $0.27   $0.48
Captiva stand-alone.........................................  $0.42   $0.66
Combined entity pro-forma, excluding projected
  synergies(1)(2)...........................................  $0.35   $0.57
Combined entity pro-forma, including projected
  synergies(1)(2)...........................................  $0.59   $0.71
Accretion/(Dilution) to ActionPoint, excluding projected
  synergies.................................................   28.2%   19.4%
Accretion/(Dilution) to ActionPoint, including projected
  synergies.................................................  116.3%   50.2%

---------------

(1) Combined entity pro forma figures are on an ActionPoint share equivalent basis, assuming an exchange ratio of one Captiva share for approximately
    0.0156 of an ActionPoint share.

(2) Excluding the amortization of intangible assets arising as a result of the merger and excluding any merger related expenses that may be accounted for as operating expenses or costs of goods.

     Pacific Crest Securities also performed a synergy sensitivity analysis on the results of its earnings impact analysis by varying the amount of pre-tax synergies for the 2002 calendar year from zero to $0.8 million per year and for the 2003 calendar year from zero to $2.5 million per year. Based on this analysis, the following table shows the accretion/dilution to the estimated 2002 and 2003 EPS of ActionPoint anticipated to result from the merger for varying ranges of assumed synergies.

                                                               EPS    ACCRETION/
EARNINGS PER SHARE IMPACT SENSITIVITIES                       2002    (DILUTION)
---------------------------------------                       -----   ----------
2002 ActionPoint stand-alone................................  $0.27       N/A
2002 Combined entity pro-forma, including projected
  synergies(1)(2)
  Assuming no cost savings realized in calendar year........  $0.35      28.2%
  Assuming $0.4 million in synergies realized in calendar
     year...................................................  $0.56     105.5%
  Assuming $0.8 million in synergies realized in calendar
     year...................................................  $0.59     116.3%
2003 ActionPoint stand-alone................................  $0.48       N/A
2003 Combined entity pro-forma, including projected
  synergies(1)(2)
  Assuming no cost savings realized in calendar year........  $0.57      19.4%
  Assuming $1.2 million in synergies realized in calendar
     year...................................................  $0.62      31.2%
  Assuming $2.5 million in synergies realized in calendar
     year...................................................  $0.71      50.2%

---------------

(1) Combined entity pro forma figures are on an ActionPoint share equivalent basis, assuming an exchange ratio of one Captiva share for approximately
    0.0156 of an ActionPoint share.

(2) Excluding the amortization of intangible assets arising as a result of the merger and excluding any merger related expenses that may be accounted for as operating expenses or costs of goods.

     Valuation of Captiva. Pacific Crest Securities performed a valuation analysis of Captiva using the following methodologies: comparable public company analysis and discounted cash flow analysis. Each of these methodologies was used to generate a reference enterprise value range for Captiva. The enterprise value range was adjusted for cash and debt to arrive at an equity value range. The estimated equity value of Captiva was then used in the contribution analysis to determine an implied exchange ratio.

     Summary descriptions of each of the valuation methodologies noted above and the estimated equity value ranges derived using each methodology are included in the following table.

VALUATION                                                                   ESTIMATED
METHODOLOGY            SUMMARY DESCRIPTION OF VALUATION METHODOLOGY       EQUITY VALUES
-----------            --------------------------------------------       -------------
                                                                          (IN MILLIONS)
Comparable Public    Market valuation benchmark based on the common       $18.0 - $21.9
Company Analysis     stock trading multiples of selected comparable
                     public companies
Discounted Cash      Net present valuation of after-tax cash flows        $16.9 - $28.8
Flow Analysis        using various risk-adjusted present-value
                     discount rates and terminal value multiples

     Comparable Public Company Analysis. Pacific Crest Securities calculated an estimated equity value range for Captiva using a comparable public company analysis which compared selected financial data of Captiva with similar data of selected public document management software companies. The five companies that Pacific Crest Securities used in its analysis are:

     - DocuCorp International, Inc.

     - Documentum, Inc.

     - FileNET Corporation

     - Open Text Corporation

     - ScanSoft, Inc.

     Pacific Crest Securities selected these five companies principally on the basis of various factors, including the similarity of their businesses to Captiva's line of business and the availability of sufficient financial, operational and stock pricing data to perform a meaningful analysis; however, no company utilized in this analysis is identical to Captiva. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies to which Captiva is being compared.

     For each of these companies, Pacific Crest Securities calculated and analyzed the multiples of enterprise value to revenues based upon actual results for the year 2001 and published analyst estimates for the years 2002 and 2003. The enterprise value of each company was obtained by adding interest-bearing debt to the market value of its common stock minus the cash balance. The market value of each company was calculated based on stock prices as of March 1, 2002. The companies and their multiples of enterprise value to revenues are detailed in the following table.

                                                               REVENUE MULTIPLE
                                                       ---------------------------------
                                                         2001        2002        2003
                                                       ---------   ---------   ---------
Comparable Public Company Range......................  1.3x-3.5x   1.2x-3.0x   1.9x-2.4x
Comparable Public Company Median.....................    2.0x        1.3x        2.2x

     This analysis produced estimated equity values for Captiva ranging from $18.0 to $21.9 million.

     Discounted Cash Flow Analysis. Pacific Crest Securities calculated an estimated equity value range for Captiva using a discounted cash flow analysis of Captiva's after-tax free cash flows through 2005. In conducting this analysis, Pacific Crest Securities relied on projected cash flows for Captiva that were provided by and discussed with the management of Captiva and ActionPoint. Captiva management provided forecasted financial plans that were based on Captiva's recent financial trends and related expectations for the future. ActionPoint management reviewed these projections and adjusted them to be consistent with and reflect its market knowledge. The estimated free cash flows utilized assume a revenue growth rate of 20% after 2002 and an operating profit margin of 15% in 2005. Discount rates of 35% to 45% and terminal 2005 revenue multiples of 0.8x to 1.2x were used to generate a range of enterprise values and equity values for Captiva. This analysis produced estimated equity values for Captiva ranging from $16.9 to $28.8 million.

     Contribution Analysis. Pacific Crest Securities performed an analysis comparing the relative contributions of ActionPoint and Captiva to the combined pro forma company. Using certain financial information regarding ActionPoint and Captiva provided by and discussed with management, Pacific Crest Securities reviewed each company's relative contribution to the combined company's actual 2001 and estimated 2002 and 2003 revenues and earnings before interest and taxes, or EBIT, as well as the combined company's cash, employees and fully-diluted equity value as of March 3, 2002 and derived a range of implied exchange ratios from such contributions. The following table sets forth the results of Pacific Crest Securities' review.

                                                                PERCENTAGE
                                                               CONTRIBUTION        IMPLIED
                                                           ---------------------   EXCHANGE
                                              PERIOD       ACTIONPOINT   CAPTIVA    RATIO
                                              ------       -----------   -------   --------
Revenues................................  2001 Actual         47.6%       52.4%     0.0172
                                          2002 Estimated      46.8%       53.2%     0.0178
                                          2003 Estimated      46.4%       53.6%     0.0181
Operating Income........................  2001 Actual          N/A         N/A         N/A
                                          2002 Estimated      34.4%       65.6%     0.0297
                                          2003 Estimated      40.5%       59.5%     0.0229
Cash....................................  Current             88.7%       11.3%     0.0020
Employees...............................  Current             44.8%       55.2%     0.0192
Equity Value............................  Current             33.4%       66.6%     0.0312

     In presenting this information to the ActionPoint board of directors and special committee, Pacific Crest Securities noted that the proposed exchange ratio of approximately 0.0156x was below the ranges of implied exchange ratios derived from its revenues, operating income, employees and equity value contribution analysis and higher than the range derived from its cash contribution analysis. Pacific Crest Securities informed the board that it considered the range of implied exchange ratios derived from cash contribution to be less relevant than the ranges derived from revenues and operating income principally due to the projected profitability of the combined company.

     Other Considerations. The preceding discussion is a summary of the material financial analyses furnished by Pacific Crest Securities to the ActionPoint board of directors and special committee, but it does not purport to be a complete description of the analyses performed by Pacific Crest Securities or of its presentation to the ActionPoint board of directors and special committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Pacific Crest Securities made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Pacific Crest Securities believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Pacific Crest Securities, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Pacific Crest Securities and its opinion.

     In its analyses, Pacific Crest Securities made numerous assumptions with respect to ActionPoint, Captiva, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ActionPoint and Captiva. Any estimates contained in Pacific Crest Securities' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

     Because these estimates are inherently subject to uncertainty, none of ActionPoint, Captiva, the ActionPoint board of directors, the Captiva board of directors, Pacific Crest Securities or any other person assumes responsibility if future results or actual values differ materially from the estimates or are not achieved during the time periods contemplated. Pacific Crest Securities' analyses were prepared solely as part of Pacific Crest Securities' analysis of the fairness of the exchange ratio in the merger and were provided to the

ActionPoint board of directors and special committee in that connection. The opinion of Pacific Crest Securities was only one of the factors taken into consideration by the ActionPoint board of directors in making its determination to approve the merger agreement and the merger. See the section entitled "The Merger -- Recommendation of the Board of Directors of ActionPoint" on page 46.


INTERESTS OF ACTIONPOINT FINANCIAL ADVISOR

     ActionPoint retained Pacific Crest Securities as its financial advisor and exclusive placement agent to raise equity capital for ActionPoint pursuant to a letter agreement dated April 14, 2000. The original letter agreement was amended on October 10, 2000 to provide for Pacific Crest Securities to serve as financial advisor in connection with the potential sale of all or part of ActionPoint. The original letter agreement was amended on March 2, 2001 to provide for the sale of ActionPoint's Dialog Server product line. In connection with the sale of ActionPoint's Dialog Server product line to Chordiant Software on May 17, 2001, ActionPoint paid Pacific Crest Securities a cash fee of $425,000. The original letter agreement was supplemented on December 10, 2001 with a letter agreement regarding the engagement of Pacific Crest Securities for the purpose of rendering an opinion as to fairness in connection with the proposed merger of ActionPoint and Captiva. The original letter agreement was then amended on January 21, 2002 to provide for Pacific Crest Securities' services as a financial advisor in connection with ActionPoint board of directors' consideration of the proposed merger of ActionPoint and Captiva and other strategic alternatives then being considered. The April 14, 2000 letter, as supplemented and amended to date, is referred to herein as the engagement letter. To date, as compensation for Pacific Crest Securities' services in connection with the merger, ActionPoint has paid Pacific Crest Securities a cash fee of $150,000. Pacific Crest Securities will also receive an additional $200,000 fee upon the consummation of the merger pursuant to the engagement letter. In addition, ActionPoint has agreed to reimburse Pacific Crest Securities for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its outside counsel, regardless of whether the merger is completed and to indemnify Pacific Crest Securities against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

     Pacific Crest Securities is a recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ActionPoint selected Pacific Crest Securities to act as its financial advisor on the basis of Pacific Crest Securities' reputation and familiarity with ActionPoint and its industry. In the ordinary course of its business, Pacific Crest Securities and its affiliates may actively trade or hold the securities of ActionPoint for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Pacific Crest Securities and its affiliates may maintain relationships with ActionPoint and Captiva and their respective affiliates after the completion of the merger.

CAPTIVA'S REASONS FOR THE MERGER

     The board of directors of Captiva believes that a business combination with ActionPoint will advance its strategic objective to enhance Captiva's leadership position in the marketplace. The Captiva board of directors has determined that the merger and each of the related transactions are fair to, and in the best interest of, Captiva and its stockholders. The conclusion reached by Captiva's board with respect to the following factors supported its determination that the transaction with ActionPoint was fair to, and in the best interests of, Captiva and its stockholders:

     - the judgment, advice and analysis of Captiva's management with respect to the potential strategic, financial and operational benefits of the proposed transaction, including management's favorable recommendation of the transaction based in part on the business, technical, financial, internal accounting and legal due diligence investigation performed with respect to ActionPoint;

     - the results of operations and financial condition of ActionPoint and Captiva;

     - the fact that the proposed transaction provides for the conversion of Captiva's senior and convertible notes into shares of Captiva common stock and without the proposed transaction the notes would have been due on March 29, 2002 and March 31, 2002, respectively;

     - the recommendation of the special committee of the Captiva board of directors that the proposed conversion rate for Captiva's promissory notes is fair to the stockholders of Captiva who do not hold notes;

     - the fact that the employees of Captiva will receive new stock options and will have their existing stock options repriced in light of the dilutive effect of the proposed note conversion on the common stockholders of Captiva; and

     - the terms of the merger agreement and related agreements, including the exchange ratio and structure, which were considered by both the board of directors and the management of Captiva to provide a fair and equitable basis for the transaction.

     Captiva's board of directors also considered a number of potentially negative factors in its deliberations concerning the transaction. The potentially negative factors considered by Captiva's board included:

     - the risk that the transaction might not be completed in a timely manner or at all;

     - the general difficulties of integrating products, technologies and companies;

     - the negative impact of accounting charges resulting from: (i) amortization of intangible assets generated by the merger; (ii) the cost of integrating the companies; and (iii) a potential deferred compensation charge related to the assumption by ActionPoint of Captiva stock options in the merger;

     - the possible employee disruption associated with the merger; and


     - other applicable risks described in the section "Risk Factors" on page 19 of this joint proxy statement/ prospectus.


     The above discussion of information and factors considered by Captiva's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by Captiva's board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Captiva's board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Captiva board may have given different weight to different factors. However, after taking into account all of the factors described above, Captiva's board of directors determined that the merger agreement and the related transactions were fair to, and in the best interest of, Captiva and its stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CAPTIVA

     CAPTIVA'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF CAPTIVA AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT CAPTIVA'S COMMON AND PREFERRED STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER, THE PRINCIPAL TERMS OF MERGER AGREEMENT AND THE AMENDMENT AND RESTATEMENT OF CAPTIVA'S ARTICLES OF INCORPORATION, AND THAT CAPTIVA'S PREFERRED STOCKHOLDERS ALSO VOTE FOR THE CONVERSION OF ALL OF THE SHARES OF CAPTIVA PREFERRED STOCK INTO SHARES OF CAPTIVA COMMON STOCK. IN ADDITION TO THE MERGER PROPOSAL AND RELATED ACTIONS, CAPTIVA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPTIVA'S STOCKHOLDERS VOTE FOR THE ADOPTION OF THE CAPTIVA 2002 EQUITY INCENTIVE PLAN AND THE AMENDMENT TO CAPTIVA'S AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN.

INTERESTS OF C.E. UNTERBERG, TOWBIN

     Captiva retained C.E. Unterberg, Towbin as a financial advisor to Captiva in connection with possible business combination transactions. Several entities and individuals affiliated with C.E. Unterberg, Towbin (collectively referred to here as CEUT) have interests in the note conversion and the merger. CEUT owns shares of Captiva common stock and Captiva preferred stock. In addition, Mel Lavitt, a partner with CEUT, is a member of Captiva's board of directors and will be a member of the board of directors of ActionPoint after the merger. CEUT also holds an aggregate of approximately $1,080,000 principal amount of the senior notes and an aggregate of approximately $1,480,000 principal amount of the convertible notes.

     In August 2000, Captiva paid $229,000 to an affiliate of CEUT as compensation for the financial advice and services rendered by CEUT in connection with the issuance of the convertible notes and the amendment of the senior notes. In December 2001 Captiva entered into an agreement to engage CEUT as it exclusive investment banking and financial advisor with respect to possible business combination transactions. Pursuant to the engagement agreement, upon consummation of the merger, CEUT is entitled to a transaction fee in the aggregate amount of $350,000, $200,000 of which is payable upon the closing of the merger and the remainder of which is payable in three installments of $50,000. The first, second and third installments are each due upon the later of the closing of the merger or the last day of each of the current and remaining quarters in 2002, respectively.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF ACTIONPOINT AND CAPTIVA IN THE MERGER

     Stockholders should be aware of the interests that various executive officers and directors of ActionPoint and Captiva have in the merger. The boards of directors of ActionPoint and Captiva and their respective special committees were aware of the material conflicts and considered them when approving the merger, the merger agreement and related actions. These interests of the executive officers and directors of ActionPoint and Captiva are different from, and in addition to, other stockholder's interests and their interests as stockholders. As a result of the interests described below, these directors and executive officers of ActionPoint and Captiva may have been more likely to approve the transaction than the ActionPoint and Captiva stockholders generally.

     INTERESTS OF ACTIONPOINT'S EXECUTIVE OFFICERS AND DIRECTORS


     Severance Agreements. In connection with the merger, ActionPoint entered into severance agreements with each of Stephen Francis, John Finegan, John Stetak, Matthew Albanese, James Vickers and David Sharp. See "Other
Agreements -- Severance Agreements" on page 84.


     Captiva Stock Held by ActionPoint Directors. Thomas van Overbeek, Kimra Hawley and Daniel Tompkins are beneficial owners of shares of Captiva preferred stock held by Novus Ventures, L.P. Messrs. van Overbeek and Tompkins are general partners of Novus Ventures, L.P. Ms. Hawley is married to Mr. van Overbeek. Novus Ventures, L.P. will receive approximately 181,706 shares of ActionPoint common stock as a result of the merger.

     Relationship of an ActionPoint Director with Investors that Own Captiva Stock. Patrick Edsell serves as a director and the chief executive officer of Gigabit Optics Corporation, an early-stage venture capital-backed company. A limited partnership that is affiliated with Enterprise Partners III, L.P. owns approximately 19.9% of Gigabit and has a representative on the Gigabit board of directors. Enterprise Partners III, L.P. will beneficially own approximately 6.6% of Captiva's common stock immediately prior to the merger.

     The Special Committee of ActionPoint's Board of Directors. Based on certain material conflicts, the ActionPoint board of directors created a special committee of independent directors to review all of the strategic alternatives available to ActionPoint and recommend to the full board what action ActionPoint should take.

     INTERESTS OF CAPTIVA'S EXECUTIVE OFFICERS AND DIRECTORS

     Employment Agreements. In connection with the merger, ActionPoint entered into an offer letter agreement with each of Reynolds Bish and Rick Russo. The letter agreements are contingent upon the completion of the merger. Each letter agreement sets forth the employee's position, compensation and eligibility to participate in the benefit plans of the combined company. Under the terms of the letter agreements, Messrs. Bish and Russo will be at-will employees and each is entitled to severance benefits in the event his respective employment with the combined company is terminated without cause. See "Other Agreements -- Employment Offer Letters" on page 83.


     Stock Option Grants. As of March 31, 2002, Captiva's executive officers and directors held options to purchase a total of 84,051,834 shares of Captiva common stock at exercise prices ranging from $0.008 to $0.8 per share, including unvested options to purchase a total of 81,080,792 shares of Captiva common stock at exercise prices ranging from $0.008 to $0.8 per share. All of the options granted to Captiva's executive officer and directors will be assumed by ActionPoint at the effective time of the merger. As a result, options to purchase 79,106,834 shares of Captiva common stock will become options to purchase 1,235,000 shares of ActionPoint common stock with a weighted average exercise price of $1.68 per share.

     Of the 84,051,834 options issued to Captiva's executive officers, 79,106,834 have been granted in connection with the merger. The exercise price and number of options to purchase shares of Captiva common stock issued to Captiva's executive officers in connection with the merger and the options to purchase shares of ActionPoint common stock into which such options will convert at the effective time of the merger are set forth in the following table. The following options are subject to varying vesting schedules.

            STOCK OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS
                    OF CAPTIVA IN CONNECTION WITH THE MERGER

                                                                                 OPTIONS TO PURCHASE
                                                                               ACTIONPOINT COMMON STOCK
                                                   OPTIONS TO PURCHASE       ISSUABLE UPON CONVERSION OF
                                                  CAPTIVA COMMON STOCK             CAPTIVA OPTIONS
                                               ---------------------------   ----------------------------
OPTIONHOLDER                                   SHARES(#)    EXERCISE PRICE   SHARES(#)    EXERCISE PRICE
------------                                   ----------   --------------   ----------   ---------------
Reynolds Bish................................  22,098,670      $0.008         345,000          $0.52
                                               22,098,670       0.0379        345,000           2.43
Rick Russo...................................   8,647,306       0.0379        135,000           2.43
Steven Burton................................   8,807,441       0.008         137,500           0.52
                                                8,807,441       0.0379        137,500           2.43
Blaine Owens.................................   8,647,306       0.0379        135,000           2.43

     Option Repricing and Option Acceleration for Captiva's Executive Officers and Directors. In connection with the merger, Captiva's board of directors approved the repricing of certain options to purchase shares of Captiva common stock held by certain Captiva executive officers and directors. The repricing is contingent upon, and will take effect immediately prior to, the merger. The following table sets forth the number of options, the original exercise price and the new exercise price of the options to be repriced held by each Captiva executive officer and director. All of the repriced options to purchase 4,945,000 shares of Captiva common stock held by the executive officers and directors of Captiva are currently vested or will automatically vest at the effective time of the merger. For more detail on ownership of securities of Captiva's executive officers and directors, see the section entitled "Security Ownership of Certain Beneficial Owners and Management of Captiva Prior to the Merger" on page 147.


                 STOCK OPTION GRANTS TO EXECUTIVE OFFICERS AND
       DIRECTORS OF CAPTIVA TO BE REPRICED IN CONNECTION WITH THE MERGER

                                                                                     OPTIONS TO
                                           ORIGINAL EXERCISE                          PURCHASE       EXERCISE PRICE OF
                                           PRICE OF OPTIONS    EXERCISE PRICE OF     ACTIONPOINT        OPTIONS TO
                          OPTIONS TO          TO PURCHASE         OPTIONS TO        COMMON STOCK         PURCHASE
                           PURCHASE             CAPTIVA            PURCHASE         ISSUABLE UPON       ACTIONPOINT
                         CAPTIVA STOCK        STOCK TO BE        CAPTIVA STOCK      CONVERSION OF          STOCK
OPTIONHOLDER           TO BE REPRICED(#)       REPRICED         AFTER REPRICING    CAPTIVA OPTIONS   AFTER THE MERGER
------------           -----------------   -----------------   -----------------   ---------------   -----------------
Reynolds Bish........       850,000              $0.22              $0.008             13,260              $0.52
                            850,000               0.08               0.008             13,260               0.52
Rick Russo...........       700,000               0.22               0.008             10,920               0.52
Steven Burton........       500,000               0.22               0.008              7,800               0.52
                            850,000               0.08               0.008             13,260               0.52
Blaine Owens.........       600,000               0.22               0.008              9,360               0.52
                             30,000               0.80               0.008                468               0.52
John Jones...........       150,000               0.22                   *              2,340                  *
Jordan Libit.........       150,000               0.22                   *              3,340                  *
Edward Pendergast....       100,000               0.22                   *              1,560                  *
                             75,000               0.34                   *              1,170                  *
                             90,000               0.16                   *              1,404                  *

---------------

* The exercise prices for the options held by Messrs. Jones, Libit and Pendergast were waived by Captiva's board of directors.

     Registration of ActionPoint Common Stock for Resale. By filing the registration statement, of which this joint proxy statement/prospectus forms a part, ActionPoint has registered for resale the shares of ActionPoint common stock to be delivered to certain Captiva executive officers, directors and affiliates who will not be executive officers, directors or affiliates of ActionPoint after the merger. The registration statement, of which this joint proxy statement/prospectus forms a part, will serve as the resale registration statement. ActionPoint has agreed with Captiva to maintain the effectiveness of the resale registration statement for one year after the merger. This registration for resale will permit those Captiva executive officers and directors to immediately sell the shares of ActionPoint common stock they receive in the merger.


     Approximately 43% of the shares that may be offered for resale by Captiva's affiliates are subject to lock-up agreements and, therefore, the ability to resell these shares will be restricted during the first 180 days following the merger. See "Other Agreements -- Lock-Up Agreements" on page 83. However, without the registration for resale, the resale of shares of ActionPoint common stock by Captiva's executive officers and affiliates would otherwise be restricted for a longer period under Rule 145 of the Securities Act.


     Conversion of Promissory Notes Issued by Captiva to Captiva Directors and Entities Affiliated with Captiva Directors. Mel Lavitt, a Captiva director and stockholder, is Vice Chairman and Managing Director of C.E. Unterberg, Towbin, which has agreed to convert $2,560,000 of Captiva's promissory notes directly or beneficially owned by it into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger. Additionally, Mr. Lavitt has agreed to convert $100,000 of Captiva's promissory notes directly or beneficially owned by him into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     James Berglund, a director of Captiva, is a general partner of Enterprise Partners Venture Capital, which has agreed to convert $1,069,726 of Captiva's promissory notes directly or beneficially owned by it into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     Shirley Cerrudo, a director of Captiva, is a general partner at Novus Ventures, which has agreed to convert $356,575 of Captiva's promissory notes directly or beneficially owned by it into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     Affiliations with Financial Advisors. Mel Lavitt, a Captiva director and stockholder, is Vice Chairman and Managing Director of C.E. Unterberg, Towbin, which has provided financial advisory and investment banking services to Captiva related to the merger pursuant to an engagement letter dated as of December 11, 2001. Captiva will pay C.E. Unterberg, Towbin $350,000 for advisory and investment banking services rendered pursuant to that engagement letter if the merger is completed.

     Directorships. If the merger is approved, ActionPoint has agreed that John Finegan, Thomas van Overbeek and Daniel Tompkins will resign and their successors, Reynolds Bish, Mel Lavitt and Jim Berglund, current members of Captiva's board of directors, will be elected to the board by the ActionPoint board of directors after the merger.

     Indemnification of Directors and Officers. ActionPoint has agreed that, for a period of 6 years after the merger, it will indemnify all past and present officers and directors of Captiva against losses incurred as a result of any actions or omissions (or alleged actions or omissions) occurring at or prior to the effective time of the merger, to the same extent that such officers and directors are indemnified by Captiva as of the date of the merger agreement. In addition, the merger agreement provides that ActionPoint will maintain, for a period of 6 years after the effective time of the merger, the existing policy of directors' and officers' liability insurance maintained by ActionPoint for the benefit of its current officers and directors as of the date of the merger agreement (or a new policy providing comparable coverage containing terms and conditions, taken as a whole, that are no less advantageous), for the benefit of all past and present officers and directors of Captiva with respect to claims arising from facts or events that occurred prior to the effective time of the merger. These indemnification rights will not be modified without the consent of the indemnified person and the rights will be honored by any successors and assigns of ActionPoint or the combined company.

     ActionPoint Stock Held by Captiva Directors. James Berglund owns 2,000 shares of ActionPoint common stock.

     The Special Committee of Captiva's Board of Directors. Based on certain material conflicts, the Captiva board created a special committee to evaluate, negotiate and recommend strategic alternatives relating to the amendment and conversion of its outstanding promissory notes into equity securities of Captiva.

ACCOUNTING TREATMENT OF THE MERGER


     The merger will be accounted for as a purchase for financial reporting and accounting purposes, as required under generally accepted accounting principles. After the completion of the merger, the results of operations of Captiva will be included in the consolidated financial statements of the combined company. The purchase price will be allocated to Captiva's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair values of the net tangible assets of Captiva acquired will be recorded as goodwill and other intangible assets. Other intangible assets will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and analysis that have not yet been finalized. A preliminary estimate of these valuations is included in this joint proxy statement/prospectus in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" on page 137.


FORM OF MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with California law, a wholly-owned subsidiary of ActionPoint will merge with and into Captiva. Captiva will be the surviving corporation of the merger and will be a wholly-owned subsidiary of ActionPoint.

MERGER CONSIDERATION; EXCHANGE RATIO

     As a result of the merger, ActionPoint will issue, or be required to issue in the future pursuant to warrants and options, up to approximately 6,639,873 shares of ActionPoint common stock in the aggregate to the current holders of Captiva stock, notes, warrants and options. At the time of the merger, up to approximately 4,374,873 of those shares will be issued by ActionPoint in exchange for all of the outstanding Captiva common stock or will be issuable by ActionPoint upon the exercise of warrants to acquire Captiva common stock that will be assumed by ActionPoint in the merger and converted into warrants to purchase ActionPoint common stock. Additionally, following the merger, up to 2,265,000 of the aggregate ActionPoint shares to be issued in the merger will be issuable upon the exercise of the options to purchase Captiva common stock that will be assumed by ActionPoint in the merger and converted into options to purchase ActionPoint common stock. The holders of Captiva's common stock immediately prior to the merger will own or have the right to acquire up to approximately 49.9% of the outstanding common stock of ActionPoint following the merger. The holders of Captiva's promissory notes, who are expected to agree to convert their notes into common stock immediately prior to the merger, will hold up to approximately 80% of Captiva's common stock at that time and will therefore own up to approximately 40% of ActionPoint's common stock following the merger.

     Immediately prior to the effective time of the merger, pursuant to the election of the holders of a majority of Captiva's preferred stock in accordance with Captiva's articles of incorporation, each share of Captiva Series A preferred stock, Series B preferred stock and Series C preferred stock will automatically be converted into 1.321118 shares of Captiva common stock. In addition, each share of Captiva Series D preferred stock and Series E preferred stock will automatically be converted into 1 share of Captiva common stock. No shares of Captiva preferred stock will be outstanding upon the closing of the merger.

     Also immediately prior to the effective time of the merger, pursuant to the election of the holders of Captiva's promissory notes, at least 75% of the principal amount of the promissory notes will be converted into Captiva common stock based on the conversion price calculated in accordance with the terms of the promissory notes.

     At the effective time of the merger, each outstanding share of Captiva common stock will automatically be converted into a fraction of a share of ActionPoint common stock equal to the exchange ratio. The exchange ratio will be determined by dividing (x) the number of shares of ActionPoint common stock outstanding immediately prior to the merger minus 1 by (y) the number of then outstanding shares of Captiva common stock, assuming the conversion into common stock of all of the promissory notes and warrants issued by Captiva.


     Based on the outstanding shares of Captiva capital stock and warrants and options to acquire Captiva common stock on March 31, 2002, the conversion price for the promissory notes is approximately $0.03751 per share of Captiva common stock. In other words, each $1.00 in principal and interest will be converted into 26.66230 shares of Captiva common stock. The exact conversion price cannot be determined at this time because interest continues to accrue under the promissory notes, and the capitalization of Captiva may change prior to the merger. Based on the outstanding shares of Captiva stock and warrants and options to acquire Captiva common stock and the outstanding shares of ActionPoint common stock, all as of March 31, 2002, and assuming the exercise of options to purchase 6,083,414 shares of Captiva common stock expected to occur immediately prior to the merger, each share of Captiva common stock will be exchanged for approximately 0.0156 of a share of ActionPoint common stock. The exact exchange ratio cannot be determined at this time because the number of outstanding shares of Captiva and ActionPoint common stock may change prior to the merger and the conversion ratio is not fixed. The assumptions underlying the calculation of the conversion price and the exchange ratio and additional details regarding the calculation of those amounts are provided in "The Merger Agreement -- Merger Consideration; Determination of the Exchange Ratio" on page 66.


     In addition, Captiva stockholders will receive cash in lieu of any fractional shares that they would otherwise receive in the merger. Captiva options and warrants will be assumed by ActionPoint and converted into options and warrants to purchase ActionPoint common stock.

     As of the effective time of the merger, all shares of Captiva stock will automatically be canceled and will cease to exist. At that time, each holder of a certificate representing shares of Captiva stock (other than shares as to which appraisal rights have been perfected) will cease to have any rights as a stockholder except the right to receive ActionPoint common stock and cash for any fractional shares. The merger consideration was determined through arms'-length discussions between ActionPoint and Captiva.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California, or at such later time as stated in the agreement of merger or as agreed to by ActionPoint and Captiva. The filing of the agreement of merger will occur at the time of closing of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to ActionPoint, and Cooley Godward LLP, counsel to Captiva, the following are the material United States federal income tax consequences of the merger to Captiva stockholders who exchange their shares of Captiva stock for shares of ActionPoint stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to ActionPoint, Captiva or Captiva stockholders.

     Captiva stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Captiva stockholders that are subject to special rules or that may be important in light of such stockholders' individual circumstances, such as stockholders who:

     - are dealers in securities or foreign currency;

     - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - are foreign persons or entities;

     - are financial institutions, mutual funds or insurance companies;

     - are tax-exempt organizations;

     - do not hold their Captiva shares as capital assets;

     - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - hold Captiva capital stock as part of an integrated investment (including a "straddle," pledge against currency risk, "constructive" sale or "conversion" transaction) comprised of shares of Captiva capital stock and one or more other positions; or

     - hold Captiva capital stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code.

     In addition, the following discussion does not address:

     - tax consequences of the merger under foreign, state or local tax laws;

     - tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Captiva shares are acquired or ActionPoint shares are disposed of; or

     - tax consequences to holders of options, warrants or similar rights to acquire Captiva capital stock, including the assumption by ActionPoint of outstanding options and subscriptions to acquire Captiva capital stock.

     ACCORDINGLY, CAPTIVA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

     ActionPoint and Captiva have received initial tax opinions, the exhibit tax opinions, from their respective counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Cooley Godward LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code. These opinions have been filed as exhibits to the Registration Statement of which this joint proxy statement/prospectus is a part. As explained more fully below, these opinions are subject to certain assumptions, limitations and qualifications. In addition, completion of the merger is conditioned on the receipt by ActionPoint and Captiva of final tax opinions, the final tax opinions, substantially similar to the exhibit tax opinions but based on representations of ActionPoint, Captiva and Condor Merger Corp. as of the date of the closing of the merger. In the event that the final tax opinions requirement is waived as a result of a material change in the tax consequences of the merger from those expressed in this tax consequences section, a revised tax consequences section will be prepared and distributed to Captiva stockholders as part of a revised joint proxy statement/prospectus for the merger.

     The following material federal income tax consequences will result from the merger constituting a reorganization within the meaning of the Section 368(a):

     - Captiva stockholders will not recognize any gain or loss solely upon receipt in the merger of ActionPoint common stock in exchange for Captiva capital stock, except to the extent of cash received in lieu of fractional shares of ActionPoint common stock and in the case of Captiva stockholders that exercise their dissenters' rights;

     - the aggregate tax basis of the ActionPoint common stock received by a Captiva stockholder in the merger, including any fractional shares of ActionPoint common stock not actually received, will be the same as the aggregate tax basis of the surrendered Captiva capital stock;

     - the holding period of the ActionPoint common stock received by a Captiva stockholder in the merger will include the period for which the surrendered Captiva capital stock was considered to be held, provided that the Captiva capital stock so surrendered is held as a capital asset at the time of the merger;

     - cash payments received by a Captiva stockholder in lieu of fractional shares of ActionPoint common stock will be treated as if fractional shares of ActionPoint common stock had been issued in the merger and then redeemed by ActionPoint. A Captiva stockholder receiving cash in lieu of a fractional share will generally recognize capital gain or loss with respect to such payment measured by the difference (if any) between the amount of cash received and the basis in the fractional share; and

     - holders of Captiva capital stock who exercise dissenters' rights with respect to their shares of Captiva capital stock and who receive payment for the shares in cash will recognize gain or loss measured by the difference between the amount of cash received and the stockholders' basis in the shares surrendered if, as a result of such exercise, such stockholder owns no shares of Captiva capital stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue
       Code) immediately after the merger. If a Captiva stockholder who exercises his, her or its dissenters' rights owns any shares of Captiva capital stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code) immediately after the merger, then such stockholder may recognize ordinary income for federal income tax purposes in an amount equal to the entire amount of cash received by such stockholder pursuant to such exercise.

     Although ActionPoint and Captiva will have received the exhibit tax opinions and will receive the final tax opinions that will provide that the merger will constitute a reorganization, a recipient of shares of ActionPoint common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Captiva capital stock. All or a portion of that gain may be taxable as ordinary income. For example, the Internal Revenue Service, or the IRS, may assert that the difference between (i) the amount of ActionPoint common stock that the holders of Captiva preferred stock

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would have received in the merger had the amendment and restatement to Captiva's articles of incorporation, attached hereto as Annex K, not been adopted and (ii) the amount of ActionPoint common stock that such holders of Captiva preferred stock actually receive in the merger should be treated as constructively received by such holder of Captiva preferred stock and then transferred to the holders of Captiva common stock in a fully taxable transaction. In the event that the IRS were to prevail in such position, the holders of Captiva common stock would recognize income in an amount equal to the value of the ActionPoint common stock that they are deemed to receive pursuant to such constructive transfer, and the holders of Captiva preferred stock would be treated as recognizing gain in an amount equal to the excess of the value of the ActionPoint common stock they are deemed to transfer and the basis that they would have had in such stock immediately following the merger had they actually received such stock in the merger. There can be no assurance that the IRS would not be successful in any such assertion. A Captiva stockholder could also have to recognize gain to the extent that such stockholder was treated as receiving (directly or indirectly) consideration other than ActionPoint common stock in exchange for Captiva capital stock.

     ActionPoint and Captiva will not request a ruling from the IRS in connection with the merger, and neither the exhibit tax opinions nor the final tax opinions will be binding upon the IRS. The IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the exhibit tax opinions and final tax opinions are or will be, as applicable, subject to certain assumptions, limitations and qualifications, including the assumptions that:

     - original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the effective time of the merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;

     - all statements, representations and warranties made or agreed to by ActionPoint, Condor Merger Corp. and Captiva, and their respective managements, employees, officers, directors and stockholders, in the merger agreement, in the representation letters received or to be received, as applicable, from ActionPoint, Condor Merger Corp. and Captiva to support the exhibit tax opinions and the final tax opinions, and in other documents related to ActionPoint, Condor Merger Corp. and Captiva and relied upon by counsel to support the opinions are, in each case, true and accurate. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the effective time of the merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

     - all covenants contained in the merger agreement or in the representation letters received or to be received from ActionPoint, Condor Merger Corp. and Captiva to support the exhibit tax opinions and the final tax opinions are performed without waiver or breach of any material provision thereof;

     - the merger will be consummated pursuant to the merger agreement and will be effective under the laws of the State of California;

     - no Captiva stockholder has guaranteed or will guarantee any Captiva indebtedness outstanding during the period immediately prior to the merger, and at all relevant times, including as of the effective time of the merger, (i) no outstanding indebtedness of ActionPoint, Condor Merger Corp. or Captiva has or will represent equity for tax purposes, (ii) no outstanding equity of ActionPoint, Condor Merger Corp. or Captiva has or will represent indebtedness for tax purposes and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Captiva stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of the Internal Revenue Code;

     - after the merger, Captiva will hold "substantially all" of its and Condor Merger Corp.'s properties and will continue its historic business or use a significant portion of its historic assets in a business;

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     - ActionPoint, Condor Merger Corp. and Captiva will report the merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the merger as a reorganization; and

     - representations made by ActionPoint, Condor Merger Corp. and Captiva in certain certificates to be delivered to counsel by the respective managements of ActionPoint, Condor Merger Corp. and Captiva will be true and accurate.

     A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in Captiva stockholders recognizing taxable capital gain or loss with respect to their shares of Captiva capital stock surrendered equal to the difference between their bases in such shares and the fair market value, as of the date the merger is completed, of the ActionPoint common stock received in exchange therefor, provided that the Captiva capital stock so surrendered is held as a capital asset at the time of the merger. In such event, a stockholder's aggregate basis in the ActionPoint common stock so received would equal its fair market value as of the date the merger is completed, and the stockholder's holding period for such stock would begin the day after the merger.

     Reporting Requirements. Each individual Captiva stockholder who receives ActionPoint common stock in the merger will be required to file a statement with his or her federal income tax return providing his or her basis in the Captiva stock surrendered and the fair market value of the ActionPoint common stock and any cash received in the merger, and to retain permanent records of this information relating to the merger.

     Backup Withholding. Certain non-corporate Captiva stockholders may be subject to backup withholding at a 30% rate on cash payments received instead of fractional shares of ActionPoint common stock. Backup withholding will not apply, however, to a Captiva stockholder who (a) is a United States resident or domestic entity and who furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Captiva stockholders following the date of the merger, (b) provides a certification of foreign status on the appropriate form or (c) is otherwise exempt from backup withholding.

APPRAISAL AND DISSENTERS' RIGHTS

     The following is a summary of the provisions of Chapter 13 of the California General Corporation Law, or Chapter 13, which provides stockholders of Captiva with certain dissenters' rights. All references to and summaries of the rights of dissenting stockholders are qualified in their entirety by reference to the text of Chapter 13, which is attached to this joint proxy statement/prospectus as Annex D.

     Subject to certain conditions, Chapter 13 grants stockholders of Captiva who are entitled to vote, and who vote all of their shares against the merger, the right to require Captiva to purchase for cash at fair market value the shares of Captiva common stock which qualify as dissenting shares. Stockholders who do not follow the statutory procedures of Chapter 13, however, will lose their rights to dissent on the merger. Dissenting stockholders will have no interest in Captiva after they surrender their certificates representing the dissenting shares and receive payment therefor. Surrendered shares will resume the status of authorized but unissued shares.

     If the merger proposal is approved by the required vote of Captiva stockholders, Captiva stockholders who vote against the merger proposal will generally not have appraisal rights with respect to the merger unless (i) such shares are subject to a restriction on transfer imposed by Captiva or any law or regulation, or (ii) demands for payment (as described below) are filed with respect to 5% or more of the outstanding shares of Captiva common stock. Any stockholder entitled to vote who desires to exercise dissenters' rights must vote his, her or its shares against the approval of the merger proposal. In addition, the stockholder must demand in writing that Captiva purchase those shares and pay the stockholder the fair market value of those shares in cash. The demand for payment must state the number and class of the shares held of record by the stockholder that the stockholder wants Captiva to purchase and shall also state what the stockholder claims to be the fair market value of the shares as of the day before the announcement of the definitive terms of the merger. The statement of fair market value will constitute an offer by the stockholder to sell such shares at such price. Such demand must be received by Captiva at its principal executive offices at 10145 Pacific

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Heights Blvd., San Diego, CA 92121, or by a transfer agent designated by
Captiva, not later than July   , 2002, the date the action by written consents
are due from the stockholders of Captiva. A stockholder may not withdraw a demand for payment unless Captiva consents thereto.

     Within 10 days after the date Captiva receives stockholder approval of the merger, Captiva must mail to any stockholder that could qualify as possessing dissenting shares a notice of approval. Captiva's statement of fair market value contained in the notice of approval will constitute an offer by Captiva to purchase the stockholder's shares at the price stated in the notice of approval, provided that such shares qualify as dissenting shares and do not lose their status as dissenting shares, as outlined below.

     Within 30 days after the date on which the notice of approval was mailed, the stockholder must submit to Captiva or a designated transfer agent the certificates representing any shares that the stockholder demands that Captiva purchase. Such shares will be stamped or endorsed with a statement that the shares are dissenting shares or will be exchanged for share certificates so stamped or endorsed.

     If a dissenting stockholder and Captiva agree that the shares are dissenting shares and agree upon the price of the shares, Captiva will pay the dissenting stockholder the agreed price with interest at the legal rate on judgments from the date of such agreement, within 30 days after the date of the agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later. If Captiva denies that the shares are dissenting shares, or Captiva and the stockholder fail to agree upon the fair market value of the dissenting shares, then the stockholder or Captiva may seek a court determination of whether the shares are dissenting shares, the fair market value of the dissenting shares, or both. The stockholder may intervene in any action pending on such a complaint. The stockholder or Captiva must file a complaint or intervene in a pending action within six months after the date on which the notice of approval was mailed. In determining the fair market value of the dissenting shares, the court may, but is not required to, appoint one or more appraisers. If the court appoints appraisers it may accept the appraisers' valuation or make its own determination of the fair market value of the dissenting shares and enter judgment accordingly. Any party may appeal from the judgment. The costs of the action, including reasonable compensation for the appraisers, shall be assessed as the court considers equitable, but if the judgment exceeds the amount offered by Captiva, Captiva shall pay those costs (including, in the court's discretion, attorneys' fees, fees of expert witnesses, and interest at the legal rate on judgments from the date of the stockholder's compliance with the foregoing procedures for demanding payment of dissenting shares if the value awarded by the court is more than 125% of the amount Captiva states as the fair market value in the notice of approval). The stockholder may recover the amount the court determines to be the fair market value of each dissenting share multiplied by the number of dissenting shares Captiva must purchase, with interest thereon at the legal rate from the date of judgment. The judgment is payable only upon endorsement and delivery to Captiva of the certificates for the shares described in the judgment.

     Dissenting shares may lose their status as dissenting shares and the dissenting stockholder will cease to be entitled to require Captiva to purchase such shares if:

     - Captiva and ActionPoint abandon the merger;

     - the stockholder transfers the shares before submitting them to Captiva or the designated transfer agent;

     - the stockholder withdraws the demand that Captiva purchase the dissenting shares; or

     - if Captiva and the stockholder do not agree on the status of the shares as dissenting shares or upon the fair market value of such shares and neither has filed a court petition as set forth above within six months after the mailing of the notice of approval.

     A vote in favor of the merger constitutes a waiver of dissenters' rights under Chapter 13. Furthermore, a vote against approval of the merger does not satisfy the requirement of a written demand for payment or the other actions required by Chapter 13 to perfect dissenters' rights. Such written demand for payment must be in addition to and separate from any action by written consent regarding the merger.

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FAILURE TO FOLLOW THE PROVISIONS OF CHAPTER 13 OF THE CALIFORNIA LAW WILL RESULT
IN A LOSS OF ALL DISSENTERS' RIGHTS.

     ActionPoint stockholders are not entitled to dissenters' or appraisal rights with respect to the merger.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     It is a condition to the closing of the merger that the shares of ActionPoint common stock to be issued pursuant to the merger agreement be approved for listing on The Nasdaq National Market.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the merger, assuming the conversion of all of Captiva's outstanding promissory notes and no changes in the number of shares of Captiva common stock and the number of shares of ActionPoint common stock outstanding as of March 31, 2002, approximately 8,749,747 shares of ActionPoint common stock will be outstanding. All of the up to approximately 4,374,873 shares to be issued at the effective time of the merger will be freely tradable without restriction or further registration under the Securities Act, other than shares held by "affiliates" of ActionPoint or Captiva as that term is defined in Rule 144 or 145 under the Securities Act or under the lock-up agreements entered into by certain of Captiva's stockholders as described below. In general, under Rule 144, a person who may be deemed an affiliate of the combined company after the merger who has beneficially owned shares of ActionPoint common stock or shares exchanged for ActionPoint common stock for at least one year will be entitled to sell within any three-month period during the year following the completion of the merger a number of shares that does not exceed the greater of 1% of the number of shares of ActionPoint common stock then outstanding (which is expected to be approximately 87,500 shares upon the completion of the merger) or the average weekly trading volume of the combined company's common stock on The Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the combined company.

     In general, under Rule 145, affiliates of Captiva will also be subject to the above restrictions on sales of the combined company's common stock received in the merger. The restrictions under Rule 145 will not apply to shares that ActionPoint is registering for resale in this joint proxy statement/prospectus. The registration for resale includes approximately 2,262,365 shares of ActionPoint common stock to be received by the affiliates of Captiva in connection with the merger who will not be affiliates of the combined company immediately following the effective time of the merger. Of the 2,262,365 shares of ActionPoint common stock registered for resale by Captiva's affiliates, a total of 1,297,143 shares of ActionPoint common stock not subject to the lock-up agreements will be immediately available for resale in the public market following the effective time of the merger.

     Options. Holders of ActionPoint common stock who purchased or will purchase such shares under stock options to purchase Captiva common stock assumed by ActionPoint in connection with the merger will be entitled to sell the ActionPoint common stock pursuant to a registration statement on Form S-8, which will be filed by ActionPoint within 20 days after the merger to register up to 2,265,000 shares of ActionPoint common stock subject to options to purchase Captiva common stock assumed by ActionPoint in connection with the merger.

     Lock-Up Agreements. Subject to the volume limitations described above for any shares other than the shares registered for resale by the selling stockholders, upon the expiration of the lock-up agreements entered into by certain of Captiva's stockholders and ActionPoint's executive officers and directors, 901,556 of the 8,749,747 shares of the combined company's outstanding common stock at the effective time of the merger will become available for resale in the public market 90 days following the effective time of the merger and 901,556 shares will become available for resale in the public market 180 days following the effective time of the merger. Additionally, if individuals subject to the lock-up agreements exercise any options held by them during the 180-day period following the effective time of the merger, those options would also be subject to the lock-up restrictions and the expiration of those restrictions at 90 days and 180 days.

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                              THE MERGER AGREEMENT

     The following briefly summarizes the material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this summary. The following is not a complete description of all provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement. You are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

GENERAL

     Following the approval and adoption of the merger, the merger agreement and actions related to the merger by the stockholders of Captiva, the approval of the share issuance by the stockholders of ActionPoint, and the satisfaction or waiver of each of the conditions to the merger, Condor Merger Corp., a wholly-owned subsidiary of ActionPoint, will be merged with and into Captiva. Captiva will survive the merger as a wholly-owned subsidiary of ActionPoint. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of the duly executed articles of merger with the Secretary of State of the State of California, which is referred to as the effective time. At the effective time, the name of ActionPoint will be changed to Captiva Software Corporation.

MERGER CONSIDERATION; DETERMINATION OF THE EXCHANGE RATIO

     In General. As a result of the merger, ActionPoint will issue, or be required to issue in the future pursuant to warrants and options, up to approximately 6,639,873 shares of ActionPoint common stock in the aggregate to the holders of Captiva stock, notes, warrants and options. At the time of the merger, up to approximately 4,374,873 of those shares will be issued by ActionPoint in exchange for all of the outstanding Captiva common stock or will be issuable by ActionPoint upon the exercise of warrants to acquire Captiva common stock that will be assumed by ActionPoint in the merger and converted into warrants to purchase ActionPoint common stock. Additionally, following the merger, up to 2,265,000 of the aggregate ActionPoint shares will be issuable upon the exercise of the options to purchase Captiva common stock that will be assumed by ActionPoint in the merger and converted into options to purchase ActionPoint common stock. Captiva's preferred stock and between 75% to 100% of the aggregate principal amount of Captiva's promissory notes will be converted into Captiva common stock prior to the exchange of Captiva common stock for ActionPoint common stock. The holders of Captiva's common stock immediately prior to the merger will own or have the right to acquire up to approximately 49.9% of the outstanding common stock of ActionPoint following the merger. The holders of Captiva's promissory notes, who are expected to agree to convert their notes into common stock immediately prior to the merger, will hold up to approximately 80% of Captiva's common stock at that time and will therefore own up to approximately 40% of ActionPoint's common stock following the merger.

     Conversion of Captiva Preferred Stock into Captiva Common
Stock. Immediately prior to the closing of the merger, each share of Captiva Series A preferred stock, Series B preferred stock and Series C preferred stock will automatically be converted into 1.321118 shares of Captiva common stock and each share of Captiva Series D preferred stock and Series E preferred stock will automatically be converted into 1 share of Captiva common stock. As of March 31, 2002, Captiva had outstanding 23,760,060 shares of common stock, 2,515,587 shares of Series A preferred stock, 875,424 shares of Series B preferred stock, 2,188,553 shares of Series C preferred stock, 769,231 shares of Series D preferred stock and 15,444,160 shares of Series E preferred stock. Based on the outstanding number of shares of each series of Captiva preferred stock as of March 31, 2002, all shares of Captiva preferred stock will be converted into 23,584,654 shares of Captiva common stock immediately prior to the closing of the merger.

     Conversion of Captiva Promissory Notes into Captiva Common Stock. Immediately prior to the closing of the merger, all of Captiva's promissory notes will be amended and at least 75% of the unpaid principal and interest under Captiva's promissory notes will be converted into shares of Captiva common stock. Any unpaid principal or interest under the notes that is not converted will remain outstanding after the merger and be a liability of the combined company.

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     The conversion price for the promissory notes is calculated by dividing (x)
the outstanding unpaid principal and accrued interest due under the notes by (y) four times the "fully diluted capitalization of Captiva." The "fully diluted capitalization of Captiva" is equal to the number of shares of common stock outstanding and issuable upon the conversion of Captiva's outstanding preferred stock and the exercise of Captiva's outstanding options and warrants other than any options granted pursuant to the Captiva 2002 equity incentive plan. Based on the outstanding shares of Captiva capital stock and warrants and options to acquire Captiva common stock on March 31, 2002, the conversion price for the promissory notes is approximately $0.03751 per share of Captiva common stock. Based on the aggregate unpaid principal and accrued interest as of March 31, 2002 of $8,487,658, the outstanding promissory notes would convert into up to approximately 226,300,496 shares of Captiva common stock immediately prior to the merger. In other words, each $1.00 in principal and interest under the notes will be converted into 26.66230 shares of Captiva common stock. The exact conversion price cannot be determined at this time because interest continues to accrue under the promissory notes, and the fully diluted capitalization of Captiva may change prior to the merger. For further discussion of the note conversion, see the section entitled "The Note Conversion" on page 86.


     Conversion of Captiva Common Stock into ActionPoint Common Stock. At the effective time of the merger and without any action on the part of any Captiva stockholder, each issued and outstanding share of Captiva common stock, including the shares of Captiva common stock acquired upon conversion of the Captiva preferred stock and the promissory notes, will be exchanged for the right to receive a fraction of a share of ActionPoint common stock. This fraction is referred to as the "exchange ratio." The exchange ratio will be calculated by dividing (x) the number of shares of ActionPoint common stock outstanding immediately prior to the merger minus one by (y) the aggregate number of shares of Captiva common stock outstanding immediately prior to the effective time of the merger. For the purpose of determining the number of shares of Captiva common stock outstanding immediately prior to the merger, it will be assumed that all of the outstanding principal and accrued but unpaid interest under Captiva's promissory notes have been converted into shares of Captiva common stock and that all warrants to purchase Captiva common stock have been exercised. Shares issuable under Captiva's outstanding options will not be deemed to be outstanding for purposes of calculating the exchange ratio. An example describing how the exchange ratio would have been calculated as of March 31, 2002 is set forth below.

     THE EXCHANGE RATIO WILL NOT BE ADJUSTED BASED ON FLUCTUATIONS IN THE MARKET PRICE OF ACTIONPOINT'S COMMON STOCK.

     Determination of the Exchange Ratio. The exchange ratio will be determined upon the closing of the merger by dividing the number of shares to be issued by ActionPoint by the number of shares of Captiva common stock then outstanding. Based on:

     - the conversion of all of Captiva's preferred stock into 23,584,654 shares of Captiva common stock;

     - the conversion of Captiva's promissory notes into 226,300,496 shares of Captiva common stock;

     - 23,760,060 shares of Captiva common stock outstanding as of March 31, 2002; and

     - the exercise of options to purchase 6,083,414 shares of Captiva common stock that is expected to be made immediately prior to the merger;

there will be approximately 279,728,624 shares of Captiva common stock outstanding immediately prior to the merger. Based on ActionPoint's 4,374,874 shares of common stock outstanding as of March 31, 2002, ActionPoint will issue 4,374,873 shares of ActionPoint common stock to the holders of Captiva common stock immediately prior to the merger. Based on the foregoing assumed number of shares of Captiva common stock outstanding and the assumed number of shares of ActionPoint common stock to be issued, the exchange ratio will be approximately 0.0156, meaning each share of Captiva common stock would be exchanged for approximately 0.0156 shares of ActionPoint common stock. The values used in the foregoing description of the determination of the exchange ratio are based on information available as of March 31, 2002 and will not be identical to the values that will be used to calculate the exchange ratio at the time of the merger. Therefore, the final exchange ratio may be different from the exchange ratio in this example. The combined company will announce the final exchange ratio in a press release immediately after the completion of the merger.

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TREATMENT OF CAPTIVA STOCK OPTIONS

     In the merger between ActionPoint and Captiva, ActionPoint has agreed to assume all of the stock options outstanding under Captiva's two stock option plans, the amended and restated stock option/stock issuance plan, or the stock plan, and the 2002 equity incentive plan. As a result of the merger, all options to purchase shares of Captiva common stock, whether vested or unvested, will be assumed by ActionPoint. Each option to acquire shares of Captiva stock outstanding immediately prior to the merger will be converted into an option to acquire the number of shares of ActionPoint common stock equal to the number of shares subject to Captiva's option multiplied by the exchange ratio, rounded down to the nearest whole number. The exercise price for the shares of ActionPoint common stock issued to Captiva's stockholders will be equal to the exercise price for the original option to purchase Captiva stock divided by the exchange ratio, rounded up to the nearest whole cent. For the reasons discussed above, the exact exchange ratio cannot be determined prior to the effective time, and accordingly the number of options to acquire ActionPoint common stock into which Captiva's stock options will be converted is not currently known.

     As of March 31, 2002, options to purchase 8,730,419 shares of Captiva common stock were outstanding under Captiva's amended and restated stock option/stock issuance plan and options to purchase 124,686,174 shares of Captiva common stock were outstanding under the Captiva 2002 equity incentive plan. Under the merger agreement, Captiva is permitted to grant additional options to purchase 16,148,043 shares of Captiva common stock prior to the effective time. Captiva and ActionPoint expect that options to purchase 6,083,414 shares of Captiva common stock will be exercised prior to the merger and, if not exercised prior to the merger, these options will automatically terminate. Assuming the foregoing exercises and grants are made and there is no change to the exchange ratio, Captiva's outstanding options will convert into options to purchase 2,240,000 shares of ActionPoint common stock in the merger. Prior to the merger, Captiva may also grant additional options to new employees of Captiva hired prior to the closing of the merger. Those options would convert into options to purchase not more than 25,000 shares of ActionPoint common stock. Captiva has agreed that it will not have outstanding options to purchase Captiva common stock in excess of that number of options which would convert into options to purchase 2,265,000 shares of ActionPoint common stock in the merger.

     The options to acquire ActionPoint common stock issued in the conversion of Captiva's options will be subject to the same terms and conditions that are currently applicable to the Captiva options under the outstanding Captiva option agreements and the Captiva option plans. ActionPoint has agreed to file a registration on Form S-8 to register all of the shares of ActionPoint common stock that will be subject to the options assumed by ActionPoint in connection with the merger.


     ActionPoint's current stock option/stock issuance equity compensation plans will not change as a result of the merger. For a summary of the equity compensation plans of the combined company, see the section entitled "Information Concerning the Combined Company -- Equity Compensation Plans of the Combined Company" on page 136.


TREATMENT OF CAPTIVA WARRANTS

     In the merger, the vested and unvested warrants to purchase shares of Captiva common stock outstanding at the effective time will be converted into warrants to purchase shares of ActionPoint common stock. The number of shares of ActionPoint common stock subject to the new warrants will be equal to the number of shares of Captiva common stock subject to Captiva's converted warrants multiplied by the exchange ratio, rounded down to the nearest whole number. The exercise price per share of ActionPoint common stock under the assumed Captiva stock warrants will equal the exercise price per share of the Captiva common stock under the original warrants divided by the applicable exchange ratio rounded to the nearest whole cent. For the reasons discussed above, the exact exchange ratio and the number of shares of ActionPoint common stock subject to the warrants cannot be determined prior to the effective time.

     Based on outstanding warrants to purchase 500,000 shares of Captiva common stock and an exchange ratio of approximately 0.0156 as of March 31, 2002, the outstanding warrants to purchase Captiva common

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stock will be assumed by ActionPoint and converted into warrants to purchase
7,805 shares of ActionPoint common stock.

EXCHANGE OF SHARES

     Fractional Shares. ActionPoint will not issue any fractional shares of ActionPoint common stock in the merger. Instead, each holder of shares of Captiva capital stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of ActionPoint common stock will be entitled to receive cash for that fractional share in an amount equal to the fractional amount of ActionPoint common stock multiplied by the average closing market price of ActionPoint common stock as quoted on The Nasdaq National Market for the 30 trading-days preceding the day the merger is completed.

     Surrender of Shares of Captiva Capital Stock; Stock Transfer Books. Soon after the effective time, ActionPoint will mail to each record holder of any certificate representing Captiva capital stock a letter of transmittal containing instructions for surrendering certificates in exchange for ActionPoint common stock and for obtaining cash payment for fractional shares. Each holder of certificates for Captiva stock who surrender their certificates in accordance with these instructions will receive cash and certificates representing their shares of ActionPoint common stock. Each surrendered certificate will be canceled. Until surrendered as contemplated above, each certificate representing Captiva stock will be deemed, at and after the effective time of the merger, to represent only the right to receive the merger consideration discussed above upon surrender of the certificate.

     No Dividends or Distributions. No dividends declared or other distributions paid after the effective time of the merger by ActionPoint will be paid to the holder of any certificate representing Captiva capital stock until the certificate is surrendered. Following the surrender of each certificate representing shares of Captiva capital stock, ActionPoint will pay to the record holder of the new certificates representing shares of ActionPoint capital stock the amount of all dividends and distributions with a record date after the effective time of the merger which would have been previously payable had the certificates representing shares of Captiva capital stock been surrendered prior to the declaration or distribution.

     Lost Certificates. If any Captiva certificate has been lost, stolen or destroyed, the owner of the certificate must provide an affidavit to that effect. ActionPoint may require the owner of lost, stolen or destroyed Captiva certificates to deliver a bond to ActionPoint as indemnity against any claim that may be made against ActionPoint with respect to any Captiva certificates alleged to have been lost, stolen or destroyed.

     Affiliate Shares. No shares of ActionPoint common stock will be delivered to an affiliate of Captiva, as defined in Rule 145 of the Securities Act, until the affiliate executes and delivers an affiliate agreement.

APPRAISAL AND DISSENTERS' RIGHTS

     Holders of Captiva capital stock that have perfected their dissenters' rights pursuant to Chapter 13 of the California General Corporation Law will not have their shares of Captiva capital stock converted into ActionPoint common stock. Instead, their shares will be exchanged for cash payment determined in accordance with Chapter 13 of the California General Corporation Law.

     ActionPoint stockholders are not entitled to appraisal or dissenters' rights in connection with the merger.

     If more than 7.5% of Captiva's stockholders perfect their dissenters' rights, neither ActionPoint nor Captiva will be obligated to complete the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of ActionPoint, Captiva and Condor Merger Corp. The most significant of these relate to:

     - due organization, valid existence, qualification to do business and good standing;

     - organizational documents;

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     - subsidiaries;

     - capitalization;

     - authority relative to the merger and the merger agreement;

     - required consents, approvals and government filings;

     - possession of and compliance with permits required to conduct their businesses;

     - the accuracy and completeness of their financial statements and the absence of undisclosed liabilities in their businesses;

     - the absence of changes in their businesses;

     - litigation, arbitration, or judgments pending or threatened against them or to which they are a party;

     - employee benefit plans, labor agreements, employee compensation and compliance with the Employee Retirement Income Security Act of 1974, or ERISA;

     - the validity, binding nature and absence of material defaults with respect to their material contracts;

     - compliance with laws related to environmental matters;

     - the right to use, absence of infringement of intellectual property;

     - compliance with laws related to taxes;

     - stockholder votes required to approve the merger;

     - title to property;

     - transactions with their affiliates;

     - insurance;

     - broker's fees;

     - state takeover statutes;

     - customers and suppliers;

     - the suspension of all negotiations and discussions regarding any other major corporate transactions;

     - corporate books and records; and

     - the opinions of their respective financial advisors.

     ActionPoint and Condor Merger Corp. have also made representations and warranties relating to:

     - the accuracy and completeness of documents and reports filed by ActionPoint with the Securities and Exchange Commission;

     - ActionPoint's rights agreement; and

     - the operations of Condor Merger Corp.

     The representations and warranties in the merger agreement are lengthy and detailed and not easily summarized. You are urged to read carefully Article III of the merger agreement entitled "Representations and Warranties of the Company" and Article IV of the merger agreement entitled "Representations and Warranties of Parent and Merger Sub."

     None of the representations or warranties made by ActionPoint, Condor Merger Corp. or Captiva contained in the merger agreement will survive after the completion of the merger.

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CONDUCT OF BUSINESS PENDING THE MERGER

     ActionPoint and Captiva are subject to restrictions on their conduct and operations until the merger is completed. In the merger agreement, ActionPoint and Captiva agreed that, prior to the effective time, each will:

     - operate its business only in the usual and ordinary course and in a manner consistent with past practices;

     - use commercially reasonable efforts to maintain its business organization;

     - pay its debts and taxes when due; and

     - retain its key employees and preserve its relationships with customers, suppliers and others having business dealings with them.

     ActionPoint and Captiva also agreed that, unless the other party consents in writing, they will not do any of the following until the completion of the merger:

     - amend or change their articles or certificate of incorporation or bylaws;

     - issue, sell, grant or authorize, or propose the issuance, sale or grant of, any shares of capital stock, convertible securities, rights, warrants, calls, subscriptions or options, or any other ownership interest other than as specifically permitted under the merger agreement;

     - dispose of or grant an encumbrance on any material assets, except in the ordinary course of business and in a manner consistent with past practice;

     - declare, set aside or pay dividends or make any other distributions;

     - split, combine, redeem or reclassify any capital stock;

     - acquire any interest in or any assets of any corporation, partnership, other business organization;

     - initiate or settle any legal proceeding requiring a payment in excess of $25,000 individually or $75,000 in the aggregate;

     - incur any additional indebtedness for borrowed money or issue any debt securities;

     - authorize any capital expenditure in excess of $25,000 individually or $75,000 in the aggregate;

     - enter into any lease or contract for the purchase or sale of any property except in the ordinary course of business and in a manner consistent with past practice;

     - waive or release any material right or claim, except in the ordinary course of business and in a manner consistent with past practice;

     - increase, or agree to increase, the compensation payable to their officers or employees, except for the salaries or wages of its employees who are not its officers in accordance with past practices;

     - grant any severance or termination pay to, or enter into any employment or severance agreement with, any of their directors, officers or other employees, or enter into other plan, agreement or arrangement for the benefit of any director, officer or employee, other than those required under ERISA;

     - make any bonus payment to any of their officers or employees unless such payments are reflected in its balance sheet;

     - change the exercise period or the vesting schedule of restricted stock or options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for options granted under any of the plans except as specifically required by the terms of such plans or other agreement;

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     - extend any offers of employment with an annual salary in excess of
       $100,000 to potential employees, consultants or independent contractors or terminate any existing employment relationship without cause, except in the ordinary course of business and in a manner consistent with past practice;

     - amend or terminate any material contract;

     - enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar agreement that may not be cancelled without penalties upon notice of 30 days or less, other than those made in the ordinary course of business and in a manner consistent with past practice;

     - enter into any contract or agreement material to their business other than sales contracts made in the ordinary course of business;

     - make any unreasonable change to accounting policies, principles or procedures that is not in the ordinary course of business and consistent with past practice;

     - take any action related to any material tax or accounting election, change any accounting method or annual accounting period, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action or omit to take any action that would have the effect of increasing the tax liability of Captiva or ActionPoint;

     - sell, dispose of or grant any lien with respect to intellectual property, grant any license with respect to any of their intellectual property, other than a license of their software granted to their customers in the ordinary course of business, develop, create or invent any intellectual property jointly with any third party, or disclose, or allow to be disclosed, any of their confidential intellectual property, unless the intellectual property is subject to a confidentiality or non-disclosure covenant;

     - revalue any of their assets;

     - take any action or fail to take any action that would cause there to be a material adverse effect;

     - permit any insurance policy naming them as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the other party;

     - write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter or $50,000 in the aggregate; or

     - agree to take any of the foregoing actions.

     Each of Captiva and ActionPoint has agreed to notify the other of any event or occurrence which would be likely to have a material adverse effect on that party's business. Each of Captiva ad ActionPoint has also agreed to notify the other of any event or occurrence which would be likely to prevent that party from complying with its obligations under the merger agreement in all material respects or of any failure or inability to comply with the merger agreement in all material respects. Further, each party has agreed to notify the other of any legal claim or action initiated by or against it.

     As it is used in the merger agreement, "material adverse effect" means any changes in or effects on the business of ActionPoint or Captiva or their subsidiaries that, individually or in the aggregate, could reasonably be expected to be materially adverse to the business, operations, condition, assets, liabilities, or results of operations of ActionPoint or Captiva or their subsidiaries or adverse to ActionPoint's or Captiva's ability to perform its obligations in the merger agreement. However, the following changes and effects by themselves or with others will not be considered in determining whether there has been a material adverse effect on ActionPoint's or Captiva's business:

     - any changes in general economic or business conditions that as a whole do not disproportionately impact ActionPoint or Captiva or their subsidiaries;

     - any changes affecting the industries in which ActionPoint or Captiva or their subsidiaries operate that as a whole do not have a disproportionate impact on ActionPoint or Captiva or their subsidiaries;

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     - any changes which result from the taking of any action expressly required by the merger agreement; and

     - any adverse event, change, circumstance or effect related to the announcement of the merger.

     Also, any change in the market price of ActionPoint's common stock, in and of itself, will not be considered in determining whether there has been a material adverse effect on ActionPoint's business.

LIMITATIONS ON CONSIDERING OTHER TAKEOVER PROPOSALS

     Until the merger is completed or the merger agreement is terminated, Captiva and ActionPoint have agreed not to:

     - directly or indirectly initiate, solicit or encourage the submission of a proposal likely to lead to an acquisition transaction, as defined below;

     - participate in discussions or negotiations regarding an acquisition transaction; or

     - furnish to any person any information or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, an acquisition transaction.

     An "acquisition transaction" means any of the following involving ActionPoint or Captiva (other than the merger and the other transactions contemplated by the merger agreement):

     - a merger, consolidation, share exchange, business combination or other similar transaction;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of ActionPoint and its subsidiaries or Captiva and its subsidiaries;

     - a tender offer or exchange offer for, or any offer to purchase directly from ActionPoint or Captiva, 20% or more of the outstanding voting securities of ActionPoint or Captiva;

     - any solicitation to oppose the approval of the merger agreement by ActionPoint's or Captiva's stockholders; or

     - any liquidation, dissolution, recapitalization or other significant corporate reorganization of ActionPoint or Captiva.

     Captiva and ActionPoint must immediately notify the other party upon receipt of any acquisition proposal or offer or any inquiry or contact with any person with respect to any acquisition proposal or offer and promptly deliver to the other party a copy of the acquisition proposal, offer, inquiry or contact and any other related written material that contains the principal terms of the acquisition proposal or offer.

     Despite the restrictions described above, ActionPoint and Captiva may furnish information to and enter into discussions or negotiations with any person who has made an unsolicited, written, bona fide proposal or offer regarding an acquisition transaction if the board of directors has:

     - reasonably concluded after consultation with its financial advisor that the proposal or offer constitutes a superior proposal, as defined below;

     - reasonably concluded, after consultation with its outside legal counsel that failing to furnish the information or enter into discussions may be a breach of its fiduciary obligations to their stockholders under applicable law;

     - provided written notice to the other party of its intent to furnish information or enter into discussions with the person making the superior proposal at least three business days prior to furnishing information or entering into discussions; and

     - obtained from the person making the superior proposal an executed confidentiality agreement on terms no less favorable to ActionPoint or Captiva than those contained in the non-disclosure agreement between these parties.

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     In the merger agreement, a "superior proposal" means an unsolicited written bona fide offer made by a third party to consummate an acquisition transaction that:

     - is not attributable to a material breach by the party receiving the proposal of its non-solicitation obligations in the merger agreement;

     - is on terms that the board of directors receiving the proposal determines in good faith, based on the written advice of a reputable financial advisor, to be more favorable to its stockholders from a financial point of view than the terms of the merger; and

     - has financing either committed or likely to be obtained by the third party on a timely basis, if any financing is required to complete the transaction contemplated by the offer.

     Prior to the approval of the merger agreement and the merger by the requisite vote of the stockholders of Captiva, nothing in the merger agreement prevents Captiva's board of directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the merger if:

     - Captiva receives a superior proposal that is not withdrawn;

     - within 24 hours after receiving a superior proposal, Captiva provides written notice to ActionPoint informing ActionPoint that Captiva has received a superior proposal, specifying the material terms and conditions of the superior proposal in reasonable detail and identifying the person or entity making the superior proposal;

     - ActionPoint has not, within 5 business days after receiving notice of the superior proposal, made an offer that Captiva's board of directors by a majority vote determines in good faith (after consultation with Captiva's financial advisor) to be at least as favorable to Captiva and Captiva's stockholders as the superior proposal;

     - Captiva's board of directors concludes in good faith after consultation with Captiva's outside legal counsel, that, in light of the superior proposal, the withholding, withdrawal, amendment, modification or change of the recommendation in favor of the merger is required in order for the Captiva board of directors to comply with its fiduciary obligations to Captiva and Captiva's stockholders under applicable law; and

     - Captiva has not violated any of the non-solicitation restrictions contained in the merger agreement.

     Prior to the approval of the share issuance by ActionPoint's stockholders, nothing in the merger agreement prevents ActionPoint's board of directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the merger if:

     - ActionPoint receives a superior proposal that is not withdrawn;

     - within 24 hours after receiving a superior proposal, ActionPoint provides written notice to Captiva informing Captiva that ActionPoint has received a superior proposal, specifying the material terms and conditions of the superior proposal in reasonable detail and identifying the person or entity making the superior proposal;

     - Captiva has not, within 5 business days after receiving notice of the superior proposal, made an offer that ActionPoint's board of directors, by a majority vote, determines in good faith judgment (after consultation with ActionPoint's financial advisor) to be at least as favorable to ActionPoint and ActionPoint's stockholders as the superior proposal;

     - ActionPoint's board of directors concludes in good faith after consultation with ActionPoint's outside legal counsel that, in light of the superior proposal, the withholding, withdrawal, amendment, modification or change of the recommendation in favor of the merger is required in order for the ActionPoint board of directors to comply with its fiduciary obligations to ActionPoint and ActionPoint's stockholders under applicable law; and

     - ActionPoint has not violated any of the non-solicitation restrictions contained in the merger agreement.

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     ActionPoint and Captiva will provide the other party with at least 36 hours notice of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition transaction.

OTHER COVENANTS

     Director and Officer Indemnification. ActionPoint has agreed to indemnify the officers and directors of Captiva for six years after the merger to the same extent that those officers and directors are presently indemnified through Captiva's articles of incorporation, bylaws or agreements with those officers and directors. ActionPoint has also agreed to obtain and maintain director and officer liability insurance on behalf of Captiva's officers and directors for six years following the merger.

     Third-Party Approvals. Captiva and ActionPoint have agreed to use their reasonable best efforts to obtain all consents and make all filings with governmental entities, which are necessary to be obtained by them to consummate the merger.

     Listing of ActionPoint Common Stock. ActionPoint has agreed to use its reasonable best efforts to cause the shares issued at the effective time to be approved for quotation on The Nasdaq National Market.

     Employee Benefits. ActionPoint has agreed to take such reasonable actions soon after the merger as are necessary to allow eligible employees of Captiva to participate in ActionPoint's benefit programs or alternative benefit programs available to the employees of ActionPoint.

     Affiliate Agreements. Captiva has agreed to have each of its affiliates enter into an affiliate agreement with ActionPoint related to compliance by the affiliates with the federal securities laws.

     Plan of Reorganization. The merger agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Internal Revenue Code.

     Until the effective time of the merger, ActionPoint, Captiva and Condor Merger Corp. each agree to use its commercially reasonable efforts to cause the merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the merger from qualifying, as a reorganization under Section 368(a) of the Internal Revenue Code.

     Following the effective time of the merger, the surviving corporation, ActionPoint and their affiliates must not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the merger to not qualify as a reorganization under Section 386(a) of the Internal Revenue Code.

     Lock-Up Agreements. Captiva has agreed to use reasonable efforts to have all of the holders of its preferred stock enter into a lock-up agreement with ActionPoint, which will restrict those stockholders from transferring their shares of ActionPoint common stock received in the merger. Under the lock-up agreement, one half of the shares received by each Captiva stockholder entering into a lock-up agreement cannot be transferred for 90 days after the merger and the other half cannot be transferred for 180 days after the merger.

     Promissory Note Amendment Agreement. Captiva and ActionPoint have agreed to use their best efforts to have all of the holders of Captiva's promissory notes enter into an agreement to amend the notes. The affiliates of Captiva have already entered into such an agreement.

     ActionPoint Name Change. ActionPoint has agreed to use its best efforts to obtain the approval of its stockholders to change its name to Captiva Software Corporation at the effective time of the merger.

     Certain Other Covenants. The merger agreement contains certain other mutual covenants of ActionPoint and Captiva. The most significant are to:

     - provide to the other party and its employees, officers, directors and representatives, access to its books and records;

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     - maintain the confidentiality of the information obtained from the other party in accordance with the confidentiality agreement between the parties;

     - refrain from issuing any press release or otherwise making any public statement or other public disclosure regarding the merger or the merger agreement prior to obtaining the written consent of the other party unless otherwise required under applicable law or the requirements of The Nasdaq National Market;

     - notify the other party of any claim, suit, or other action initiated by or against them or their representatives or stockholders;

     - notify the other party of the occurrence or non-occurrence of any event which could result in any condition required for the merger not to be satisfied; and

     - take all actions reasonably necessary to comply with legal requirements and obtain all consents and approvals necessary to complete the merger.

CONDITIONS TO COMPLETING THE MERGER

     Conditions to Each Party's Obligation. The obligations of ActionPoint, Captiva and Condor Merger Corp. to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

     - the approval of the merger, the merger agreement, the amendment and restatement of Captiva's articles of incorporation and the conversion of all the shares of Captiva preferred stock into Captiva common stock by the requisite vote of Captiva's stockholders and the approval of the share issuance by ActionPoint's stockholders;

     - there must be no order, injunction or other legal restraint that prohibits consummation of the merger and pending or threatened litigation by any government entity that seeks to enjoin or prohibit the consummation of the merger;

     - the effectiveness of ActionPoint's registration statement on Form S-4 and the absence of any stop order suspending such effectiveness or any action, suit, proceeding or investigation by the Securities and Exchange Commission to suspend such effectiveness;

     - the approval of the listing of shares of ActionPoint common stock to be issued in the merger on The Nasdaq National Market;

     - the amendment and restatement of Captiva's articles of incorporation must be effective;

     - stockholders holding no more than 7.5% of Captiva's common stock outstanding immediately prior to the effective time shall have perfected their dissenters' rights under the California General Corporation Law;

     - a sufficient number of holders of Captiva's preferred stock must have elected to convert their shares into Captiva common stock so that all of Captiva's preferred stock can be converted into common stock of Captiva under Captiva's articles of incorporation;

     - the approval of the amendment to Captiva's promissory notes by the holders of at least 50% of the principal amount of each series of Captiva's 2 series of notes;

     - the election by the holders of at least 75% of the outstanding principal amount under Captiva's amended promissory notes to convert their notes into Captiva common stock immediately prior to the effective time of the merger; and

     - the change of ActionPoint's name to Captiva Software Corporation.

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     Conditions to the Obligations of ActionPoint and Condor Merger Corp.  The
obligation of ActionPoint and Condor Merger Corp. to complete the merger is subject to the satisfaction, or ActionPoint's waiver, of the following conditions before completion of the merger:

     - Captiva's representations and warranties in the merger agreement being true and correct as of the closing date, as though made on and as of the closing date, except where the failure to be true and correct does not result in a material adverse effect on Captiva;

     - Captiva will have complied with all agreements and covenants required of it in the merger agreement;

     - Captiva will have received all authorizations and approvals required by any government entity or third party;

     - ActionPoint will have received a written opinion from tax counsel for ActionPoint to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code;

     - ActionPoint will have received executed affiliate agreements from all of Captiva's affiliates, which are effective as of the date of completion of the merger;

     - ActionPoint will have received a certificate executed by Captiva's secretary certifying as to customary matters, including Captiva's organizational documents and resolutions of Captiva's board of directors and stockholders approving the merger agreement and related matters;

     - ActionPoint will have received a FIRPTA certificate; and

     - Captiva will have terminated its stockholders' agreement, investors' rights agreement and security agreement with certain Captiva stockholders and holders of the promissory notes issued by Captiva and terminated any board observation and management rights granted to certain Captiva stockholders.

     Conditions to the Obligations of Captiva. The obligation of Captiva to complete the merger is subject to the satisfaction, or Captiva's waiver, of the following conditions before the completion of the merger:

     - ActionPoint's representations and warranties in the merger agreement being true and correct as of the closing date, as though made on and as of the closing date, except where the failure to be true and correct does not result in a material adverse effect on ActionPoint;

     - ActionPoint will have complied with all agreements and covenants required of it on the merger agreement;

     - ActionPoint will have received all authorizations and approvals required by any government entity or third party;

     - ActionPoint will have received written letters of resignation that have not been revoked or rescinded from John Finegan, Thomas van Overbeek and Daniel Tompkins, and ActionPoint's board of directors will have adopted, by at least a majority vote, resolutions that have not been revoked or rescinded electing Reynolds Bish, Mel Lavitt and Jim Berglund to fill the vacancies on ActionPoint's board of directors;

     - Captiva will have received a written opinion from tax counsel for Captiva to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

     - Captiva will have received a certificate executed by ActionPoint's secretary certifying as to customary matters, including ActionPoint's organizational documents and resolutions of ActionPoint's board of director and stockholders approving the merger and related matters.

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TERMINATION

     ActionPoint and Captiva may agree by mutual written consent to terminate the merger agreement at any time before the merger is completed. In addition, either party may terminate the merger if:

     - the merger is not completed, without the fault of the terminating party, by July 31, 2002;

     - a final court order prohibiting the merger is issued and cannot be appealed;

     - Captiva's stockholders do not approve merger, the merger agreement and the amendment to Captiva's articles, unless it is because of that party's failure to perform a material obligation under the merger agreement;

     - ActionPoint's stockholders do not approve the share issuance, unless it is because of that party's failure to perform a material obligation under the merger agreement; or

     - the holders of at least 75% of the outstanding principal amount under Captiva's promissory notes do not convert their promissory notes into Captiva common stock immediately prior to the effective time of the merger, unless it is because of that party's failure to perform a material obligation under the merger agreement.

     In addition to the above, ActionPoint may terminate the merger agreement if any of the following occur:

     - Captiva's board of directors withholds, withdraws, amends, modifies or changes its unanimous recommendation of the merger;

     - Captiva's board of directors recommends that Captiva's stockholders enter into an acquisition transaction, or resolves to do so, or enters into any letter of intent, agreement, contract or commitment relating to an acquisition transaction;

     - Captiva's board of directors fails to reject an acquisition transaction within 10 days following the public announcement or receipt of the proposal;

     - Captiva fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board of directors in favor of the merger or fails to distribute to its stockholders an action by written consent to vote on the approval of the merger within 45 days after the registration statement containing this joint proxy statement/prospectus is declared effective;

     - Captiva's board of directors fails to reaffirm its unanimous recommendation to vote in favor of approving the merger, the merger agreement and the amendment and restatement of Captiva's articles of incorporation within 5 business days after ActionPoint requests in writing that the recommendation be reaffirmed;

     - Captiva willfully breaches its non-solicitation obligations; or

     - Captiva breaches any representation, warranty, covenant or agreement set forth in the merger agreement and does not cure the breach within 30 days after receiving notice of the breach.

     Similarly, Captiva may terminate the merger agreement if:

     - ActionPoint's board of directors withholds, withdraws, amends, modifies or changes its unanimous recommendation of the merger;

     - ActionPoint's board of directors recommends that ActionPoint's stockholders enter into an acquisition transaction, or resolves to do so, or enters into any letter of intent, agreement, contract or commitment relating to an acquisition transaction;

     - ActionPoint's board of directors fails to reject an acquisition transaction within 10 days following the public announcement or receipt of the proposal;

     - ActionPoint fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board of directors in favor of the merger or fails to hold a meeting of its stockholders to vote on

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       the approval of the merger, within 45 days after the registration statement containing this joint proxy statement/prospectus is declared effective;

     - ActionPoint's board of directors fails to reaffirm its unanimous recommendation to vote in favor of the merger within 5 business days after Captiva requests in writing that the recommendation be reaffirmed;

     - ActionPoint willfully breaches its non-solicitation obligations; or

     - ActionPoint breaches any representation, warranty, covenant or agreement set forth in the merger agreement and does not cure the breach within 30 days after receiving notice of the breach.

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     The merger agreement provides that, if the agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

     Payments by Captiva. Captiva will pay 50% of the first $20,000 of all expenses incurred in connection with preparing, printing, filing and mailing the joint proxy statement/prospectus, including fees for services provided by counsel, accountants and consultants. In addition, Captiva will pay ActionPoint up to $250,000 for ActionPoint's expenses if the merger agreement is terminated because:

     - Captiva's board of directors withdraws its recommendation of the merger, recommends a superior proposal, fails to reject a superior proposal within 10 days after it is received, does not distribute to its stockholders an action by written consent of its stockholders within 45 days after the registration statement becomes effective, breaches its non-solicitation obligations or fails to reaffirm its recommendation in support of the merger within 5 business days after ActionPoint requests the reaffirmation;

     - Captiva's stockholders do not approve the merger, the merger agreement and the amendment to Captiva's articles; or

     - the holders of at least 75% of the outstanding principal amount under Captiva's promissory notes do not convert their promissory notes into Captiva common stock immediately prior to the effective time of the merger.

     Captiva will pay ActionPoint an additional $100,000 under certain circumstances if Captiva enters into an acquisition transaction within 4 months after the merger agreement is terminated.

     Payments by ActionPoint. ActionPoint will pay Captiva up to $250,000 for Captiva's expenses if the merger agreement is terminated because:

     - ActionPoint's board of directors withdraws its recommendation of the merger, recommends a superior proposal, fails to reject a superior proposal within 10 days after it is received, does not hold a stockholders' meeting within 45 days after the registration statement becomes effective, breaches its non-solicitation obligations or fails to reaffirm its recommendation in support of the merger and changing ActionPoint's name within 5 business days after Captiva requests the reaffirmation; or

     - ActionPoint's stockholders do not approve the share issuance.

     ActionPoint will also pay Captiva an additional $100,000 under certain circumstances if ActionPoint enters into an acquisition transaction within 4 months after the merger agreement is terminated.

AMENDMENT AND WAIVER

     ActionPoint and Captiva may amend the merger agreement at any time with a written statement executed by each of the parties and in accordance with applicable law.

     At any time prior to the effective time, each of ActionPoint or Captiva may unilaterally:

     - extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement;

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     - waive any inaccuracies in the representations and warranties made to the other party in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement for the benefit of the other party.

RELATED MATTERS AFTER THE MERGER

     The articles of incorporation and the bylaws of Condor Merger Corp. in effect immediately prior to the effective time will become the articles of incorporation and bylaws of Captiva. Captiva's name after the merger will be Condor Merger Corp.

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                                OTHER AGREEMENTS

     The following is a summary of the material provisions of the ActionPoint voting agreements, Captiva voting agreements, affiliate agreements, lock-up agreements, employment offer letters, severance agreements and amendment to rights agreement. Copies of the form ActionPoint voting agreement, form Captiva voting agreement, form affiliate agreement, and forms of lock-up agreements are included as Annexes E, F, G, and H, respectively, to this joint proxy statement/prospectus. The following is not a complete description of all the provisions of these agreements, and you are urged to read in their entirety the form ActionPoint voting agreement, form Captiva voting agreement, form affiliate agreement and form lock-up agreements. This summary is qualified in its entirety by reference to the full text of these agreements.

VOTING AGREEMENTS

     ActionPoint Voting Agreements. In connection with the signing of the merger agreement, each of ActionPoint's executive officers and directors, Matthew Albanese, Patrick Edsell, John Finegan, Stephen Francis, Kimra Hawley, Thomas van Overbeek, David Sharp, Bruce Silver, John Stetak, Daniel Tompkins and Jim Vickers, entered into a voting agreement, the ActionPoint voting agreements, with Captiva. These ActionPoint voting agreements require ActionPoint's executive officers and directors to vote all outstanding shares of ActionPoint common stock (including common stock issued pursuant to all options, warrants and other rights to acquire shares of ActionPoint common stock) they beneficially own or may acquire:

     - in favor of the approval of the issuance of shares of ActionPoint common stock pursuant to the merger;

     - against certain acquisition transactions or other actions that could reasonably be expected to delay the approval of the merger;

     - against any action or agreement that could reasonably be expected to result in the breach of any covenant, representation or warranty or any other obligation or agreement of ActionPoint under the merger agreement or that could reasonably be expected to result in any of the conditions to ActionPoint's obligations under the merger agreement not being fulfilled; and

     - in favor of any other matter relating to the consummation of the transactions contemplated by the merger agreement.


     As of June 4, 2002, the record date for the ActionPoint stockholders' meeting, the stockholders who entered into the ActionPoint voting agreements with Captiva collectively held approximately 439,944 outstanding shares of ActionPoint common stock, which then represented approximately 10.1% of the outstanding shares of ActionPoint common stock. None of ActionPoint's stockholders who entered into an ActionPoint voting agreement was paid additional consideration in connection with entering into the agreement. The ActionPoint voting agreements terminate on the date of termination of the merger agreement. The form of the voting agreement entered into by ActionPoint's executive officers and directors is attached to this joint proxy statement/prospectus as Annex E.


     Captiva Voting Agreements. In connection with the signing of the merger agreement, Captiva's executive officers, directors and certain stockholders and affiliates of Captiva, including Reynolds Bish, Steven Burton, Rick Russo, Blaine Owens, Randall Stern, James Murrin, Baird Brueseke, James Haley, Jim Berglund, Shirley Cerrudo, John Jones, Mel Lavitt, Jordan Libit, Edward Pendergast, Nissho Electronics, entities affiliated with C.E. Unterberg, Towbin, entities affiliated with Enterprise Partners Venture Capital and entities affiliated with Novus Ventures L.P. entered into voting agreements, the Captiva voting agreements, with ActionPoint. These Captiva voting agreements require those executive officers, directors, stockholders and affiliates of Captiva who entered into the voting agreements to vote all shares of Captiva capital stock (including capital stock issued pursuant to all options, warrants and other rights to acquire shares of Captiva capital stock) they beneficially own or may acquire:

     - in favor of the approval of the merger, the principal terms of the merger agreement and other transactions contemplated by the merger agreement, the amendment and restatement of Captiva's

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       articles of incorporation and the conversion of all the shares of Captiva preferred stock into shares of Captiva common stock;

     - against certain acquisition transactions or other actions that could reasonably be expected to delay the approval of the merger;

     - against any action or agreement that could reasonably be expected to result in the breach of any covenant, representation or warranty or any other obligation or agreement of Captiva under the merger agreement or that could reasonably be expected to result in any of the conditions to ActionPoint's obligations under the merger agreement not being fulfilled; and

     - in favor of any other matter relating to consummation of the transactions contemplated by the merger agreement.

     As of March 31, 2002, Captiva's directors, officers, stockholders and affiliates who entered into the voting agreements with ActionPoint collectively held:

     - 10,897,412 outstanding shares of Captiva common stock, which then represented approximately 46% of the outstanding Captiva common stock;


     - 2,515,587 outstanding shares of Captiva Series A preferred stock, which then represented approximately 100% of the outstanding Captiva Series A preferred stock;



     - 875,424 outstanding shares of Captiva Series B preferred stock, which then represented approximately 100% of the outstanding Captiva Series B preferred stock;



     - 1,313,132 outstanding shares of Captiva Series C preferred stock, which then represented approximately 60% of the outstanding Captiva Series C preferred stock;


     - 769,231 outstanding shares of Captiva Series D preferred stock, which then represented approximately 100% of the outstanding Captiva Series D preferred stock; and

     - 7,563,561 outstanding shares of Captiva Series E preferred stock, which then represented approximately 49% of the outstanding Captiva Series E preferred stock.

     The approval of the majority of the shares of each of the foregoing classes and series of Captiva's capital stock is required to approve the merger.

     None of Captiva's directors, officers, stockholders or affiliates who entered into the voting agreements with ActionPoint was paid additional consideration in connection with entering into the agreement. The Captiva voting agreements terminate on the date of termination of the merger agreement. The form of the voting agreement entered into by Captiva's executive officers, directors, stockholders and affiliates is attached to this joint proxy statement/prospectus as Annex F.

AFFILIATE AGREEMENTS

     Prior to the closing of the merger, ActionPoint will enter into affiliate agreements with those directors, officers and stockholders of Captiva who are affiliates of Captiva within the meaning of the Securities Act. Pursuant to these agreements, each Captiva affiliate will agree not to dispose of his, her or its shares of ActionPoint common stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws. The form of affiliate agreement is attached to this joint proxy statement/prospectus as Annex G.

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LOCK-UP AGREEMENTS

     In connection with the signing of the merger agreement, Captiva's executive officers, directors, stockholders and affiliates and ActionPoint's executive officers and directors entered into lock-up agreements. The lock-up agreements require the signing stockholders not to sell, transfer, pledge or otherwise dispose of, or reduce an interest in or risk relating to:

     - one-half of his, her or its shares of ActionPoint common stock held, received and issuable upon the exercise of options for 90 days following the effective time of the merger; and

     - the remaining one-half of his, her or its shares of ActionPoint common stock held, received and issuable upon the exercise of options for 180 days following the effective time of the merger.

     The forms of lock-up agreements are attached to this joint proxy statement/prospectus as Annex H.

EMPLOYMENT OFFER LETTERS

     In connection with the merger, ActionPoint entered into an offer letter agreement, or letter agreement, with each of Reynolds Bish and Rick Russo. The letter agreements will become effective upon the completion of the merger. Each letter agreement sets forth the employee's position, compensation and eligibility to participate in the benefit plans of the combined company. Under the terms of the letter agreements, Messrs. Bish and Russo will be at-will employees and each will be entitled to severance benefits in the event his respective employment with the combined company is terminated without cause.

     In the event Mr. Bish is terminated without cause, he would be entitled to receive severance payments in the form of continued payments of his then base salary, subject to payroll deductions and withholdings, for a period of 12 months following his termination and reimbursement for monthly premiums paid by Mr. Bish under COBRA until the earlier of 12 months following his termination date or the date he begins to receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

     In the event Mr. Russo is terminated without cause, he would be entitled to receive severance payments in the form of continued payments of his then base salary, subject to payroll deductions and withholdings, for a period of 6 months following his termination and reimbursement for monthly premiums paid by Mr. Russo under COBRA until the earlier of 6 months following his termination date or the date he begins to receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

     The terms of the letter agreements provide that only the following are grounds for termination for "cause," to be decided in good faith by the board of directors of the combined company:

     - the employee's willful breach of any material provision of the letter agreement or any other material agreement between the employee and the combined company as long as the employee has been given written notice of the breach by the board and the employee has had a reasonable opportunity to cure the breach if it is curable;

     - the employee's dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit or acts adverse to the best interests of the combined company and its stockholders;

     - the employee's commission, conviction of, or a plea of guilty or no contest to, a felony under the laws of any state or the United States;

     - the employee's failure to comply with any commercially reasonable policies or directives adopted by the board in good faith; or

     - the employee's willful misconduct in the performance of his duties that the board decides is materially detrimental to the business of the combined company.

     In addition, in the event either of Messrs. Bish or Russo is terminated without cause within 12 months following a change of control of the combined company, in addition to the severance payments and benefits

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described above, all stock options held by him would automatically become fully vested. The letter agreements provide that "change of control" shall mean:

     - a sale or other disposition of all or substantially all of the assets of the combined company;

     - a merger or consolidation in which the combined company is not the surviving entity and in which the stockholders of the combined company immediately prior to such consolidation or merger own less than 50% of the surviving entity's voting power immediately after the transaction; or

     - a reverse merger in which the combined company is the surviving entity but the stockholders of the combined company immediately prior to such reverse merger own less than 50% of the combined company's voting power immediately after the transaction.

SEVERANCE AGREEMENTS

     In connection with the negotiation of the merger with Captiva, ActionPoint entered into new severance agreements with the following executive officers:
Stephen Francis, John Finegan, John Stetak, Matthew Albanese, James Vickers and David Sharp. Prior to entering into the new severance agreements, ActionPoint had existing severance agreements with Stephen Francis, John Finegan, John Stetak and Matthew Albanese.


     Existing Severance Agreements. Under the existing severance agreements, the executives are entitled to severance benefits only upon a change in control of ActionPoint, which would not include the merger with Captiva. For a more detailed description of the existing severance agreements, see "Information Concerning ActionPoint -- Executive Compensation and Related Information for ActionPoint's Executive Officers" on page 100.


     New Severance Agreements. In general, as a result of the merger with Captiva, each of Messrs. Francis, Finegan, Albanese, Vickers and Sharp may be entitled to severance benefits if they resign or are terminated following the merger. Mr. Stetak's employment will terminate effective upon the merger or shortly thereafter, and therefore he will likely be entitled to severance benefits at that time. Specifically, under the new severance agreements, Messrs. Francis, Finegan, Stetak, Albanese, Vickers and Sharp will each be entitled to severance benefits if:

     - within 12 months after the merger with Captiva, ActionPoint terminates the officer's employment without cause;

     - within 1 month after the merger with Captiva for Mr. Francis, and within 3 months after the merger for the remaining executives, the executive resigns for good reason, as defined below, which does not include resigning as a result of a material reduction in his authority or responsibility; or

     - from 2 to 6 months after the merger for Mr. Francis, from 4 to 9 months after the merger for Mr. Finegan, and from 4 to 6 months after the merger for the remaining executives, the executive resigns for good reason.

     The new severance agreements generally provide that an executive's resignation will be for "good reason" if the executive:

     - has incurred a material reduction in his authority or responsibility so that the executive's position is no longer comparable to the position that he held before the merger with Captiva;

     - has incurred a reduction of more than 10% in his base salary;

     - has been notified that his principal place of work will be relocated and the executive's commuting distance will increase by more than 40 miles or require the executive to change residences; or

     - becomes employed by a successor to ActionPoint and the successor fails to assume the executive's new severance agreement.

     Under his new severance agreement, Mr. Francis will be entitled to a lump sum severance payment equal to 100% of his annual base compensation and group insurance coverage for 12 months after his employment

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with ActionPoint ends. Under his new severance agreement, Mr. Finegan will be entitled to a lump sum severance payment equal to 83% of his annual base compensation and group insurance coverage for 10 months after his employment with ActionPoint ends. Each of the remaining executives will be entitled to a lump sum severance payment equal to 50% of his annual base compensation and group insurance coverage for 6 months after his employment with ActionPoint ends. However, group insurance for each executive will terminate when the executive becomes eligible for comparable coverage in connection with new employment or self-employment. The new severance agreements also entitle the executives to prorated bonuses for the year in which their employment ends. Further, the executives will be entitled upon termination to exercise any options to purchase ActionPoint stock for 12 months following the date of termination (or the later of 12 months following date of termination or February 15, 2004 in the case of Mr. Finegan), to the extent those options were exercisable at the time of termination. As a condition to providing the foregoing benefits, ActionPoint may require that the executive remain employed for up to 90 days commencing on the date he gives notice of his intent to resign to ensure an orderly transition of the executive's duties and may require that the executive execute a release of all claims that he may have against ActionPoint or its affiliates.

AMENDMENT TO RIGHTS AGREEMENT


     In connection with the merger agreement, the rights agreement between ActionPoint and EquiServe Trust Company, N.A. was amended. Under the amendment, the execution of the merger agreement and voting agreements and the consummation of any of the transactions contemplated by the merger agreement will not trigger any rights under the rights agreement. See "Description of ActionPoint Capital Stock -- Stockholder Rights Plan" on page 156 for an explanation of ActionPoint's rights agreement.


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                              THE NOTE CONVERSION

     The following is a summary of the material provisions of the note amendment agreement and note conversion agreement, copies of which are included as Annex I and Annex J to this joint proxy statement/ prospectus. The following is not a complete description of all provisions of the note amendment agreement and note conversion agreement, and you are urged to read the entire note amendment agreement and the note conversion agreement. This summary is qualified in its entirety by reference to the full text of the note amendment agreement and note conversion agreement.

GENERAL

     As of March 31, 2002, Captiva had two series of promissory notes outstanding in the aggregate principal amount of approximately $8,087,877. The first series of notes issued by Captiva, amended and restated senior subordinated notes, or the senior notes, contain different terms and rights than the second series of notes issued by Captiva, subordinated secured convertible notes, or the convertible notes. The rights of Captiva's senior notes and convertible notes are discussed in more detail below.

     The merger agreement requires that all of the outstanding promissory notes be amended and at least 75% of the amended notes be converted into shares of Captiva common stock. The amendment of the promissory notes and conversion of the amended promissory notes, if approved, will be effective immediately prior to and contingent upon the merger. To do this, the holders of the promissory notes have been or will be asked to enter into a note amendment agreement and a note conversion agreement. The approval of the holders of at least 50% of the aggregate principal amount of the senior notes and the holders of at least 50% of the aggregate principal amount of the convertible notes is required to approve the amendment of all of the notes. As of March 31, 2002, holders of 50.5% of the principal amount of the senior notes and holders of 46.9% of the principal amount of the convertible notes have approved the note amendment agreement and the holders of promissory notes representing approximately 44% of the total principal amount of the amended notes have executed note conversion agreements. Captiva is delivering to each holder of its outstanding promissory notes that has not already agreed to amend its promissory notes and convert its amended promissory notes a solicitation of the approval of the note amendment agreement and note conversion agreement with this joint proxy statement/prospectus. These other holders of promissory notes are not obligated to enter into the note amendment agreement and note conversion agreement.

     The amended senior notes and amended convertible notes, or the amended notes, will have similar terms. Each amended note will bear up to 6% interest per year which will be payable by Captiva on a quarterly basis. Captiva's obligations to repay any principal amount of, and pay any interest on, the notes will be subordinated to many of Captiva's other financial obligations which arise from time to time. This generally means that Captiva will be prevented from paying any principal or interest on the notes if that payment would violate any of Captiva's other agreements or interfere with its ability to meet its other financial obligations.

     In addition, at any time prior to the merger, each noteholder may agree to convert all of the outstanding principal and accrued interest under his, her or its amended note or notes into shares of Captiva common stock. Each noteholder's agreement to convert will only be effective when and if the note amendment agreement becomes effective immediately prior to the merger. Upon conversion, each noteholder will receive shares of Captiva common stock based on a conversion price described in the amended notes. The merger agreement requires that the holders of at least 75% of the aggregate principal amount of the amended notes convert their notes into Captiva common stock in order to complete the merger. As of March 31, 2002, holders of 48.7% of the principal amount outstanding under the amended notes have agreed to convert their amended notes prior to the merger by entering into the note conversion agreements.

BACKGROUND OF THE NOTE CONVERSION

     Background of the Notes. Captiva originally issued the senior notes in the aggregate principal amount of approximately $4,087,877 in December 1998. In August 2000, Captiva and the holders of the senior notes amended the terms of the senior notes. The senior notes currently bear 6% simple interest per year. The interest is payable semi-annually on the last business day of March and September of each year in shares of

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Captiva's Series E preferred stock based on a value of $0.79 per share. The senior notes were due and payable on March 29, 2002, subject to the occurrence of certain events, including the pendency of the merger. As such, payment on the notes has been deferred.

     In connection with the amendment of the senior notes, Captiva also issued the convertible notes in the aggregate principal amount of $4,000,000 to many of the same holders of the senior notes. The convertible notes also bear 6% simple interest per year, payable semi-annually on the last business day of March and September of each year. Interest on the convertible notes is payable in cash. The convertible notes are convertible into shares of Captiva's Series E preferred stock at a conversion price of $0.3029 per share, at any time, at the election of the noteholder. The convertible notes were due and payable on March 31, 2002, subject to the occurrence of certain events, including the pendency of the merger. As such, payment on the notes has been deferred.

     The Merger and the Notes. During the negotiations of the terms of the merger between ActionPoint and Captiva, ActionPoint requested that at least 75% of the outstanding promissory notes be converted into shares of Captiva common stock prior to the merger. Captiva agreed to ActionPoint's proposal, and representatives of Captiva's senior management began preliminary discussions with C. E. Unterberg, Towbin, as a representative of the noteholders.


     The Special Committee. On December 5, 2001, Captiva's board of directors established an independent special committee to evaluate, negotiate and recommend strategic alternatives relating to the amendment and conversion of Captiva's outstanding notes. The special committee was formed because 3 members of Captiva's board of directors, Messrs. Berglund and Lavitt and Ms. Cerrudo, are affiliated with entities that hold notes of Captiva. In determining whether to recommend the merger agreement to Captiva's stockholders, the board relied in part on the special committee's determination that the note amendment agreement and the conversion price are fair to Captiva's stockholders who are not holders of Captiva's notes. See "The Merger -- Background of the Merger" on page 38.


     The board nominated Messrs. Libit and Pendergast, members of Captiva's board who are not affiliated with any entities that hold notes of Captiva, to serve as members of the special committee of the board. Captiva's board delegated to the special committee the power and authority to:

     - negotiate on behalf of Captiva with the representatives of the holders of the promissory notes a conversion price which is fair to the stockholders of Captiva who are not holders of the notes;

     - review and evaluate the terms and conditions of the note amendment agreement and the note conversion agreement; and

     - recommend to the full board what action, if any, Captiva should take with respect to the note amendment agreement and the note conversion agreement.

     On December 11, December 12 and December 13, 2002, the special committee had a series of organizational meetings with representatives of Captiva's management and Captiva's outside legal advisor, Cooley Godward LLP. The special committee discussed the parameters of its charter and was advised by outside legal counsel of the scope of its fiduciary duties under applicable laws. After discussion, and upon the advice of outside legal counsel, the special committee decided to seek and retain an independent financial advisor to the special committee for the purpose of rendering an opinion, from a financial point of view, on the terms of the note conversion. The special committee noted that, although Captiva had retained C.E. Unterberg, Towbin as a financial advisor in connection with the note conversion, C.E. Unterberg, Towbin is an interested party and could not, therefore, serve as an independent financial advisor to the special committee. See "The Merger -- Interests of C.E. Unterberg, Towbin" for a discussion of C.E. Unterberg, Towbin's interests in the merger.

     On January 4, 2002, at the advice of its legal counsel, the special committee engaged Houlihan Lokey to act as its financial advisor and render an opinion on the fairness from a financial point of view of the note conversion.

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     Between January 3, 2002 and January 25, 2002, the special committee conducted 4 separate conference calls to negotiate the terms of the note conversion with representatives of C.E. Unterberg, Towbin. During the course of the negotiations, at the request of the special committee, Houlihan Lokey provided the special committee with various data related to the financial fairness analysis of the note conversion. During the course of the negotiations, representatives of C.E. Unterberg, Towbin insisted that, after the note conversion, the current holders of Captiva notes should own no less than 90% of the capitalization of Captiva, without taking into account the grant of new options under the proposed Captiva 2002 equity incentive plan.

     On January 28, 2002, the special committee conducted a series of conference call negotiation sessions with representatives of C.E. Unterberg, Towbin during which C.E. Unterberg, Towbin rejected the special committee's proposals for a conversion rate which would result in less than 80% post-conversion ownership interest in Captiva for the holders of the notes. Following these negotiations, the special committee received a confirmation from Houlihan Lokey that Houlihan Lokey was prepared to render an opinion to the Captiva board of directors to the effect that the 80% post-conversion ownership interest for the noteholders is fair from a financial point of view to the stockholders of Captiva who are not holders of the notes. After a final conference call with C.E. Unterberg, Towbin in which the special committee agreed to C.E. Unterberg, Towbin's proposed note conversion price, the special committee indicated to the full board of Captiva that an agreement has been reached on the note conversion pricing.


     On January 30, 2002, the board of directors of Captiva together with the special committee to the board conducted a joint special telephonic meeting. Representatives of Houlihan Lokey made a presentation to the special committee in the presence of the full board regarding the financial aspects of the proposed note conversion in connection with the merger with ActionPoint. Representatives of Houlihan Lokey orally advised the special committee and the full board that the proposed terms of the note conversion are fair from a financial point of view to the stockholders of Captiva who are not holders of the notes. Neither Captiva's board of directors nor the special committee have any direct obligation to Captiva's noteholders. Accordingly, neither Captiva's board of directors nor the special committee took any position as to the fairness of the note conversion to the noteholders. Following the presentation of Houlihan Lokey, the special committee recommended to the full board that the full board may proceed with the proposed transaction with ActionPoint on the terms of the note conversion as recommended by the special committee.


REASONS FOR THE NOTE CONVERSION

     After full and careful deliberation and consideration of the note amendment agreement and the note conversion agreement, the special committee unanimously determined that the terms of the note amendment agreement and note conversion agreement are advisable and are fair to, and in the best interests of, Captiva's stockholders. The special committee also unanimously determined that the conversion price set forth in the amended notes is fair to Captiva's stockholders who are not holders of the notes. The special committee unanimously recommended to the board of directors that the note amendment agreement and note conversion agreement be approved and adopted.

     In recommending the approval and adoption of the note amendment agreement and note conversion agreement to Captiva's board of directors, the special committee considered a number of factors (many of which are set forth below) that it believed supported its recommendation. In considering these factors and whether to recommend the note amendment agreement and note conversion agreement to Captiva's board of directors, the special committee determined that the terms of the note amendment agreement and note conversion agreement would be fair to Captiva's stockholders who are not holders of the notes. The factors that the special committee considered which support its determination to recommend approval of the note amendment agreement and note conversion agreement include:

     - without the proposed transaction, Captiva would have been required to pay all unpaid principal plus accrued interest on each of the notes by March 31, 2002 and there was a reasonable likelihood that Captiva would not be able to obtain sufficient funds to pay the notes when they become due;

     - the current unfavorable economic environment and general recessionary economy, and the resulting low likelihood of restructuring the notes on terms reasonably favorable to the stockholders of Captiva;

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     - the oral and subsequent written opinion provided to the special committee by Houlihan Lokey to the effect that the conversion price set forth in the amended notes is fair from a financial point of view to the stockholders of Captiva who are not holders of the notes;

     - in the event of a sale, liquidation or dissolution of Captiva, considering the bank debt, the promissory notes and the liquidation preference of the preferred stockholders, the common stockholders would receive little or no value; and

     - the merger agreement requires that 75% of the aggregate principal amount of the amended notes be converted into shares of Captiva common stock prior to the merger and that ActionPoint may refuse to consummate the merger unless sufficient principal amounts of the amended notes are converted, in which case Captiva could be required to pay a substantial termination fee under the merger agreement.


     The above discussion of information and factors considered by Captiva's special committee is not intended to be exhaustive but is believed to include all material factors considered by the special committee. In view of the wide variety of factors considered by Captiva's special committee, the special committee did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Captiva's special committee did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Captiva special committee may have given different weight to different factors. However, after taking into account all of the factors described above, Captiva's special committee determined that the note conversion transaction is fair to, and in the best interest of, Captiva's stockholders who are not holders of the notes. Neither the Captiva special committee nor Captiva's board of directors have taken a position as to whether the noteholders should elect to amend their notes or convert their notes to Captiva common stock.


FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD AND ZUKIN


     The special committee retained Houlihan Lokey to provide an opinion as to the fairness of the conversion of the amended notes into Captiva common stock, from a financial point of view, to the stockholders of Captiva who are not holders of the notes. On January 30, 2002, Houlihan Lokey delivered its oral opinion to the special committee, which was presented in writing on March 4, 2002 and is collectively referred to as the conversion opinion. The conversion opinion stated that as of January 30, 2002, based upon and in reliance on the assumptions set forth in the conversion opinion, the conversion of the amended notes into Captiva common stock was fair from a financial point of view to Captiva's stockholders who are not holders of the notes. Houlihan Lokey performed no analysis of the fairness to the noteholders of the conversion of the amended notes into Captiva common stock, and the conversion opinion is not applicable to the noteholders.


     The conversion opinion addresses only the fairness from a financial point of view of the note conversion to Captiva's stockholders who are not holders of the notes. The conversion opinion does not address the fairness of the merger or the merger consideration, or any other aspect of the merger. Houlihan Lokey's analysis may have been materially different if it had been asked to provide an opinion with respect to the merger. The conversion opinion does not constitute a recommendation to any stockholder of Captiva as to how to vote with respect to the merger. Since the conversion opinion does not address the fairness of the merger or merger consideration, Captiva's stockholders are advised not to rely upon any aspect of the conversion opinion or the underlying analysis when deciding how to vote with respect to the proposed merger.

     The conversion opinion explains the assumptions made, the general procedures followed, the scope of the review and the factors considered by Houlihan Lokey. It also describes the limitations of Houlihan Lokey's review. You are encouraged to read Houlihan Lokey's entire conversion opinion, which is attached to this joint proxy statement/prospectus as Annex C.

     The engagement of Houlihan Lokey and the conversion opinion are for the benefit of the special committee and the Captiva board of directors only. Houlihan Lokey was not asked to update and it did not update its analysis from the date it provided the oral conversion opinion on January 30, 2002. Houlihan Lokey was not requested to consider and it did not express an opinion as to the relative merits of the conversion in comparison to any alternative business strategies that might exist for Captiva or Captiva's stockholders or the effect of any other transaction in which Captiva or Captiva's stockholders might engage.
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     Houlihan Lokey relied upon the following information provided by Captiva for its opinion:

     - the aggregate principal amount of Captiva's notes was approximately $8.088 million on January 30, 2002;

     - immediately prior to the consummation of the merger, Captiva's preferred stock and amended notes will be converted into Captiva common stock at a discount to face value;

     - the amended notes, if fully converted, would convert into approximately 80% of Captiva's outstanding common stock immediately prior to the merger, assuming the conversion of Captiva's preferred stock into common stock and the exercise of all warrants and options to purchase Captiva common stock other than the options granted pursuant to the Captiva 2002 equity incentive plan;

     - as a consequence of the note conversion, the holders of Captiva's common stock and preferred stock immediately prior to the note conversion will own approximately 20% of Captiva's outstanding common stock immediately after the note conversion but prior to the merger, assuming the conversion of Captiva's preferred stock to common stock and the exercise of all warrants and options to purchase Captiva common stock other than the options granted pursuant to the Captiva 2002 equity incentive plan;

     - the amended notes will convert at a fixed rate, so that if less than all of the aggregate principal amount and unpaid accrued interest under the amended notes is converted, there would be a pro rata reduction in ownership of Captiva's equity by the holders of the amended notes after the conversion; and

     - in the absence of the merger, Captiva may be required to raise additional capital to fund its operations, or to liquidate.

     Houlihan Lokey's conversion opinion did not address:

     - Captiva's reasons for entering into the note conversion agreements or the merger;

     - the fairness of the conversion of Captiva's preferred stock into Captiva's common stock; or

     - any aspect of the merger, including the fairness of the merger or the merger consideration to be received by Captiva or its stockholders or noteholders.

     Houlihan Lokey was not requested to, and it did not, seek from any third party interest in acquiring all or part of Captiva. Houlihan Lokey's conversion opinion addressed the fairness of the conversion to all of Captiva's stockholders as a group, and did not address the fairness of the conversion to the holders of common stock as a separate group, or the fairness of the conversion to the holders of preferred stock as a separate group. Furthermore, at Captiva's request, Houlihan Lokey did not negotiate the terms of the note conversion or the merger or advise Captiva with respect to such terms or any alternatives to the note conversion or the merger. Although Houlihan Lokey did not provide an opinion as to any aspect of the merger, Houlihan Lokey assumed that the merger would be consummated immediately after the notes were converted in a manner substantially similar to that described to Houlihan Lokey as of January 30, 2002. According to this description, the holders of the amended notes would have a non-controlling (minority) stockholder interest in ActionPoint immediately after the notes are converted.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Captiva or ActionPoint and does not assume any responsibility with respect to such information. Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties, assets or liabilities of Captiva or ActionPoint, and Houlihan Lokey was not furnished with any such appraisals. Houlihan Lokey assumed the validity and enforceability of all documents (including, in the absence of executed documents, draft documents) provided to it, including all of the documents related to Captiva's notes. Houlihan Lokey's conversion opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey as of January 30, 2002. Furthermore, as of January 30, 2002, only draft transaction documents were available for Houlihan Lokey's review. Any subsequent changes to the documents could have materially changed Houlihan Lokey's

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conversion opinion. Houlihan Lokey assumed no responsibility for updating or revising the conversion opinion based on circumstances or events occurring after January 30, 2002.

     For purposes of formulating the conversion opinion, Houlihan Lokey:

     - reviewed certain historical financial statements of Captiva;

     - reviewed copies of various presentations, agreements and drafts of transaction documents;

     - met with certain members of the senior management of Captiva to discuss the operations, financial condition, future prospects and projected operations and performance of Captiva;

     - met with certain members of the senior management of ActionPoint to discuss the operations, financial condition, future prospects and projected operations and performance of ActionPoint;

     - reviewed forecasts and projections prepared by Captiva's management with respect to Captiva for the years ended December 31, 2001 through 2004;

     - reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Captiva; and

     - conducted such other studies, analyses and inquiries as it deemed appropriate.

     Houlihan Lokey relied upon the accuracy and completeness of all financial, accounting, legal, tax, operating and other information provided to it by Captiva. Houlihan Lokey assumed:

     - that all such information was complete and accurate in all material respects;

     - that there were no material changes in the information reviewed between the date the information was provided and January 30, 2002;

     - that there were no material changes in the assets, financial condition, business or prospects of Captiva; and

     - that there was no information regarding Captiva that would cause the information supplied to Houlihan Lokey as of January 30, 2002 to be incomplete or misleading in any material respect.

     Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Captiva and does not assume responsibility for the accuracy or completeness of such information.

     Houlihan Lokey assumed that all of the projections and pro forma financial statements and adjustments it was provided by Captiva were reasonably prepared on a basis consistent with actual historical experience, reflected the best currently available estimates as of January 30, 2002 and good faith judgments of the management of Captiva and could reasonably be relied upon.

     Houlihan Lokey did not make an independent evaluation, appraisal or valuation of any assets or liabilities of Captiva, and Houlihan Lokey was not furnished with any such evaluations, appraisals or valuations. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Captiva's control and unsusceptible to accurate prediction. While Houlihan Lokey believes that its review provided an adequate basis for its conversion opinion, the conversion opinion is based upon market, economic and other conditions that existed and could be evaluated as of January 30, 2002, and any change in such conditions could require a reevaluation of the conversion opinion.

     The conversion opinion addressed only the financial fairness, as of January 30, 2002, of the note conversion. The conversion opinion did not address: (i) any other terms or conditions of the merger agreement or any related documents;
(ii) the tax or legal consequences of the merger, including the tax or legal consequences to the stockholders; (iii) the fairness of any aspect of the merger; (iv) the relative merits of the conversion or any alternatives to the conversion; or (v) Captiva's decision to enter into the note conversion agreement or any other aspect of the conversion. No restrictions or limitations were imposed by Captiva upon

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Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its conversion opinion.

     The special committee retained Houlihan Lokey in light of Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

     Houlihan Lokey has no prior relationship with Captiva. Captiva has agreed to pay Houlihan Lokey a fee of $150,000 for providing its conversion opinion and other advisory services, of which $75,000 has been paid to date. No portion of the fee was contingent upon Houlihan Lokey approving the fairness of the terms of the note conversion. Captiva also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws arising out of the engagement of Houlihan Lokey. Moreover, Captiva agreed to reimburse Houlihan Lokey for certain expenses associated with rendering the conversion opinion.

     In assessing the fairness of the conversion, Houlihan Lokey undertook several valuation analyses of Captiva using the market multiple approach, discounted cash flow approach and transaction approach. In each case the value attributed to the interests of Captiva's stockholders except for those stockholders which are also holders of Captiva's notes was based on the value of a minority interest in the surviving company. This approach was taken because the note conversion will only be effective if the merger is consummated whereby the stockholders of Captiva will own less than 50% of the equity ActionPoint, which is a minority interest.

     Market Multiple Approach. The market multiple approach is a widely-used valuation methodology in which the value of a company is determined based upon the trading multiples of comparable publicly-traded companies. This approach can involve the determination of a level of revenues or gross profits, which are considered to be representative of the future performance of the company, and capitalizing these figures by a risk-adjusted multiple.

     Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to Captiva by Houlihan Lokey. The public comparables included the following companies: Brio Software, Inc., Business Objects, Documentum, Inc., FileNET Corp, Hummingbird, Inc., iManage, Inc., Open Text Corp, OTG Software, Inc., ScanSoft, Inc., and ActionPoint, Inc.

     For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as market capitalization ratios, such as the enterprise value to the latest twelve months and next fiscal year revenues.

     There are inherent differences between the businesses, operations, and prospects of Captiva and the comparable companies used in the market multiple analysis. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the market multiple analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Captiva and the comparable companies that would, in Houlihan Lokey's conversion opinion, affect the public market valuation of such companies.

     The Discounted Cash Flow Approach. The discounted cash flow approach method, or DCF method, is a frequently used form of the income approach to determine the fair market value of a closely held company. The method is one of estimating the present value of the projected future cash flows to be generated from the business and theoretically available (though not necessarily paid) to the capital providers of the company.

     In the DCF method, the counterpart to the market multiple described above is the discount rate applied to the projected future cash flows to arrive at the present value. The discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. It can also be interpreted as the rate of return that would be required by providers of capital to the company to compensate them for the time value of their money, as well as the risk inherent in the particular investment.

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     Unlike the market multiple, the discount rate employed in the DCF method contains no implicit expectations of growth for the cash flows. Instead, the projected cash flows themselves reveal growth expectations, while allowing for a great deal more flexibility in projecting such growth rates.

     In determining the appropriate discount rate associated with the projected cash flows for Captiva, Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to Captiva by Houlihan Lokey. The public comparables included the following companies: Brio Software, Inc., Business Objects, Documentum, Inc., FileNET Corporation, Hummingbird, Inc., iManage, Inc., Open Text Corp, OTG Software, Inc., ScanSoft, Inc. and ActionPoint, Inc.

     For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as the weighted average cost of capital.

     The Transaction Approach. The transaction approach utilizes observed multiples in comparable transactions to determine the value of a company. Because ActionPoint is a publicly traded company, Houlihan Lokey considered the valuation ascribed to Captiva based on the proposed merger between the two companies. Houlihan Lokey analyzed historical stock prices of ActionPoint in relation to the proposed merger consideration of Captiva with Captiva stockholders receiving, in the aggregate, one share of common stock less than the total number of shares of common stock of ActionPoint outstanding immediately before the merger in exchange for their equity interests in Captiva.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In preparing its conversion opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made the qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, or portions of this summary, without considering the entire analyses or all of the factors, could create an incomplete view of the processes underlying the analyses undertaken by Houlihan Lokey in connection with the conversion opinion.

     The estimates contained in Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which Captiva might actually be sold.

PRINCIPAL TERMS OF THE NOTE AMENDMENT AGREEMENT

     In order to amend Captiva's promissory notes, the approval of the holders of at least 50% of the aggregate principal amount of the senior notes and the holders of at least 50% of the aggregate principal amount of the convertible notes will be required. Since the aggregate outstanding principal amount of the senior notes was approximately $4,087,877 as of March 31, 2002, the approval of the holders of at least approximately $2,043,939 in aggregate principal amount will be required to approve the amendment. Further, since the total outstanding principal amount of the convertible notes was $4,000,000, the approval of the holders of at least $2,000,001 in aggregate principal amount will be required to approve the amendment. If holders of a sufficient principal amount of Captiva's senior notes and convertible notes approve the amendment, every senior note and convertible note of Captiva will be amended and restated in its entirety as an amended note of the same principal value as before the amendment effective immediately prior to the merger. The terms of the amended notes are discussed in more detail below. The merger agreement requires that all the notes be amended in order to consummate the merger.

THE AMENDED SENIOR NOTES

     While the terms of the amended senior notes are generally the same as those of the senior notes, the interest rate, maturity and conversion privilege are materially different. Captiva is currently required to pay interest on the senior notes semi-annually at an annual rate of 6% simple interest. Interest on the amended senior notes will be paid quarterly and accrue at an annual rate which is the lesser of the maximum rate

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permissible by law or 6% simple interest. Therefore, if the maximum rate permissible by law falls below 6%, the interest rate on the amended senior notes will be adjusted downward accordingly.

     Furthermore, while the senior notes cannot be converted into shares of Captiva capital stock, the amended senior notes will be convertible into shares of Captiva common stock at any time prior to the consummation of the merger at a conversion price of approximately $0.03751 per share. The amended senior notes will not be convertible after the closing of the merger. Based on this conversion price, if all of the amended senior notes are converted, they will convert into approximately 40% of the equity of Captiva after such conversion excluding the options granted under the Captiva 2002 equity incentive plan. Any holder of an amended senior note will be able to convert his, her or its promissory note by entering into a note conversion agreement with Captiva. The principal and accrued but unpaid interest on the senior notes became due on March 29, 2002. Should the note amendment agreement become effective, all the unpaid principal plus the accrued but unpaid interest on the amended senior notes which have not been converted into shares of Captiva common stock will be due no later than March 29, 2007. Under certain circumstances, Captiva may have the right to prepay a portion or all of any amended senior note before March 29, 2007.

     Captiva's obligations to repay principal and pay interest on the amended senior notes will remain subordinate to many of Captiva's other financial obligations which arise from time to time. These other financial obligations include any current and future indebtedness of Captiva to banks, insurance companies and other financial institutions from which Captiva has borrowed money. Moreover, the amended senior notes will be subordinate to the amended convertible notes. As a result, Captiva may be prevented from making any principal or interest payments on the amended senior notes if that payment would cause Captiva to breach any of its agreements or interfere with Captiva's ability to meet its senior financial obligations. After the closing of the merger, the amended notes will no longer be convertible. See "Second Amended and Restated Subordinated Convertible Promissory Note" as Exhibit B-1 to the Note Amendment Agreement included as Annex I to this joint proxy statement/prospectus for the full text of the amended senior notes.

THE AMENDED CONVERTIBLE NOTES

     The amended convertible notes will have terms nearly identical to those of the amended senior notes. Both sets of amended notes will pay interest at the same rate and both may be converted into shares of Captiva common stock on the same terms at any time prior to the consummation of the merger. However, while the amended convertible notes and the amended senior notes will be subordinate to some of Captiva's other financial obligations, Captiva's payment obligations under the amended convertible notes will take priority over Captiva's obligations under the amended senior notes. In general this means that subject to the restrictions described above, Captiva will be allowed to make payments on principal and interest accrued on the amended convertible notes before making these payments on the amended senior notes.

     Some of the terms of the amended convertible notes will also differ from those of the convertible notes. For example, Captiva will pay interest on the amended convertible notes quarterly at the same rate as amended senior notes. Interest under the amended convertible notes may therefore accrue at a rate lower than the 6% simple interest provided in the convertible notes. Also, while the convertible notes can be converted into Captiva Series E preferred stock at any time at a conversion price of $0.3029 per share, the amended convertible notes can only be converted into shares of Captiva common stock prior to the consummation of the merger at the conversion price of approximately $0.03751 per share. After the closing of the merger, the amended notes will no longer be convertible. Based on this conversion price, if all of the amended convertible notes are converted, they will convert into approximately 40% of the equity of Captiva after such conversion excluding the options granted under the Captiva 2002 equity incentive plan.

     The principal and accrued but unpaid interest on the convertible notes became due on March 31, 2002, but will be deferred during the pendency of the merger. Should the note amendment agreement become effective, all the unpaid principal plus the accrued but unpaid interest on the amended convertible notes which have not been converted into shares of Captiva common stock will be due no later than March 31, 2007. Under certain circumstances, Captiva may have the right to prepay a portion or all of any amended convertible note before March 31, 2007. See "Amended and Restated Subordinated Convertible Promissory Note" as

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Exhibit B-2 to the Note Amendment Agreement included as Annex I to this joint proxy statement/prospectus for the full text of the amended convertible notes.

PRINCIPAL TERMS OF THE NOTE CONVERSION AGREEMENT

     If holders of a sufficient principal amount of Captiva's senior notes and convertible notes approve the amendment and the merger is consummated, the note amendment agreement will become effective. When the note amendment agreement becomes effective, each and every holder of Captiva's amended notes will be entitled to convert the outstanding amount of principal and interest due under his, her or its amended note into shares of Captiva common stock. The amended notes will be convertible into shares of Captiva's common stock at the conversion price described above. In order to convert a note into Captiva common stock, the noteholder must enter into the note conversion agreement with Captiva.

     The note conversion agreement allows every holder of Captiva's amended notes the option to convert the entire amount of principal and interest due under such amended notes into Captiva common stock. The note conversion agreement does not permit noteholders to convert any fraction of the principal and interest under their amended notes into shares of Captiva common stock. By entering into the note conversion agreement, each noteholder agrees to waive any right to bring a claim against Captiva related to that noteholder's purchase of the note from Captiva. This does not include waiving claims alleging fraud committed by Captiva or claims made as a stockholder of Captiva.

     The merger agreement requires that the holders of at least 75% of the aggregate principal amount of the amended notes must elect to convert their notes into shares of Captiva common stock by signing note conversion agreements. As of March 31, 2002, the aggregate principal amount of Captiva's outstanding promissory notes was approximately $8,087,877. Therefore, the holders of at least an aggregate principal amount of approximately $6,065,907 were required to enter into note conversion agreements. As of March 31, 2002, holders of an aggregate principal amount of $3,941,301, or 48.7% of Captiva's amended outstanding promissory notes, had entered into note conversion agreements.


     Based in part on the recommendation of the special committee, Captiva's board of directors has determined that the conversion of the notes into shares of Captiva's common stock is fair to and in the best interest of Captiva's stockholders who are not holders of the notes. Neither Captiva's board of directors nor the special committee have any direct obligation to Captiva's noteholders. Accordingly, neither Captiva's board of directors nor the special committee took any position as to the fairness of the note conversion to the noteholders.


         ADOPTION OF CAPTIVA'S NEW OPTION PLAN, AMENDMENT OF CAPTIVA'S
           AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN AND
                          REPRICING OF CAPTIVA OPTIONS

     Subject to the approval of its stockholders, Captiva intends to adopt its 2002 equity incentive plan, grant new options to purchase Captiva common stock, and reprice certain previously existing options in connection with the merger. Captiva's board determined that the issuance of new options under its 2002 equity incentive plan is necessary to retain qualified employees and provide an incentive to such employees to exert maximum efforts towards Captiva's success.

ASSUMPTION OF OPTIONS BY ACTIONPOINT

     As a result of the merger, all options to purchase shares of Captiva common stock, whether vested or unvested, will be assumed by ActionPoint. The number of shares subject to the stock options assumed by ActionPoint in the merger will be adjusted according to the exchange ratio used to convert Captiva stock into ActionPoint stock in the merger agreement, such that each share of Captiva common stock equals approximately 0.0156 shares of ActionPoint common stock. As of May 31, 2002, there were options to purchase 128,651,825 shares of Captiva common stock issued and outstanding. Captiva expects to issue additional options to purchase the remaining 20,921,738 shares of the aggregate 140,843,144 shares of Captiva

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common stock granted under its 2002 equity incentive plan described below. In addition, certain optionholders have entered into agreements to exercise options to purchase an aggregate of 6,083,414 shares of Captiva common stock prior to the merger. Assuming the foregoing grants and exercises are made, options to purchase an aggregate 143,490,149 shares of Captiva stock will be converted into options to acquire approximately 2,240,000 shares of ActionPoint common stock in connection with the merger. For a further description of the treatment of Captiva's stock options, see "The Merger Agreement -- Treatment of Captiva Stock Options" on page 68.



     Immediately prior to the merger, Captiva's directors and executive officers will have options to acquire 79,106,834 shares of Captiva common stock. Assuming an exchange ratio of approximately 0.0156, these options will be converted into options to acquire 1,235,000 shares of ActionPoint common stock. For more information on the stock options held by Captiva's directors and officers, see "Interests of Executive Officers and Directors of ActionPoint and Captiva in the Merger -- Interests of Captiva's Executive Officers and Directors" on page 56.


THE 2002 EQUITY INCENTIVE PLAN AND THE AMENDMENT TO THE AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN

     Captiva has two stock option plans, the 2002 equity incentive plan and the amended and restated stock option/stock issuance plan, or stock plan.

     2002 Equity Incentive Plan. Captiva's board of directors adopted the 2002 equity incentive plan, subject to stockholder approval, in January 2002. Under the 2002 equity incentive plan, Captiva can issue various stock awards to all of its employees, directors and consultants, as well as Captiva's affiliates. These awards can include incentive stock options, nonstatutory stock options, stock bonuses and rights to acquire restricted stock. Although all of Captiva's employees and affiliates will be eligible to receive stock awards under the 2002 equity incentive plan, only Captiva's employees are eligible to receive incentive stock options. Captiva's board of directors administers the 2002 equity incentive plan.

     The 2002 equity incentive plan permits Captiva to issue options to purchase up to 150,000,000 shares of Captiva common stock. In general, the 2002 equity incentive plan requires that the exercise price for each incentive stock option granted under the plan be at least 100% of the value of the common stock subject to the option on the date of grant. As of May 31, 2002, there were options to acquire 140,843,144 shares of Captiva common stock granted under the 2002 equity incentive plan. The per share exercise price for options granted under the 2002 equity incentive plan is based on the fair market value on the date of grant as determined by the board of directors. Options to acquire 35,229,764 shares of Captiva common stock have a per share exercise price of $0.008, which was a special grant at less than fair market value. These options will vest 100% upon the consummation of the merger. Options to acquire 105,613,380 shares of Captiva common stock have a per share exercise price of $0.0379, which was the fair market value of the underlying shares of Captiva common stock on the date of grant as determined by the board of directors after taking into consideration the closing price of ActionPoint's common stock as of the date of grant multiplied by the exchange rate set forth in the merger agreement. Of these options, 39,713,551 will vest as follows: 50% upon the consummation of the merger and then in equal monthly installments over the two years following the merger, and 65,899,829 will vest according to two possible schedules: either 15% upon the consummation of the merger, 35% upon the one year anniversary of the merger and then in equal monthly installments over the remaining three years following the merger or 25% one year from the date of grant and the remaining options in equal monthly installments over the three years following the merger. All options issued under the 2002 equity incentive plan were granted contingent upon the consummation of the merger. In the event that the merger does not occur, all options outstanding under the 2002 equity incentive plan will be cancelled.

     In addition, the options to be issued under the 2002 equity incentive plan will have varying vesting schedules. Fifty percent of the options granted to certain key employees will vest on the date of grant and the remaining 50% will vest monthly over the next two years. For options issued under the plan to employees, other than certain key employees, who have been employed with Captiva for one year or more as of the date of closing, 15% of the options will vest on the date of grant, 35% will vest one year after the grant date, and the remaining 50% of the options will vest monthly over the three years following the first year anniversary of the date of grant. Finally, with respect to the remaining options granted under the equity incentive plan, 25% will vest one year from the date of grant and the remaining options will vest monthly over the next three years. However, if the merger is not consummated, each of the new options issued under the 2002 equity incentive plan will terminate. The full text of the 2002 equity incentive plan is included in Annex M, and you are urged to read it carefully in its entirety.

     Amendment to the Amended and Restated Stock Option/Stock Issuance Plan. In connection with the merger, Captiva's board of directors has determined that it is in the best interests of Captiva and its stockholders to amend the stock plan. The stock plan requires that the exercise price for any option issued under the plan be at least 85% of the value of the shares subject to the option on the date of grant. The amendment to the stock plan will permit Captiva to issue options under the stock plan with an exercise price less than 85% of the value of the shares subject to the options on the date of grant and to reduce the exercise price of already outstanding options in connection with the option repricing described below. The full text of the amendment is included in Annex M, and you are urged to read it carefully in its entirety.

REPRICING OF EXISTING OPTIONS

     Contingent upon the consummation of the merger, the exercise price of all outstanding options issued pursuant to Captiva's stock plan will be subject to amendment. Captiva's board of directors has determined that since the exercise prices of certain of Captiva's options have risen above the value of the stock subject to the options, it is in the best interests of Captiva and its stockholders to restore the incentive of Captiva's optionholders to procure their maximum efforts for Captiva's success. Captiva intends to restore such incentive by accelerating the vesting and reducing the exercise price of certain options held by the holders of Captiva's options. Unless the merger is consummated, none of Captiva's options will be accelerated or repriced.

     As of May 31, 2002, Captiva had options to purchase 8,730,419 shares of common stock outstanding under its stock plan. The exercise prices on these outstanding options range from $0.02 to $0.85 per share and the weighted average exercise price of such options was $0.19 per share. In January 2002, Captiva committed to reprice these options contingent upon the consummation of the merger. The exercise prices after the repricing will be $0.008 per share for options to purchase 6,083,414 shares of Captiva common stock and $0.024 per share for options to purchase 2,647,005 shares of Captiva common stock. Based on these exercise prices, the weighted average exercise price for Captiva's repriced options will be $0.0129 per share.


     If the merger is consummated, ActionPoint will assume all of Captiva's outstanding options, including the repriced options. Assuming that all of Captiva's outstanding options issued under the stock plan are repriced and the merger is consummated, the repriced options assumed by ActionPoint will have an exercise price of $1.56 per share of ActionPoint common stock. For more information on the repricing of stock options held by Captiva's directors and officers, see "Interests of Executive Officers and Directors of ActionPoint and Captiva in the Merger -- Interests of Captiva's Executive Officers and Directors" on page 56.


ACCOUNTING CHARGES RELATED TO ASSUMPTION OF CAPTIVA OPTIONS

     To the extent that any unvested options assumed by ActionPoint at the time of the merger have an exercise price that is less than the ActionPoint market price at the time of the merger, a deferred compensation charge will be recorded, which will be amortized through operating income over the remaining vesting period of the applicable options. The applicability of a deferred compensation charge will be made based upon the price of ActionPoint stock at the time of the merger. Based upon the ActionPoint price at May 31, 2001 there would be no deferred compensation charge required.

                AMENDMENT TO CAPTIVA'S ARTICLES OF INCORPORATION

     In connection with the merger, Captiva's stockholders will vote on the amendment and restatement of Captiva's articles of incorporation as follows:

     - to increase the number of shares of common stock authorized under the articles from 108,488,564 shares to 440,000,000 shares to allow for the exercise of Captiva's outstanding options and the conversion of Captiva's outstanding notes immediately prior to the merger; and

     - to waive the anti-dilution rights of Captiva's preferred stockholders in connection with the issuance of shares of Captiva common stock upon the amendment and conversion of Captiva's promissory notes.

     In order to adopt the amendment, it must be approved by more than 50% of the holders of Captiva's common stock voting as a separate class and more than 50% of the holders of each of the series of Captiva's preferred stock voting separately as a series. The full text of Captiva's articles of incorporation, as proposed to be amended and restated, is attached to this joint proxy statement/prospectus as Annex K.

RECOMMENDATION OF THE CAPTIVA BOARD OF DIRECTORS

     The Captiva board of directors unanimously recommends the Captiva stockholders to vote FOR the approval of the amendment and restatement of Captiva's articles of incorporation. The approval of the amendment and restatement of Captiva's articles of incorporation is contingent upon the approval of the merger, and the approval of the merger is contingent upon the approval of the amendment and restatement of Captiva's articles of incorporation.

            AMENDMENT TO ACTIONPOINT'S CERTIFICATE OF INCORPORATION

     One of the conditions of the merger with Captiva is that ActionPoint change its name to Captiva Software Corporation at the effective time of the merger. The board of directors of ActionPoint believes that the name Captiva Software Corporation will more accurately reflect the business and direction of the combined companies, to provide a complete information capture software solution. Accordingly, a resolution will be presented at the stockholders meeting to approve a proposed amendment to ActionPoint's certificate of incorporation changing the name of ActionPoint if the merger is completed. The certificate of amendment to ActionPoint's certificate of incorporation is attached to this joint proxy statement/prospectus as Annex L.

     If this proposal is not approved by the ActionPoint stockholders but the merger is completed, ActionPoint will nonetheless be required to change its name to Captiva Software Corporation by completing a merger that will not require the approval of the ActionPoint stockholders and will not change any provisions of ActionPoint's certificate of incorporation other than the ActionPoint name.

     The amendment of ActionPoint's certificate of incorporation is subject to the completion of the merger and will not be made if the merger is not completed.

RECOMMENDATION OF THE ACTIONPOINT BOARD OF DIRECTORS

     The ActionPoint board of directors recommends that ActionPoint stockholders vote FOR the approval of the amendment to ActionPoint's certificate of incorporation to change ActionPoint's name to Captiva Software Corporation, if the merger is completed.

                       INFORMATION CONCERNING ACTIONPOINT

ACTIONPOINT'S BUSINESS

     ActionPoint develops, markets and services information capture software. Information capture software enables organizations to collect, organize and input paper and fax-based information into their installed computing systems, providing a critical bridge between the paper world and the digital world. The result is improved customer satisfaction, increased productivity and cost control. ActionPoint's customers have traditionally been large global 1000 businesses and governmental agencies. ActionPoint's InputAccel family of information capture software helps automate the conversion of paper and fax documents into electronic format thus allowing improved operating efficiencies. ActionPoint's customers use InputAccel to convert transaction-related documents, such as order forms, claim forms, or loan applications, into an appropriate electronic format and to transport images of and information from these documents to storage on Web sites, compact disks, or internal databases for subsequent search, retrieval or further processing. Additionally, ActionPoint markets software tools under its Pixel Translations brand to various hardware and software providers.

     Additional information concerning ActionPoint's business is incorporated herein by reference to ActionPoint's annual report for the year ended December 31, 2001 and ActionPoint's quarterly report on Form 10-Q for the period ended March 31, 2002, both of which are being furnished with this joint proxy statement/prospectus and ActionPoint's current report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2002.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 2001, the board of directors of ActionPoint held a total of fifteen meetings. During this period, all directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings held by all committees of the board of which they were members.

     ActionPoint has an audit committee and a compensation committee of the board of directors. There is no nominating committee.

     The audit committee meets with ActionPoint's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This committee, consisting of Mr. Edsell, Mr. Tompkins and Mr. Silver, held four meetings during fiscal year 2001.

     The compensation committee reviews and approves ActionPoint's compensation arrangements for management. This committee, consisting of Mr. Edsell and Mr. Tompkins, held two meetings during fiscal year 2001.


     The board has authority to create special committees from time to time as circumstances require -- such as the special committee created in January 2002 for the purpose of reviewing strategic alternatives prior to entering into the merger agreement with Captiva. Mr. Edsell and Mr. Silver served on this special committee. For more information regarding the board's approval of the merger agreement with Captiva, see "The Merger -- Background of the Merger" on page 38.


DIRECTOR REMUNERATION

     Non-employee members of the board are each paid a fee of $3,000 per calendar quarter and $1,000 for each scheduled board meeting attended in person and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at board and committee meetings.

     Each member of ActionPoint's special committee formed to review ActionPoint's strategic alternatives, including the merger with Captiva, was paid an initial retention fee of $10,000 when he was appointed to the special committee and $1,000 for each meeting of the special committee he attended in person and $500 for each meeting of the special committee he attended telephonically.

     Under the automatic option grant program in effect under ActionPoint's 1993 stock option/stock issuance plan, an individual who first becomes a non-employee member of the board will receive an automatic option grant for 10,000 shares of ActionPoint common stock upon commencement of board service, and each individual with six or more months of board service will receive an automatic option grant for an additional 2,500 shares at each annual stockholders meeting at which he or she continues to serve as a non-employee board member. The initial grants vest over four years in equal annual installments, while the annual grants vest after four years of service following the date of grant.

     No other compensation is paid to the non-employee members of the board with respect to their service on the board.

EXECUTIVE COMPENSATION AND RELATED INFORMATION FOR ACTIONPOINT'S EXECUTIVE OFFICERS

     The following table sets forth the compensation earned by ActionPoint's current and former chief executive officers, each of ActionPoint's four other most highly compensated executive officers (as determined as of the end of fiscal year 2001) and two ActionPoint executive officers who would have been among the five highest paid executive officers of ActionPoint but left their positions prior to the end of last fiscal year, who are all hereinafter referred to as ActionPoint's named executive officers, for services rendered in all capacities to ActionPoint and its subsidiaries for the three fiscal years ended December 31, 2001.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                  ANNUAL COMPENSATION        SECURITIES     ALL OTHER
                                      FISCAL   --------------------------    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR    SALARY($)(1)   BONUS($)(2)    OPTIONS(#)       ($)(3)
---------------------------           ------   ------------   -----------   ------------   ------------
Kimra Hawley........................   2001      113,475         29,468        40,000          2,000
  Chairman of the Board, former        2000      263,416        706,406            --          2,000
  President and Chief Executive        1999      239,333         89,280       100,000          2,000
  Officer
Stephen Francis.....................   2001      212,854         46,000       220,000          2,000
  President, Chief Executive Officer   2000      199,737        416,268            --          2,000
  and Director                         1999      172,917         70,000       100,000          2,000
John Finegan........................   2001      200,000         58,544        10,000          2,000
  Chief Financial Officer,
  Secretary,                           2000      200,000        455,482            --          2,000
  and Director                         1999      100,000         32,025        25,000          2,000
Matthew Albanese....................   2001      181,125         35,000        20,000          2,000
  Vice President, Professional
  Services                             2000      179,333        211,240        60,000          2,000
                                       1999      159,667         53,750        45,000          2,000
Joseph Falk.........................   2001      142,308         70,514        35,000        132,000
  Former Vice President, Sales         2000      186,100        267,491        40,000          2,000
                                       1999      148,750         92,975        20,000          2,000
Johannes Schmidt....................   2001      156,100         26,513        15,000          2,000
  Former Chief Technology Officer &    2000      219,094        795,558            --          2,000
  former Director                      1999      203,333         64,050       100,000          2,000
David Sharp.........................   2001      139,167         27,000        35,000          2,000
  Vice President, Engineering          2000      125,500         49,109            --          2,000
                                       1999      115,000         24,640        16,000          2,000
John Stetak.........................   2001      176,400         35,000        10,000          2,000
  Vice President, Marketing            2000      173,950        129,610        28,000          2,000
                                       1999      146,416        121,283        25,000          2,000

---------------
(1) Includes salary deferred under ActionPoint's 401(k) plan.

(2) Substantially all of the bonus payments made in 2000 were made pursuant to ActionPoint's special incentive bonus plan, a stock price-based incentive plan. This plan was adopted in October 1999 to create an additional incentive for ActionPoint's management team to increase stockholder value. The bonus payments under the plan were contingent upon the attainment of certain stock price levels for ActionPoint's common stock over an extended period of time. The applicable price level objectives were achieved in February 2000.

(3) Consists of a matching contribution to ActionPoint's 401(k) plan and, for Mr. Falk in 2001, a severance payment.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the 1993 stock option/stock issuance plan, or the 1993 option plan, for the 2001 fiscal year to ActionPoint's named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                         ----------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL                                  ANNUAL RATES OF STOCK
                          SECURITIES       OPTIONS                                    PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO    EXERCISE PRICE                     OPTION TERM
                            OPTIONS      EMPLOYEES IN     PER SHARE      EXPIRATION   ----------------------
NAME                     GRANTED(#)(1)   FISCAL YEAR      ($/SH)(2)         DATE      5%($)(3)    10%($)(3)
----                     -------------   ------------   --------------   ----------   ---------   ----------
Kimra Hawley...........      40,000           5.4%           5.38          2/5/11      135,338     342,973
Stephen Francis........      20,000           2.7%           5.38          2/5/11       67,669     171,486
                            200,000          26.6%           2.75          6/4/11      345,891     876,557
John Finegan...........      10,000           1.3%           5.38          2/5/11       33,834      85,743
Matthew Albanese.......      20,000           2.7%           5.38          2/5/11       67,669     171,486
Joseph Falk............      35,000           4.7%           1.80         8/30/11       39,620     100,406
Johannes Schmidt.......      15,000           2.0%           5.38          2/5/11       50,752     128,615
David Sharp............       5,000           2.7%           5.75         1/31/11       18,801      45,820
                             30,000          26.6%           2.63         6/22/11       49,620     125,746
John Stetak............      10,000           1.3%           5.38          2/5/11       33,834      85,743

---------------
(1) The options listed in the table were granted under the 1993 option plan. The options become exercisable as follows: 25% upon the completion of the first year of service measured from the vesting date, and an additional 6.25% upon the completion of each full quarter elapsed thereafter, until the option is fully vested upon the completion of the fourth year of service from the vesting commencement date. The options will vest in full if ActionPoint is subject to a change in control. The merger with Captiva will not constitute a change in control under the 1993 option plan. The options have a maximum term of 10 years, subject to earlier termination in the event of the optionees' cessation of service with ActionPoint.

(2) The exercise price of the option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. ActionPoint may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the plan administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of common stock) in satisfaction of such tax liability.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of ActionPoint's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grant.

                           TEN-YEAR OPTION REPRICINGS

                                                                                              LENGTH OF
                                   NUMBER OF                                               ORIGINAL OPTION
                                  SECURITIES    MARKET PRICE                                    TERM
                                  UNDERLYING    OF STOCK AT    EXERCISE PRICE               REMAINING AT
                                    OPTIONS       TIME OF        AT TIME OF       NEW          DATE OF
                                  REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE    REPRICING OR
NAME                   DATE(1)    AMENDED(#)    AMENDMENT($)    AMENDMENT($)    PRICE($)    AMENDMENT(2)
----                   -------    -----------   ------------   --------------   --------   ---------------
John Finegan.........  3/2/2002     50,000          2.43             8.63         2.43     4 yrs, 2 mos
                                    12,500          2.43             8.00         2.43     1 yr, 5 mos
                                    30,000          2.43             7.88         2.43     4 yrs, 11 mos
                                    30,000          2.43             7.25         2.43     5 yrs, 8 mos
                                    10,000          2.43             5.38         2.43     8 yrs, 11 mos
                                    36,771          2.43             5.31         2.43     7 yrs, 4 mos
Matthew Albanese.....  3/2/2002     20,000          2.43             8.63         2.43     4 yrs, 2 mos
                                     8,000          2.43             8.50         2.43     5 yrs
                                     9,500          2.43             8.25         2.43     5 yrs, 2 mos
                                    25,000          2.43             6.38         2.43     6 yrs, 3 mos
                                    15,000          2.43             6.13         2.43     6 yrs, 11 mos
                                    20,000          2.43             5.38         2.43     8 yrs, 11 mos
                                    45,000          2.43             5.31         2.43     7 yrs, 4 mos
                                     5,000          2.43             5.00         2.43     4 yrs, 8 mos
                                    45,000          2.43             4.56         2.43     8 yrs, 5 mos
John Stetak..........  3/2/2002     10,000          2.43            18.00         2.43     8 yrs
                                    30,000          2.43             7.25         2.43     5 yrs, 8 mos
                                    45,000          2.43             5.38         2.43     8 yrs, 11 mos

---------------
(1) Options were cancelled on August 31, 2001 and regranted on March 2, 2002 at the then current market price.

(2) Length of original option term remained unchanged following the regrant.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to ActionPoint's named executive officers concerning the exercise of options during the 2001 fiscal year and unexercised options held as of the end of the 2001 fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                           SHARES                            YEAR-END(#)               FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Kimra Hawley...........       --            --         256,500         77,500           --             --
Stephen Francis........       --            --         205,000        225,000           --             --
John Finegan...........       --            --          35,767         17,462           --             --
Matthew Albanese.......       --            --              --             --           --             --
Joseph Falk............       --            --          35,000             --           --             --
Johannes Schmidt.......       --            --          70,000             --           --             --
David Sharp............       --            --          31,275         40,625           --             --
John Stetak............       --            --          17,188         25,812           --             --

EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information about ActionPoint common stock that may be issued upon the exercise of options, warrants and rights under all of the company's existing equity compensation plans as of December 31, 2001, including ActionPoint's 1993 stock option/stock issuance plan, 1998 employee stock purchase plan, and 1999 stock plan.

                         EQUITY COMPENSATION PLAN TABLE


                                                                                           NUMBER OF SHARES
                                                                                        REMAINING AVAILABLE FOR
                                        NUMBER OF SHARES TO       WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                          BE ISSUED UPON         EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                      EXERCISE OF OUTSTANDING   OUTSTANDING OPTIONS,       (EXCLUDING SHARES
                                       OPTIONS, WARRANTS AND        WARRANTS AND          REFLECTED IN COLUMN
PLAN CATEGORY OR TYPE OF OPTIONS             RIGHTS(A)               RIGHTS(B)                  (A))(C)
--------------------------------      -----------------------   --------------------   -------------------------
ActionPoint equity compensation
  plans approved by security
  holders...........................         1,450,241                 $5.17                   1,212,414(*)
ActionPoint equity compensation
  plans not approved by security
  holders...........................           371,850                 $4.62                     374,244
Total ActionPoint equity
  compensation plans................         1,822,091                 $5.06                   1,586,658(*)


---------------


(*) Includes 50,000 shares which may be sold to ActionPoint employees under ActionPoint's employee stock purchase plan.


     The 1999 stock plan is ActionPoint's only stock option plan that is not approved by ActionPoint's stockholders. It was adopted by ActionPoint's board of directors on July 8, 1999 to promote the long-term success of the Company by encouraging non-executive employees and consultants to focus on long-range objectives, attracting and retaining exceptional non-executive employees and consultants and linking non-executive employees and consultants interests with the interests of ActionPoint's stockholders. ActionPoint has reserved 700,000 shares of common stock for issuance under the 1999 stock plan. As of December 31, 2001, additional options could be granted and issuances of restricted stock could be made for up to an aggregate of 374,244 shares of ActionPoint's common stock under the 1999 stock plan.

     ActionPoint's employees and consultants are eligible for awards under the 1999 stock plan as long as they are not members of ActionPoint's board of directors or executive officers of ActionPoint. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. All of the options that are currently outstanding under the plan vest as follows: 25% one year after the vesting commencement date determined by ActionPoint's Compensation Committee and in equal monthly installments for 3 years thereafter. All of the options expire ten years from the date of grant. The ActionPoint board of directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan may be made that would affect any award previously made under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of ActionPoint's compensation committee is a former or current officer or employee of ActionPoint or any of its subsidiaries. No executive officer of ActionPoint serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of ActionPoint's board of directors or compensation committee.

CHANGE IN CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

     Outstanding options held by executive officers that were granted under the 1993 option plan will become immediately exercisable in full and unvested shares will become fully vested, in the event of certain changes in the ownership or control of ActionPoint. The merger of ActionPoint and Captiva will not constitute a change in control under the 1993 option plan. None of the ActionPoint executive officers have employment agreements with ActionPoint, and they or ActionPoint may terminate their employment at any time subject to the terms and conditions of the existing severance agreements and the new severance agreements ActionPoint has entered into with certain of its executive officers.

EXISTING SEVERANCE AGREEMENTS


     Prior to pursuing a merger with Captiva, ActionPoint had existing severance agreements with certain of its executive officers, including Stephen Francis, John Finegan, John Stetak and Matthew Albanese. These existing severance agreements were unaffected by the new severance agreements entered into with each of Stephen Francis, John Finegan, John Stetak, James Vickers, Matthew Albanese and David Sharp in connection with the merger. The merger with Captiva will not constitute a change in control under the existing severance agreements but will constitute a change in control under the new severance agreements. The merger will therefore result in the possible availability of certain severance benefits to ActionPoint's executive officers under the new severance agreements, including the right to six, ten or twelve months salary, upon their voluntary termination. Mr. Stetak's employment will terminate effective upon the merger or shortly thereafter, and therefore he will likely be entitled to severance benefits at that time under his new severance agreement. For a description of the new severance agreements, see "Other Agreements -- Severance Agreements" on page 84.


     The existing severance agreements provide that each of these officers is entitled to benefits if:

     - ActionPoint terminates his employment without cause within twelve months after a change in control; or

     - he resigns for good reason within six months after a change in control.

     The benefits include a lump sum severance payment equal to 100% of the annual salary for ActionPoint's chief executive officer, Mr. Francis, and 50% of the annual salary for the other executive officers. The benefits also include continuation of group insurance coverage for a period of 12 months for Mr. Francis, and 6 months for the other officers. However, group insurance coverage terminates when the officer becomes eligible for comparable coverage in connection with new employment. Finally, the existing severance agreements provide that the officers are entitled to prorated bonuses for the year in which their employment terminates. As a condition of providing these benefits, ActionPoint may require that the officer remain employed for up to 90 days to ensure an orderly transition and that the officer execute a release of all claims that he may have against ActionPoint.

     For purposes of the existing severance agreements, the term "change in control" generally includes:

     - a merger after which ActionPoint's stockholders own less than 50% of the surviving corporation's stock;

     - a sale of all or substantially all of ActionPoint's assets;

     - a proxy contest that results in the replacement of 50% or more of the members of ActionPoint's board of directors over a 24-month period; or

     - any transaction as a result of which another person owns 50% or more of ActionPoint's stock.

     The existing severance agreements generally provide that an officer's resignation will be for "good reason" under the following circumstances:

     - the officer has incurred a material reduction in his authority or responsibility, with the result that the officer's position is no longer comparable to the position that he held before the change in control;

     - the officer has incurred a reduction of more than 10% in his base salary;

     - the officer has been notified that his principal place of work will be relocated, with the result that the officer's commuting distance will increase by more than 40 miles; or

     - the officer becomes employed by a successor to ActionPoint and the successor fails to assume the existing severance agreement.

REPORT OF ACTIONPOINT'S COMPENSATION COMMITTEE

     The following is the report of the compensation committee of the board of directors, describing the compensation policies and rationale applicable to ActionPoint's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2001.

     Purpose of the Compensation Committee. The committee is responsible for determining compensation levels for ActionPoint's executive officers for each fiscal year based upon a consistent set of policies and procedures.

     Committee Structure. The committee is made up of two independent, non-employee members of the board of directors who meet during the first quarter of each fiscal year to set executive officer salaries, and as needed thereafter. No prior or current member of the committee has any interlocking relationships as defined by the Securities and Exchange Commission.

     Objectives of the Compensation Program. The objectives of the compensation program are: (1) to provide a means for ActionPoint to attract and retain high-quality executives, (2) to tie executive compensation directly to ActionPoint's business and performance objectives, and (3) to reward outstanding individual performance that contributes to the long-term success of ActionPoint.

     Elements of Compensation. Each executive officer's compensation package is ordinarily comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group, (2) annual bonus plan compensation ordinarily payable in cash and tied to both the achievement of individual performance objectives and company financial performance goals established by the committee, and (3) long-term stock-based incentive compensation that emphasizes a focus on company growth and increased stockholder value.


     Base Compensation. The base compensation for each executive officer is determined using an analysis of competitive salary ranges provided by an independent public accounting firm focusing on companies similar in size and business that compete with ActionPoint in the recruitment and retention of senior personnel. The committee believes that ActionPoint's most direct competitors for executive talent are not necessarily all of the companies that ActionPoint would use in a comparison of stockholder returns. Therefore, the compensation comparison group is not the same as the industry group in the index used in the Performance Graph set forth in "Information Concerning
ActionPoint -- Comparison of ActionPoint Stockholder Return" on page 108.


     For executive officers other than ActionPoint's chief executive officer, the committee considers specifically the following factors in determining base compensation: (1) a comparison of ActionPoint's growth and financial performance relative to the performance of competitors, (2) salary levels for comparable positions in the compensation comparison group and (3) each executive's responsibility level and financial and strategic objectives for the subsequent year. The committee believes that the current base compensation for executive officers is at the mid-range of the companies in the compensation comparison group with which ActionPoint competes for talent.

     Annual Bonus Plan Compensation. ActionPoint's annual bonus plan provides for incentive bonus compensation to all officers and a number of key employees based on the achievement of specific corporate performance targets established during the year relating to revenues and operating profits as well as specific individual performance objectives.

     Long-Term Stock-Based Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage ActionPoint from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of ActionPoint's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with ActionPoint. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by ActionPoint during the vesting periods, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, based on the aggregate exercise price, generally is set to a multiple of salary that the committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with ActionPoint, but also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term and the individual's personal performance in recent periods. The committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate amount of equity incentive for that individual. The weight of these various factors will vary over time and with respect to each individual. However, the committee does not adhere to any specific guidelines as to the relative option holdings of ActionPoint's executive officers.

     ActionPoint's Option Exchange Program. On July 10, 2001, ActionPoint's board of directors approved an option exchange program pursuant to which certain executive officers and employees were allowed to exchange all outstanding options. Options were tendered by 81 employees and 3 executive officers, and those options were cancelled by ActionPoint on August 31, 2001. Under the option exchange program, new options having exercise prices equal to $2.43, the fair market value of ActionPoint common stock on March 2, 2002, were granted to replace the options cancelled on August 31, 2001. The replacement options were issued with the same vesting terms as the options which they replaced. Any employee whose employment terminated prior to March 2, 2002 was not eligible to have his or her options replaced.

     Stock options are intended to provide incentives to ActionPoint's executive officers and employees. The compensation committee believes that such equity incentives are a significant factor in ActionPoint's ability to attract, retain and motivate key employees who are critical to ActionPoint's long-term success. The compensation committee further believes that, at their original exercise prices, the disparity between the exercise price of these options and the then market prices for the ActionPoint common stock did not provide meaningful incentives to the employees holding the options. A review of other companies in the software industry indicates that some of these companies have been confronted with this problem and have made similar adjustments in option prices to motivate their employees.

     The board of directors approved the option exchange program as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward ActionPoint's success. The option exchange program was deemed by the board of directors to be in the best interests of ActionPoint and its stockholders.

     Chief Executive Officer's Compensation. Compensation for the chief executive officer is determined by a process similar to that discussed above for executive officers. Mr. Francis's base compensation for fiscal 2001 was established by the board of directors in June 2001. The committee established Mr. Francis's base salary adjustment based on an evaluation of his personal performance and the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers. Further, the Committee intends base salary to provide Mr. Francis with a level of stability and certainty each year and intends that this particular component of compensation not be affected to any significant degree by company performance factors.

     The remaining components of Mr. Francis's 2001 compensation, however, were dependent upon company financial and shareholder value performance and provided no dollar guarantees. Incentive bonus compensation for Mr. Francis for the 2001 fiscal year was largely dependent on the achievements of specific corporate performance targets established in the middle of the fiscal year when Mr. Francis was appointed president and chief executive officer, as set forth above in the discussion of the annual bonus plan compensation.

     Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

     The committee believes that option grants under the 1993 option plan are exempt from the deduction limit. Because it is unlikely that other compensation payable to any ActionPoint executive has materially exceeded or would exceed the deduction limit in the near future, the Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would materially exceed the deduction limit. However, in approving the amount and form of compensation for ActionPoint executives, the committee will continue to consider all elements of cost to ActionPoint of providing that compensation.

     Submitted by the compensation committee of ActionPoint's board of directors:

                                          Daniel Tompkins, Chairman
                                          Patrick Edsell

COMPARISON OF ACTIONPOINT STOCKHOLDER RETURN

     This graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of ActionPoint's common stock price with the cumulative total returns of the S&P Midcap 400 Index and the S&P Technology Sector Index. The graph covers the five years from December 31, 1996, through the fiscal year ended December 31, 2001. The graph assumes that $100 was invested on December 31, 1996 in ActionPoint's common stock and in each index and that all dividends were reinvested. No cash dividends have been declared on ActionPoint's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG ACTIONPOINT, INC., THE S & P MIDCAP 400 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX

                               TOTAL RETURN GRAPH

--------------------------------------------------------------------------------
                                        CUMULATIVE TOTAL RETURN
                       ---------------------------------------------------------
                        12/96     12/97     12/98     12/99     12/00     12/01
--------------------------------------------------------------------------------
 ACTIONPOINT, INC      100.00     69.83     79.31    192.25     28.46     22.34
 S & P MIDCAP 400      100.00    132.25    157.53    180.72    212.36    196.43
 S & P TECHNOLOGY
  SECTOR               100.00    126.09    218.11    381.99    229.38    174.89

---------------

* $100 Invested on 12/31/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

     The performance graph and all of the material in the reports of the compensation committee and the audit committee of ActionPoint's board of directors which appear elsewhere in this joint proxy statement/ prospectus are not deemed filed with the Securities and Exchange Commission, and are not incorporated by reference to any filing of ActionPoint under the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date of this joint proxy statement/ prospectus and irrespective of any general incorporation language in any such filing.

REPORT OF ACTIONPOINT'S AUDIT COMMITTEE

     The audit committee was organized in June 2000. The audit committee for the last fiscal year consisted of James E. Crawford, III (until August 2001), Patrick Edsell (since August 2001), Daniel Tompkins and Bruce Silver. The audit committee held four meetings during the last fiscal year.

     ActionPoint's management has primary responsibility for preparing ActionPoint's financial statements and the financial reporting process. ActionPoint's independent public accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of ActionPoint's audited financial statements to generally accepted accounting principles. The audit committee has general oversight responsibility with respect to ActionPoint's financial reporting and reviews the results and scope of the audit and other services provided by independent public accountants.

     In this context, the audit committee hereby reports as follows:

     - The audit committee has reviewed and discussed the audited financial statements with ActionPoint's management and the independent public accountants.

     - The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

     - The audit committee discussed with the independent public accountants the accountants' independence from ActionPoint and its management. The audit committee has received the written disclosures and the letter from the independent accountants required by independence standards board standard no. 1.

     Audit Fees. Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of ActionPoint, Inc.'s consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of its unaudited condensed consolidated interim financial statements were $103,000.

     Financial Information Systems Design and Implementation Fees. During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to ActionPoint, Inc. in connection with the design and implementation of financial information systems.

     All Other Fees. In addition to the fees described above, aggregate fees of $78,320 were billed by PricewaterhouseCoopers during the year ended December 31, 2001, primarily for income tax compliance and related tax services and for audit-related services. The Audit Committee has determined that the provision of the services by PricewaterhouseCoopers included in the category "All Other Fees" was compatible with maintaining their independence.

     Based on the review and discussions referred to above, the audit committee recommended to the board of directors of ActionPoint, and the board has approved, that the audited financial statements be included in ActionPoint's annual report for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The committee and the board also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP, as our independent public accountants.

     Each of the members of the audit committee is independent as defined under the listing standards of The Nasdaq National Market.

     Submitted by the audit committee of ActionPoint's board of directors:

                                          Patrick Edsell
                                          Daniel Tompkins
                                          Bruce Silver

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

ACTIONPOINT'S RELATED-PARTY TRANSACTIONS

     Severance Agreements. In connection with the merger, ActionPoint entered into severance agreements with each of Stephen Francis, John Finegan, John Stetak, Matthew Albanese, James Vickers and David Sharp, providing for severance benefits in the event their employment is terminated. These new severance agreements are in addition to the existing severance agreements with each of Stephen Francis, John Finegan, John Stetak and Matthew Albanese. These executive officers will not be entitled to any severance benefits under the existing severance agreements as a result of the merger.

     Separation and Release Agreements. In June 2001, ActionPoint entered into a separation and release agreement with Kimra Hawley. The terms of the agreement provide that ActionPoint will reimburse Ms. Hawley for monthly premiums paid under COBRA so long as Ms. Hawley remains eligible under COBRA rules. Ms. Hawley agreed to release ActionPoint from any and all claims arising or relating to her employment with ActionPoint and to surrender vested options to purchase up to 72,500 shares of ActionPoint common stock.

     In October 2001, ActionPoint entered into a separation and release agreement with Joseph Falk. Pursuant to the agreement, Mr. Falk received a lump sum payment of $130,000. In addition, options to purchase 35,000 shares of ActionPoint common stock held by Mr. Falk were accelerated and became fully vested, and the exercise date for those options was extended to September 30, 2002. Mr. Falk agreed to release ActionPoint from any and all claims arising from or relating to his employment with ActionPoint.

     Employment Agreement with Johannes Schmidt. In June 2001, ActionPoint entered into an employment agreement with Johannes Schmidt to convert his full-time employment status to part-time for a term of not less than three months. During this term, Mr. Schmidt will serve as chief technologist for ActionPoint and, in exchange for such services, Mr. Schmidt will receive an annual salary of $110,187.48 and be eligible to receive a bonus equal to 35% of his annual salary. Mr. Schmidt agreed to surrender his vested options to purchase up to 115,000 shares of ActionPoint common stock.

     Options Regrants. In connection with an option exchange program, John Finegan, John Stetak and Matthew Albanese tendered to ActionPoint options exercisable for 446,771 shares of ActionPoint common stock in the aggregate at various exercise prices. The tendered options were canceled on August 31, 2001 and the same aggregate number of replacement options was granted to these executive officers on March 2, 2002 at an exercise price of $2.43 per share, the then market price for shares of Action Point common stock.

     Novus Ventures. As a result of the merger, Novus Ventures, L.P. will receive approximately 181,706 shares of ActionPoint common stock. Thomas van Overbeek, Kimra Hawley and Daniel Tompkins, each a director of ActionPoint, are beneficial owners of shares of Captiva preferred stock held by Novus Ventures. Messrs. van Overbeek and Tompkins are general partners of Novus Ventures, and Ms. Hawley is married to Mr. van Overbeek.

     Enterprise Partners. Patrick Edsell serves as a director and the chief executive officer of Gigabit Optics Corporation, an early-stage venture capital-backed company. A limited partnership that is affiliated with Enterprise Partners III, L.P. owns approximately 19.9% of Gigabit and has a representative on the Gigabit board of directors. Enterprise Partners III, L.P. will beneficially own approximately 6.6% of Captiva's common stock immediately prior to the merger.

     Indemnification of Directors and Officers. Pursuant to its certificate of incorporation, ActionPoint limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the bylaws of ActionPoint require that ActionPoint indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. ActionPoint has entered into indemnification agreements with its officers and directors containing provisions that may require ActionPoint, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires ActionPoint's directors, executive officers and persons who beneficially own more than 10% of a registered class of ActionPoint's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ActionPoint. ActionPoint's officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish ActionPoint with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to ActionPoint and written representations that no other reports were required, ActionPoint believes that there was compliance for the fiscal year ended December 31, 2001 with all Section 16(a) filing requirements applicable to ActionPoint's officers, directors and greater than 10% beneficial owners.

                         INFORMATION CONCERNING CAPTIVA

CAPTIVA'S BUSINESS

     Captiva was originally incorporated in Delaware in 1989 as TextWare Corporation. In 1997, Captiva acquired Symbus Technology, Inc. and changed its name to FormWare Corporation. In 1998, Captiva acquired Wheb Systems, Inc., changed its name to Captiva Software Corporation and became a California corporation. Captiva's principal executive offices are located at 10145 Pacific Heights Boulevard, San Diego, California 92121 and its telephone number is (858) 320-1000.

     Business Overview. Captiva is a provider of software that automates the processing of paper and electronic forms, documents and electronic data in an eXtensible Markup Language (or XML) format, which is an emerging standard for structuring data. Captiva's software converts these information sources into more valuable digital information usable in database and other information management systems. This is typically accomplished in a significantly more accurate, timely and cost effective manner than the manual processes Captiva's software products have replaced. This in turn often increases the users' revenues, for example, by accelerating enrollment or credit approval processes, and improves their customer service operations, for example, by making more accurate information accessible more quickly. Captiva believes that organizations are acutely aware of the benefits of automation and problems associated with manual information capture. The problems with manual processing and the benefits of automation in information capture and processing will become increasingly evident as the volume of forms and documents processed grows. According to Strategy Partners, an independent information technology research and consulting firm, the worldwide form and document capture market will grow from $1.02 billion in 2000 to $2.14 billion in 2003 -- a 19.8% compound annual growth rate. Presently, Captiva's software products serve more than 600 users in insurance, financial services, banking, government, business process outsourcing, retail and other markets. Captiva estimates its software products process more than 5 billion forms and documents annually.

  INDUSTRY BACKGROUND

     The Information Capture Problem. Enormous quantities of information flow into businesses and other organizations on a daily basis. Most of this information comes from customers, suppliers, employees and other third parties conducting transactions or corresponding through the use of paper forms and documents and, increasingly, electronic forms and documents. Examples of these forms and documents include medical claims, credit applications, new account enrollments, tax returns, invoices, legal briefs, regulatory filings and other information intensive forms and documents. Predictions have been made that the use of paper forms and documents would rapidly decline in favor of their electronic counterparts. In fact, the use of both of these information mediums is increasing at a significant rate and both paper and electronic forms and documents are expected to remain in use for the foreseeable future. For example, in 2000 Xerox Corporation stated that the percentage of paper versus electronic documents is expected to decline from 90% today to 40% in 2005 but also predicted a 400% increase in the volume of printed pages. These increases have and will continue to fuel rapid growth in the amount of information that needs to be entered into database, enterprise content management, enterprise resource planning, customer relationship management, financial accounting and other information management systems.

     Regardless of the source, pertinent information must be extracted, perfected, formatted and exported into an organization's information management systems as quickly and cost effectively as possible. Irrelevant, incorrect or invalid data, processing delays and inefficient methods can adversely impact an organization's revenues, operating expenses and interactions with customers, suppliers and employees. For example, an incorrect policy number for a medical insurance claim can cause the claim to be rejected, which necessitates a second submission and processing cycle or exception processing and additional correspondence, causing delays in payment to the provider, telephone calls from both the provider and the insured and a reduced level of customer satisfaction. Conversely, accurate, timely and cost effective information capture processes can increase an organization's revenue, reduce its expenses and improve its relationships with customers, suppliers and employees.

     Current Approaches are Inadequate. Current approaches to capturing data from paper forms and documents rely principally upon manual data entry. According to Harvey Spencer Associates, a consultancy specializing in information capture, organizations in the United States spend $15 billion a year manually keying data from forms alone. Organizations generally perform this work internally or outsource it to business process outsourcing firms. Both approaches have inherent problems. Organizations performing this work internally usually distribute it on a departmental basis, where higher paid knowledge workers often manually key data directly into information management systems with minimal data validation and low productivity rates. As a result, the accuracy of the manually entered information can suffer and manual entry is a relatively expensive forms and documents processing method. Business process outsourcing firms that specialize in performing this work achieve higher productivity rates, use less costly data entry operators and locations and typically offer a more cost effective approach. However, unpredictable data accuracy and turnaround times as well as an overall loss of control impede the adoption of this approach, particularly for confidential or time sensitive forms and documents.

     Alternative approaches to capturing data include electronic data interchange, electronic forms and documents and, more recently, e-commerce applications. All of these approaches have inherent problems and limitations. Electronic data interchange is difficult to implement and has been adopted in only a few vertical markets, such as medical claims processing, where approximately 50% of all claims continue to be submitted on paper forms. Electronic forms and documents suffer from the absence of a standard data exchange format and limited acceptance of legally binding, digital signatures. As a result, the use of electronic forms and documents has usually been limited to certain types of intra-company applications. The Internet provides a platform for e-commerce applications which have potentially broad applicability but suffer from high Internet site abandonment rates. According to Forrester Research, an independent information technology research firm, less than 5% of visitors to an e-commerce site attempt to purchase and only 33% of those attempting to purchase actually do so. Similarly, large financial service and insurance companies report that over 95% of all Internet transactions are abandoned prior to completion.

     All of these data capture methods require substantial custom application development and maintenance, feature minimal data validation capabilities, are disparate, single point technologies and are incapable of capturing data from legacy and new paper forms, documents and attachments. Gartner Group, another independent information technology research firm, estimates that for every dollar spent on Internet applications software organizations should expect to spend from five to twenty dollars on services, especially integration of Internet applications with existing information management systems.

     Many organizations processing paper and electronic data intensive transactions are acutely aware of these problems and are seeking a more comprehensive solution.

  CAPTIVA'S SOLUTION

     Captiva's solution provides a universal information capture platform and related services. This solution provides Captiva's customers with the following more important benefits:

     The Ability to Capture Data from Diverse Sources and Export Data to Most Information Management Systems. Captiva's solution enables capture from paper, faxed and scanned forms, documents and attachments, electronic forms and electronic data in XML format, as both separate and hybrid transactions. Hybrid means transactions in which information must be captured from more than one source. For example, a credit application submitted via an electronic form and the related paper attachments, such as tax returns and W-2 forms submitted via fax, both of which contain information required to complete the process. Captiva's solution also provides the ability to export data in many formats, including XML, to most information management systems. This allows Captiva's customers to deploy and benefit from a single, fully integrated data capture solution as opposed to multiple separate technologies and systems.

     A More Accurate, Timely and Cost Effective Information Capture
Process. Captiva's software products allow customers to capture information from all sources in a more accurate, timely and cost effective manner while consistently applying a single set of business rules throughout the capture process. This allows Captiva's customers to achieve higher information accuracy rates, faster processing times and lower operating costs.

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

These benefits can increase the user's revenues, reduce expenses and improve relationships with customers, suppliers and employees.

     Rapid Implementation Timeframes. Captiva's software products utilize a single, integrated environment that enables rapid application development, testing and deployment. Captiva also offers professional services to assist customers with these tasks or to perform them entirely on their behalf. These capabilities allow Captiva's customers to achieve lower implementation costs and shorter implementation timeframes.

     A Highly Flexible, Open and Scalable System. Captiva's software products provide a modular platform with an open architecture that is scalable from a single personal computer to large computer networks processing from several hundred to hundreds of thousands of forms and documents a day. This allows Captiva's customers to configure systems and supplement Captiva's software products with third party software and hardware products in order to meet their unique requirements and easily expand their systems should the need arise.

     An Increased Return on Information Technology Investments. Captiva's software products typically provide a 12- to 24-month return on investment through reduced manual data entry costs alone. They also improve the quality and timeliness of information, which significantly increases its value.

  CAPTIVA'S STRATEGY

     Captiva's objective is to extend its position as a provider of information capture software. Key elements of Captiva's strategy to achieve this objective include:

     Leverage Customers, Resellers, System Integrators and Strategic Cooperative Marketing Partners. Captiva perceives significant opportunities to leverage the use of its software by its existing customer base and through its resellers, system integrators and strategic cooperative marketing partners. Captiva's new customers generally deploy Captiva's software on a departmental basis or for limited form or document types. Captiva believes that high levels of satisfaction with these initial deployments can lead to enterprise-wide adoption of Captiva's software. In addition, because many of the leading resellers and system integrators remarket Captiva's software and because Captiva has strategic cooperative marketing partners who offer synergistic products, Captiva benefits from a multiplier effect as existing users expose Captiva's software to more of their current and prospective customers.

     Capitalize on XML as a Standard Data Exchange Format. XML is an emerging standard for structuring data that allows XML enabled software products to exchange electronic data without extensive and costly custom application development and maintenance. The World Wide Web Consortium formally recommended XML as a standard in February 1998. Since then a number of industry leaders, including Microsoft, SAP, IBM, Sun and Oracle, have announced support for XML. Captiva believes this support will drive the rapid adoption of XML based replacements for current electronic data interchange applications, growing demand for information in XML format and the open integration of applications across enterprises in general. Captiva's software enables information capture from electronic forms and data in XML format, and the export of information in XML format, regardless of its source. Captiva intends to leverage these capabilities with the goal of increasing revenues.

     Leverage Professional Services Staff. Captiva's professional services staff is among the largest and most experienced in the information capture market. This allows Captiva to respond to the implementation needs of its customers, resellers and system integrators in a timely manner and gives Captiva the ability to manage multiple concurrent deployments while maintaining a strong commitment to quality. The ability to meet customers' needs enables Captiva to establish strong relationships with these parties. Captiva intends to commit significant resources to continue growing its professional services staff in order to gain competitive advantage.

     Strengthen Captiva's International Presence. Captiva believes there are significant opportunities to increase sales of its software and services in international markets, but in each of 1999, 2000 and 2001 Captiva derived less than 15% of its revenues from outside the United States. To take advantage of these perceived opportunities, Captiva has formed local subsidiaries, opened offices and hired sales, marketing and professional

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

services staff in Australia, Germany and the United Kingdom, established a distributor for its software in Japan and introduced localized German and Japanese versions of its software. Captiva intends to continue expending resources in order to increase its international presence and revenues.

     Maintain Technology and Product Leadership. Captiva's products are among the most comprehensive information capture software products available today. Captiva has devoted significant resources to developing its software and intends to continue investing in software development to ensure that its software incorporates the most current technology and standards. Captiva also intends to increase the performance, functionality and ease of use of its software and to support information capture from additional information sources, such as speech and personal digital assistants and other wireless devices.

  CAPTIVA'S SOFTWARE AND SERVICES

     Captiva provides a universal information capture platform marketed under the name FormWare. The FormWare software suite began shipping in 1996 and now provides a comprehensive set of fully compatible modules that work in conjunction with one another to capture data from paper, faxed and scanned forms, documents and attachments, electronic forms and documents and electronic data in XML format, in both separate and hybrid transactions. Furthermore, Captiva provides a complete range of professional and technical services that complement its software. The key elements of Captiva's information capture software and services are as follows:

     Captiva's Software Products. FormWare is a sophisticated 32 bit application for use on standalone personal computers and client-server systems using Microsoft Windows 98, NT, 2000 and XP. FormWare Enterprise Edition is available for implementing mission critical, production level solutions on client-server platforms. FormWare Desktop Edition provides many of these capabilities in a tightly integrated bundle for less demanding applications on standalone personal computers. Both are available in English, German and Japanese versions, and Captiva expects to provide additional localized versions as part of its strategy to increase its international presence and revenues.

     Because Captiva's customers are regularly required to capture large amounts of information within short timeframes in order to meet inflexible deadlines, Captiva has optimized FormWare to provide this level of system performance and availability. FormWare uses complex queuing algorithms to ensure less than one second response times and minimize the number of system calls required to complete various tasks. Many of FormWare's modules function as servers, which means that their resources can be shared by multiple users and that additional modules can be added as required to address more complex processing or greater throughput requirements. In the event of a system failure, the entire FormWare system or a single module can be restarted with no loss of data or significant duplicate processing. Depending upon the FormWare module, Captiva's software is licensed on either a per server or per concurrent user basis.

     FormWare software currently includes the following modules:

                                  INITIAL SHIPMENT
            MODULE                      DATE                          DESCRIPTION
            ------                ----------------                    -----------
Designer.......................     November 1996      Provides a single, integrated environment
                                                       that enables rapid application
                                                       development, testing and deployment of
                                                       information capture applications
Administration.................     November 1996      Includes system configuration,
                                                       management, statistics, reporting and
                                                       security capabilities
JobFlow........................     November 1996      Provides specialized workflow based on a
                                                       proprietary file system that is optimized
                                                       for routing, tracking and monitoring
                                                       large amounts of data and images and the
                                                       handling of exceptions without delaying
                                                       the downstream processing of valid data

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

                                  INITIAL SHIPMENT
            MODULE                      DATE                          DESCRIPTION
            ------                ----------------                    -----------
WorkFlow.......................       June 2001        Provides specialized workflow based on
                                                       Microsoft SQL Server as an alternative to
                                                       JobFlow
Scan & Import..................     November 1996      Supports the scanning of paper forms,
                                                       documents and attachments using most
                                                       commercially available production level
                                                       scanners and the automated importing of
                                                       scanned or faxed images and electronic
                                                       data in many formats, including XML,
                                                       which are received from other devices or
                                                       applications
Image Quality Control..........       May 1999         Allows for the automated or visual
                                                       inspection of scanned and faxed images to
                                                       ensure their quality and usefulness for
                                                       downstream processes
Form & Document Identification
  Server.......................     November 1996      Automates the identification of forms and
                                                       documents in intermixed batches
Virtual Classification & Auto
  Learning Server..............      March 2002        Automates the creation of virtual
                                                       templates to be used in extracting data
                                                       from forms containing the same data in
                                                       highly variable formats
Image Pre-Processing Server....     November 1996      Automates the enhancement of images and
                                                       faxes to improve downstream processes and
                                                       the removal of form backgrounds to
                                                       improve recognition accuracy
Recognition Server.............     November 1996      Automates the extraction of data from
                                                       machine print, hand print, cursive
                                                       handwriting, marks and barcodes in
                                                       scanned and faxed images using optical
                                                       character recognition, intelligent
                                                       character recognition, optical mark
                                                       recognition, barcode recognition
                                                       technologies and voting algorithms
FreeForm Server................       May 1999         Applies recognition technologies to
                                                       entire forms or documents and then parses
                                                       through the results using key word
                                                       searches to locate the desired
                                                       information
PDF Conversion Server..........       May 1999         Automates the conversion of images and
                                                       data into Adobe's Portable Document
                                                       Format, word processing files and the
                                                       HyperText Markup Language (HTML) format
                                                       and enables the creation of full text
                                                       indexes
Rules Processor Server.........       May 1999         Automates the validation of data by
                                                       consistently applying an organization's
                                                       business rules to all information
                                                       captured on a continual basis throughout
                                                       the capture process in order to perfect
                                                       data as soon as possible and minimize the
                                                       downstream manual intervention required

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

                                  INITIAL SHIPMENT
            MODULE                      DATE                          DESCRIPTION
            ------                ----------------                    -----------
Completion.....................     November 1996      Provides productive and ergonomically
                                                       correct methods for performing manual
                                                       data entry from paper or images of data
                                                       that could not be extracted using
                                                       recognition technologies and allows for
                                                       reject repair of questionable data
                                                       extracted using recognition technologies
                                                       and double key verification
Internet Server................      April 2000        Aggregates information submitted by
                                                       electronic forms and XML data streams and
                                                       supports the ability to run FormWare
                                                       modules in highly distributed, remote
                                                       locations over the Internet or dedicated
                                                       telecommunications lines
Filler.........................      April 2000        Provides for manual data entry into
                                                       electronic forms without being connected
                                                       to the Internet or dedicated
                                                       telecommunications lines, the temporary
                                                       storage of that data and the ability to
                                                       transmit that data to the Internet Server
                                                       over the Internet or dedicated
                                                       telecommunications lines
Export Server..................       May 1999         Automates the formatting of data in many
                                                       formats, including XML, and the exporting
                                                       of data and images to most information
                                                       management systems

     FormWare also includes an open architecture with many application programming interfaces and access to real time event and data level information. These features and FormWare's modular platform allow Captiva's customers, resellers and system integrators to programmatically control processing sequences, supplement Captiva's solution with third party software and hardware products, configure systems to meet their unique needs and easily expand systems to meet new requirements.

     Captiva also offers two vertical market applications that run on FormWare's information capture platform. ClaimPack is for the processing of medical claims submitted on HCFA 1500 and UB 92 forms, and InvoicePack is for automating the manual keying of data from invoices by accounts payable staff. The use of these applications can speed deployment times by typically providing 80% or more of the functionality required with the remainder being implemented by Captiva's customers, resellers, system integrators or professional services staff.

  CAPTIVA'S SERVICES

     Captiva's AdvantEDGE services program allows Captiva to better address the implementation needs of customers, resellers and system integrators and achieve a greater level of customer satisfaction. This program includes a comprehensive range of services provided by Captiva's professional and technical services staff, which consisted of 57 employees as of December 31, 2001.

     Captiva's professional services staff provides project management, functional and detailed specification preparation, application development, form redesign, system configuration, quality assurance, installation and application specific training services to customers. While Captiva's resellers and system integrators can and do provide these services to their customers, they often also ask Captiva to provide these services to their customers on a subcontract basis. Captiva generally charges for professional services on a fixed fee basis for projects utilizing mutually agreed upon functional and detailed specifications and for other projects on a time and materials basis.

     Captiva's technical services staff provides for the dependable and timely resolution of technical inquiries by telephone, email and over the Internet and a set of regularly scheduled training classes usually held at Captiva's offices in San Diego, California and Waltham, Massachusetts. Captiva offers several levels of

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

customer support, with the most comprehensive option covering 24 hours a day, seven days a week. Captiva generally charges for customer support based upon a percentage of the related software license fees and classroom training on a per attendee basis.

  CAPTIVA'S CUSTOMERS

     As of December 31, 2001 Captiva had licensed its software to over 600 customers. Captiva's software has been designed to address the needs of a broad range of businesses, including those in the insurance, financial services, banking, government, business process outsourcing, retail and other markets. For the years ended December 31, 2001 and December 31, 2000 no customer accounted for more than 10% of Captiva's total revenues. In 1999 Citicorp accounted for 13% of Captiva's total revenues.

  SALES, MARKETING & BUSINESS DEVELOPMENT

     Captiva sells information capture software and services through its direct sales staff, resellers who package Captiva's software with their product offerings and system integrators, often in conjunction with strategic cooperative marketing partners. Approximately 50% of Captiva's sales are made through resellers and system integrators and the remainder comes from Captiva's direct sales staff. Captiva believes its ability to successfully work with and through these diverse and sometimes competing groups represents a significant competitive advantage. As of December 31, 2001, Captiva's sales, marketing and business development staff consisted of 46 employees and Captiva had over 85 resellers, system integrators and strategic cooperative marketing partners. Captiva intends to aggressively expand its sales and marketing staff and activities increase the number of its resellers, system integrators and strategic cooperative marketing partners.

     Captiva's sales strategy involves targeting organizations with forms or document capture needs that either already recognize or can be educated about their information capture problems. Because Captiva's software can increase an organization's revenue, reduce its expenses and improve its relationships with customers, suppliers and employees, Captiva directs its selling efforts to senior management, including executives responsible for information capture functions as well as chief information and chief financial officers at prospective customers. Captiva explains the benefits of its software, assesses the specific needs of the organizations, creates demonstrations and provides proposals, including return on investment analyses, to satisfy the prospective customer's requirements. The sales cycle typically ranges from 60 to 180 days.

     Captiva uses a variety of marketing programs to build awareness of data capture problems and Captiva's software and brand name, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, seminars, trade shows, speaking engagements and Internet site marketing. Captiva's marketing staff also produces collateral materials to support sales to prospective customers that include brochures, data sheets, white papers, customer success stories, presentations and demonstrations.

     Captiva's resellers and system integrators include American Management Systems, BancTec, DST, EDS, Lockheed Martin, Logicon (a Northrop Grumman company), Nissho Electronics Corporation, PFPC (PNC's mutual fund servicing subsidiary) and Unisys. These distribution channels currently represent Captiva's solution in Australia, Germany, Japan, the United Kingdom and the United States. In the years ended December 31, 2001 and 2000 none of Captiva's resellers or system integrators accounted for more than 10% of Captiva's total revenues. In 1999 BancTec accounted for 16% of Captiva's total revenues.

     Captiva believes strategic cooperative marketing partners who offer synergistic products are important in selling and marketing Captiva's solution. Captiva benefits from a multiplier effect as these partners expose Captiva's solution to more of their customers and prospects. As a result, Captiva has developed arrangements with numerous strategic cooperative marketing partners, including Eastman Kodak, FileNET, IBML, Information Management Resources, Optika and OTG Software.

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

  SOFTWARE DEVELOPMENT

     Captiva believes that its future success will depend in large part on its ability to enhance its software, develop new software, implement emerging standards, maintain technology leadership and satisfy an evolving range of customer requirements for existing and new information capture problems. Captiva's software development staff is responsible for achieving these objectives and consisted of 27 employees as of December 31, 2001.

     Captiva believes that its software development staff is a key component in the success of its software and represents a significant competitive advantage. Captiva's software development staff includes many individuals who have previously worked together in other organizations where they developed alternative information capture solutions. Captiva must attract and retain highly qualified employees to further its software development efforts and Captiva's business and operating results could be seriously harmed if it is not able to do so.

     Captiva's software development expenditures were approximately $2.30 million, $2.59 million and $2.34 million in 2001, 2000 and 1999, respectively. All software development expenditures are expensed as incurred. Captiva intends to continue to devote substantial resources to these efforts.

  COMPETITION

     Captiva has experienced and expects to continue experiencing increased competition from current and potential competitors. Some of these companies may have greater name recognition, longer operating histories, larger customer bases and significantly greater sales, marketing, product development, technical, financial, distribution and other resources than Captiva. In the future, Captiva expects to face competition from these and other competitors, including:

     - companies addressing segments of the information capture market, including Accelio, ActionPoint, Cardiff Software, CGK (an Oce company), Dakota Imaging, Datacap, Easy Software, Improx (an Isis Holding AG company), IteSoft, Kleindienst, Kofax (a Dicom Group company), Microsystems Technology, Mitek Systems, PureEdge, ReadSoft, Recognition Research, Shana, Scan-Optics, Top Image Systems and others;

     - Electronic data interchange and e-commerce software vendors; and

     - in-house development efforts by Captiva's customers, prospective customers, resellers and system integrators.

     Captiva may also face additional competition from database and content management system vendors, enterprise and departmental software application vendors, data warehouse vendors and other data intensive repository system vendors and operating system vendors. If the products sold now or developed in the future by any of Captiva's competitors were to become the industry standard or if such competitors were to enter into or expand relationships with significantly larger companies through mergers, acquisitions or other similar transactions, Captiva's business could be seriously harmed. In addition, potential competitors may bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing Captiva's solution.

     Captiva believes that the principal competitive factors in the information capture market are:

     - solution performance, features, functionality and reliability;

     - ability to provide professional services;

     - price/performance characteristics;

     - timeliness of new product introductions with minimal fixes;

     - adoption of emerging standards;

     - brand name; and

     - access to customers.

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

     Captiva believes that it compares favorably with its competitors with respect to each of the above factors. However, many of Captiva's existing and potential competitors may have greater name recognition, stronger brand names, longer operating histories, larger customer bases and greater sales, marketing, product development, technical, financial, distribution and other resources than Captiva. These competitors also may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to distribution partners than Captiva can. To remain competitive, Captiva believes it must invest significant resources in enhancing its current software and developing new software and maintaining customer satisfaction. If Captiva fails to do so, its software will not compete favorably with those of Captiva's competitors and Captiva's business will be significantly harmed.

     Captiva expects that competition will continue to increase and that Captiva's primary competitors may not have entered the market yet. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and a loss of market share, any of which could cause Captiva's operating results to suffer.

  INTELLECTUAL PROPERTY

     Captiva believes its success and ability to compete is largely dependent on its ability to develop and protect its proprietary technology. To protect its proprietary technology, Captiva relies primarily on patent, trademark, service mark, trade secret, copyright laws and contractual restrictions.

     Use by customers of Captiva's software is governed by shrink-wrap or executed license agreements. Captiva also enters into written agreements with each of its resellers and system integrators for the distribution of its software. In addition, Captiva seeks to avoid disclosure of trade secrets by requiring each of its employees and others with access to proprietary information to execute confidentiality agreements. Captiva protects its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     Captiva currently holds a United States patent covering certain neural networking capabilities used in Captiva's software. It is possible that this patent or potential future patents may be found invalid or unenforceable or may be successfully challenged. It is also possible that any patent issued by Captiva may not provide any competitive advantages or that Captiva may not develop future proprietary software or technologies that are patentable. Additionally, Captiva has not performed any comprehensive analysis of patents held by third parties that may limit its ability to do business.

     Despite Captiva's efforts to protect its proprietary rights, Captiva may be unable to prevent others from infringing upon or misappropriating its intellectual property. Any steps Captiva takes to protect its intellectual property may be inadequate, time consuming and expensive. In addition, the laws of some foreign countries do not protect Captiva's proprietary rights to the same extent as the laws of the United States.

     Substantial litigation regarding intellectual property rights exists in the software industry. To date Captiva has been notified that its technologies infringe the proprietary rights of 2 other parties and has settled such claims on terms Captiva considers to be favorable. There can be no assurance that others will not claim that Captiva has infringed proprietary rights relating to past, current or future software or technologies. Captiva could become subject to intellectual property infringement claims as the number of its competitors grows and as Captiva's software overlaps with competitive offerings. These claims, even if meritless, could be expensive, time-consuming to defend, divert management's attention from the operation of Captiva and cause software shipment delays. If Captiva infringes another party's intellectual property rights, Captiva could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the software that contains the infringing intellectual property. Captiva may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

     Captiva licenses some technologies from third parties. There can be no assurance that these technology licenses will not infringe the proprietary rights of others or will continue to be available to Captiva on commercially reasonable terms, if at all. If Captiva cannot renew these licenses, shipments of Captiva's

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

software could be delayed until equivalent capabilities can be developed or licensed and integrated into Captiva's products. These types of delays could seriously harm Captiva's business.

  EMPLOYEES

     As of December 31, 2001, Captiva employed 154 full-time employees. These included 46 in sales, marketing and business development, 57 in professional and technical services, 27 in software development and 24 in administration and finance. Captiva's future success depends in part on its ability to attract, retain and motivate highly qualified technical and management personnel for whom competition is intense. From time to time Captiva has employed and Captiva will continue to employ independent contractors and consultants to support its professional and technical services and research and development. None of Captiva's employees are represented by a collective bargaining agreement and Captiva has never experienced a strike or similar work stoppage.

  FACILITIES

     Captiva's principal offices are located in San Diego, California and consist of approximately 30,200 square feet of office space held under a lease that expires in January 2005. Captiva also leases approximately 8,200 square feet of office space in Park City, Utah under a lease expiring in November 2002, with an option to extend the lease for an additional five years, and 4,600 square feet of office space in Waltham, Massachusetts under a lease expiring in April 2008, both of which house a portion of Captiva's professional and technical services and software development employees. Captiva also leases office space for sales and professional and technical services employees in Wokingham Berkshire, United Kingdom; Freiburg, Germany; and Toorak, Australia. Captiva believes these offices are adequate to meet its needs for the foreseeable future.

  LEGAL PROCEEDINGS

     Captiva is not a party to any material legal proceedings.

CAPTIVA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

     Certain information in this registration statement, including the discussion below, contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this registration statement other than statements of historical fact are forward-looking statements. Examples of forward-looking statements include statements regarding Captiva's future financial results, operating results, projected costs, revenue, markets for products, competition, products, plans, objectives and strategy, as well as other statements that include words such as anticipate, believe, plan, should, would, could, expect, intend, believe, estimate, predict, potential and other similar words. These forward-looking statements are inherently uncertain and are subject to business, economic and other risks. Accordingly, actual results could differ materially from expectations based on forward-looking statements made in this registration statement or elsewhere by Captiva or on its behalf. Captiva does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.

  OVERVIEW

     Captiva is a provider of information capture software and related services. Captiva products are employed by over 600 customers in insurance, financial services, government, business process outsourcing, direct marketing as well as other markets. Captiva's technology is used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams in a more accurate, timely and cost-effective manner. Captiva's technology and products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems.

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

  CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Captiva believes that the following are some of the more critical judgment areas in the application of Captiva's accounting policies that currently affect Captiva's financial condition and results of operations.

     Revenue Recognition. Software revenue is recognized upon meeting all of the following criteria: execution of a written purchase commitment, license agreement or contract; delivery of software and or authorization keys; the license fee is fixed and determinable; collectibility of the proceeds is assessed as being probable; and vendor-specific objective evidence of the fair values of the elements in a multiple element arrangement exist to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management. If vendor-specific objective evidence of fair values of all elements in a multiple element arrangement does not exist, but it does exist for the undelivered elements, the residual method is used to recognize revenue related to delivered elements of a multiple element arrangement.

     Revenue is primarily derived from the sale of software licenses and professional services. In sales of professional services, Captiva evaluates whether such services are essential to the overall functionality of the solution being delivered. When software licenses are sold with professional services and such services are deemed essential to the functionality of the overall solution, combined software license and service revenue is recognized using the percentage-of-completion method of accounting, based on labor costs incurred compared to estimates of total expected labor costs. When software licenses are sold with professional services and such services are not considered essential to the functionality of the software, software license revenue is recognized when the above criteria are met and service revenue is recognized as the services are performed, or in the case of fixed fee service contracts, on a percentage of completion basis. When software licenses are sold without services, revenue is recognized when the above criteria are met.

     Service revenues include fees primarily from software maintenance agreements, custom programming services and customer training. Software maintenance agreements are generally prepaid and recognized ratably over the maintenance agreement period. Custom programming and customer training revenues are generally recognized as the services are performed.

     Treatment of Trade Receivables. Management is required to estimate the collectibility of trade receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables including the credit worthiness of each customer. Changes in required allowances have occurred in the past and are likely to occur in the future due to entry by Captiva into new markets or general economic conditions that directly or indirectly impact Captiva's customers.

     Valuation of Deferred Tax Assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At December 31, 2001, all of the deferred tax assets were fully reserved due to the operating losses for the past three years and the inability to assess as more likely than not the likelihood of generating sufficient future taxable income to realize such benefits. In the event management were to determine that it would be able to realize its deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made.

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  RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicted, condensed consolidated statement of operations information and the percentage of total revenues represented by such information:

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                          --------------------------------------------------   ---------------------------------
                                   % OF              % OF             % OF              % OF              % OF
                                   TOTAL             TOTAL            TOTAL             TOTAL             TOTAL
                          2001    REVENUE   2000    REVENUE   1999   REVENUE   2002    REVENUE   2001    REVENUE
                          -----   -------   -----   -------   ----   -------   -----   -------   -----   -------
                                                          (AMOUNTS IN MILLIONS)
REVENUES:
Software................  $10.5      43%    $10.2      52%     8.3      45%    $ 2.6      43%    $ 2.4      45%
Services................   13.1      54       9.5      48     10.2      55       3.0      49       2.9      55
Other...................    0.7       3        --      --       --      --       0.5       8       0.0       0
Total revenues..........   24.3     100      19.7     100     18.5     100       6.1     100       5.3     100
Cost of revenues........    8.9      36       8.3      42      9.1      49       2.3      38       2.0      37
Gross Profit............   15.4      64      11.4      58      9.4      51       3.8      62       3.3      63
OPERATING EXPENSES:
Sales and marketing.....    8.6      36      10.6      54      8.1      44       2.1      35       2.2      42
General and
  administrative........    3.5      14       3.9      20      3.8      20       1.0      16       0.6      11
Software development
  costs.................    2.3       9       2.5      13      2.3      13       0.6      10       0.6      12
Amortization and
  impairment of goodwill
  and intangible
  assets................     --      --       0.4       2      0.1      --
Total operating
  expenses..............   14.4      59      17.4      88     14.3      77       3.7      61       3.4      65
Income (loss) from
  operations............    1.0       4      (6.0)    (30)    (4.9)    (27)      0.1       1      (0.1)     (2)
Interest and other
  expense...............    1.4       6       1.0       5      1.2       7       0.4       6       0.4       7
Loss before provision
  for taxes.............   (0.4)     (2)     (7.0)    (35)    (6.1)    (33)     (0.3)     (5)     (0.5)     (9)

  Comparison of Three Months Ended March 31, 2002 and 2001

     Total Revenues. Total revenues for the three months ended March 31, 2002 increased $825,000, or 16%, to $6.1 million from $5.3 million in 2001. The growth in revenues was primarily a result of increased other revenues, primarily sales of scanners and other third party products and, to a lesser extent, an increase in sales of software licenses. Revenues from third party products and software licenses for the three months ended March 31, 2002 increased $450,000 and $296,000, respectively, compared to the same period in 2001.

     Software License Revenues. Sales of software licenses accounted for $2.6 million for the three months ended March 31, 2002 compared to $2.4 million for the same period in 2001, an increase of $296,000, or 13%. Total software revenues declined slightly as a percentage of total revenues to 43% for the first three months of 2002 from 45% for the same period in the prior year.

     Services Revenues. Services revenues include fees from software maintenance agreements and professional services, including consulting, programming and customer training. Services revenues increased $79,000, or 3%, to $3.0 million for the three months ended March 31, 2002 compared to $2.9 million for the same period in 2001. Revenues from software maintenance agreements increased $290,000, or 22%, to $1.6 million for the period ended March 31, 2002 compared to $1.3 million for the same period in 2001. The increase is reflective of Captiva's growing installed customer base, which subscribes to ongoing maintenance support. Professional service revenues decreased $209,000, or 13%, in the first three months of 2002 to $1.4 million compared to $1.6 million in the same period in 2001. The decrease in professional services was primarily the result of project delays requested by customers and lower than expected new bookings of professional service projects in the last three months of 2001 and in the first three months of 2002.

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

     Other Revenues. Other revenues include sales of scanners and other peripherals and software products purchased from third party vendors and sold by Captiva to its customers. Other revenues for the period ended March 31, 2002 increased $450,000 to $470,000 over the same quarter in the previous year. The increased revenue reflects the anticipated ramp-up of the third party hardware and software products business since the introduction of this product line in March of 2001.

     Cost of Software License Revenues. The cost of software license revenues consists primarily of the cost of software products shipped with Captiva software, including royalty payments to suppliers and authorization keys provided by third party suppliers. For the three months ended March 31, 2002, the cost of software license revenues increased $64,000, or 54%, to $183,000 compared to $119,000 in the first three months of 2001. The cost of software license revenues increased as a percentage of related revenues to 7% in the first three months of 2002 compared to 5% in the same period in 2001. The increase was attributable to an increase in royalty expense as a percentage of software license revenues.

     Cost of Services Revenues. For the three months ended March 31, 2002, the cost of services revenues was $1.8 million, representing a decrease of $82,000, or 4%, when compared to the same period in the prior year. This decrease is primarily a result of cost controls in the professional services group and the related cost savings as a result of lower sales in that area.

     Cost of Other Revenues. The cost of other revenues consists primarily of the cost of the scanners and other peripherals and software products purchased from third party vendors. For the quarter ended March 31, 2002, the cost of third party products was $400,000, or 85%, of related revenues.

     Gross Profit. Gross profit is equal to total revenue less total cost of revenue. Gross profit increased $458,000, or 14%, to $3.8 million for the three months ended March 31, 2002 from $3.3 million in the first three months of 2001. As a percentage of total revenues, gross profit for the three months ended March 31, 2002 of 62% was consistent with the gross profit percentage of 63% experienced in the same period in 2001. The gross profit increase in the first three months of 2002 was due to the overall increase in revenues. The gross profit percentage on services revenues increased to 41% from 37% in the same periods due primarily to the ability of Captiva to support the growth of maintenance revenues without significant increase in related overhead costs. This gross profit percentage increase in services revenues was offset by a decrease in gross profit percentages in software to 93% from 95% and third party products to 15% from 25% in the first three months of 2002 compared to the same period in 2001.

     Sales and Marketing Expenses. Sales and marketing expenses consist of salaries, commissions and both direct and indirect costs for the sales and marketing activities of Captiva, including advertising, promotion and trade show participation costs. For the three months ended March 31, 2002 sales and marketing expenses decreased $24,000, or 1%, to $2.1 million when compared to the same period in 2001 and decreased as a percentage of revenues to 35% from 41% for the same periods. The decrease in sales and marketing expenses resulted from a combination of reduced international costs of $163,000 offset by higher domestic selling and marketing costs of $140,000 related to the increase in domestic revenues.

     General and Administrative Expenses. General and administrative expenses include costs of corporate functions including general business, accounting, human resources and information technologies. General and administrative expenses increased $333,000, or 54%, to $1.0 million for the three months ended March 31, 2002 compared to $622,000 in the first three months of 2001. The increase was primarily attributable to legal and accounting costs of $288,000 incurred in the first three months of 2002 that were directly related to the planned merger with ActionPoint.

     Software Development Costs. Software development costs are comprised primarily of salaries and an allocation of overhead costs for Captiva's in-house staff. Software development costs, for the periods reported, have been charged to operations as such costs are incurred. Software development costs of $583,000 in the first three months of 2002 were consistent with those experienced for the same period in 2001.

     Interest and Other Expense. Interest and other expense is primarily interest expense associated with Captiva's bank credit facility and its subordinated debt. Interest and other expense decreased $29,000 to $336,000 for the three months ended March 31, 2002 compared to $365,000 for the same period in the prior

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

year. The decrease was primarily attributable to a decrease in interest paid on a variable rate bank line of credit.

     Net Loss before Provision for Taxes. Net loss before provision for taxes decreased $188,000 to $279,000 in the first three months of 2002 compared to $467,000 for the first three months of 2001. The net loss before provision for taxes as a percentage of total revenues was 5% and 9% for the three months ended March 31, 2002 and 2001, respectively.

  Comparison of Years Ended December 31, 2001 and 2000

     Total Revenues. Total revenues for the year ended December 31, 2001 increased $4.5 million, or 23%, to $24.3 million from $19.7 million in 2000. The growth in revenues was primarily a result of increased service revenues and, to a lesser extent, an increase in sales of software licenses and the introduction of sales of third party products. Revenues from Captiva's international operations increased to $3.3 million in 2001 from $3.1 million in 2000. As a percentage of total revenues, international revenues decreased to 14% in 2001 from 16% in 2000.

     Software License Revenues. Sales of software licenses accounted for $10.5 million in 2001 compared to $10.2 million in 2000, an increase of $311,000, or 3%. Due primarily to the growth in service revenues, total software revenues declined as a percentage of total revenues to 43% of total revenues in 2001 from 52% of total revenues in 2000.

     Services Revenues. Services revenues include fees primarily from software maintenance agreements and professional services, including consulting, programming and customer training. Software maintenance agreements are generally prepaid and recognized ratably over the maintenance agreement period. At December 31, 2001, $4.1 million of the total deferred revenue of $4.8 million was related to software maintenance agreements. Professional service revenues are generally recognized as the services are performed. Services revenues increased $3.5 million, or 37%, to $13.1 million in 2001 compared to $9.5 million in 2000. As a percentage of total revenues, revenues in this category increased to 54% in 2001 compared to 48% in 2000. The increase was attributable to an increase in revenues from professional services of $1.8 million and an increase in software support maintenance revenues of $1.7 million related to Captiva's growing installed customer base which subscribes to ongoing maintenance support. The professional services revenue increase related directly to higher demand, a higher utilization rate of chargeable activities by the professional staff and an increase in the daily rate charged. As announced in 2001, effective January 1, 2003 Captiva will stop support of three non-core products. The recurring maintenance loss for these products is approximately $700,000 annually.

     Other Revenues. Other revenues include sales of scanners and other peripherals and software products purchased from third party vendors and sold by Captiva to its customers. Captiva commenced the resale of peripherals and software products during 2001. Revenues in 2001 for this category were $693,000, or 3%, of total revenues for the year. Captiva expects other revenues to increase in 2002, which will be the first full year of sales of these products.

     Cost of Software License Revenues. The cost of software license revenues consists primarily of the cost of software products shipped with Captiva software, including royalty payments to suppliers and authorization keys provided by third party suppliers. For the year 2001, the cost of software license revenues increased $180,000, or 28%, to $828,000 compared to $648,000 in 2000. The cost of software license revenues increased as a percentage of related revenues to 8% in 2001 compared to 6% in 2000. The increase was primarily attributed to an increase in royalty expense.

     Cost of Services Revenues. For the year 2001, cost of services revenues decreased $191,000, or 2%, to $7.5 million compared to $7.7 million in 2000. As a percentage of related revenues, cost of service revenues decreased to 57% in 2001 from 80% for the prior year. Conversely, the gross profit percentage of revenues from services increased to 43% in 2001 from 20% experienced in 2000. The increase in gross margin was attributable to the improved productivity and efficiency of Captiva's professional services staff and the use of lower cost sources of programming support in 2001 compared to 2000.

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

     Cost of Other Revenues. The cost of other revenues consists primarily of the cost of the scanners and other peripherals and software products purchased from third party vendors. For the year 2001, the cost of third party products was $524,000, or 76%, of related revenues.

     Gross Profit. Gross profit is equal to total revenue less total cost of revenue. Gross profit increased $4.0 million or 35%, to $15.4 million in 2001 from $11.4 million in 2000 and increased as a percentage of total revenues to 64% from 58%, respectively. The increase in gross profit was due primarily to the increase in gross profit from services of $3.7 million and, to a lesser extent, by the increase in profit from software license and other revenues of $300,000 in 2001 compared to 2000.

     Sales and Marketing Expenses. Sales and marketing expenses consist of salaries, commissions and related overhead costs for the sales and marketing activities of Captiva, including advertising, promotion and trade show participation costs. Sales and marketing expenses decreased $2.0 million, or 18%, to $8.6 million in 2001 compared to $10.6 million in 2000 and decreased as a percentage of revenues to 36% from 54% for the same periods. The decreases in sales and marketing expenses were primarily attributable to a reduction in international sales expenses of $891,000 and, to a lesser extent, a decrease of $538,000 related to the contraction of the domestic sales and marketing staff. Additionally, direct marketing expenses decreased in 2001 by $141,000 as part of Captiva's overall cost reduction effort. Captiva expects sales and marketing expenses to increase as Captiva expands its sales and marketing programs in 2002 and beyond.

     General and Administrative Expenses. General and administrative expenses include costs of corporate functions including general business, accounting, human resources and information technologies. General and administrative expenses decreased $400,000 or 10% to $3.5 million in 2001 compared to $3.9 million in 2000. The decrease was primarily attributable to non-recurring litigation related expenses of $532,000 incurred in 2000. As a percentage of total revenues, general and administrative expenses decreased to 14% from 20% in 2001 and 2000, respectively. In 2002 and beyond, Captiva expects general and administrative expenses to increase, but to remain a similar percentage of revenues.

     Software Development Costs. Software development costs are comprised primarily of salaries and an allocation of overhead costs for Captiva's in-house staff. In isolated cases, amounts are paid to outside consultants to supplement the product development efforts of its in-house staff. Software development costs, for the periods reported, have been charged to operations as such costs are incurred. Software development costs decreased $283,000, or 11%, to $2.3 million in 2001 compared to $2.5 million in 2000, or 9% and 13%, respectively, of the total revenues for 2001 and 2000. The decrease was primarily due to a decrease in expenses of $129,000 related to reduced headcount in 2001 compared to 2000.

     Amortization and Impairment of Goodwill and Intangible Assets. Total amortization and impairment of goodwill and intangible assets was $361,000 in 2000. In 2000, management assessed the recoverability of goodwill and intangible assets due to the continued net cash outflows from operations experienced by Captiva. As a result, all goodwill and intangible assets were written off.

     Interest and Other Expense. Interest and other expense is primarily interest expense associated with Captiva's bank credit facility and its subordinated debt. Interest and other expense increased $466,000 to $1.4 million in 2001 compared to $963,000 in 2000. The increase was primarily attributable to increased amortization expense and interest expense related to the issuance of the subordinated notes, and partially offset by a decrease in interest paid on a variable rate bank line of credit. The amortization of the subordinate debt discount and debt issue costs in 2001 increased $446,000 compared to 2000 reflecting a full year of amortization in 2001 compared to 5 months in 2000.

     Net Loss before Provision for Taxes. Net loss before provision for taxes decreased $6.6 million to $422,000 in 2001 compared to $7.0 million in 2000. The net loss before provision for taxes as a percentage of total revenues was 2% and 35% in 2001 and 2000, respectively.

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

  Comparison of Years Ended December 31, 2000 and 1999

     Total Revenues. Total revenues for the year ended December 31, 2000 increased $1.2 million, or 7%, to $19.7 million from $18.5 million in 1999. The growth in revenues was attributable to an increase in the sale of software licenses, offset slightly by a decrease in service revenues.

     Software License Revenues. Software license fees accounted for $10.2 million, or 52%, of the total revenues in 2000, up from $8.3 million or 45% of total revenues in 1999. This represents an increase of $1.9 million, or 22%. This growth is primarily attributable to an increase in international software license revenues in 2000 compared to 1999.

     Services Revenues. Revenues from services decreased $616,000, or 6%, to $9.5 million in 2000 as compared to $10.2 million in 1999. As a percentage of total revenues, services decreased to 48% in 2000 from 55% in 1999. The decrease was reflective of a reduction in revenues from professional services contracts of $1.2 million in 2000 compared to 1999 related to the elimination of a product line that required a significant amount of professional services and offset by an increase in revenue from software maintenance agreements of $548,000.

     Cost of Software License Revenues. For the year 2000, the cost of software license revenues decreased $25,000 to $648,000 compared to $673,000 in 1999. As a percentage of software license revenues, cost of software licenses decreased from 8% in 1999 to 6% in 2000. The decrease was directly related to the write off of pre-paid royalties and inventories related to discontinued products in 1999.

     Cost of Services Revenues. For the year 2000, cost of maintenance and other services decreased $787,000, or 9%, to $7.7 million as compared to $8.5 million in 1999. As a percentage of related revenues, cost of maintenance and other services was 80% and 83%, respectively, in 2000 and 1999. The decrease was primarily attributable to a reduction in headcount in Captiva's professional and technical services organizations.

     Gross Profit. Gross profit increased $2.0 million, or 22%, to $11.4 million in 2000 from $9.4 million in 1999 and increased as a percentage of total revenues to 58% from 51%, respectively, in 2000 and 1999. These operating improvements were due primarily to the increase in higher margin software license revenues. Software license revenues were 52% of total revenues in 2000 compared to 45% in 1999 as a percentage of total revenues and an overall reduction in service costs.

     Sales and Marketing Expenses. Sales and marketing expenses increased $2.5 million, or 31%, to $10.6 million in 2000 compared to $8.1 million in 1999 and increased as a percentage of revenues to 54% from 44% for the same period. The increases in sales and marketing expenses were primarily attributable to the growth of Captiva's international operations in 2000. International selling expenses increased $2.0 million primarily due to the addition of sales headcount. International marketing expenses increased $400,000 primarily related to increase in staff and in direct marketing expenses.

     General and Administrative Expenses. General and administrative expenses increased $92,000, or 2.0%, to $3.9 million in 2000 as compared to $3.8 million in 1999. As a percentage of total revenues, general and administrative expenses remained at 20% for 2000 and 1999. The increase was primarily attributable to Captiva's expansion internationally in 2000, which included the set-up, business development and infrastructure cost for subsidiaries in the United Kingdom, Germany and Australia of approximately $176,000.

     Software Development Costs. Software development costs increased $248,000, or 11%, to $2.5 million in 2000 compared to $2.3 million in 1999. As a percentage of total revenues, software development expenses remained at 13% for 2000 and 1999. The increase was due primarily to the initial translation of Captiva's software and documentation for its German subsidiary.

     Amortization and Impairment of Goodwill and Intangible
Assets. Amortization and impairment of goodwill and intangible assets increased $289,000 to $361,000 in 2000 compared to $72,000 in 1999. The 1999 amortization represents the annual amortization of goodwill from a prior acquisition. In 2000, management assessed the recoverability of goodwill and intangible assets due to the continued net cash outflows experienced by Captiva. As a result, all goodwill and intangible assets were written off at that time.

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

     Interest and Other Expense. Interest and other expense decreased $259,000 to $963,000 in 2000 compared to $1.2 million in 1999. The decrease was primarily attributable to modifications related to the subordinated debt that resulted in the reversal of interest expense.

     Net Loss before Provision for Taxes. Net loss before provision for taxes increased $825,000 to $7.0 million in 2000 compared to $6.1 million in 1999. The net loss before provision for taxes as a percentage of total revenues was 35% and 33% in 2000 and 1999, respectively.

  LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2002, Captiva had approximately $838,000 in cash and cash equivalents and $2.3 million outstanding under its line of credit. As of March 31, 2002, Captiva had a working capital deficiency of $14.0 million. Cash decreased from December 31, 2001 by $223,000.

     As of December 31, 2001, Captiva had approximately $1.1 million in cash and cash equivalents, an increase of $495,000, or 87%, from December 31, 2000, and $2.5 million outstanding under its line of credit. Captiva is restricted in its ability to procure further advances under the line of credit.

     Captiva had working capital deficiencies of $13.6 million and $3.4 million as of December 31, 2001 and December 31, 2000, respectively. The decrease in working capital of $10.2 million was primarily attributable to the reclassification in 2001 of long-term debt to current debt. The outstanding balances on Captiva's credit line and subordinate notes of $2.5 million and $7.9 million, respectively, become due in 2002 and are shown as current obligations as of December 31, 2001. These circumstances raise substantial doubt about Captiva's ability to continue as a going concern. Captiva's independent accountants have included an explanatory paragraph regarding this matter in their report on the consolidated financial statements at December 31, 2001 and for the years then ended.

     Should Captiva fail to complete the merger with ActionPoint, management plans to seek to extend the maturity dates of the bank line of credit and subordinated notes or arrange for alternative sources of funding through additional equity capital, new debt financing or another merger or sale of Captiva. In the past, Captiva has obtained private debt and equity capital and has negotiated amendments to the terms of its credit facility in 2001 and the subordinated notes in 2000. There can be no assurance, however, that management will be successful in its attempts to refinance or amend the terms of Captiva's existing debt, obtain new debt financing, raise additional equity capital or complete a merger or sale of Captiva, in which case Captiva will be unable to meet its obligations under its existing contractual obligations. Failure by Captiva to pay the entire principal amount plus accrued but unpaid interest as of the maturity date would constitute a default under the line of credit and the subordinated notes.

     In the first quarter of 2002, Captiva's operating activities used $9,000. This included $344,000 of non-cash charges offset by $279,000 net loss and $74,000 change in working capital. The major changes in working capital were a reduction in accounts receivable of $841,000 and pay down of accounts payable by $410,000. In addition, Captiva used $40,000 in the quarter for the purchase of computer and telecom equipment and $157,000 to pay down the bank line of credit and capital leases.

     During 2001, Captiva's operating activities provided $1.1 million of cash. This included $1.6 million of non-cash expenses offset by $422,000 of net loss and $137,000 used for working capital purposes. The most significant changes in working capital were a reduction of accounts payable and accrued expenses of $1.2 million. Of this amount, $1.0 million related to the reduction of payables to vendors to bring Captiva's accounts more current. This use of cash was offset by a $1.0 million increase in deferred revenues. The deferred revenue increase reflects the higher volume of prepaid support contracts in effect in 2001 versus 2000. Cash used in investing activities amounted to $129,000 and represented purchases of computer equipment and software. Financing activities required $468,000 of capital in 2001, representing cash used to pay down Captiva's bank line of credit obligation.

     During 2000, Captiva's operating activities used $4.1 million of cash. This included a net loss of $7.0 million offset by $2.0 million of non-cash expenses and $948,000 of benefits from working capital changes. The most significant change in working capital was the $2.6 million decrease in accounts receivable

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

offset by an increase of $1.3 million in accounts payable and other accrued expenses and $1.7 million increase in deferred revenue. The accounts receivable decrease resulted from a more focused collection effort. The accounts payable and accrued expenses increase was a result of the establishment of reserves for legal settlements and related accruals for legal services of $532,000 and a general slowdown in the payment of vendors. The increase in deferred revenue related to the increase in prepaid support contracts. Cash used in investing activities amounted to $417,000 in 2000 and represented purchases of computer equipment and software. In 2000, Captiva generated $3.6 million from the issuance of Series E preferred stock and subordinated notes and used $301,000 to pay down bank borrowings and capital leases.

         SUMMARY OF CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

                                                               PAYMENTS DUE BY PERIOD
                                                          ---------------------------------
CONTRACTUAL OBLIGATIONS                          TOTAL    < 1 YEAR    1-3 YEARS   4-5 YEARS
-----------------------                         -------   ---------   ---------   ---------
                                                          (AMOUNTS IN THOUSANDS)
Long-term debt................................  $ 8,088     8,088          --         --
Operating leases..............................    3,942     1,358       2,427        157
Other long term obligations*..................      290       142         148         --
                                                -------     -----       -----        ---
Total.........................................   12,320     9,588       2,575        157

---------------
* These amounts relate primarily to legal settlements being paid by Captiva over time based on product sales. Management expects these amounts to be paid as follows: $142,000 in 2002 and $148,000 in 2003. For additional information see
  Note 12 to the consolidated financial statements of Captiva.

                                                               PAYMENTS DUE BY PERIOD
                                                          ---------------------------------
COMMERCIAL COMMITMENTS                           TOTAL    < 1 YEAR    1-3 YEARS   4-5 YEARS
----------------------                           ------   ---------   ---------   ---------
                                                           (AMOUNTS IN THOUSANDS)
Line of Credit.................................  $2,495     2,495        --          --
                                                 ------     -----         --          --

     At December 31, 2001, Captiva had approximately $14.8 million of outstanding contractual obligations and commercial commitments. Captiva's contractual obligations as of December 31, 2001 consisted primarily of subordinated notes and obligations under operating leases for facilities and equipment. At December 31, 2001, Captiva had outstanding subordinated notes with a principal amount of $8,087,877 maturing on March 29, 2002. Future minimum payments under non-cancelable operating leases are $1.4 million, $1.1 million, $1.0 million and $245,000 for the years 2002, 2003, 2004 and 2005, respectively, and $157,000 for years 2006 and beyond. In addition, at December 31, 2001, Captiva had $2,495,000 outstanding under a bank line of credit maturing on June 30, 2002.

     As of March 31, 2002, holders of 50.5% of the aggregate principal amount of Captiva's amended and restated senior subordinated notes, or senior notes, have agreed to amend the outstanding senior notes and the holders of 46.9% of the aggregate principal amount of Captiva's subordinated secured convertible notes, or convertible notes, have agreed to amend the outstanding convertible notes, contingent upon the completion of Captiva's merger with ActionPoint. The amendment will extend the maturity of any remaining promissory notes outstanding after the merger with ActionPoint until March 29, 2007. In addition, holders of promissory notes representing an aggregate of $3.9 million principal amount have executed agreements with Captiva to convert those notes into shares of Captiva's common stock immediately prior to the merger with ActionPoint. Based on the outstanding shares of Captiva capital stock and warrants and options to acquire Captiva common stock on March 31, 2002, each $1,000 principal amount of the promissory notes and related interest will be converted into approximately 26,662 shares of Captiva common stock. The exact conversion price cannot be determined at this time because interest continues to accrue under the promissory notes, and the capitalization of Captiva may change prior to the merger. Captiva expects all the subordinated notes to convert in connection with the merger with ActionPoint and therefore to have no principal amount of promissory notes outstanding and due on March 29, 2007.

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

  FACTORS THAT MAY AFFECT CAPTIVA'S BUSINESS, FINANCIAL CONDITION AND FUTURE RESULTS

     This registration statement, including this Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements and other prospective information. These forward-looking statements and other information involve numerous risks and uncertainties, many of which are beyond Captiva's control and could cause Captiva's actual results to differ materially from its historical results or currently anticipated results. The following discussion highlights some of those risks and uncertainties.

     Captiva's operating results may fluctuate from year to year or over shorter periods due to broad economic factors or changes in its customers' buying habits, making future results difficult to predict.

     Captiva's results depend to a substantial degree on the success of relatively few software products and the introduction of new products that are accepted in the marketplace. If Captiva's products do not continue to be accepted by its customers or if Captiva is not able to introduce new products that are competitive with products offered by other companies, Captiva's future results of operations could be impacted negatively.

     The software industry is characterized by rapid technological changes that may adversely effect the demand for Captiva's products. Any decline in demand would effect Captiva's results of operations

     Changes in political, societal and economic conditions and local regulations in various geographic areas where Captiva does business may impact future sales, expenses and results of operations.

     Growth rates in the software and professional services markets in which Captiva participates may decline.

     Captiva may not be able to meet its short-term financial obligations, and may not be able to continue as a going concern.

     Captiva may not have access in the future to debt or equity capital to finance future growth or ongoing operations.

DIRECTOR REMUNERATION

     Non-employee directors are not paid for being board members but are reimbursed for all out-of-pocket costs incurred in connection with their attendance at board and committee meetings.

     Under Captiva's stock plan, an individual who is a non-employee director is eligible to receive options to purchase Captiva common stock. On August 2, 2001, Jordan Libit, a director, was granted non-qualified stock options to purchase 150,000 shares of Captiva common stock under the stock plan. There were no additional grants made to directors in 2001.

     No other compensation is paid to Captiva's non-employee directors for their services on the board.

EXECUTIVE COMPENSATION AND RELATED INFORMATION FOR CAPTIVA'S EXECUTIVE OFFICERS

     The following table sets forth the compensation earned for services rendered in all capacities to Captiva and its subsidiaries for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 by the chief executive officer and three other executive officers of Captiva, who are all hereinafter referred to as Captiva's named executive officers. Each of the named executive officers will continue as executive officers of the combined company after the merger.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                               ANNUAL COMPENSATION      ------------
                                            -------------------------    SECURITIES     ALL OTHER
                                            FISCAL   SALARY    BONUS     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR    ($)(1)     ($)      OPTIONS(#)       ($)(2)
---------------------------                 ------   -------   ------   ------------   ------------
Reynolds C. Bish..........................   2001    178,181   56,280          --         1,604
  Chairman, President, and Chief             2000    172,949       --     850,000         1,536
  Executive Officer                          1999    165,429   25,600          --           853
Rick Russo................................   2001    174,577   23,477          --         1,407
  Chief Financial Officer and Secretary      2000    104,615       --     700,000           393
                                             1999        N/A      N/A          --            --
Steve D. Burton...........................   2001    134,986   23,638          --           686
  Chief Technology Officer                   2000    131,026       --     500,000           655
                                             1999    125,427   34,000          --           499
Blaine J. Owens...........................   2001    147,208   57,062     600,000         2,310
  Vice President, Worldwide Sales            2000     83,200   62,231          --         1,904
                                             1999     44,308    8,396          --           670

---------------
(1) Includes salary deferred under Captiva's 401(k) plan.

(2) Consists of premiums paid to term life insurance and matching contribution to Captiva's 401(k) plan.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options made under Captiva's stock plan for the 2001 fiscal year to Captiva's named executive officers who will continue as executive officers of the combined company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                          -------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF     % OF TOTAL                                     ASSUMED ANNUAL RATES OF
                          SECURITIES     OPTIONS                                      STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO    EXERCISE PRICE                       FOR OPTION TERM
                           OPTIONS     EMPLOYEES IN     PER SHARE      EXPIRATION   -----------------------------
NAME                       GRANTED     FISCAL YEAR     SHARE($/SH)        DATE        5%($)             10%($)
----                      ----------   ------------   --------------   ----------   ----------        -----------
Reynolds C. Bish........        --           0%            N/A              N/A           --                 --
Rick Russo..............        --           0%            N/A              N/A           --                 --
Steve D. Burton.........        --           0%            N/A              N/A           --                 --
Blaine J. Owens.........   600,000          59%            .22           2/8/11       83,160            209,880

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers of Captiva who will continue as executive officers of the combined company concerning the exercise of options during the 2001 fiscal year and unexercised options held as of December 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END($)
                            ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Reynolds C. Bish..........       --           --      1,080,208       619,792        119,000           --
Rick Russo................       --           --        277,083       422,917             --           --
Steve D. Burton...........       --           --        985,417       364,583        119,000           --
Blaine J. Owens...........       --           --        168,750       461,250             --           --

CHANGE IN CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

     Under Captiva's stock plan, outstanding options will become immediately exercisable in full in the event of certain changes in the ownership or control of Captiva. The merger of Captiva and ActionPoint will constitute a change in control under the stock plan. On January 28, 2002 the board of directors adopted resolutions which provide that all options issued under the stock plan will become fully vested upon consummation of the merger.

     Captiva has employment letter agreements with each of Reynolds C. Bish, Rick Russo and Blaine Owens. Each letter agreement sets forth the employee's position, compensation and eligibility to participate in the benefit plans of Captiva. Under the terms of the letter agreements, Messrs. Bish, Russo and Owens are at will employees and each is entitled to severance benefits in the event his employment with Captiva is terminated without cause.

     In the event that Mr. Bish's employment with Captiva is terminated without cause, as defined in the offer letter, Mr. Bish is entitled to 6 months of his base salary plus any bonuses earned in accordance with the terms of Captiva's bonus plan during such 6 month severance period.

     In the event of certain changes in the ownership or control of Captiva, the vesting of Mr. Owens' incentive stock options will accelerate so that at least 300,000 incentive stock options become vested and immediately exercisable. If in conjunction with certain changes in the ownership or control of Captiva Mr. Owens is terminated without cause, all outstanding options held by him that were granted under the employment letter agreement will become immediately exercisable in full and unvested shares will become fully vested.


     Reynolds Bish, the chief executive officer of Captiva, and Rick Russo, the chief financial officer of Captiva, will become the chief executive officer and chief financial officer, respectively, of the combined company following the merger. For more information on the employment offer letters offered by ActionPoint to Messrs. Bish and Russo, see "Other Agreements -- Employment Offer Letters" on page 83.


CAPTIVA'S RELATED-PARTY TRANSACTIONS

     Conversion of Promissory Notes Issued by Captiva. Mel Lavitt, a Captiva director and stockholder, is Vice Chairman and Managing Director of C.E. Unterberg, Towbin which agreed to convert $2,560,000 principal amount of Captiva promissory notes, either owned or beneficially owned by C.E. Unterberg, Towbin and its affiliates into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger. Also, Mr. Lavitt has agreed to convert $100,000 of Captiva's promissory notes directly or beneficially owned by him into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     James Berglund, a Captiva director, is also a general partner of Enterprise Partners Venture Capital which agreed to convert $1,069,726 of Captiva's promissory notes either owned or beneficially owned by Enterprise Partners Venture Capital and its affiliates into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     Shirley Cerrudo, a director of Captiva, is a general partner of Novus Ventures, which has agreed to convert $356,575 of Captiva's promissory notes directly or beneficially owned by Novus Ventures and its affiliates into shares of Captiva common stock contingent upon the occurrence of and effective immediately prior to the merger.

     Affiliations with Financial Advisors. Mel Lavitt, a Captiva director and stockholder, is Vice Chairman and Managing Director of C.E. Unterberg, Towbin which has provided financial advisory and investment banking services to Captiva related to the merger pursuant to an engagement letter dated as of December 11, 2001 between Captiva and C.E. Unterberg, Towbin. Captiva will pay C.E. Unterberg, Towbin $350,000 for advisory and investment banking services rendered pursuant to this agreement if the merger is completed.

VOTING SECURITIES

     Common & Preferred Stock. The authorized capital stock of Captiva consists of 70,000,000 shares of common stock, 2,873,564 shares of Series A preferred stock, 1,115,000 shares of Series B preferred stock, 4,500,000 shares of Series C preferred stock, 1,000,000 shares of Series D preferred stock and 29,000,000 shares of Series E preferred stock. As of March 31, 2002, Captiva had issued and outstanding 23,760,060 shares of common stock, 2,515,587 shares of Series A preferred stock, 875,424 shares of Series B preferred stock, 2,188,553 shares of Series C preferred stock, 769,231 shares of Series D preferred stock, and 15,444,160 shares of Series E preferred stock, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Captiva's Series A preferred stock, Series B preferred stock and Series C preferred stock is convertible into 1.321118 shares of Captiva's common stock and each share of Captiva's Series D preferred stock and Series E preferred stock is convertible into one share of Captiva's common stock.

     As of March 31, 2002, there were 47,344,714 shares of Captiva common stock outstanding that were held of record by approximately 354 stockholders, after giving effect to the conversion of all outstanding shares of preferred stock into 23,584,654 shares of common stock.

     Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Captiva common stock voting separately as a single class and the affirmative vote of the holders of at least a majority of the outstanding shares of each series of Captiva preferred stock, each voting separately as a single series, will be necessary to approve the merger, the principal terms of the merger agreement and the amendment and restatement of Captiva's articles of incorporation. The affirmative vote of the holders of at least a majority of the outstanding shares of Captiva preferred stock, voting together as a single series, will be necessary to approve the conversion of all the shares of Captiva preferred stock into shares of Captiva common stock. The votes described above are the only votes of holders of any class or series of the capital stock of Captiva necessary for Captiva to effect the merger. If the merger is approved, ActionPoint has agreed that Messrs. Finegan, Tompkins and van Overbeek will resign and their successors, Messrs. Reynolds, Lavitt and Berglund, each of whom is currently a member of Captiva's board of directors, will be elected by the ActionPoint board of directors prior to the merger. Therefore, no vote of Captiva stockholders will be required to elect the new ActionPoint directors.

                  INFORMATION CONCERNING THE COMBINED COMPANY

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

     The following table sets forth certain information regarding the directors and executive officers of the combined company after the merger:

NAME                                  AGE                      POSITION
----                                  ---                      --------
Kimra D. Hawley.....................  45    Chairman of the Board of Directors
Reynolds C. Bish....................  49    President, Chief Executive Officer and Director
Stephen S. Francis..................  40    Chief Operating Officer and Director
John Finegan........................  52    Executive Vice President of Finance
Rick Russo..........................  51    Chief Financial Officer
Steven D. Burton....................  42    Chief Technology Officer
Blaine Owens........................  40    Vice President, Worldwide Sales
James Vickers.......................  42    Vice President, Business Development
Jim Berglund........................  69    Director
Patrick Edsell......................  53    Director
Mel S. Lavitt.......................  64    Director
Bruce Silver........................  53    Director

     Kimra D. Hawley. Ms. Hawley has served as ActionPoint's chairman of the board of directors since June 2001, when she resigned as President and Chief Executive Officer. Following the merger, Ms. Hawley will continue to serve as the chairman of the board of directors of the combined company. Ms. Hawley became Chief Executive Officer and President and was first elected as a director in April 1998. From November 1996 to April 1998, Ms. Hawley served as Senior Vice President and General Manager for ActionPoint's Software Division. From November 1994 to November 1996, Ms. Hawley served as Vice President of ActionPoint's Input Subsystems and Software Tools. Prior to that time, Ms. Hawley had served as the Product Marketing Director since joining ActionPoint in February 1992. Prior to joining ActionPoint, Ms. Hawley was a principal in MarketBound Associates, a marketing consulting firm. Ms. Hawley holds a B.S. in Psychology from Pittsburgh State University.

     Reynolds C. Bish. Mr. Bish will become President, Chief Executive Officer and a director of the combined company following the merger. Mr. Bish has served as Captiva's President, Chief Executive Officer and chairman of the Captiva board of directors since co-founding the company in 1989. From 1986 to 1989, Mr. Bish served as President, Chief Executive Officer and a director of Unibase Systems, Inc. Prior to Unibase, Mr. Bish spent three years as Vice President of Finance and Chief Financial Officer at Covalent Systems Corporation, which he co-founded, six years as Vice President of Finance and Chief Financial Officer at Fafco, Inc. and three years as a Certified Public Accountant at Price Waterhouse. Mr. Bish is Chairman of the board of directors of the Association for Information and Image Management International and The Association for Work Process Improvement, two industry associations. Mr. Bish holds a B.S. in Business Administration from Pennsylvania State University.

     Stephen S. Francis. Mr. Francis has served as President and Chief Executive Officer of ActionPoint and as a member of the board of directors since June 2001. After completion of the merger, he will become the Chief Operating Officer of the combined company. Prior to his election as President and Chief Executive Officer, Mr. Francis had served as Vice President of Business Development since 1999. From 1997 to 1999, he served as General Manager of ActionPoint's Pixel Division. Mr. Francis joined ActionPoint in June 1994 when the company he founded, Pixel Translations, was acquired by ActionPoint. Prior to joining Pixel Translations, Mr. Francis held engineering and marketing management roles at Calera, now part of ScanSoft Corporation, a developer of recognition software. Mr. Francis holds a B.S. in Electrical Engineering/ Computers from Stanford University.

     John Finegan. Mr. Finegan has served as ActionPoint's Chief Financial Officer since July 1990, as Secretary since June 1993 and as a director since June 1997. He will become the Executive Vice President of Finance of the combined company following the merger. He joined ActionPoint in July 1989. From September 1988 until he joined ActionPoint, Mr. Finegan was a self-employed financial consultant. From March 1984 to September 1988, he was Vice President for the Paradise Systems Division of Western Digital Corporation, a developer of computer peripherals. Mr. Finegan holds B.S. in Engineering from Tufts University and a M.B.A. from the University of Massachusetts.

     Rick Russo. Mr. Russo will become the Chief Financial Officer and Secretary of the combined company following the merger. Mr. Russo joined Captiva in 2000 as Chief Financial Officer. Mr. Russo was previously Vice President of Finance at Epicor Software Corporation (formerly Data Works, an ERP software company) from 1992 through 2000. From 1982 to 1991, Mr. Russo was Vice President of Finance for Media Duplication Services Ltd., a wholly-owned subsidiary of Polaroid Corporation that provides software manufacturing services, and was Controller for Media Systems Technology, Inc., a manufacturer of disk duplication hardware. Mr. Russo is a Certified Public Accountant and holds a B.S. in Accounting from Syracuse University.

     Steven D. Burton. Mr. Burton will become the Chief Technology Officer of the combined company following the merger. Since 2001 Mr. Burton has served as the Chief Technology Officer for Captiva, after serving as Vice President of Software Development for Captiva since co-founding the company in 1989. From 1983 through 1989 Mr. Burton was with Unibase, where he was part of the original programming staff and eventually managed the overall product development effort.

     Blaine J. Owens. Mr. Owens will become the Vice President of Worldwide Sales of the combined company following the merger. Since January 2001, Mr. Owens has served as Vice President of Sales for Captiva. From 1998 to 2001, Mr. Owens served as Captiva's Director of Business Development. Prior to joining Captiva, Mr. Owens served in a variety of technical, marketing and sales management positions with BancTec, Inc. and Recognition Equipment International. Mr. Owens holds a B.S. in Computer Science from Ohio Wesleyan University.

     James Vickers. Mr. Vickers has served as Vice President of Sales since joining ActionPoint in December 2001. Following the merger Mr. Vickers will become the Vice President of Business Development of the combined company. Prior to joining ActionPoint, Mr. Vickers served as Executive Vice President for Sales and Marketing at TR Systems, a provider of software solutions for digital document communications. From 1995 to 2000, Mr. Vickers served in a variety of senior sales positions for Electronics for Imaging. Mr. Vickers holds a B.S. in Business Administration from California State University at Long Beach.

     James Berglund. Mr. Berglund will become a director of the combined company following the merger. Mr. Berglund has been a member of Captiva's board of directors since October of 1994. He has been a general partner of Enterprise Partners Venture Capital since 1985. From 1978 to 1981, he served as President of Continuous Curve Contact Lenses, Inc. For 7 years Mr. Berglund was a Trustee of Scripps Clinic and Research Foundation. Mr. Berglund is a director of eight companies and the general partner of six different venture capital partnerships. Mr. Berglund holds a B.S. in Economics from University of Wisconsin at Madison and a Doctorate in Optometry from Pacific University.

     Patrick Edsell. Mr. Edsell has served on the board of directors since August 2001. Since 2002, Mr. Edsell has served as President and Chief Executive Officer of Gigabit Optics, a privately held supplier of components for optical networks. From 1997 to 2002, Mr. Edsell was President and Chief Executive Officer for Spectra-Physics, a supplier of laser and optics products. Mr. Edsell holds B.S. in Economics from the United States Air Force Academy, a M.A. in Economics from Ohio State University and a M.B.A. from the University of New Mexico.

     Mel S. Lavitt. Mr. Lavitt will become a director of the combined company following the merger. Mr. Lavitt has been a member of Captiva's board of directors since August 2000. Mr. Lavitt has been Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since 1992 and is currently serving as Vice Chairman and Managing Director. From 1987 to 1992, he was President of

Lavitt Management, Inc., a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is also a director of Jabil Circuit, Inc. and St. Bernard Software. Mr. Lavitt holds a bachelors degree from Brown University.

     Bruce Silver. Mr. Silver has served on ActionPoint's board of directors since July 1995. Since October 1994, Mr. Silver has also been a principal of Bruce Silver Associates, an e-business consulting firm that he founded in 1994. From May 1990 to October 1994, Mr. Silver was a vice president of BIS Strategic Decisions.

MANAGEMENT AND EMPLOYEE INTEGRATION AFTER THE MERGER

     The merger of ActionPoint and Captiva will be followed by a period of integration and transition. This process may result in the loss of members of the management team of the combined company. Any changes in the management team of the combined company prior to the time when ActionPoint's and Captiva's businesses are fully integrated could make it significantly more difficult to integrate the critical functions of these two businesses as will be needed to create a combined company that can compete effectively against other information capture software providers.

     Additionally, as a result of efficiencies expected to be realized, elimination of redundancies and the desire to relocate certain functions to the combined company's planned headquarters in San Diego, approximately 15 positions will be eliminated within a short period after the closing of the merger, the majority of which are currently held by ActionPoint employees, including John Stetak, ActionPoint's vice president of marketing. These reductions will be made primarily in the finance, administrative and marketing departments.


     Also, as a result of the merger, each of ActionPoint's executive officers, Stephen Francis, John Finegan, James Vickers, David Sharp and Matthew Albanese, may be, and John Stetak will be, entitled to significant severance benefits if they resign or if their employment is terminated under certain circumstances after the merger. Mr. Francis may be entitled to resign and collect severance payments as soon as one month after the merger and the other executive officers may be entitled to resign and collect severance payments as soon as three months following the merger, if they have suffered a material reduction in their authority or responsibility. See "Other Agreements -- Severance Agreements" on page 84. In addition, Reynolds Bish, Rick Russo, Steven Burton and Blaine Owens are employees at will and may terminate their employment at any time. For details regarding employment agreements between ActionPoint and Messrs. Bish and Russo, see "Other Agreements -- Employment Offer Letters" on page 83.


EQUITY COMPENSATION PLANS OF THE COMBINED COMPANY

     In the merger, ActionPoint will assume all of the outstanding options and warrants to purchase Captiva common stock. Captiva's 2002 equity incentive plan and stock plan will not be assumed and ActionPoint's equity compensation plans will remain unchanged except for the proposed amendment and restatement of ActionPoint's employee stock purchase plan.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the proposed merger of ActionPoint and Captiva using the purchase method of accounting and the assumptions and adjustments described herein. These pro forma statements were prepared as if the merger had been completed as of January 1, 2001 for statement of operations purposes and as of March 31, 2002 for balance sheet purposes. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", goodwill is an indefinite lived asset and will therefore not be amortized but will be tested for impairment at least annually. Accordingly, the accompanying pro forma financial statements do not reflect any amortization of goodwill.

     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred January 1, 2001 for statement of operations purposes and as of March 31, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma condensed combined financial statements include adjustments, which are based upon management's preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Captiva, before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma condensed combined financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.


     These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of ActionPoint and Captiva and should be read in conjunction with the historical consolidated financial statements of ActionPoint and Captiva and related notes and "Captiva Management's Discussion and Analysis of Financial Conditions and Results of Operations" on page 121 and, for ActionPoint, in the reports and other information ActionPoint has on file with the Securities and Exchange Commission.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2002


                                                HISTORICAL                PRO FORMA
                                          ----------------------   ------------------------
                                          ACTIONPOINT   CAPTIVA    ADJUSTMENTS     COMBINED
                                          -----------   --------   -----------     --------
                                                           (IN THOUSANDS)
ASSETS
  Cash and cash equivalents.............    $ 8,028     $    838          --       $ 8,866
  Accounts receivable, net..............      4,007        5,109          --         9,116
  Other current assets..................      1,032          155          --         1,187
                                            -------     --------     -------       -------
     Total current assets...............     13,067        6,102          --        19,169
  Property and equipment, net...........        682          489          --         1,171
  Goodwill and other intangible
     assets.............................         --           --      15,271(a)     15,271
  Other assets..........................        315          254          --           569
                                            -------     --------     -------       -------
     Total assets.......................    $14,064     $  6,845     $15,271       $36,180
                                            =======     ========     =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable......................    $   367     $  2,015     $    --       $ 2,382
  Bank debt.............................         --        2,345          --         2,345
  Current portion of subordinated
     notes..............................         --        8,088      (8,088)(d)        --
  Deferred revenue......................      3,175        4,467        (223)(c)     7,419
  Accrued liabilities...................      1,372        3,161       1,875(b)      6,108
                                                 --           --        (300)(d)        --
                                            -------     --------     -------       -------
     Total current liabilities..........      4,914       20,076      (6,736)       18,254
  Long term deferred revenue............        837           --          --           837
  Long term debt........................         --           --       2,022(d)      2,022
  Other long term liabilities...........        139          118          --           257
                                            -------     --------     -------       -------
     Total liabilities..................      5,890       20,194      (4,714)       21,370
  Mandatorily redeemable convertible
     preferred stock....................         --        8,397      (8,397)(f)        --
  Stockholders' equity:
  Common stock..........................         44        1,833      (1,833)(f)        79
                                                                          35(g)
  Paid-in capital.......................     10,130           --       6,250(g)     17,731
                                                                       1,351(g)
  Accumulated deficit...................     (2,000)     (23,579)     23,579(f)     (3,000)
                                                                      (1,000)(i)
                                            -------     --------     -------       -------
  Stockholders' equity..................      8,174      (21,746)     28,382        14,810
                                            -------     --------     -------       -------
     Total liabilities and stockholders'
       equity...........................    $14,064     $  6,845     $15,271       $36,180
                                            =======     ========     =======       =======

              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
              OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                         HISTORICAL                PRO FORMA
                                                    ---------------------   ------------------------
                                                    ACTIONPOINT   CAPTIVA   ADJUSTMENTS     COMBINED
                                                    -----------   -------   -----------     --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues
  License.........................................    $3,797      $2,638          --        $ 6,435
  Service.........................................     1,995       3,462          --          5,457
                                                      ------      ------      ------        -------
Total revenues....................................     5,792       6,100          --        $11,892
                                                      ------      ------      ------        -------
Cost of revenues
  License.........................................       218         183         588(h)         989
  Service.........................................       692       2,158          50(h)       2,900
                                                      ------      ------      ------        -------
Total cost of revenues............................       910       2,341         638          3,889
                                                      ------      ------      ------        -------
Gross profit......................................     4,882       3,759        (638)         8,004
                                                      ------      ------      ------        -------
Research and development..........................     1,241         583          --          1,824
Sales and marketing...............................     2,996       2,164          --          5,160
General and administrative........................       641         955          --          1,596
                                                      ------      ------      ------        -------
Operating profit/(loss)...........................         4          57        (638)          (577)
Interest and other income (expense)...............        13        (336)        280(e)         (43)
                                                      ------      ------      ------        -------
Income (loss) before provision for income taxes...        17        (279)       (357)          (619)
                                                      ------      ------      ------        -------
Provision (benefit) for income taxes..............         0          --          --             --
Net loss..........................................    $   17      $ (279)     $ (357)          (619)
                                                      ======      ======      ======        =======
Basic and diluted EPS:
  Net loss........................................    $(0.00)         --          --        $ (0.08)
                                                      ======                                =======
Shares used in basic and diluted
  EPS calculations................................     4,375          --       3,492          7,867
                                                      ======      ======      ======        =======

       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
                        THE YEAR ENDED DECEMBER 31, 2001

                                                        HISTORICAL                PRO FORMA
                                                   ---------------------   ------------------------
                                                   ACTIONPOINT   CAPTIVA   ADJUSTMENTS     COMBINED
                                                   -----------   -------   -----------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues
  License........................................    $15,353     $10,480          --       $25,833
  Service........................................      6,682      13,781          --        20,463
                                                     -------     -------     -------       -------
Total revenues...................................     22,035      24,261          --       $46,296
                                                     -------     -------     -------       -------
Cost of revenues
  License........................................        885         828       2,350 (h)     4,063
  Service........................................      2,854       8,020         200 (h)    11,074
                                                     -------     -------     -------       -------
Total cost of revenues...........................      3,739       8,848       2,550        15,137
                                                     -------     -------     -------       -------
Gross profit.....................................     18,296      15,413      (2,550)       31,159
                                                     -------     -------     -------       -------
Research and development.........................      5,552       2,304          --         7,856
Sales and marketing..............................     12,045       8,647          --        20,692
General and administrative.......................      3,250       3,455          --         6,705
                                                     -------     -------     -------       -------
Operating profit/(loss)..........................     (2,551)      1,007      (2,550)       (4,094)
Interest and other income (expense)..............        239      (1,429)      1,124 (e)       (66)
                                                       4,612                                 4,612
                                                     -------     -------     -------       -------
Income (loss) before provision for income
  taxes..........................................      2,300        (422)     (1,426)          452
                                                     -------     -------     -------       -------
Provision (benefit) for income taxes.............      4,215          --          --         4,215
Net loss.........................................    $(1,915)    $  (422)    $(1,426)       (3,763)
                                                     =======     =======     =======       =======
Basic and diluted EPS:
  Net loss.......................................    $ (0.45)         --          --       $ (0.48)
                                                     =======     =======     =======       =======
Shares used in basic and diluted EPS
  calculations...................................      4,300          --       3,492         7,792
                                                     =======     =======     =======       =======

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION.


     On March 4, 2002, ActionPoint and Captiva entered into a merger agreement whereby each outstanding share of Captiva common stock will be converted into newly issued shares of ActionPoint common stock. Based on the outstanding shares of Captiva capital stock and warrants and options to acquire Captiva common stock on March 31, 2002, each share of Captiva common stock will be exchanged for approximately 0.0156 shares of ActionPoint common stock. The exact exchange ratio cannot be determined at this time because the number of outstanding shares of Captiva and ActionPoint common stock may change prior to the merger and the exchange ratio used to determine the number of shares of ActionPoint common stock issued is not fixed. The final purchase price will be calculated in accordance with EITF 99-12, using the market price of ActionPoint's common stock a few days before and after the date the exchange ratio is fixed. The assumptions underlying the calculation of the conversion price and the exchange ratio and additional details regarding the calculation of those amounts are provided in "The Merger Agreement -- Merger Consideration; Determination of the Exchange Ratio" on page 66. Each outstanding option and warrant to purchase shares of Captiva common stock will be assumed also using the exchange ratio as described above. Captiva subordinated notes are assumed to be 75% converted into Captiva common stock prior to the consummation of the merger. ActionPoint expects to issue or be required to issue in the future pursuant to warrants approximately 7,805 shares of ActionPoint common stock and to assume options to purchase Captiva common stock which will convert into options to purchase approximately 2,265,000 shares of ActionPoint common stock. The actual number of shares of ActionPoint common stock, options and warrants to be issued will be determined on the effective date of the merger using the final exchange ratio based on the number of shares of Captiva common stock, options and warrants actually outstanding on such date. ActionPoint will account for the merger as a purchase. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill is an indefinite lived asset and therefore will not be amortized but will be tested for impairment at least annually. Accordingly, the accompanying pro forma financial statements do not reflect any amortization of goodwill.


     The unaudited pro forma condensed combined balance sheet at March 31, 2002 combines the ActionPoint and Captiva consolidated balance sheets at March 31, 2002 as if the merger had been consummated on that date.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 combines the results of operations of ActionPoint and Captiva to give effect to the merger as if the merger had occurred on January 1, 2001.

2. PRELIMINARY PURCHASE PRICE -- ASSUMING THE CONVERSION OF 75% OF THE CAPTIVA SUBORDINATED NOTES.


     The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $8.9 million. The fair market value of ActionPoint's common stock to be issued was determined using the five-trading-day average price as of June 19, 2002 of $1.80 per share. Warrants to purchase 7,805 shares of ActionPoint common stock are assumed to be exercised as of the merger consummation date and therefore are included below as part of the value of common stock to be issued. The preliminary fair market value of ActionPoint's stock options to be issued was determined using the Black-Scholes option pricing model. The following assumptions were used to perform the calculation: fair value of ActionPoint's common stock of $1.80, expected life of 24 months, risk-free interest rate of 3.9%, expected volatility of 50% and no expected dividend yield. The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrants assumed, the ActionPoint stock price on the day of merger consummation and

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

actual direct merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed Captiva merger is as follows (in millions):


Value of ActionPoint common stock to be issued..............   $6.3
Value of ActionPoint options to be issued...................    1.3
Estimated direct merger costs...............................    1.3
          Total estimated purchase price....................   $8.9
                                                               ====


     Under the purchase method of accounting, the total estimated purchase price is allocated to Captiva net tangible and identifiable intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price, the preliminary purchase price allocation, which is subject to change based on ActionPoint's final analysis, is as follows (in millions):


Tangible assets acquired....................................   $  6.8
Identifiable intangible assets:
          Developed technology..............................      6.2
          Service/Maintenance agreements....................      0.6
          Tradename/Trademark...............................      0.9
          Channel Partner Relationships.....................      0.2
          In-process research and development...............      1.0
Goodwill....................................................      7.4
                                                               ------
          Total assets acquired.............................     23.1
Liabilities assumed.........................................    (14.2)
Deferred compensation.......................................      0.0
                                                               ------
Net assets acquired.........................................   $  8.9
                                                               ======


Pursuant to preliminary estimates made by management, $7.9 million has been allocated to identifiable intangible assets with useful lives ranging from 3 to 6 years as follows: Developed technology -- 3 to 5 years; Service/Maintenance agreements -- 3 years; Trade name/Trademarks -- 5 years, and Channel Partner Relationships -- 2 years. In-process research and development is assigned to next generation software products and was valued by discounting anticipated cash flows resulting from these products.


     A preliminary estimate of $7.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill is an indefinite lived asset and will therefore not be amortized but will be tested for impairment at least annually.



3.  IMPACT TO PURCHASE PRICE RELATING TO FLUCTUATIONS TO ACTIONPOINT'S STOCK
PRICE.



     The estimated purchase price of $8.9 million is based on an ActionPoint stock price of $1.80. Fluctuations to the stock price from $1.80 per share will impact the purchase price and, as a result, goodwill as follows:



CHANGE IN %  PURCHASE PRICE    GOODWILL
-----------  --------------  -------------
    30%       $11.6 million  $10.1 million
   (30%)       $6.3 million   $4.8 million



     Changes to ActionPoint's stock price will not impact pro forma earnings.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)


4. PRELIMINARY PURCHASE PRICE -- ASSUMING THE CONVERSION OF 100% OF THE CAPTIVA SUBORDINATED NOTES.


     Assuming that 100% of the subordinated notes are converted into Captiva common stock, the estimated total purchase price and the preliminary purchase price allocation are as follows (in millions):


Value of ActionPoint common stock to be issued..............   $ 7.9
Value of ActionPoint options to be issued...................     1.3
Estimated direct merger costs...............................     1.3
          Total estimated purchase price....................   $10.5
                                                               =====


     Based upon the estimated purchase price, the preliminary purchase price allocation, which is subject to change based on ActionPoint's final analysis, is as follows (in millions):


Tangible assets acquired....................................   $  6.8
Identifiable intangible assets:
          Developed technology..............................      6.2
          Service/Maintenance agreements....................      0.6
          Tradename/Trademark...............................      0.9
          Channel Partner Relationships.....................      0.2
          In-process research and development...............      1.0
Goodwill....................................................      6.9
                                                               ------
          Total assets acquired.............................     22.6
Liabilities assumed.........................................    (12.1)
Deferred compensation.......................................      0.0
                                                               ------
Net assets acquired.........................................   $ 10.5
                                                               ======


     A reduction of $18,000 and $71,000 of interest expense would result for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively, thereby decreasing the net loss by these same amounts.


5.  PRO FORMA ADJUSTMENTS.


     There were no intercompany balances or transactions between ActionPoint and Captiva. Certain reclassifications have been made to conform Captiva's historical amounts to ActionPoint's financial statement presentation.

     The pro forma adjustments assume that 75% of the convertible notes are converted into Captiva common stock and have been prepared as if the merger was completed on March 31, 2002 for balance sheet purposes and as of January 1, 2001 for statement of operations purposes and reflects the following pro forma adjustments:

          (a) To establish identifiable intangible assets and goodwill resulting from the proposed merger.

          (b) To record estimated professional fees to advisors, legal counsel, and accountants of approximately $1.9 million (of which $635,000 is an estimate for Captiva).

          (c) To record an adjustment to fair value for Captiva deferred revenue based upon the remaining contractual performance obligations associated with existing customer contracts.

          (d) To reflect conversion of Captiva subordinated notes and related accrued interest, assumed to be 75% converted to Captiva common stock.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

          (e) To reflect elimination of interest expense on the Captiva subordinated notes assumed to be 75% convertible to Captiva common stock.

          (f) To eliminate the historical stockholders' deficit of Captiva.

          (g) To record the estimated value of ActionPoint common stock, options and warrants to be issued in the proposed merger.

          (h) To reflect amortization of the identifiable intangible assets.

          (i) To reflect the write-off of in-process technology resulting from the proposed merger.

          (j) No amounts have been allocated to deferred compensation for the unvested options assumed as a result of the merger as these options currently have no intrinsic value at the date of this calculation.


6.  UNAUDITED PRO FORMA COMBINED NET LOSS PER COMMON SHARE DATA.


     Shares used to calculate unaudited pro forma combined net loss per basic and diluted share were computed by adding 3.5 million shares assumed to be issued in exchange for the outstanding Captiva shares, including the conversion of the warrants and subordinated notes. As the pro forma condensed combined statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT OF ACTIONPOINT PRIOR TO THE MERGER

     The following table sets forth the beneficial ownership of the ActionPoint common stock as of May 31, 2002, by:

     - each person who is known to us to own beneficially more than 5% of the outstanding shares of ActionPoint common stock;

     - each ActionPoint director;

     - each of the ActionPoint named executive officers; and

     - all ActionPoint directors and named executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 4,374,874 shares of ActionPoint common stock outstanding as of May 31, 2002.

                                                              SHARES BENEFICIALLY   PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                            OWNED(2)         BENEFICIALLY OWNED
---------------------------------------                       -------------------   ------------------
5% STOCKHOLDERS
Dimensional Fund Advisors...................................         371,600                8.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

DIRECTORS AND NAMED EXECUTIVE OFFICERS
Stephen S. Francis(3).......................................         396,859                4.9
Kimra D. Hawley(4)..........................................         655,525               13.7
Matthew Albanese(5).........................................         162,115                3.6
Patrick L. Edsell...........................................              --                  *
Joseph Falk(6)..............................................          38,112                  *
John Finegan(7).............................................         222,398                4.9
Daniel D. Tompkins(8).......................................          76,000                1.7
Johannes Schmidt(9).........................................         297,578                6.5
David Sharp(10).............................................          58,376                1.3
Bruce Silver(11)............................................          19,600                  *
John R. Stetak(12)..........................................         117,084                2.6
Thomas T. van Overbeek(13)..................................         655,525               13.7
James Vickers...............................................              --                  *
All current directors and executive officers as a group (12
  persons)(14)..............................................       2,043,647               34.6

---------------

  *  Less than 1% of the outstanding ActionPoint common stock.

 (1) Unless otherwise indicated, the address for each "Beneficial Owner" is 1299 Parkmoor Avenue, San Jose, California 95126.

 (2) Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days of May 31, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 282,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 20,780 shares beneficially owned by Mr. Francis' wife.

 (4) Includes 291,501 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 306,449 shares beneficially owned by Mr. van Overbeek, Ms. Hawley's husband.

 (5) Includes 150,626 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002.

 (6) Includes 35,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 350 shares beneficially owned by Mr. Falk's wife.

 (7) Includes 207,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002.

 (8) Includes 20,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002.

 (9) Includes 231,250 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 37,415 shares beneficially owned by Mr. Schmidt's wife.

(10) Includes 43,275 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 2,130 shares beneficially owned by Mr. Sharp's wife.

(11) Includes 17,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002.

(12) Includes 104,001 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 3,200 shares beneficially owned by Mr. Stetak's wife.

(13) Includes 125,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002 and 342,825 shares beneficially owned by Ms. Hawley, Mr. van Overbeek's wife.

(14) Includes 1,508,153 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
                   MANAGEMENT OF CAPTIVA PRIOR TO THE MERGER

     The following table sets forth the beneficial ownership of the Captiva common stock as of May 31, 2002 and as of the date immediately prior to the merger, by:

     - each person who is known to us to own beneficially more than 5% of the outstanding shares of Captiva common stock;

     - each Captiva director;

     - each of the Captiva named executive officers; and

     - all Captiva directors and named executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership as of May 31, 2002 is based on 47,344,714 shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock into common stock. Percentage ownership immediately prior to the merger is based on 279,728,624 shares of common stock expected to be then outstanding, assuming conversion of all outstanding shares of preferred stock into common stock, conversion of all promissory notes into common stock, and the exercise of options to purchase 6,083,414 shares of Captiva common stock that is expected to be made immediately prior to the merger. For purposes of this table, the date immediately prior to the merger is assumed to be July 15, 2002.

                                         SHARES BENEFICIALLY OWNED(2)          PERCENTAGE OF SHARES
                                         -----------------------------          BENEFICIALLY OWNED
                                                          IMMEDIATELY    --------------------------------
                                             AS OF       PRIOR TO THE       AS OF       IMMEDIATELY PRIOR
NAME AND ADDRESS OF BENEFICIAL OWNER(1)  MAY 31, 2002       MERGER       MAY 31, 2002     TO THE MERGER
---------------------------------------  -------------   -------------   ------------   -----------------
5% OR GREATER STOCKHOLDERS
Enterprise Partners III, L.P.(3).......    7,544,588       36,865,382        15.9%            13.2%
  2223 Avenida de la Playa, Ste. 300
  La Jolla, CA 92037
C.E. Unterberg, Towbin Advisors
  L.L.C.(4)............................    3,131,984       41,257,912         6.6             14.8
  350 Madison Avenue
  New York, NY 10017
Andrew Arno(5).........................    4,119,270       56,242,542         8.7             20.1
  350 Madison Avenue
  New York, NY 10017
Thomas Unterberg(6)....................    5,065,685       69,986,425        10.7             25.0
  350 Madison Avenue
  New York, NY 10017
J.F. Shea & Co., Inc.(7)...............    2,468,207       30,157,011         5.2             10.8
  655 Brea Canyon Road
  Walnut, CA 91789

                                         SHARES BENEFICIALLY OWNED(2)          PERCENTAGE OF SHARES
                                         -----------------------------          BENEFICIALLY OWNED
                                                          IMMEDIATELY    --------------------------------
                                             AS OF       PRIOR TO THE       AS OF       IMMEDIATELY PRIOR
NAME AND ADDRESS OF BENEFICIAL OWNER(1)  MAY 31, 2002       MERGER       MAY 31, 2002     TO THE MERGER
---------------------------------------  -------------   -------------   ------------   -----------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Reynolds C. Bish(8)....................    5,439,354       29,877,741        11.5             10.7
James Berglund(3)......................    7,544,588       36,865,382        15.9             13.2
Steven D. Burton(9)....................    4,868,502       14,701,565        10.3              5.3
Shirley Cerrudo(10)....................    1,865,439       11,639,037         3.9              4.2
John E. Jones..........................       75,000          150,000           *                *
Mel S. Lavitt(11)......................      216,232        3,015,698           *              1.1
Jordan M. Libit(12)....................       37,500          150,000           *                *
Blaine J. Owens(13)....................      260,625        1,927,096           *                *
Edward H. Pendergast...................      206,667          265,000           *                *
Rick E. Russo(14)......................      405,412        2,316,611           *                *
All current directors and executive
  officers as a group (10
  persons)(15).........................   20,919,319      100,908,130        44.1             36.0

---------------

  *  Less than 1% of the outstanding Captiva common stock.

 (1) Unless otherwise indicated, the address for each "Beneficial Owner" is 10145 Pacific Heights Blvd., San Diego, CA 92121.

 (2) Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days of May 31, 2002, or the date immediately prior to the merger, as applicable, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 6,941,022 shares held by Enterprise Partners III, L.P. and 603,566 shares held by Enterprise Partners III Associates, L.P. Shares beneficially owned immediately prior to the merger include 6,341,022 shares held by Enterprise Partners III, L.P., 26,975,131 shares acquired through conversion of promissory notes held by Enterprise Partners III, L.P., 603,566 shares held by Enterprise Partners III Associates, L.P. and 2,345,663 shares acquired through conversion of promissory notes held by Enterprise Partners III Associates, L.P. Enterprise Partners Venture Capital is the general partner for each of these entities and may be deemed the beneficial owner of the shares held by each of the entities. James Berglund is a general partner of Enterprise Partners Venture Capital and may be deemed the beneficial owner of the shares beneficially owned by Enterprise Partners Venture Capital. Mr. Berglund disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.


 (4) Includes 346,907 shares held by UT Technology Fund Ltd., 1,229,225 shares held by UT Technology Partners I, L.P., 292,374 shares held by UT Technology Partners II, L.P. and 1,263,478 shares held by C.E. Unterberg, Towbin Partners I, L.P. Shares beneficially owned immediately prior to the merger include 4,636,076 shares held by UT Technology Fund Ltd., 14,654,245 shares held by UT Technology Partners I, L.P., 3,907,298 shares held by UT Technology Partners II, L.P. and 18,060,293 shares held by C.E. Unterberg, Towbin Partners I, L.P. C.E. Unterberg, Towbin Advisors, L.L.C. manages and serves as financial advisor to each of these entities and may be deemed the beneficial owner of the shares held by each entity. Andrew Arno and Thomas Unterberg have shared voting and dispositive powers with respect to shares held by C.E. Unterberg, Towbin Advisors, L.L.C. C.E. Unterberg, Towbin Advisors, L.L.C. disclaims beneficial ownership in each case except to the extent of its pecuniary interest therein.


 (5) Includes 3,131,984 shares held by C.E. Unterberg, Towbin Advisors, L.L.C., 798,829 shares held by C.E. Unterberg, Towbin L.L.C., 103,683 shares personally held by Mr. Arno, 46,887 shares held by

Mr. Arno as custodian for Jesse Arno under the New York Uniform Gift to Minors Act and 46,887 shares held by Mr. Arno as custodian for Matthew Arno under the New York Uniform Gift to Minors Act. Shares beneficially owned immediately prior to the merger include 41,257,912 shares held by C.E. Unterberg, Towbin Advisors, L.L.C., 11,987,705 shares held by C.E. Unterberg, Towbin L.L.C., 1,503,417 shares personally held by him, 746,754 shares held by Mr. Arno as custodian for Jesse Arno under the New York Uniform Gift to Minors Act and 746,754 shares held by Mr. Arno as custodian for Matthew Arno under the New York Uniform Gift to Minors Act. Mr. Arno disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.

 (6) Includes 3,131,984 shares held by C.E. Unterberg, Towbin Advisors, L.L.C., 798,829 shares held by C.E. Unterberg, Towbin L.L.C., 750,200 shares personally held by Mr. Unterberg, 262,448 shares held by the Marjorie and Clarence Unterberg Foundation and 131,224 shares held by the Bella and Israel Unterberg Foundation. Shares beneficially owned immediately prior to the merger include 41,257,912 shares held by C.E. Unterberg, Towbin Advisors, L.L.C., 11,987,705 shares held by C.E. Unterberg, Towbin L.L.C., 11,948,076 shares personally held by him, 3,195,155 shares held by the Marjorie and Clarence Unterberg Foundation and 1,597,577 shares held by the Bella and Israel Unterberg Foundation. Mr. Unterberg disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.


 (7) Includes 305,888 shares acquired through conversion of a promissory note and interest payable on the note. Shares immediately prior to the merger include 27,994,692 shares attributable from the conversion of a promissory note into Captiva common stock. Edmund H. Shea, Jr. has sole voting and dispositive powers with respect to shares held by J.F. Shea & Co., Inc.


 (8) Includes 4,074,764 shares held by the Reynolds C. Bish Family Living Trust dated March 28, 1998 and 1,364,590 shares issuable to Mr. Bish or his wife, an employee of Captiva, pursuant to options vested or exercisable within 60 days of May 31, 2002. Shares beneficially owned immediately prior to the merger include 24,473,971 shares purchasable under stock options that will become exercisable within 60 days of the effective date of the merger. Mr. Bish is co-trustee of the Reynolds C. Bish Family Living Trust and may be deemed the beneficial owner of the shares held by the Reynolds C. Bish Family Living Trust. Mr. Bish disclaims beneficial ownership except to the extent of his pecuniary interest therein.

 (9) Includes 1,058,333 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002. Shares beneficially owned immediately prior to the merger include 9,853,896 shares purchasable under stock options that will become exercisable within 60 days of the effective date of the merger.


(10) Includes 1,865,439 shares held by Novus Ventures, L.P. Shares beneficially owned immediately prior to the merger include 1,865,439 shares held by Novus Ventures, L.P. and 9,773,598 shares acquired through conversion of promissory notes held by Novus Ventures, L.P. Novus Ventures is the general partner of Novus Ventures, L.P. and has voting and dispositive power with respect to shares held by Novus Ventures, L.P. Shirley Cerrudo is the managing partner of Novus Ventures and may be deemed the beneficial owner of the shares beneficially owned by Novus Ventures L.P. Ms. Cerrudo disclaims beneficial ownership in each case except to the extent of her pecuniary interest therein.


(11) Includes 42,504 shares held by Mel Lavitt, 108,116 shares held by Wendy Lavitt, Mr. Lavitt's spouse, and 65,612 shares held by Park City Investments, which is wholly-owned by Mr. Lavitt. Shares beneficially owned immediately prior to the Merger include 666,551 shares acquired by Mr. Lavitt through conversion of a promissory note and interest payable on the note, 1,399,734 shares acquired by Ms. Lavitt through conversion of a promissory note and interest payable on the note and 733,176 shares acquired by Park City Investments through conversion of a promissory note and interest payable on the note.

(12) Includes 37,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002. Shares beneficially owned immediately prior to the merger include 150,000 shares purchasable under stock options that will become exercisable within 60 days of the effective date of the merger.

(13) Includes 260,625 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002. Shares beneficially owned immediately prior to the merger include 1,692,721 shares purchasable under stock options that will become exercisable within 60 days of the effective date of the merger.

(14) Includes 379,167 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002. Shares beneficially owned immediately prior to the merger include 293,270 shares acquired through conversion of a promissory note and interest payable on the note and 1,947,096 shares purchasable under stock options that will become exercisable within 60 days of the effective date of the merger.

(15) Includes 3,381,882 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of May 31, 2002. Shares beneficially owned immediately prior to the merger include 37,936,434 shares purchasable under stock options that will become exercisable within 60 days of the effective date of the merger.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
            MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

     The following table sets forth the pro forma beneficial ownership of the common stock of the combined company as of May 31, 2002, assuming the completion of the merger, by:

     - each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock of the combined company;

     - each director of the combined company;

     - each of the executive officers of the combined company; and

     - all directors and executive officers of the combined company as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 8,749,747 shares of common stock of the combined company outstanding at the effective time of the merger, which includes 4,374,874 shares actually outstanding as of May 31, 2002 and assumes that 4,374,873 shares will be issued at the effective time of the merger. For purposes of this table, effective time of the merger is assumed to be July 15, 2002.


                                                              SHARES BENEFICIALLY   PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                            OWNED(2)         BENEFICIALLY OWNED
---------------------------------------                       -------------------   ------------------
5% STOCKHOLDERS
Thomas T. van Overbeek(3)...................................         837,225                9.6%
Enterprise Partners III, L.P.(4)............................         575,535                6.6
  2223 Avenida de la Playa, Ste. 300
  La Jolla, CA 92037
C.E. Unterberg, Towbin Advisors L.L.C.(5)...................         644,110                7.4
  350 Madison Avenue
  New York, NY 10017
Andrew Arno(6)..............................................         878,047               10.0
  350 Madison Avenue
  New York, NY 10017
Thomas Unterberg(7).........................................       1,092,614               12.5
  350 Madison Avenue
  New York, NY 10017
J.F. Shea & Co., Inc.(8) ...................................         470,805                5.4
  655 Brea Canyon Road
  Walnut, CA 91789

                                                              SHARES BENEFICIALLY   PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                            OWNED(2)         BENEFICIALLY OWNED
---------------------------------------                       -------------------   ------------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Reynolds C. Bish(9).........................................         466,445                5.3
James Berglund(4)...........................................         575,535                6.6
Steven D. Burton(10)........................................         229,518                2.6
Patrick L. Edsell...........................................              --                  *
John Finegan(11)............................................         222,398                2.5
Stephen S. Francis(12)......................................         396,859                4.5
Kimra D. Hawley(13).........................................         837,225                9.6
Mel S. Lavitt(14)...........................................          47,081                  *
Blaine J. Owens(15).........................................          30,085                  *
Rick E. Russo(16)...........................................          36,166                  *
David Sharp(17).............................................          58,376                  *
Bruce Silver(18)............................................          19,600                  *
James Vickers...............................................              --                  *
All directors and executive officers of the combined company
  as a group (13 persons)(19)...............................       3,064,342               30.9


---------------

  *  Less than 1% of the outstanding ActionPoint common stock.

 (1) Unless otherwise indicated, the address for each "Beneficial Owner" affiliated with ActionPoint prior to the merger is 1299 Parkmoor Avenue, San Jose, California 95126. The address for each "Beneficial Owner" affiliated with Captiva prior to the merger is 10145 Pacific Heights Blvd., San Diego, CA 92121.

 (2) Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days of the effective time of the merger are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Calculation of beneficially owned shares assumes 100% of Captiva notes are converted to common shares at the effective time of the merger.

 (3) Includes 349,076 shares beneficially owned by Kimra Hawley, Mr. van Overbeek's wife, 125,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger and 181,700 shares held by Novus Ventures, L.P. Mr. van Overbeek is a general partner of Novus Ventures and may be deemed the beneficial owner of the shares beneficially owned by Novus Ventures. Mr. van Overbeek disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.

 (4) Includes 529,492 shares held by Enterprise Partners III, L.P. and 46,043 shares held by Enterprise Partners III Associates, L.P. Enterprise Partners is the general partner for each of these entities and may be deemed the beneficial owner of the shares held by each of the entities. James Berglund, is a general partner of Enterprise Partners Venture Capital and may be deemed the beneficial owner of the shares beneficially owned by Enterprise Partners Venture Capital. Mr. Berglund disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.

 (5) Includes 72,377 shares held by UT Technology Fund Ltd., 228,779 shares held by UT Technology Partners I, L.P., 61,000 shares held by UT Technology Partners II, L.P. and 281,954 shares held by C.E. Unterberg, Towbin Partners I, L.P. C.E. Unterberg, Towbin Advisors, L.L.C. manages and serves as financial advisor to each of these entities and may be deemed the beneficial owner of the shares held by each of the entities. Andrew Arno and Thomas Unterberg exercise shared voting and dispositive powers with respect to shares held by C.E. Unterberg, Towbin Advisors, L.L.C. C.E. Unterberg, Towbin

Advisors, L.L.C. disclaims beneficial ownership in each case except to the extent of its pecuniary interest therein.

 (6) Includes 644,110 shares held by C.E. Unterberg, Towbin Advisors, L.L.C., 187,150 shares held by C.E. Unterberg, Towbin L.L.C., 23,471 shares personally held by him, 11,658 shares held by Mr. Arno as custodian for Jesse Arno under the New York Uniform Gift to Minors Act and 11,658 shares held by Mr. Arno as custodian for Matthew Arno under the New York Uniform Gift to Minors Act. Mr. Arno disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.

 (7) Includes 644,110 shares held by C.E. Unterberg, Towbin Advisors, L.L.C., 187,150 shares held by C.E. Unterberg, Towbin L.L.C., 186,531 shares personally held by him, 49,882 shares held by the Marjorie and Clarence Unterberg Foundation and 24,941 shares held by the Bella and Israel Unterberg Foundation. Mr. Unterberg disclaims beneficial ownership in each case except to the extent of his pecuniary interest therein.


 (8) Edmund H. Shea, Jr. has sole voting and dispositive powers with respect to shares held by J.F. Shea & Co., Inc.



 (9) Includes 402,831 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.



 (10) Includes 170,034 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.



(11) Includes 207,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.



(12) Includes 291,501 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger and 20,780 shares beneficially owned by Mr. Francis' wife.



(13) Includes 306,449 shares beneficially held by Mr. van Overbeek, Ms. Hawley's husband, 285,250 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger and 181,700 shares held by Novus Ventures, L.P. Mr. van Overbeek is a general partner of Novus Ventures and Ms. Hawley may therefore be deemed the beneficial owner of the shares beneficially owned by Novus Ventures. Ms. Hawley disclaims beneficial ownership in each case except to the extent of her pecuniary interest therein.



(14) Includes 11,070 shares held by Mr. Lavitt, 23,540 shares held by Wendy Lavitt, Mr. Lavitt's wife, and 12,471 shares held by Park City Investments, which is wholly owned by Mr. Lavitt.



(15) Includes 30,085 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.



(16) Includes 31,178 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.



(17) Includes 43,275 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger and 2,130 shares beneficially owned by Mr. Sharp's wife.



(18) Includes 17,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.



(19) Includes 1,476,404 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of the effective time of the merger.

                    DESCRIPTION OF ACTIONPOINT CAPITAL STOCK

     The following is a summary of certain matters with respect to the capital stock of ActionPoint. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should carefully read the more detailed provisions of ActionPoint's amended and restated certificate of incorporation and amended and restated bylaws attached as exhibits to ActionPoint's filings with the Securities and Exchange Commission.

     ActionPoint's authorized capital stock currently consists of 25,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     As of May 31, 2002, there were 4,374,874 shares of ActionPoint common stock outstanding held of record by approximately 105 stockholders of record and approximately 2,500 beneficial stockholders. After giving effect to the issuance of the shares of ActionPoint common stock in connection with the merger, there will be approximately 8,749,747 shares of ActionPoint common stock outstanding.

     Holders of ActionPoint common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of the shares of ActionPoint common stock entitled to vote in any election of directors may elect by a plurality vote a board of directors. Holders of ActionPoint common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon a liquidation, dissolution or winding up, the holders of ActionPoint common stock are entitled to receive ratably ActionPoint's net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of ActionPoint common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of ActionPoint common stock are, and the shares offered by ActionPoint in the offering will be, when issued in consideration for payment, fully paid and nonassessable. The rights, preferences and privileges of holders of ActionPoint common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that ActionPoint may designate and issue in the future.

PREFERRED STOCK

     The ActionPoint board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to fix or alter the rights, preferences, privileges and restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. ActionPoint does not presently have any plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND ACTIONPOINT'S CERTIFICATE OF INCORPORATION AND BYLAWS

     ActionPoint is subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to ActionPoint and, accordingly, may discourage attempts to acquire ActionPoint.

     In addition, provisions of the certificate of incorporation and bylaws, which provisions will be in effect upon the closing of the merger and are summarized in the following section, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by ActionPoint stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     ActionPoint's certificate of incorporation provides that, except to the extent prohibited by DGCL, its directors shall not be personally liable to ActionPoint or its stockholders for monetary damages for any breach of fiduciary duty as directors of ActionPoint. Under the DGCL, the directors have a fiduciary duty to ActionPoint that is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to ActionPoint, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - arising under Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     The DGCL provides further that the indemnification permitted under the DGCL shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. ActionPoint's certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that ActionPoint shall fully indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of ActionPoint, or is or was serving at the request of ActionPoint as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     ActionPoint's bylaws permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, to the extent that the DGCL would permit indemnification. ActionPoint currently maintains liability insurance in favor of its officers and directors.

     At present, ActionPoint is not the subject of any pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under its certificate of incorporation. ActionPoint is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for ActionPoint common stock is EquiServe, L.P., Canton, Massachusetts.

STOCKHOLDER RIGHTS PLAN

     On September 9, 1997, the board of directors of ActionPoint declared a dividend of one preferred share purchase right for each outstanding share of common stock, par value $.01 per share, of ActionPoint payable to stockholders of record on September 24, 1997. Each such right entitles the registered holder to purchase from ActionPoint one one-thousandth of a share of Series A junior participating preferred stock, par value $.01 per share, of ActionPoint at a price of $40.00 per one one-thousandth of a share of preferred stock, subject to adjustment.

     Until the earlier to occur of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or

     - 10 business days (or such later date as may be determined by the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

     The rights will be evidenced, with respect to any of the common stock certificates outstanding as of the date of record, by such common stock certificate together with a copy of the summary of rights contained within the rights agreement dated as of September 9, 1997.

     The rights agreement provides that, until the date of distribution (or earlier expiration of the rights), the rights will be transferred with the common stock. Until the date of distribution (or earlier expiration of the rights), new common stock certificates issued after the date of record upon transfer or new issuance of common stock will contain a notation incorporating the rights agreement by reference. Until the date of distribution (or earlier expiration of the rights), the surrender for transfer of any certificates for shares of common stock outstanding as of the date of record, even without such notation or a copy of a summary of rights, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate. As soon as practicable following the date of distribution, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the date of distribution.

     The rights are not exercisable until the date of distribution. The rights will expire on September 9, 2007, unless the date is advanced or extended or unless the rights are earlier redeemed or exchanged by ActionPoint, in each case as described below.

     The price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights is subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend, subdivision, combination or reclassification of, the preferred stock;

     - upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then-current market price of the preferred stock; or

     - upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the date of distribution.

     Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding up of ActionPoint, the holders of the preferred stock will be entitled to a minimum preferential payment of $1000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1000 times the payment made per share of common stock. Each share of preferred stock will have 1000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, this would trigger these rights and each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right.

     In the event that, after a person or group has become an acquiring person, ActionPoint is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person, group or affiliated entities which will have become void) will thereafter have the right to receive upon the exercise of a right that number of shares of common stock of the person with whom ActionPoint has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the right.

     At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of common stock, the board of directors of ActionPoint may exchange the rights (other than rights owned by such acquiring person which will have become void), in whole or in part, for shares of common stock or preferred stock (or a series of ActionPoint's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of preferred stock or common stock will be issued, and in lieu thereof an adjustment in cash will be made based on the current market price of the preferred stock or the common stock.

     At any time prior to the time an acquiring person becomes such, the board of directors of ActionPoint may redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at the option of ActionPoint, in cash, shares of common stock or such other form of consideration as the board of directors of ActionPoint shall determine. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of ActionPoint, including, without limitation, the right to vote or to receive dividends.

                              SELLING STOCKHOLDERS

     Shares of ActionPoint common stock issued to some "affiliates" of Captiva, as that term is defined in Rule 145 under the Securities Act, are being registered by way of the registration statement of which this joint proxy statement/prospectus forms a part. Without this registration statement, these shares could only be resold by the affiliates subject to the restrictions on resale in Rule 145.

     Assuming each share of Captiva common stock is converted at the effective time of the merger into the right to receive approximately 0.0156 shares of ActionPoint common stock, the selling stockholders would be entitled to receive an aggregate of approximately 2,262,365 shares of ActionPoint common stock.

     This exchange ratio is based on the following assumptions:

     - the entire principal amount and interest outstanding under the amended senior notes and amended convertible notes have been converted into shares of Captiva common stock pursuant to the note conversion agreement;

     - an aggregate of 279,728,624 shares of Captiva common stock are outstanding at the effective time of the merger; and

     - an aggregate of 4,374,874 shares of ActionPoint common stock are outstanding at the effective of the merger.


     If these assumption are not correct, the number of shares of ActionPoint common stock that the selling stockholders may ultimately have a right to receive in exchange for their Captiva common stock and, consequently, the number of shares resold by the selling stockholders under this joint proxy statement/ prospectus, may be more or less than 2,838,032 shares. Approximately 43% of the shares that may be offered for resale by the selling stockholders are subject to lock-up agreements and, therefore, the ability to resell these shares will be restricted during the first 180 days following the merger. See "Other
Agreements -- Lock-Up Agreements" on page 83.


     The following table sets forth the name and address of the selling stockholders, the number of shares and percentage of shares of ActionPoint common stock that the selling stockholders owned prior to the offering for resale of any of the shares of ActionPoint common stock being registered hereby, the maximum number of shares of ActionPoint common stock that may be offered for resale for the account of the selling stockholders pursuant to this joint proxy statement/prospectus and the percentage of shares of ActionPoint common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

                                                                                 PERCENTAGE OF SHARES OF
                                                                                       ACTIONPOINT
                                                                                  COMMON STOCK OWNED(3)
                                 SHARES OF ACTIONPOINT   NUMBER OF SHARES   ----------------------------------
                                     COMMON STOCK         OF ACTIONPOINT        BEFORE             AFTER
                                     TO BE RESOLD          COMMON STOCK     OFFERING OF THE   OFFERING OF THE
SELLING STOCKHOLDERS(1)           IN THE OFFERING(2)         OWNED(3)        RESALE SHARES    RESALE SHARES(4)
-----------------------          ---------------------   ----------------   ---------------   ----------------
Jordan M. Libit................           2,342                2,342                *                --
  10145 Pacific Heights Blvd.
  San Diego, CA 92121
John E. Jones..................           2,342                2,342                *                --
  10145 Pacific Heights Blvd.
  San Diego, CA 92121
Edward H. Pendergast...........           4,137                4,137                *                --
  10145 Pacific Heights Blvd.
  San Diego, CA 92121
C.E. Unterberg, Towbin Capital
  Partners I, L.P..............         281,954              281,954              3.2%               --
  350 Madison Avenue
  New York, NY 10017
C.E. Unterberg, Towbin LLC.....         187,150              187,150              2.1                --
  350 Madison Avenue
  New York, NY 10017
UT Technology Partners I,
  L.P. ........................         228,779              228,779              2.6                --
  350 Madison Avenue
  New York, NY 10017

                                                                                 PERCENTAGE OF SHARES OF
                                                                                       ACTIONPOINT
                                                                                  COMMON STOCK OWNED(3)
                                 SHARES OF ACTIONPOINT   NUMBER OF SHARES   ----------------------------------
                                     COMMON STOCK         OF ACTIONPOINT        BEFORE             AFTER
                                     TO BE RESOLD          COMMON STOCK     OFFERING OF THE   OFFERING OF THE
SELLING STOCKHOLDERS(1)           IN THE OFFERING(2)         OWNED(3)        RESALE SHARES    RESALE SHARES(4)
-----------------------          ---------------------   ----------------   ---------------   ----------------
UT Technology Partners II,
  L.P. ........................          61,000               61,000                *                --
  350 Madison Avenue
  New York, NY 10017
UT Technology Fund Ltd. .......          72,377               72,377                *                --
  350 Madison Avenue
  New York, NY 10017
Enterprise Partners III,
  L.P. ........................         529,492              529,492              6.1                --
  2223 Avenida de la Playa,
  Ste. 300
  La Jolla, CA 92037
Enterprise Partners Associates
  III, L.P.....................          46,044               46,044                *                --
  2223 Avenida de la Playa,
  Ste. 300
  La Jolla, CA 92037
Nissho Electronics
  Corporation..................          12,009               12,009                *                --
  3-1 Tsukiji 7-Chome, Chuo-ku
  Tokyo, Japan 104-8444
Novus Ventures, L.P............         181,706              181,706              2.1                --
  20111 Stevens Creek Blvd.
  Suite 130
  Cupertino, CA 95014
Totem Investment Partners,
  L.L.C........................         182,228              182,228              2.1                --
  P.O. Box 2551
  Rancho Santa Fe, CA 92067
J.F. Shea & Co., Inc...........         470,805              470,805              5.4                --
  655 Brea Canyon Road
  Walnut, CA 91789

---------------

 *  Less than 1%

(1) This table is based upon information supplied to ActionPoint by Captiva or the selling stockholders.


(2) Represents shares of ActionPoint common stock issuable to the selling stockholders based on an exchange ratio of approximately 0.0156. See "The Merger Agreement -- Exchange of Shares" on page 69.


(3) The percentage of shares owned is determined based upon the sum of (i) 4,374,874 shares of ActionPoint common stock issued and outstanding as of May 31, 2002, and (ii) the issuance of an aggregate of 4,374,873 shares of ActionPoint common stock at the effective time of the merger.

(4) Assumes that the selling stockholders sell all of the shares available for resale.

     Relationship of Selling Stockholders to the Combined Company. Immediately following the merger, Messrs. Berglund and Lavitt will be elected to the ActionPoint board of directors. As of the date of this joint proxy statement/prospectus, Mr. Berglund owns 2,000 shares of ActionPoint common stock. In addition, Mr. Berglund is a general partner of Enterprise Partners Venture Capital, the general partner of Enterprise Partners III, L.P. and its related entities, which are expected to hold in the aggregate 575,535 shares of ActionPoint common stock immediately following the merger. Mr. Lavitt is Vice Chairman and Managing Director of C.E. Unterberg, Towbin, the general partner of C.E. Unterberg, Towbin Capital Partners I, L.P., C.E. Unterberg, Towbin LLC, UT Technology Partners I, L.P. and their related entities, which are expected to hold in the aggregate 989,769 shares of ActionPoint common stock immediately following the merger.

     Nissho Electronics Corporation is Captiva's product distributor in Japan. ActionPoint expects to continue this relationship with Nissho Electronics Corporation as its product distributor in Japan following the merger.

     Thomas van Overbeek, Kimra Hawley and Daniel Tompkins, each a director of ActionPoint, are beneficial owners of shares of Captiva's preferred stock held by Novus Ventures. Messrs. van Overbeek and Tompkins are general partners of Novus Ventures, and Ms. Hawley is married to Mr. van Overbeek.

     Plan of Distribution. ActionPoint does not know of any plan of distribution for the resale of ActionPoint common stock by the selling stockholders. ActionPoint will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

     ActionPoint expects that the selling stockholders or transferees may sell the resale shares from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the resale shares, or both.

     At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the selling stockholders, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     The selling stockholders and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act.

     Any or all of the sales or other transactions involving the resale shares described above, whether by the selling stockholders, any broker-dealer or others, may be made pursuant to this joint proxy statement/prospectus. In addition, any resale shares that qualify for sale under Rule 145 of the Securities Act may be sold under Rule 145 rather than under this joint proxy statement/prospectus.

     In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of ActionPoint common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution:

     - may not engage in any stabilization activity in connection with ActionPoint common stock;

     - must furnish each broker which offers resale shares covered by this joint proxy statement/prospectus with the number of copies of this joint proxy statement/prospectus and any supplement which are required by the broker; and

     - may not bid for or purchase any ActionPoint common stock or attempt to induce any person to purchase any ActionPoint common stock other than as permitted under the Exchange Act.

     These restrictions may affect the marketability of any resale shares offered by the selling stockholders.

     ActionPoint will make copies of this joint proxy statement/prospectus available to the selling stockholders and has informed the selling stockholders of the need for delivery of a copy of this joint proxy statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. After the merger, ActionPoint has agreed with Captiva to file a post-effective amendment on Form S-3 to the registration statement of which this joint proxy statement/prospectus is a part, which post-effective amendment will include a resale prospectus for the benefit of the selling stockholders of the number of shares of ActionPoint common stock received by the selling stockholders in the merger, and to keep this amendment effective until the earlier of one year after the merger or the date of final sale by the selling stockholders of all shares of ActionPoint common stock registered on the amendment.

     ActionPoint may suspend the effectiveness or use of, or trading under, the registration statement if it shall determine that the sale of any securities pursuant to the registration statement would:

     - materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving ActionPoint for which its has authorized negotiations;

     - materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

     - require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of ActionPoint and its stockholders.

     All costs and expenses associated with registering the resale shares being offered hereunder with the Securities and Exchange Commission will be paid by ActionPoint.

     The selling stockholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the resale shares including liabilities under the Securities Act. ActionPoint has not agreed to indemnify any selling stockholders, their broker-dealers or others against any liabilities in connection with any offering of the resale shares including liabilities under the Securities Act. ActionPoint may enter into agreements with the selling stockholders regarding, among other things, the ability of the selling stockholders to sell shares registered for resale under the registration statement and compliance by the selling stockholder with the Securities Act and the Exchange Act

               COMPARISON OF RIGHTS OF HOLDERS OF CAPTIVA COMMON
                       STOCK AND ACTIONPOINT COMMON STOCK

     Upon consummation of the merger, the stockholders of Captiva, which is a California corporation, will become stockholders of ActionPoint, which is a Delaware corporation. The rights of Captiva stockholders will be governed by the certificate of incorporation and bylaws of ActionPoint, which differ in certain material respects from the articles of incorporation and bylaws of Captiva. The following discussion summarizes certain material differences between the certificate of incorporation and bylaws of ActionPoint, on the one hand, and the articles of incorporation and bylaws of Captiva, on the other, as well as material differences between California and Delaware law that may affect the interests of Captiva stockholders. The discussion is only a summary and is not a complete description of such differences, and is qualified in its entirety by reference to Delaware law, California law, the common law thereunder and the full text of the certificate of incorporation and bylaws of ActionPoint and the articles of incorporation and bylaws of Captiva.

LIMITATION OF DIRECTOR LIABILITY

     California and Delaware law each permit a corporation to adopt a provision in its articles or certificate of incorporation eliminating the liability of directors to the corporation or its stockholders for monetary damages for breach of a director's fiduciary duty, subject to certain limitations. ActionPoint's certificate of incorporation and Captiva's article of incorporation each contain a provision eliminating director liability to the maximum extent permitted by law, with Delaware law permitting somewhat broader elimination of liability.

     California law does not permit the elimination of monetary liability of a director where such liability is based on:

     - intentional misconduct or a knowing and culpable violation of law;

     - acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director;

     - receipt of an improper personal benefit by the director;

     - acts or omissions that show reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders;

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders;

     - interested transactions between the corporation and a director in which a director has a material financial interest; or

     - liability for improper distributions, loans or guarantees.

     Delaware law does not permit the elimination of monetary liability of a director where such liability is based on:

     - breaches of a director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director received an improper personal benefit.

INDEMNIFICATION

     The bylaws of ActionPoint and Captiva require those companies to indemnify all directors, officers and employees to the maximum extent permitted by law.

     California law permits indemnification of expenses, judgments, fines and settlements in connection with third-party actions, and indemnification of expenses (and possibly settlements) in derivative actions, except that, with respect to derivative actions (i.e., actions brought on behalf of a corporation by a stockholder of such corporation):

     - no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its stockholders unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court so determines; and

     - no indemnification may be made in respect of amounts paid or expenses incurred in settling or otherwise disposing of a pending action without court approval.

     The foregoing indemnification is permitted only for acts taken in good faith and believed to be in the best interests of the corporation and its stockholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the stockholders (excluding shares owned by the indemnified party) or the court handling the action. California law requires indemnification when the individual has successfully defended an action on the merits. California law also permits a corporation to advance expenses to a person to defend a proceeding and to provide indemnification broader than that expressly allowed by statute, subject to certain limitations.

     Delaware law relating to indemnification is similar to California law except that: (i) no court approval is required to provide indemnification for expenses incurred in derivative actions that are settled; (ii) it appears less likely that a corporation could provide indemnification of amounts paid in settling a derivative suit; (iii) the standard of conduct as to when indemnification is permitted includes actions reasonably believed to be not opposed to the best interests of the corporation, not just those believed to be in the best interests of the corporation; and (iv) indemnification of expenses is required whenever an individual has successfully defended an action, regardless of whether or not a judgment was rendered on the merits of the action.

RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     Pursuant to the Anti-Takeover Law, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. For a description of the Anti-Takeover Law, see "Description of Capital Stock -- Delaware's Anti-Takeover Law."

     Although California law does not have a provision comparable to the Anti-Takeover Law, it does require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with a holder of more than 50% but less than 90% of such common stock or such holder's affiliate, unless all of the holders of such common stock consent to the transaction or it is approved by the California Department of Corporations at a "fairness hearing." This provision of California law may have the effect of making a "cash-out" merger by a majority stockholder more difficult to accomplish.

     California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the stockholders must be delivered to stockholders. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal, and a later proposal is made by another party at least ten days prior to the date for acceptance of the interested party proposal, then the stockholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

CLASSIFICATION OF BOARD OF DIRECTORS

     California law provides that corporations that are listed on the New York or American Stock Exchange or The Nasdaq National Market and have at least 800 stockholders may, with the approval of their board of directors and stockholders, divide their board of directors into as many as three classes with staggered terms of office, with only one class elected each year. A corporation must have at least six directors to divide its board of directors into two classes and must have at least nine directors to classify its board of directors into three classes. Captiva does not have a classified board of directors.

     Delaware law permits (but does not require) any corporation to classify its board of directors and does not have a minimum board of directors size that is required to classify the board of directors.

     The certificate of incorporation and bylaws of ActionPoint presently do not provide for a classified board of directors, although a classified board of directors could be established following the merger with the approval of the ActionPoint stockholders.

SIZE OF BOARD OF DIRECTORS

     Under California law, the number of directors of a corporation may be fixed in the articles of incorporation or bylaws of a corporation, or a limited range may be established for the number of directors, with the board of directors given authority to fix the exact number of directors within such range. The bylaws of Captiva establish the number of directors of Captiva to be not less than four and not more than seven, and is currently set at seven. The provision setting forth the number of directors in the Captiva's bylaws may not be amended to change the number of directors below four or above seven.

     Under Delaware law, the number of directors of a corporation may be fixed or changed by the board of directors acting alone, by amendment to the corporation's bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which cases stockholder approval is required. The bylaws of ActionPoint states that the number of directors that shall constitute the whole board shall be determined by resolution of ActionPoint's board of directors or by the stockholders at the annual meeting of the stockholders. Immediately prior to the merger, ActionPoint has agreed that Messrs. Finegan, van Overbeek and Tompkins will resign from the ActionPoint board of directors and Messrs. Bish, Berglund and Lavitt will be appointed to fill the vacancies on the ActionPoint board of directors. The certificate of incorporation and bylaws of ActionPoint authorize the ActionPoint board of directors to amend the bylaws, and accordingly a majority of ActionPoint's board of directors will have the ability to change the authorized number of directors and appoint additional directors without having such additional directors first elected by stockholders. This ability could have the effect of delaying or preventing a change in control of ActionPoint.

CUMULATIVE VOTING FOR DIRECTORS

     Under California law, stockholders of a California corporation may, unless such corporation's articles of incorporation or bylaws expressly eliminate cumulative voting, cumulate their votes in the election of directors so long as at least one stockholder has given notice, prior to the voting, of such stockholder's intent to cumulate his, her or its votes at the meeting. The articles of incorporation and bylaws of Captiva do not contain any provision eliminating cumulative voting.

     Stockholders of ActionPoint will not be entitled to cumulate their votes in the election of directors.

REMOVAL OF DIRECTORS

     Under California law, a director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the securities entitled to vote, provided that no director of a corporation whose board of directors is unclassified (such as Captiva) may be removed (unless the entire board of directors is removed) if the votes cast against such removal would be sufficient to elect the director in an election involving cumulative voting. A director of a corporation whose board of directors is classified may not be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of stockholders, or if greater, the number of directors for whom removal is being sought, were then being elected. In addition, under California law, a director may be removed for cause for certain specified reasons by the Superior Court in a suit by stockholders holding at least 10% of the outstanding shares of any class.

     Under Delaware law, any director of a corporation without cumulative voting and without a classified board of directors may be removed with or without cause by holders of a majority of the shares then entitled to vote at an election of directors. In addition, a Delaware corporation that adopts a classified board of directors has the option of allowing directors to be removed only for cause.

BOARD OF DIRECTORS VACANCIES

     The bylaws of both ActionPoint and Captiva provide that vacancies on the board of directors, including newly created directorships, may be filled by the vote of a majority of directors then in office. However, California law prohibits directors from filling a vacancy on the board of directors created by the removal of a director without cause unless such power is expressly granted to the board of directors in a corporation's charter documents. Captiva's bylaws prohibit the board of directors from filling a vacancy caused by removal of a director; such vacancy can only be filled by approval of the stockholders.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     California law does not specify requirements with respect to the notice period prior to a special meeting of the board of directors. Under Captiva's bylaws, notice of a special meeting of the board of directors must be given four days prior to such a meeting, if the notice is delivered by mail, or 48 hours prior to such a meeting, if the notice is delivered personally or by telephone or telegraph.

     Delaware law does not specify requirements with respect to the notice period prior to a special meeting of the board of directors. The bylaws of ActionPoint require four days notice by mail or 48 hours notice delivered personally or by telephone, telegraph, telex, mailgram or facsimile prior to such a special meeting.

SPECIAL STOCKHOLDER MEETINGS; STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under California law, special meetings of stockholders may be called by the board of directors, the chairman of the board of directors, the president, the holders of shares representing 10% or more of the outstanding voting power of the corporation and such other persons as may be designated in the articles of incorporation or bylaws. The bylaws of Captiva authorize the president, the chairman of the board, the board of directors, one or more members of the board of directors or stockholders entitled to cast not less than 10% of the votes at the meeting to call a special meeting.

     Any action required or able to be taken at any meeting of Captiva stockholders may be taken without a meeting, without prior notice, if a written consent is signed by the holders of outstanding shares of Captiva stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, directors may not be elected except by unanimous written consent of shares entitled to vote unless it is to fill a vacancy caused by removal which requires the consent of a majority of the shares entitled to vote. Unless the consents of all stockholders entitled to vote have been solicited in writing, prompt notice of the taking of any corporate action which is approved by stockholders without a meeting by less than unanimous written consent shall be given to those stockholders entitled to vote who have not consented in writing.

     Delaware law provides that special meetings of stockholders may be called by a majority of the board of directors or by such persons as may be designated in the certificate of incorporation or bylaws, and does not expressly provide stockholders the right to call special meetings. The bylaws of ActionPoint currently provide that special meetings of stockholders may be called by the by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors. The certificate of incorporation of ActionPoint also provides that stockholders may not act by written consent.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

     Under both Delaware and California law, a corporation's certificate or articles of incorporation may be amended only if such amendment is approved by the board of directors and by a majority of the stockholders. In addition, under both Delaware and California law, if a corporation has more than one class or series of stock outstanding, certain amendments that would affect the rights of a particular class or series require the vote of a majority of the shares of such class or series.

     California and Delaware law permit corporations to impose "supermajority" requirements (i.e., requirements of a vote of more than a majority of the shares) for the amendment of certificates and articles of incorporation. Nevertheless, California law provides that, for a corporation with outstanding shares held of record by 100 or more persons, such provision: (i) cannot require a vote higher than 66 2/3%; (ii) must be approved by at least as large a proportion of the outstanding shares as the supermajority provision requires; and (iii) automatically expires after two years unless renewed pursuant to a stockholder vote. Delaware law contains no similar provision.

AMENDMENT OF BYLAWS

     Under California law, bylaws may be amended by stockholders holding a majority of the outstanding shares or by the board of directors, except that if the number or a range of directors is specified in the bylaws, this provision can be changed only with the approval of the stockholders. Stockholders can adopt or amend bylaw provisions to limit the ability of the board of directors to amend the bylaws.

     Under Delaware law, the bylaws may be amended only by the stockholders, unless the corporation's certificate of incorporation also confers the power to amend the bylaws on the directors. The certificate of incorporation authorizes ActionPoint directors to amend the bylaws of ActionPoint.

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STOCKHOLDER VOTE FOR MERGERS AND OTHER CORPORATE REORGANIZATIONS

     Generally, California law requires a stockholder vote in more situations involving corporate mergers and other reorganizations than does Delaware law. Both California and Delaware law generally provide for stockholder votes of both the acquiring and acquired corporation to approve mergers and of the selling corporation in a sale of all or substantially all of its assets.

     In addition to the foregoing, subject to certain exceptions, California law also requires the affirmative vote of a majority of the outstanding shares of:

     - an acquiring corporation in share-for-share reorganizations;

     - the acquiring and acquired corporations in sale-of-assets reorganizations; and

     - a parent corporation whose equity securities are being issued or transferred in connection with certain corporate reorganizations (such as triangular mergers).

     Delaware law does not require the affirmative vote of a majority of the outstanding shares for the foregoing transactions. California law generally requires a vote of all outstanding shares voting in the aggregate and by class when a vote is required in connection with these transactions, whereas Delaware law generally does not require class voting in connection with these transactions.

     Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:

     - the merger agreement does not amend the existing certificate of incorporation;

     - each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

     - the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     California law contains a similar exception to its voting requirements for mergers and other reorganizations where a corporation or its stockholders immediately prior to the reorganization own immediately after the reorganization more than 5/6 of the voting power of the surviving or acquiring corporation, or its parent.

APPRAISAL AND DISSENTERS' RIGHTS IN MERGERS AND REORGANIZATIONS

     Under both California and Delaware law, a dissenting stockholder of a corporation engaging in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash equal to the fair market value of such stockholder's shares, in lieu of the consideration such stockholder would otherwise receive in any such transaction.

     Delaware law provides for dissenters' rights in certain mergers and consolidations. However, such rights are not available with respect to:

     - a merger or consolidation by a corporation, with respect to any class or series of shares that are either listed on a national securities exchange or held by more than 2,000 stockholders, if such stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation; or

     - stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.


     In general, California law does not afford dissenters' rights in share-for-share reorganizations (except for those that do not result in the acquirer gaining control of the other corporation) and sale-of-assets reorganizations, and affords only limited dissenters' rights for mergers where a stockholder vote is required if the shares are publicly traded. See "The
Merger -- Appraisal and Dissenters' Rights" on page 63.


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LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES

     Under California law, a corporation may make a loan to, or guarantee the obligations of, directors or officers only if a majority of the disinterested directors determines that such loan or guarantee may reasonably be expected to benefit the corporation.

     Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees (including those who are directors), and those of its subsidiaries, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

INSPECTION OF STOCKHOLDER LISTS

     Both California and Delaware law allow any stockholder to inspect a corporation's stockholder list for a purpose reasonably related to such person's interest as a stockholder.

     In addition, California law provides that stockholders holding 5% or more of a corporation's shares, or who hold 1% or more of a corporation's shares after it is a public company and has filed a Schedule 14A with the Securities and Exchange Commission relating to the election of directors, have an absolute right to inspect and copy the corporation's stockholder list.

     Delaware law permits a stockholder to inspect the stockholder list during the ten days preceding a stockholders' meeting for any purpose germane to the meeting, but does not contain a provision comparable to the absolute right of inspection provided by California law to certain stockholders.

DIVIDENDS

     California law does not use the concepts of par value of shares, capital or surplus. The concepts of par value, capital and surplus are retained under Delaware law.

     Under California law, any distribution of corporate assets to stockholders (including dividends and repurchases of shares) are limited either to:

     - retained earnings; or

     - an amount that would leave the corporation with assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) equal to at least 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and with current assets, as defined, at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pretax and pre-interest earnings for the preceding two fiscal years were less than the average interest expense for such years).

     There are exceptions to the foregoing rules for repurchases pursuant to employee stock plans. Additionally, a corporation cannot make a distribution if, as a result of such distribution, the corporation would likely be unable to meet its liabilities as they come due or if such distribution would impair certain preference rights of the holders of preferred stock.

     Delaware law permits the payment of dividends out of surplus (generally defined as stockholders' equity less the par value of outstanding stock) or, if there is no surplus, out of net profits for the current fiscal year and/or the preceding fiscal year. Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

INTERESTED DIRECTOR TRANSACTIONS

     Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided certain

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conditions are met. With certain exceptions, the conditions are similar under
California and Delaware law. Under California and Delaware law:

     - either the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board of directors approval, the contract or transaction must also be "just and reasonable" in California or "fair" in Delaware to the corporation; or

     - the contract or transaction must have been just and reasonable or fair, as applicable, to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director.

     Under California law, if stockholder approval is sought, the interested director is not entitled to vote his or her shares at a stockholder meeting or by written consent with respect to any action regarding such contract or transaction. If the approval of the board of directors is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

     Under Delaware law, if board of directors approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum).

NOTICE OF BOARD OF DIRECTORS NOMINATIONS AND OTHER STOCKHOLDER
BUSINESS -- ANNUAL MEETINGS

     The bylaws of ActionPoint require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be made:

     - by the board of directors; or

     - if by a stockholder, by advance written notice received by the secretary between 10 and 60 days prior to any meeting of stockholders called for the election of stockholders.

     In addition, certain other information regarding a board of directors' nominee or the business proposed for discussion must be included in the stockholder's notice to ActionPoint.

NOTICE OF BOARD OF DIRECTORS NOMINATIONS AND OTHER STOCKHOLDER
BUSINESS -- SPECIAL MEETINGS

     ActionPoint's bylaws also provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in notice of such special meeting.

DERIVATIVE SUITS

     California law provides that a stockholder bringing a derivative action on behalf of a corporation need not have been a stockholder at the time of the transaction in question, provided that certain tests are met.

     Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stockholder's stock thereafter devolved upon the stockholder by operation of law.

     California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff stockholder to furnish a security bond. Delaware does not have a similar bond requirement.

DISSOLUTION

     Under California law, stockholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

     Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all stockholders entitled to vote. A dissolution initiated by the board of directors only requires the approval of a majority of the corporation's stockholders. In the event of such a board of

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

directors-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority-voting requirement in connection with dissolutions. ActionPoint's certificate of incorporation does not contain such a requirement.

                OTHER STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL
                      MEETING OF ACTIONPOINT STOCKHOLDERS

PROPOSAL TO ELECT DIRECTORS

     The nominees for the board of directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the 2002 annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this joint proxy statement/prospectus, the ActionPoint board of directors is not aware of any nominee who is unable or will decline to serve as a director.

  NOMINEES TO BOARD OF DIRECTORS

                                                              DIRECTOR
NAME                                                           SINCE     AGE
----                                                          --------   ---
Patrick L. Edsell...........................................    2001     53
John Finegan................................................    1997     52
Kimra D. Hawley.............................................    1998     45
Stephen S. Francis..........................................    2001     40
Bruce Silver................................................    1995     53
Daniel D. Tompkins..........................................    1992     61
Thomas T. van Overbeek......................................    1988     52

     Daniel D. Tompkins. Mr. Tompkins has served on the board of directors since June 1992. Since June 1994, Mr. Tompkins has been the managing general partner of DT Associates, which is the managing general partner of Novus Ventures, a venture capital partnership licensed as an S.B.I.P. by the Small Business Administration. From March 1988 until October 1993, Mr. Tompkins was the managing general partner of DSC Associates, which was the general partner of DSC Ventures, a venture capital firm. Mr. Tompkins is a director of two private companies.

     Thomas T. van Overbeek. Mr. van Overbeek has served on the board of directors of ActionPoint since 1988. Mr. van Overbeek served as the chairman of the board of directors from 1998 to June 2001. From 1990 to 1998, Mr. van Overbeek was the Chief Executive Officer of ActionPoint and, from 1988 to 1990, the President. Mr. Van Overbeek is currently Chief Executive Officer of Shoretel Communications. From 1998 to 2000, Mr. van Overbeek served as Chief Executive Officer of Wavtrace, Inc. Mr. Van Overbeek is married to Ms. Hawley, the chairman of the board of directors of ActionPoint.


     For information regarding the remaining nominees for director, Ms. Hawley and Messrs. Edsell, Finegan, Francis and Silver, see "Information Concerning the Combined Company -- Management of the Combined Company After the Merger" on page 134 and for additional information regarding the operation of the ActionPoint board of directors and its standing committees, see ActionPoint's annual report for the year ended December 31, 2001 which is incorporated herein by reference.


     If the merger is approved, ActionPoint has agreed that Messrs. Finegan, Tompkins and van Overbeek will resign and their successors, Reynolds Bish, Mel Lavitt and Jim Berglund, current members of Captiva's board of directors, will be elected as members of the ActionPoint board of directors in connection with the merger.

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


     For information regarding stockholder return, a comparison of the cumulative total return of ActionPoint's common stock over a five year period beginning from December 31, 1996 through the fiscal year ended December 31, 2001 is provided in the section entitled "Information Concerning ActionPoint -- Comparison of ActionPoint Stockholder Return" on page 108.


     Recommendation of the Board of Directors. The board of directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TO RATIFY THE SELECTION OF ACTIONPOINT'S INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as independent public accountants for ActionPoint for the fiscal year ended December 31, 2001. The board of directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of PricewaterhouseCoopers LLP by the board of directors as independent public accountants to audit the accounts and records of ActionPoint for the fiscal year ending December 31, 2002, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the board of directors would reconsider such selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the board of directors believes that such a change would be in the best interests of ActionPoint and its stockholders.

     A representative of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

     Recommendation of the Board of Directors. The board of directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as ActionPoint's independent public accountants for the fiscal year ending December 31, 2002.

PROPOSAL TO AMEND AND RESTATE ACTIONPOINT'S EMPLOYEE STOCK PURCHASE PLAN

     ActionPoint is asking its stockholders to vote on a proposal to amend its 1998 employee stock purchase plan, or ESPP, by:

     - increasing the number of shares reserved for issuance under the ESPP during each six-month purchase period from 50,000 to 150,000, and

     - adding a provision under which the total number of shares reserved for issuance under the ESPP will automatically be restored to 150,000 on July 1, 2002, and to 300,000 on January 1 of each subsequent year.

The board of directors adopted the ESPP in March of 1998 to offer the employees of ActionPoint an opportunity to purchase common stock through payroll deductions. The principal provisions of the ESPP are summarized below. The summary, however, does not purport to be a complete description of the ESPP. Any stockholder who would like a copy of the plan text may request one by writing to the corporate secretary at ActionPoint's principal office in San Jose.

     Summary of ESPP. The ESPP became effective on July 1, 1998, and replaced an employee stock purchase plan that ActionPoint had maintained since 1993. As of May 31, 2002, a total of 50,000 shares remain available for issuance under the ESPP, and it is expected that all or most of these shares will be issued to participants on June 30, 2002. On July 1, 2002, the number of available shares will be increased to 150,000, if the stockholders approve the proposal to amend the ESPP. On January 1 of each year, starting on January 1, 2003, the number of available shares will automatically be restored to 300,000, if the stockholders approve the proposal. In the past, the ESPP limited to 50,000 the aggregate number of shares that could be issued during each six-month purchase period, but ActionPoint is asking the stockholders to approve an increase of this limit to 150,000 shares. The increase in the number of available shares is needed to accommodate the additional participants that are expected to enroll in the ESPP as a result of the merger with Captiva.

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


     All employees who work more than 20 hours per week and more than five months per year, and who have completed at least 30 days of service, are eligible to participate in the ESPP. The number of eligible employees was approximately 125 before the merger with Captiva and is expected to increase to approximately 250 after the closing of the merger. Eligible employees may contribute up to 10% of their base salaries to the ESPP. Amounts withheld are used at the end of every six-month purchase period to buy shares of common stock, but not more than 1,000 shares per participant per purchase period. The value of the common stock (determined as of the beginning of the 24-month offering period) that may be purchased by any participant in a calendar year is limited to $25,000. The closing price of common stock was $1.80 per share on June 20, 2002. Participants may withdraw their contributions at any time before stock is purchased.


     The purchase price is equal to 85% of the lower of (a) the market price of common stock immediately before the beginning of the applicable offering period or (b) the market price of common stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of common stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price.

     The board of directors may amend any provision of the ESPP. Amendments do not require stockholder approval, unless ActionPoint increases the aggregate number of shares of common stock available for purchase under the ESPP. The ESPP will terminate on December 31, 2021, unless ActionPoint extends it with the approval of the stockholders. The board of directors may also terminate the ESPP at any earlier time.

     New Plan Benefits. Since purchase rights are subject to discretion, including an employee's decision not to participate in the ESPP, awards under the ESPP for the current fiscal year are not determinable. No purchase rights have been granted to date under the ESPP with respect to the increase in the ESPP's reserve that ActionPoint is submitting to the stockholders for approval.

     Federal Income Tax Consequences. The following is a general description of certain federal income tax consequences of the ESPP. This description does not purport to be complete.

     The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code. A participant does not need to recognize any taxable income when he or she enrolls in the ESPP. Likewise, a participant does not need to recognize any taxable income when purchasing shares, even though the purchase price reflects a discount from the market value of the shares at that time.

     A participant must recognize taxable income on a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the participant disposes of the shares after meeting the holding period requirements of section 423. To satisfy the holding period requirements, a participant may not dispose of the shares within two years after the first day of the offering period during which he or she purchased the shares or within one year after purchasing the shares. If both holding periods are met, the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable offering period. ActionPoint will not be entitled to any deduction under these circumstances. The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a capital loss.

     If a participant disposes of shares without meeting the holding-period requirements, then the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed as ordinary income in the year of disposition. ActionPoint will be entitled to a deduction for the same amount, subject to certain conditions. The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less

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

than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending on the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

     Recommendation of the Board of Directors. The board of directors recommends that the stockholders vote FOR the approval of the amendments to the ESPP.

PROPOSAL TO AMEND ACTIONPOINT'S 1993 STOCK OPTION/STOCK ISSUANCE PLAN

     ActionPoint is asking its stockholders to vote on a proposal to amend its 1993 stock option/stock issuance plan, or the 1993 option plan, by:

     - increasing from 10,000 to 20,000 the number of shares of ActionPoint common stock that will be subject to the initial option granted to new non-employee directors of ActionPoint who become directors after (a) the merger of ActionPoint and Captiva and the election of the three Captiva directors to ActionPoint's board of directors or (b) the termination of the merger agreement; and

     - increasing from 2,500 to 5,000 the number of shares of ActionPoint common stock that will be subject to the annual option granted to non-employee directors of ActionPoint.

     The board of directors adopted the 1993 option plan in September 1993 to, among other things, encourage the attraction and retention of employees and non-employee directors with exceptional qualifications and to link employees and non-employee directors interests directly to stockholder interests through increased stock ownership.

     Summary of the 1993 Option Plan. The principal terms and provisions of the 1993 option plan are summarized below. The summary, however, does not purport to be a complete description of all the provisions of the 1993 option plan. Any stockholder of ActionPoint who wishes to obtain a copy of the actual plan document may do so by written request to the corporate secretary at ActionPoint's principal executive offices in San Jose.

     Structure. The 1993 option plan includes three separate equity incentive programs:

     - a discretionary option grant program, under which eligible individuals may be granted options to purchase shares of ActionPoint common stock at an exercise price not less than 85% of their fair market value on the grant date;

     - an automatic option grant program, under which option grants will automatically be made to eligible non-employee members of ActionPoint's board of directors to purchase shares of ActionPoint common stock at an exercise price equal to their fair market value on the grant date; and

     - a stock issuance program, under which eligible individuals may be issued shares of ActionPoint common stock directly, through the immediate purchase of the shares or as a bonus tied to the performance of services or ActionPoint's attainment of financial objectives.

     Options granted under the discretionary option grant program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy these requirements. All grants under the automatic option grant program will be non-statutory options.

     Securities Subject to the 1993 Option Plan. 3,274,852 shares of ActionPoint common stock have been reserved for issuance over the term of the 1993 option plan. As of May 31, 2002, additional options could be granted and issuances of stock could be made for up to an aggregate of 388,267 shares of ActionPoint common stock under the 1993 option plan.

     Shares of ActionPoint common stock will be drawn from either ActionPoint's authorized but unissued shares of common stock or from reacquired shares of ActionPoint common stock, including shares repurchased by ActionPoint on the open market. Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent

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

issuance under the 1993 option plan. Likewise, if shares issued under the 1993 option plan are forfeited, those shares again become available for non-statutory option grants or direct issuances (but not for incentive stock option grants).

     No individual participating in the 1993 option plan may be granted stock options for more than 500,000 shares of ActionPoint common stock in the aggregate over the term of the 1993 option plan, exclusive of option grants made prior to January 1, 1996.

     Securities Subject to Other Option Plans. In addition to shares available under the 1993 option plan, 700,000 shares of ActionPoint common stock have been reserved for issuance under ActionPoint's 1999 stock option plan, or 1999 option plan. As of May 31, 2002, additional options could be granted and issuances of restricted stock could be made for up to an aggregate of 105,977 shares of ActionPoint common stock under the 1999 option plan. ActionPoint's employees and consultants are eligible for awards under the 1999 option plan as long as they are not members of ActionPoint's board of directors or officers.

     Plan Administration. The discretionary option grant program and stock issuance program may be administered by a committee that is comprised of two or more non-employee members of ActionPoint's board of directors who are appointed by the ActionPoint board of directors. These programs are currently administered by ActionPoint's compensation committee. The compensation committee generally has discretion under the provisions of the 1993 option plan to authorize stock option grants and direct stock issuances. The 1993 option plan may also be administered with respect to participants who are not directors or officers by a secondary committee comprised of one or more members of ActionPoint's board of directors. All grants under the automatic option grant program will be made in compliance with the provisions of the program, and no administrative discretion may be exercised with respect to the automatic grants.

     The compensation committee has full authority, subject to the provisions of the 1993 option plan, to determine the eligible individuals who are to receive grants under the 1993 option plan and stock awards under the stock issuance program, the number of shares to be covered by each granted option and stock award, the date or dates on which each option is to become exercisable, the maximum term for which each option is to remain outstanding, whether a granted option will be an incentive stock option that satisfies the requirements of section 422 of the Code or a non-statutory option not intended to meet such requirements, and the remaining provisions of the option grant or stock issuance.

     Eligibility. Officers and other employees, non-employee members of the ActionPoint board of directors, and consultants and advisors to ActionPoint or any parent or subsidiary corporation of ActionPoint are eligible to participate in the discretionary option grant and stock issuance programs. Only non-employee members of ActionPoint's board of directors who were never employed by ActionPoint may participate in the automatic option grant program.

     As of May 31, 2002, it was estimated that 6 executive officers and approximately 124 other employees were eligible to participate in the 1993 option plan and 3 non-employee members of ActionPoint's board of directors were eligible to participate in the automatic option grant program.

     Valuation. The fair market value per share of ActionPoint common stock on any relevant date under the 1993 option plan will be the closing price per share on that date on The Nasdaq National Market. If there is no reported closing price for such date, then the fair market value will be the closing price for the last previous date for which a quotation exists.

  DISCRETIONARY OPTION GRANT PROGRAM

     Price and Exercisability. Under the discretionary option grant program, the exercise price per share of ActionPoint common stock subject to an incentive stock option may not be less than 100% of the fair market value per share on the grant date. The exercise price per share of the ActionPoint common stock subject to a non-statutory option may not be less than 85% of the fair market value of that security on the grant date, except that grants intended to be exempt from the $1 million limitation on compensation deductions will be made at 100% of fair market value. No option will have a maximum term in excess of ten years measured from the grant date. The compensation committee has discretion to grant options that are immediately exercisable

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

for vested or unvested shares or that become exercisable in installments for vested shares over the optionee's period of service.

     The exercise price may be paid in cash or in shares of ActionPoint common stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to ActionPoint, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The compensation committee may also assist any optionee in the exercise of his or her outstanding options by authorizing a loan by ActionPoint to the optionee. The terms and conditions of any such loan will be established by the compensation committee in its sole discretion.

     The compensation committee has the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the discretionary option grant program (including outstanding options incorporated from the predecessor plans) and to issue replacement options with an exercise price based on the market price of ActionPoint common stock at the time of the new grant.

     Termination of Service. Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond a limited period to be designated by the compensation committee at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. The compensation committee may extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or accelerate the exercisability of such options in whole or in part at any time while the options remain outstanding.

     Any unvested shares of ActionPoint common stock will be subject to repurchase by ActionPoint, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The compensation committee will have complete discretion in establishing the vesting schedule for any such unvested shares and has full authority to cancel ActionPoint's outstanding repurchase rights with respect to those shares in whole or in part at any time.

     Incentive Stock Options. Incentive stock options may only be granted to individuals who are employees of ActionPoint or its parent or subsidiary corporations. During any calendar year, the aggregate fair market value of the Common Stock for which one or more options granted to any employee under the 1993 option plan or any other option plan of ActionPoint may for the first time become exercisable as incentive stock options cannot exceed $100,000.

     Automatic Option Grant Program. Under the automatic option grant program, each individual who becomes a non-employee member of ActionPoint's board of directors, whether through election by ActionPoint's stockholders or appointment by ActionPoint's board of directors, will automatically be granted at the time of such election or appointment an initial non-statutory option to purchase 10,000 shares of ActionPoint common stock. If the proposal to amend the 1993 option plan is approved, each individual who becomes a non-employee member of ActionPoint's board of directors, whether through election by ActionPoint's stockholders or appointment by ActionPoint's board of directors, will automatically be granted at the time of such election or appointment an initial non-statutory option to purchase 20,000 shares of ActionPoint common stock. However, the two Captiva directors who will be elected to ActionPoint's board of directors as non-employee directors in connection with the merger of ActionPoint and Captiva will not be eligible for initial option grants.

     Annually, on the date of each annual stockholders meeting, each individual who is then serving as a non-employee member of ActionPoint's board of directors, whether or not standing for re-election at that meeting, will automatically be granted an non-statutory option to purchase 2,500 shares of ActionPoint common stock, provided such individual has served as a member of the board of directors for at least six months. If the proposal to amend the 1993 option plan is approved, then annually on the date of each annual stockholders meeting, commencing with the meeting for which this proxy statement is issued, each individual who is then serving as a non-employee member of ActionPoint's board of directors, whether or not standing for re-election at that meeting, will automatically be granted a non-statutory option to purchase 5,000 shares of ActionPoint common stock, provided such individual has served as a member of the board of directors for at least six months. No non-employee Board member who has previously been in the employ of ActionPoint or any parent or subsidiary corporation will be eligible to receive an automatic option grant.

     The exercise price per share of the common stock subject to an automatic option grant will equal the fair market value per share of common stock on the automatic grant date. Each option will have a term of ten years measured from the grant date. Each initial option grant will become exercisable for the option shares in a series of four equal annual installments over the first four years of the optionee's period of board service. Each annual option grant will become exercisable for the option shares on the fourth anniversary of the automatic grant date provided the optionee continues to serve on the board. The option will remain exercisable for a three-month period following the optionee's cessation of board service for any reason other than death and for a twelve-month period following death. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares in which the optionee is vested at the time of the optionee's cessation of board service. However, should the optionee die while serving as a board member and holding one or more automatic option grants that had been outstanding for at least one year, then each such option will become fully vested and remain exercisable for a twelve-month period following such optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance.

     Each automatic option grant will become exercisable in full upon the occurrence of certain changes in control or ownership of ActionPoint. Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of ActionPoint's outstanding securities, each automatic option grant that has been outstanding for at least 6 months may be surrendered to ActionPoint for a cash distribution per surrendered option share in an amount equal to the excess of the price per share of Common Stock paid in such tender offer over the exercise price payable for such share.

     Stock Issuance Program. Shares may be sold under the stock issuance program for cash or a promissory note payable to ActionPoint, or as a bonus for past services. Shares issued under the stock issuance program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of service or the attainment of designated performance goals. Unvested shares are subject to certain transfer restrictions and to repurchase or cancellation by ActionPoint upon either the participant's cessation of service prior to vesting in those shares or the non-attainment of the applicable performance goals. The compensation committee has discretion to accelerate the vesting of any issued shares in whole or in part at any time. Individuals holding shares under the stock issuance program have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

  GENERAL PROVISIONS

     Option/Vesting Acceleration. Outstanding options under the 1993 option plan may become immediately exercisable in full, and unvested shares issued under the 1993 option plan may become fully vested, in the event of certain changes in the ownership or control of ActionPoint. A change in control is a change in ownership or control of ActionPoint effected through any of the following transactions:

     - the sale, transfer or other disposition of all or substantially all of ActionPoint's assets in complete liquidation or dissolution of ActionPoint;

     - any merger in which securities possessing more than 50% of the total combined voting power of ActionPoint's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to the merger;

     - any person or related group of persons (other than ActionPoint or a person that directly or indirectly controls, is controlled by, or is under common control with, ActionPoint) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of ActionPoint's outstanding securities; or

     - a change in the composition of ActionPoint's board of directors over a period of 36 consecutive months or less such that a majority of the board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (a) have been board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

     The acceleration of options or vesting of shares in the event of a change in control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of ActionPoint.

     Changes in Capitalization. In the event any change is made to the outstanding shares of ActionPoint common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without ActionPoint's receipt of consideration, appropriate adjustments will be made to:

     - the maximum number and/or class of securities issuable under the 1993 option plan;

     - the maximum number and/or class of securities for which any one individual may be granted stock options in the aggregate over the term of the 1993 option plan;

     - the number and/or class of securities and price per share in effect under each outstanding option; and

     - the number and/or class of securities for which automatic option grants will subsequently be made under the automatic option grant program to each non-employee member of ActionPoint's board of directors.

     Special Tax Election. The compensation committee may provide one or more holders of non-statutory options or unvested shares under the discretionary option grant or stock issuance program with the right to have ActionPoint withhold a portion of the shares of its common stock otherwise issuable to such individuals in satisfaction of the Federal, state and local income and employment tax liability incurred by such individuals in connection with the exercise of those options or the vesting of the shares. Alternatively, the compensation committee may allow such individuals to deliver previously acquired shares of ActionPoint common stock in payment of such tax liability.

     Amendment and Termination. ActionPoint's board of directors may amend or modify the 1993 option plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees or holders of unvested shares without their consent. The approval of ActionPoint's stockholders is required only to the extent prescribed by applicable law.

     New Plan Benefits. If the proposal to amend the 1993 option plan is approved by the ActionPoint stockholders, each of Messrs. Edsell, Silver and Tompkins will receive an option grant to purchase 5,000 shares under the automatic option grant program on the date of the 2002 annual meeting with an exercise price per share equal to the closing price per share of ActionPoint common stock on the date of the 2002 annual meeting. If the proposal to amend the 1993 option plan is not approved, those directors will instead only receive a grant to purchase 2,500 shares.

     Federal Income Tax Consequences of Options Granted under the 1993 Option Plan. Options granted under the 1993 option plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than 2 years after the grant date of the option and more than 1 year after the exercise date. If the optionee fails to satisfy either of these 2 holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then generally the excess of the fair market value of those shares on the date the option was exercised over the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then ActionPoint will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee. In no other instance will ActionPoint be allowed a deduction with respect to the optionee's disposition of the purchased shares. ActionPoint anticipates that any compensation deemed paid by ActionPoint upon one or more disqualifying dispositions of incentive stock option shares by ActionPoint's executive officers will remain deductible by ActionPoint and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of ActionPoint.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and, if the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     ActionPoint will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of ActionPoint in which such ordinary income is recognized by the optionee. ActionPoint anticipates that the compensation deemed paid by ActionPoint upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by ActionPoint and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of ActionPoint.

     Stock Issuances. The tax principles applicable to direct stock issuances under the 1993 option plan will be substantially the same as those summarized above for the exercise of nonstatutory option grants.

     Recommendation of the Board of Directors. The board of directors recommends that the stockholders vote FOR the approval of the amendment to the 1993 option plan.

OTHER MATTERS

     ActionPoint's management does not know of any matters to be presented at the ActionPoint 2002 annual meeting other than those set forth herein and in the notice contained in this joint proxy statement/prospectus.

              STOCKHOLDER PROPOSALS FOR ACTIONPOINT'S 2003 ANNUAL
                            MEETING OF STOCKHOLDERS

     Stockholder proposals intended to be considered at the 2003 annual meeting of stockholders must be received by ActionPoint no later than December 21, 2002. The proposal must be mailed or hand delivered to

ActionPoint's principal executive offices at 1299 Parkmoor Avenue, San Jose, California 95126, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 LEGAL MATTERS

     The validity of the shares of ActionPoint common stock to be issued in connection with the merger will be passed upon for ActionPoint by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts. Legal matters pertaining to federal income tax consequences in connection with the merger will be passed upon for Captiva by Cooley Godward LLP, and for ActionPoint by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of ActionPoint, Inc. incorporated by reference in the Annual Report to Shareholders of ActionPoint, Inc. for the year ended December 31, 2001 in this joint proxy statement/prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Captiva Software Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Captiva's ability to continue as a going concern as described in
Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                WHERE YOU CAN FIND MORE ACTIONPOINT INFORMATION

     ActionPoint has filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the ActionPoint common stock to be issued in the merger. This joint proxy statement/ prospectus is a part of the ActionPoint registration statement and constitutes a prospectus of ActionPoint in addition to being a proxy statement of Captiva for its special meeting and a proxy statement for ActionPoint for its 2002 annual meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about ActionPoint and Captiva. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the ActionPoint registration statement or the exhibits to the ActionPoint registration statement.

     In addition, ActionPoint is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, ActionPoint files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that ActionPoint files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, such as ActionPoint, at http://www.sec.gov.

     The Securities and Exchange Commission allows ActionPoint to "incorporate by reference" information into this joint proxy statement/prospectus, which means that ActionPoint can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission and/or delivering that document to you. The ActionPoint information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or by later filings with the Securities and Exchange Commission. This joint proxy statement/prospectus incorporates by reference the documents set forth below. ActionPoint has previously filed this document with the Securities and Exchange Commission. This document contains important information about ActionPoint.

     This joint proxy statement/prospectus incorporates by reference ActionPoint's current report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2002, ActionPoint's annual report for the year ended December 31, 2001 and ActionPoint's quarterly report on Form 10-Q for the period ended March 31, 2002, copies of which annual report and Form 10-Q are included with the delivery of this joint proxy statement/prospectus.

     ActionPoint is also incorporating by reference all additional documents that it files with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of ActionPoint's 2002 annual meeting, copies of which will be delivered to recipients of this joint proxy statement/prospectus if they are filed prior to the date of the meeting of ActionPoint's stockholders or Captiva's stockholders.

     You can obtain the documents incorporated by reference from ActionPoint or the Securities and Exchange Commission. Documents incorporated by reference are available from ActionPoint, without charge, excluding exhibits unless those exhibits are specifically incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Stockholders may obtain documents that are referred to or that are incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

                               ActionPoint, Inc.
                              1299 Parkmoor Avenue
                           San Jose, California 95126
                                 (408) 325-3800
                  Attention: John Finegan, Corporate Secretary


     If you would like to request documents from ActionPoint, please do so by July 15, 2002 to receive them before the ActionPoint 2002 annual meeting. If you request any incorporated documents from ActionPoint, ActionPoint will mail them to you by first class mail, or other equally prompt means, within one business day after ActionPoint receives your request.


     NEITHER ACTIONPOINT NOR CAPTIVA HAS AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR THEIR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS ACTIONPOINT HAS PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER OR EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH OFFERS OR REQUESTS, THEN THE OFFER AND REQUEST PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                     INDEX TO CAPTIVA FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
CAPTIVA SOFTWARE CORPORATION
Financial Statements
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of December 31, 2001 and
     2000 and March 31, 2002 (unaudited)....................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 2001, 2000 and 1999 and the three months
     ended March 31, 2002 and 2001 (unaudited)..............   F-4
  Consolidated Statements of Mandatorily Redeemable
     Convertible Preferred Stock and Shareholders' Deficit
     For the Years Ended December 31, 2001, 2000 and 1999
     and three months ended March 31, 2002 (unaudited)......   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999 and three months ended
     March 31, 2002 and 2001 (unaudited)....................   F-6
  Notes to Financial Statements.............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Captiva Software Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable convertible preferred stock and shareholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Captiva Software Corporation (the "Company") and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2001, the Company had a working capital deficiency and an accumulated deficit of approximately $13,616,000 and $23,270,000, respectively. As discussed in Note 2 to the consolidated financial statements, the Company has a substantial amount of indebtedness maturing in June 2002 and the later of March 2002 or the date on which the merger or sale of the Company is concluded or upon the cessation of active negotiations to conclude such merger or sale. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

San Diego, California
April 8, 2002

                          CAPTIVA SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                     ---------------------------    MARCH 31,
                                                         2001           2000           2002
                                                     ------------   ------------   ------------
                                                                                   (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents........................  $  1,061,000   $    566,000   $    838,000
  Accounts receivable, less allowance for doubtful
     accounts of $610,000, $610,000 and $512,000 at
     March 31, 2002, December 31, 2001 and 2000,
     respectively..................................     5,950,000      6,220,000      5,109,000
  Prepaid expenses and other current assets........       182,000        532,000        155,000
                                                     ------------   ------------   ------------
          Total current assets.....................     7,193,000      7,318,000      6,102,000
Property and equipment, net........................       551,000        886,000        489,000
Other assets.......................................       261,000        240,000        254,000
                                                     ------------   ------------   ------------
          Total assets.............................  $  8,005,000   $  8,444,000   $  6,845,000
                                                     ============   ============   ============

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities
  Accounts payable and accrued expenses............  $  5,585,000   $  6,860,000   $  5,176,000
  Current portion of long-term debt................     2,495,000             --      2,345,000
  Current portion of subordinated notes, less debt
     discount of $165,000 at December 31, 2001.....     7,923,000             --      8,088,000
  Deferred revenue.................................     4,799,000      3,785,000      4,467,000
  Other liabilities................................         7,000         31,000             --
                                                     ------------   ------------   ------------
          Total current liabilities................    20,809,000     10,676,000     20,076,000
Long-term debt.....................................                    2,869,000             --
Subordinated notes, less debt discount of $821,000
  at December 31, 2000.............................                    7,267,000             --
Other long-term liabilities........................       260,000        338,000        118,000
                                                     ------------   ------------   ------------
          Total liabilities........................    21,069,000     21,150,000     20,194,000
                                                     ------------   ------------   ------------
Commitments and contingencies (Note 12)
Mandatorily redeemable convertible preferred stock
  Series A, B, C, D, and E mandatorily redeemable
  convertible preferred stock, aggregate
  liquidation preference of $6,408,000 at March 31,
  2002 and $6,407,000 at December 31, 2001 (Note
  9)...............................................     8,382,000      8,325,000      8,397,000
                                                     ------------   ------------   ------------
Shareholders' deficit
  Common stock, no par value, 70,000,000,
     70,000,000 and 45,000,000 shares authorized at
     March 31, 2002, December 31, 2001 and 2000,
     respectively and 23,760,060, 23,760,060 and
     23,621,979 shares outstanding at March 31,
     2002, December 31, 2001 and 2000,
     respectively..................................     1,833,000      1,824,000      1,833,000
  Accumulated other comprehensive loss.............        (9,000)       (21,000)       (26,000)
  Accumulated deficit..............................   (23,270,000)   (22,834,000)   (23,553,000)
                                                     ------------   ------------   ------------
  Total shareholders' deficit......................   (21,446,000)   (21,031,000)   (21,746,000)
                                                     ------------   ------------   ------------
  Total liabilities, mandatorily redeemable
     convertible preferred stock and shareholders'
     deficit.......................................  $  8,005,000   $  8,444,000   $  6,845,000
                                                     ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          CAPTIVA SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              THREE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                   MARCH 31,
                                ----------------------------------------   -------------------------
                                   2001          2000           1999          2002          2001
                                -----------   -----------   ------------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
NET REVENUES
  Software....................  $10,480,000   $10,169,000   $  8,314,000   $2,638,000    $2,342,000
  Services....................   13,088,000     9,562,000     10,178,000    2,992,000     2,913,000
  Other.......................      693,000            --             --      470,000        20,000
                                -----------   -----------   ------------   ----------    ----------
          Total revenues......   24,261,000    19,731,000     18,492,000    6,100,000     5,275,000
COSTS AND EXPENSES
  Cost of sales
     Software.................      828,000       648,000        673,000      183,000       119,000
     Services.................    7,496,000     7,687,000      8,474,000    1,758,000     1,840,000
     Other....................      524,000            --             --      400,000        15,000
                                -----------   -----------   ------------   ----------    ----------
          Total cost of
            sales.............    8,848,000     8,335,000      9,147,000    2,341,000     1,974,000
  Software development
     costs....................    2,304,000     2,587,000      2,339,000      583,000       593,000
  Sales and marketing.........    8,647,000    10,605,000      8,099,000    2,164,000     2,188,000
  General and
     administrative...........    3,455,000     3,855,000      3,763,000      955,000       622,000
  Amortization and impairment
     of goodwill and
     intangible assets........           --       361,000         72,000           --            --
                                -----------   -----------   ------------   ----------    ----------
          Total costs and
            expenses..........   23,254,000    25,743,000     23,420,000    6,043,000     5,377,000
                                -----------   -----------   ------------   ----------    ----------
Income (loss) from
  operations..................    1,007,000    (6,012,000)    (4,928,000)      57,000      (102,000)
Interest expense..............    1,428,000       932,000      1,222,000      336,000       368,000
Other income (expense)........       (1,000)      (31,000)            --           --        (3,000)
                                -----------   -----------   ------------   ----------    ----------
Loss before provision for
  income taxes................     (422,000)   (6,975,000)    (6,150,000)    (279,000)     (467,000)
Provision for income taxes....           --            --         49,000           --            --
                                -----------   -----------   ------------   ----------    ----------
Net loss......................  $  (422,000)  $(6,975,000)  $ (6,199,000)  $ (279,000)   $ (467,000)
                                ===========   ===========   ============   ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CAPTIVA SOFTWARE CORPORATION

 CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999 AND THE THREE MONTHS ENDED
                                 MARCH 31, 2002

                                                             MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                                    --------------------------------------------------------------------
                                                           SERIES A               SERIES B               SERIES C
                                                          REDEEMABLE             REDEEMABLE             REDEEMABLE
                                                         CONVERTIBLE            CONVERTIBLE            CONVERTIBLE
                                                       PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK
                                                    ----------------------   ------------------   ----------------------
                                                     SHARES       AMOUNT     SHARES     AMOUNT     SHARES       AMOUNT
                                                    ---------   ----------   -------   --------   ---------   ----------
Balance at December 31, 1998......................  2,515,587   $2,170,000   875,424   $873,000   2,188,553   $2,180,000
Issuance of Series D redeemable convertible
 preferred stock, net of issuance costs,
 $50,000..........................................
Shares issued in connection with amendment of
 subordinated notes...............................
Shares issued upon exercise of stock options......
Accretion of redeemable convertible preferred
 stock............................................                  19,000                2,000                    9,000
Net loss..........................................
                                                    ---------   ----------   -------   --------   ---------   ----------
Balance at December 31, 1999......................  2,515,587    2,189,000   875,424    875,000   2,188,553    2,189,000
Issuance of Series E redeemable convertible
 preferred stock (Note 9).........................
Shares issued for interest earned on subordinated
 notes............................................
Beneficial conversion feature associated with the
 Series E redeemable convertible preferred
 stock............................................
Shares issued in connection with amendment of
 subordinated notes...............................
Shares redeemed in conjunction with subordinated
 notes (Note 9)...................................
Shares issued upon exercise of stock options......
Accretion of redeemable convertible preferred
 stock............................................
Components of comprehensive income:
 Foreign currency translation.....................
Net loss..........................................
Total comprehensive loss..........................
                                                    ---------   ----------   -------   --------   ---------   ----------
Balance at December 31, 2000......................  2,515,587    2,189,000   875,424    875,000   2,188,553    2,189,000
Shares issued for interest earned on subordinated
 notes............................................
Shares issued upon exercise of stock options......
Accretion of redeemable convertible preferred
 stock............................................
Components of comprehensive income:
 Foreign currency translation.....................
 Net loss.........................................
 Total comprehensive loss.........................
                                                    ---------   ----------   -------   --------   ---------   ----------
Balance at December 31, 2001......................  2,515,587    2,189,000   875,424    875,000   2,188,553    2,189,000
Shares issued for interest earned on subordinated
 notes (unaudited)................................
Accretion of redeemable convertible preferred
 stock (unaudited)................................
Components of comprehensive income:
 Foreign currency translation (unaudited).........
 Net loss (unaudited).............................
 Total comprehensive loss (unaudited).............
                                                    ---------   ----------   -------   --------   ---------   ----------
Balance at March 31, 2002 (unaudited).............  2,515,587   $2,189,000   875,424   $875,000   2,188,553   $2,189,000
                                                    =========   ==========   =======   ========   =========   ==========

                                                        MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                                        -----------------------------------------------
                                                                SERIES D               SERIES E
                                                               REDEEMABLE             REDEEMABLE
                                                              CONVERTIBLE             CONVERTIBLE
                                                            PREFERRED STOCK         PREFERRED STOCK
                                                           ------------------   -----------------------
                                                           SHARES     AMOUNT      SHARES       AMOUNT
                                                           -------   --------   ----------   ----------
Balance at December 31, 1998......................              --   $     --           --   $       --
Issuance of Series D redeemable convertible
 preferred stock, net of issuance costs,
 $50,000..........................................         769,231    950,000
Shares issued in connection with amendment of
 subordinated notes...............................
Shares issued upon exercise of stock options......
Accretion of redeemable convertible preferred
 stock............................................
Net loss..........................................
                                                           -------   --------   ----------   ----------
Balance at December 31, 1999......................         769,231    950,000           --           --
Issuance of Series E redeemable convertible
 preferred stock (Note 9).........................                              14,926,991    1,673,000
Shares issued for interest earned on subordinated
 notes............................................                                 130,143       18,000
Beneficial conversion feature associated with the
 Series E redeemable convertible preferred
 stock............................................                                              417,000
Shares issued in connection with amendment of
 subordinated notes...............................
Shares redeemed in conjunction with subordinated
 notes (Note 9)...................................
Shares issued upon exercise of stock options......
Accretion of redeemable convertible preferred
 stock............................................                     14,000
Components of comprehensive income:
 Foreign currency translation.....................
Net loss..........................................
Total comprehensive loss..........................
                                                           -------   --------   ----------   ----------
Balance at December 31, 2000......................         769,231    964,000   15,057,134    2,108,000
Shares issued for interest earned on subordinated
 notes............................................                                 310,471       43,000
Shares issued upon exercise of stock options......
Accretion of redeemable convertible preferred
 stock............................................                     14,000
Components of comprehensive income:
 Foreign currency translation.....................
 Net loss.........................................
 Total comprehensive loss.........................
                                                           -------   --------   ----------   ----------
Balance at December 31, 2001......................         769,231    978,000   15,367,605    2,151,000
Shares issued for interest earned on subordinated
 notes (unaudited)................................                                  76,555       11,000
Accretion of redeemable convertible preferred
 stock (unaudited)................................                      4,000
Components of comprehensive income:
 Foreign currency translation (unaudited).........
 Net loss (unaudited).............................
 Total comprehensive loss (unaudited).............
                                                           -------   --------   ----------   ----------
Balance at March 31, 2002 (unaudited).............         769,231   $982,000   15,444,160   $2,162,000
                                                           =======   ========   ==========   ==========


                                                                            SHAREHOLDERS' EQUITY
                                                    ---------------------------------------------------------------------
                                                                               ACCUMULATED
                                                         COMMON STOCK             OTHER
                                                    -----------------------   COMPREHENSIVE   ACCUMULATED
                                                      SHARES       AMOUNT     INCOME(LOSS)      DEFICIT         TOTAL
                                                    ----------   ----------   -------------   ------------   ------------
Balance at December 31, 1998......................  23,892,364   $1,856,000     $     --      $(9,199,000)   $ (7,343,000)
Issuance of Series D redeemable convertible
 preferred stock, net of issuance costs,
 $50,000..........................................
Shares issued in connection with amendment of
 subordinated notes...............................     156,362       63,000                                        63,000
Shares issued upon exercise of stock options......     687,940       62,000                                        62,000
Accretion of redeemable convertible preferred
 stock............................................                                                (30,000)        (30,000)
Net loss..........................................                                             (6,199,000)     (6,199,000)
                                                    ----------   ----------     --------      ------------   ------------
Balance at December 31, 1999......................  24,736,666    1,981,000           --      (15,428,000)    (13,447,000)
Issuance of Series E redeemable convertible
 preferred stock (Note 9).........................
Shares issued for interest earned on subordinated
 notes............................................
Beneficial conversion feature associated with the
 Series E redeemable convertible preferred
 stock............................................                                               (417,000)       (417,000)
Shares issued in connection with amendment of
 subordinated notes...............................     613,181       85,000                                        85,000
Shares redeemed in conjunction with subordinated
 notes (Note 9)...................................  (1,839,542)    (257,000)                                     (257,000)
Shares issued upon exercise of stock options......     111,624       15,000                                        15,000
Accretion of redeemable convertible preferred
 stock............................................                                                (14,000)        (14,000)
Components of comprehensive income:
 Foreign currency translation.....................                               (21,000)                         (21,000)
Net loss..........................................                                             (6,975,000)     (6,975,000)
Total comprehensive loss..........................                                                             (6,996,000)
                                                    ----------   ----------     --------      ------------   ------------
Balance at December 31, 2000......................  23,621,929    1,824,000      (21,000)     (22,834,000)    (21,031,000)
Shares issued for interest earned on subordinated
 notes............................................
Shares issued upon exercise of stock options......     138,131        9,000                                         9,000
Accretion of redeemable convertible preferred
 stock............................................                                                (14,000)        (14,000)
Components of comprehensive income:
 Foreign currency translation.....................                                12,000                           12,000
 Net loss.........................................                                               (422,000)       (422,000)
 Total comprehensive loss.........................                                                               (410,000)
                                                    ----------   ----------     --------      ------------   ------------
Balance at December 31, 2001......................  23,760,060    1,833,000       (9,000)     (23,270,000)    (21,446,000)
Shares issued for interest earned on subordinated
 notes (unaudited)................................
Accretion of redeemable convertible preferred
 stock (unaudited)................................                                                 (4,000)         (4,000)
Components of comprehensive income:
 Foreign currency translation (unaudited).........                               (17,000)                         (17,000)
 Net loss (unaudited).............................                                               (279,000)       (279,000)
 Total comprehensive loss (unaudited).............                                                               (296,000)
                                                    ----------   ----------     --------      ------------   ------------
Balance at March 31, 2002 (unaudited).............  23,760,060   $1,833,000     $(26,000)     $(23,553,000)  $(21,746,000)
                                                    ==========   ==========     ========      ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          CAPTIVA SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                                ---------------------------------------   ----------------------------
                                                   2001          2000          1999           2002           2001
                                                -----------   -----------   -----------   ------------   -------------
                                                                                          (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................  $  (422,000)  $(6,975,000)  $(6,199,000)   $ (279,000)    $  (467,000)
  Adjustments to reconcile net loss to net
     cash provided by operating activities....
     Depreciation, amortization and impairment
       of goodwill and intangible assets......      464,000       829,000       937,000       102,000         121,000
     Provision for losses on accounts
       receivable.............................      213,000       344,000       330,000            --              --
     Amortization of debt issuance costs and
       debt discount..........................      912,000       465,000       449,000       228,000         228,000
     Non-cash interest expense................       50,000       332,000        63,000        14,000          11,000
     Change in assets and liabilities
       Accounts receivable....................       57,000    (2,550,000)    2,049,000       841,000         643,000
       Inventory..............................           --            --       303,000
       Prepaid expenses and other current
          assets..............................      103,000       158,000      (172,000)      (38,000)         57,000
       Other assets...........................      (21,000)       66,000        41,000         7,000         (14,000)
       Accounts payable and accrued
          expenses............................   (1,199,000)    1,269,000     1,349,000      (410,000)     (1,425,000)
       Income taxes payable...................           --            --      (265,000)
       Deferred revenue.......................    1,014,000     1,675,000    (1,580,000)     (332,000)        754,000
       Other liabilities......................      (91,000)      330,000            --      (142,000)        (89,000)
                                                -----------   -----------   -----------    ----------     -----------
          Cash provided by (used in) operating
            activities........................    1,080,000    (4,057,000)   (2,695,000)       (9,000)       (181,000)
                                                -----------   -----------   -----------    ----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.........     (129,000)     (417,000)     (817,000)      (40,000)        (51,000)
                                                -----------   -----------   -----------    ----------     -----------
          Cash used in investing activities...     (129,000)     (417,000)     (817,000)      (40,000)        (51,000)
                                                -----------   -----------   -----------    ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from subordinated notes, net of
     issuance costs...........................           --     2,480,000       525,000
  Proceeds from issuance of Series D preferred
     stock....................................           --            --       950,000
  Proceeds from issuance of Series E preferred
     stock....................................           --     1,101,000            --
  Proceeds from issuance of common stock......        9,000        15,000        62,000                         3,000
  Proceeds from bank borrowings...............           --            --     2,152,000
  Payments of borrowings and capital leases...     (477,000)     (301,000)      (67,000)     (157,000)        (98,000)
                                                -----------   -----------   -----------    ----------     -----------
          Cash provided by (used in) financing
            activities........................     (468,000)    3,295,000     3,622,000      (157,000)        (95,000)
                                                -----------   -----------   -----------    ----------     -----------
  Effect of changes in exchange rate..........       12,000       (21,000)                    (17,000)         90,000
  Net increase (decrease) in cash and cash
     equivalents..............................      495,000    (1,200,000)      110,000      (223,000)       (237,000)
  Cash and cash equivalents at beginning of
     period...................................      566,000     1,766,000     1,656,000     1,061,000         566,000
                                                -----------   -----------   -----------    ----------     -----------
  Cash and cash equivalents at end of
     period...................................  $ 1,061,000   $   566,000   $ 1,766,000    $  838,000     $   329,000
                                                ===========   ===========   ===========    ==========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid for interest......................  $   226,000   $   279,000   $   318,000    $  153,000     $   188,000
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Beneficial conversion feature associated
     with the issuance of Series E............  $        --   $   417,000   $        --
  Accretion of preferred stock................       14,000        14,000        30,000         4,000           4,000
  Issuance of Series E and redemption of
     common stock in lieu of accrued interest
     expense (Note 7).........................           --       572,000            --
  Issuance of Series E for accrued interest
     expense on subordinated notes (Note 7)...       43,000        18,000            --        11,000          11,000
  Issuance of common stock in connection with
     amendment of subordinated notes..........           --        85,000        63,000

  The accompanying notes are an integral part of these consolidated financial statements.

                          CAPTIVA SOFTWARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  THE COMPANY

     Captiva Software Corporation (the "Company"), a California corporation, and its subsidiaries, are engaged in the development, marketing and support of computer software and professional services for automating forms processing, image capture and data capture. The Company markets its products to software resellers, system integrators and directly to end users. More than 85% of the Company's revenues are derived from customers in North America.

  BASIS OF PRESENTATION

     The interim financial information contained herein is unaudited but, in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 2001 included in this prospectus. Results for the interim periods are not necessarily indicative of results for other interim periods or for the full year.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity at acquisition of three months or less to be cash equivalents.

  CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's policy is to place its cash and cash equivalents with high quality financial institutions in order to limit its credit exposure. The Company performs on-going credit evaluations of its customers' financial condition and generally requires no collateral from these customers. The Company reviews customer balances for potential credit losses and establishes an allowance for potentially uncollectible accounts receivable.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost net of accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful life of the assets ranging from three to five years. Depreciation expense was $464,000, $468,000 and $865,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. When assets are retired or sold, the assets and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is recognized in operations.

                          CAPTIVA SOFTWARE CORPORATION

  LONG-LIVED ASSETS

     Long-lived assets to be held and used by the Company and goodwill and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected undiscounted future cash flows from the use of the assets is less than the net book value of the asset. The amount of the impairment loss, if any, will be measured as the difference between the net book value of the assets and their estimated fair values.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill is recorded when the consideration paid for acquisitions exceeds the fair value of net tangible and intangible assets acquired. Reviews are performed to determine whether facts or circumstances exist which indicate that the carrying values of assets are impaired. The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. In 2000, management assessed the recoverability of goodwill and intangible assets due to the continued net cash outflows experienced by the Company. As a result, goodwill and intangible assets were reduced to their estimated fair value through a charge to operations of $280,000.

  INCOME TAXES

     Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and net operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

  REVENUE RECOGNITION

     Revenue is recognized upon meeting all of the following criteria: execution of a written purchase commitment, license agreement or contract; delivery of software or authorization keys; the license fee is fixed and determinable; collectibility of the proceeds is assessed as being probable; and vendor-specific objective evidence of the fair values of the elements in a multiple element arrangement exist to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management. If vendor-specific objective evidence of fair values of all elements in a multiple element arrangement does not exist, but it does exist for the undelivered elements, the residual method is used to recognize revenue related to delivered elements of a multiple element arrangement.

     Revenue is primarily derived from the sale of software licenses and professional services. In sales of professional services, the Company evaluates whether such services are essential to the overall functionality of the solution being delivered. When software licenses are sold with professional services and such services are deemed essential to the functionality of the overall solution, combined software license and service revenue is recognized using the percentage-of-completion method of accounting. When software licenses are sold with professional services and such services are not considered essential to the functionality of the software, software license revenue is recognized when the above criteria are met and service revenue is recognized as the services are performed, or in the case of fixed fee service contracts, using the percentage-of-completion method of accounting. When software licenses are sold without services, revenue is recognized when the above criteria are met.

                          CAPTIVA SOFTWARE CORPORATION

     Unbilled accounts receivable represents revenue recognized in excess of cumulative amounts billed to customers accounted for using the percentage-of-completion accounting method.

     The Company's standard software license and service agreements provide for a 90-day warranty period. The Company accrues the estimated cost of providing services under its warranty obligation.

     Separate from software license and professional services, the Company sells software support services. Support service arrangements are mandatory for a one-year period on all new license sales and are generally renewable for additional one-year periods at the election of the licensee. Support service arrangements provide the licensee access to technical product support and the right to receive product upgrades. The Company recognizes support service revenue over the term of the contract.

     Revenues from hardware product sales are recorded upon shipment, or when risk of loss passes to the customer, if later.

  SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred prior to establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability are capitalized and stated at the lower of cost or net realizable value.

  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Mandatorily redeemable convertible preferred stock is accreted to its redemption value using the interest method from the date of issuance to the first redemption date.

  STOCK-BASED COMPENSATION

     The Company uses the intrinsic value method to account for employee stock options. Under the intrinsic value method no compensation expense is recorded when the exercise price of employee stock options equals or exceeds the fair value of the common stock on the date of grant. The Company provides pro forma disclosure of operating results, as if the minimum value method had been applied.

  COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income (loss) is a change in shareholders' equity that does not result from investments by or distributions to owners. The difference between net income and comprehensive income for the Company arises from foreign currency translation adjustments. Comprehensive income (loss) is presented in the consolidated statements of mandatorily redeemable convertible preferred stock and shareholders' deficit.

  FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the local currency. Accordingly, the assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at a weighted average exchange rate for the period. Gains and losses resulting from translation are included in a separate component of shareholders' deficit.

  ADVERTISING

     Advertising costs are expensed in the period in which the advertising takes place. Advertising expenses of $309,000, $297,000 and $726,000 were incurred during 2001, 2000 and 1999, respectively.

                          CAPTIVA SOFTWARE CORPORATION

  RECLASSIFICATION

     Certain amounts related to the prior year presentation have been reclassified to the current year presentation.

  NEW ACCOUNTING PRONOUNCEMENTS

     The Company has adopted the provisions of Emerging Issues Task Force Topic No. D-103, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred for all periods presented. Accordingly, amounts received from customers for reimbursement of out-of-pocket expenses are classified as revenue with the corresponding costs classified as cost of sales.

2.  LIQUIDITY

     The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company was unable to continue as a going concern. At December 31, 2001, the Company had a working capital deficiency and an accumulated deficit of approximately $13,616,000 and $23,270,000, respectively. At December 31, 2001, the Company has $2,495,000 outstanding under a line of credit maturing June, 2002 and outstanding subordinated notes with a principal amount of $8,088,000 maturing the later of March, 2002 or the date on which the merger or sale of the Company is concluded or upon the cessation of active negotiations to conclude such merger or sale.

     Management's plans to improve the Company's liquidity include pursuing amendments to the line of credit and subordinated note agreements that would result in extensions of the maturity dates of the related obligations or arranging for alternative sources of funding through additional equity capital or a merger or sale of the Company.

     Management of the Company has successfully obtained private debt and equity capital in the past and has been able to negotiate amendments to the terms of its credit facility in 2001 and the subordinated notes in 2000. In addition, in 2001 the Company's financial position improved as it narrowed its net loss from $6,975,000 to $422,000 while generating $1,080,000 in cash from operations. However, even with this improving trend, there can be no assurance that management will be successful in its attempts to refinance or amend the terms of the Company's existing debt, raise additional equity capital or complete a merger or sale of the Company. In the event management is not successful, there will be insufficient cash resources available for the payment of the Company's obligations as they become due during the year ending December 31, 2002.

3.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Trade accounts receivable, net..............................  $5,782,000   $5,746,000
Unbilled trade accounts receivable..........................     168,000      474,000
                                                              ----------   ----------
                                                              $5,950,000   $6,220,000
                                                              ==========   ==========

                          CAPTIVA SOFTWARE CORPORATION

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001         2000
                                                              ----------   -----------
Computer equipment..........................................  $1,015,000   $ 1,293,000
Furniture and fixtures......................................     423,000       606,000
                                                              ----------   -----------
                                                               1,438,000     1,899,000
Less accumulated depreciation and amortization..............    (887,000)   (1,013,000)
                                                              ----------   -----------
                                                              $  551,000   $   886,000
                                                              ==========   ===========

     In 2000, computer equipment includes the cost of assets financed by the Company under capital lease agreements. The cost of the equipment and the related accumulated amortization was $382,000 and $382,000, respectively. In 2001, the Company disposed of various fully depreciated assets including those which were originally financed under capital lease agreements.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Accounts payable............................................  $1,917,000   $3,034,000
Accrued compensation........................................   1,258,000    1,220,000
Accrued vacation............................................     661,000      573,000
Accrued legal...............................................     267,000      602,000
Other.......................................................   1,482,000    1,431,000
                                                              ----------   ----------
                                                              $5,585,000   $6,860,000
                                                              ==========   ==========

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Line of credit..............................................  $2,495,000   $2,469,000
Term loan...................................................          --      400,000
                                                              ----------   ----------
                                                               2,495,000    2,869,000
Less amounts due within one year............................   2,495,000           --
                                                              ----------   ----------
                                                              $       --   $2,869,000
                                                              ==========   ==========

     During 1999, the Company entered into a credit facility with a bank consisting of a $2,500,000 line of credit and a $1,000,000 term loan. In 2000, the credit facility was amended such that total borrowings under the credit facility cannot exceed $2,999,000. In addition, borrowings under the line of credit were limited to the greater of $2,469,000 or 75% of eligible accounts receivable. Outstanding balances under the line of credit and the term loan bear interest at the bank's prime rate plus 1% (10.5% at December 31, 2000). All assets of the Company collateralize the credit facility.

                          CAPTIVA SOFTWARE CORPORATION

     In 2001, the Company negotiated further amendments to the credit facility pursuant to which the outstanding balances on the term loan and the outstanding balance of the Company's bank credit card were consolidated into one line of credit. Under the amended line of credit agreement, borrowings cannot exceed the lesser of $2,829,899 or 75% of eligible accounts receivable. The maturity date of the line of credit was extended to June 30, 2002 and the interest rate increased to the bank's prime rate plus 2% (6.75% at December 31, 2001). As a result of this amendment, borrowings on the line of credit are no longer payable on demand. In accordance with the credit facility agreement, the Company must maintain certain monthly liquidity ratios and various non-financial covenants.

7.  SUBORDINATED NOTES

     Subordinated notes consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Subordinated notes ("1998 Notes")...........................  $4,088,000   $4,088,000
Subordinated convertible notes ("2000 Notes")...............   3,835,000    3,179,000
                                                              ----------   ----------
                                                               7,923,000    7,267,000
Less amounts due within one year............................   7,923,000           --
                                                              ----------   ----------
                                                              $       --   $7,267,000
                                                              ==========   ==========

     In 2000, the Company negotiated an extension of the maturity date of the 1998 Notes. The amended 1998 Notes mature the later of March 29, 2002 or the date on which a merger or sale of the Company is concluded or upon the cessation of active negotiations to conclude such merger or sale. The principal amount of the 1998 Notes is $4,088,000. Interest on the 1998 Notes accrues at an annual rate of 6%, which is payable in shares of mandatorily redeemable convertible Series E preferred stock ("Series E") at a fixed conversion price of $0.79 per share. The 1998 Notes are collateralized by a residual interest in substantially all of the Company's assets and repayment to the holders is subordinate to the Company's credit facility (Note 6).

     In 2000, the Company issued 4,087,877 shares of Series E, valued at $572,000, to the note holders in consideration for the amendment of the 1998 Notes as well as for the redemption of 1,839,363 shares of common stock, valued at $257,000, from the holders of the 1998 Notes and the satisfaction of an accrued interest obligation of $315,000 to the note holders.

     During 2000 and 1999, the Company issued 613,181 and 156,352 shares of common stock, respectively, in exchange for modifications to the maturity date of the 1998 Notes. The value of the common stock issued of $85,000 and $63,000 in 2000 and 1999, respectively, was recorded as debt issuance costs, and amortized to interest expense.

     In 2000, the Company issued convertible subordinated notes ("2000 Notes") with a principal amount of $4,000,000 and 10,839,114 shares of Series E in exchange for $4,000,000. The 2000 Notes bear interest at an annual rate of 6%, payable semi-annually, and mature the later of March 31, 2002 or the date on which a merger or sale of the Company is concluded or upon the cessation of active negotiations to conclude such merger or sale. The proceeds of this financing were allocated to the 2000 Notes and Series E based on their relative fair values. A debt discount of $1,101,000 was allocated to the 2000 Notes equivalent to the relative fair value of the Series E shares. The debt discount is being amortized to interest expense through March 29, 2002. Amortization of the debt discount totaled $656,000 and $280,000 in 2001 and 2000, respectively. As a result of this allocation, a charge of $417,000 was recorded against the accumulated deficit related to the beneficial conversion feature of the Series E shares issued. The 2000 Notes are convertible into Series E shares at anytime at a conversion price of $0.30 per share per $1.00 principal amount of the 2000 Notes. The

                          CAPTIVA SOFTWARE CORPORATION

2000 Notes are collateralized by a residual interest in substantially all of the Company's assets and repayment to the holders is subordinate to the Company's credit facility (Note 6).

     On March 4, 2002, the Company entered into a merger agreement with ActionPoint, Inc. (Note 14). Pursuant to the terms of the subordinated notes, the maturity date of the 1998 Notes and 2000 Notes was automatically extended through the date on which the merger is concluded or upon the cessation of active negotiations to conclude the merger.

8.  INCOME TAXES

     Deferred income taxes consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
DEFERRED TAX ASSETS
  Net operating loss carryforwards.........................  $ 6,904,000   $ 6,836,000
  Accrued expenses.........................................      263,000       228,000
  Research and development tax credit carryforwards........      304,000       304,000
  Allowance for doubtful accounts..........................      243,000       204,000
  Other....................................................       (9,000)       (8,000)
                                                             -----------   -----------
  Net deferred tax asset...................................    7,705,000     7,564,000
  Less valuation allowance.................................   (7,705,000)   (7,564,000)
                                                             -----------   -----------
  Deferred tax asset.......................................  $        --   $        --
                                                             ===========   ===========

     The Company's effective tax rate differs from the federal statutory rate of 34% principally due to the valuation allowance recorded on deferred tax assets for the years ended December 31, 2001, 2000 and 1999.

     At December 31, 2001, the Company has net operating loss carryforwards of approximately $17,332,000 available to offset future taxable income and research and development tax credit carryforwards of approximately $304,000 available to offset future tax liabilities. The majority of the Company's operating loss and research and development tax credit carryforwards begin expiring in 2019 and 2020 unless previously utilized.

     In accordance with provisions of the Internal Revenue Code, a 50% or greater change in ownership of a corporation within a three-year period will place an annual limitation on the Company's ability to utilize its existing tax loss. As a result of a business combination in 1998 that was accounted for as a pooling-of-interests, approximately $4,000,000 of the Company's available net loss carryforwards are subject to annual usage limitations. Additional changes in ownership could result in further limitations on the utilization of the aggregate net loss carryforwards.

                          CAPTIVA SOFTWARE CORPORATION

9.  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company's outstanding mandatorily redeemable convertible preferred stock consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Series A redeemable convertible preferred stock, no par
  value, 2,873,564 shares authorized, 2,515,587 shares
  outstanding at December 31, 2001 and 2000, liquidation
  preference of $2,189,000..................................  $2,189,000   $2,189,000

Series B redeemable convertible preferred stock, no par
  value, 1,115,000 shares authorized, 875,424 shares
  outstanding at December 31, 2001 and 2000, liquidation
  preference of $875,000....................................     875,000      875,000

Series C redeemable convertible preferred stock, no par
  value, 4,500,000 shares authorized, 2,188,553 shares
  outstanding at December 31, 2001 and 2000, liquidation
  preference of $2,189,000..................................   2,189,000    2,189,000

Series D redeemable convertible preferred stock, no par
  value, 1,000,000 shares authorized, 769,231 shares
  outstanding at December 31, 2001 and 2000, liquidation
  preference of $1,000,000..................................     978,000      964,000

Series E redeemable convertible preferred stock, no par
  value, 29,000,000 and 29,000,000 shares authorized,
  15,367,605 and 15,057,134 shares outstanding at December
  31, 2001 and 2000, respectively, liquidation preference of
  $154,000..................................................   2,151,000    2,108,000
                                                              ----------   ----------
                                                              $8,382,000   $8,325,000
                                                              ==========   ==========

     Each share of Series A, B and C preferred stock is convertible, at any time, into 1.32 shares of common stock at the option of the holder. Each share of Series D and E preferred stock is convertible, at any time, into one share of common stock at the option of the holder. The conversion rates are subject to certain anti-dilution adjustments as defined in the respective agreements. Each of the Series A, B, C, D and E preferred shares will automatically convert into common stock upon the Company's sale of its common stock pursuant to a registration statement under the Securities Act of 1933 or on the date upon which the Company obtains the consent of the holders of a majority of outstanding Series A, B, C, D and E preferred stock. The holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to receive prior to, and in preference to, any distribution to the common stockholders, an amount equal to $0.87, $1.00, $1.00, $1.30 and $0.01 per share for Series A, B, C, D and E, respectively, (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations affecting such shares) and an amount equal to declared but unpaid dividends on such shares of Series A, B, C, D and E preferred stock.

     The holders of the Series A, B, C, D and E preferred stock are entitled to receive dividends at an annual rate of $0.07, $0.08, $0.09, $0.13 and $0.07 per share, respectively, (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations affecting such shares) when and if declared by the Board of Directors. Dividends on the preferred stock are non-cumulative. These dividends are in preference to any declaration or payment of dividends to common shareholders.

     The holders of the Series A, B, C, D and E preferred shares have an option, exercisable at any time subsequent to the later of June 30, 2003 or the repayment of the Company's outstanding subordinated borrowings, to require the Company to repurchase the shares for cash at an amount equal to $0.87, $1.00, $1.00, $1.30 and $0.01 per share for Series A, B, C, D and E preferred stockholders, respectively, (subject to

                          CAPTIVA SOFTWARE CORPORATION
appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations affecting such shares) plus all declared but unpaid dividends.

     At December 31, 2001, 23,508,099 shares of common stock are reserved for issuance in the event of conversion of the Series A, B, C, D and E preferred shares.

10.  SHAREHOLDERS' EQUITY

  CHANGES TO AUTHORIZED AND OUTSTANDING SHARES

     In July 2000, the Company increased the authorized number of common shares from 45,000,000 to 70,000,000 and increased the authorized number of preferred shares from 9,488,564 to 38,488,564, including 29,000,000 shares designated as Series E preferred stock.

  WARRANTS

     In 1997, the Company issued five-year warrants to purchase 115,500 shares of Series B redeemable convertible preferred stock at an exercise price of $1.00 in connection with the issuance of a convertible bridge loan. These warrants expired unexercised in February and March 2002.

     In 1999, the Company issued five-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.22 in connection with the credit facility (Note 6). In 2001, the Company issued five-year warrants to purchase an additional 250,000 shares of common stock at an exercise price of $0.22 in connection with the extension of the maturity date of the credit facility.

     All of the warrants are outstanding at December 31, 2001.

  STOCK OPTIONS

     The Company adopted the 1994 Stock Option/Stock Issuance Plan (the "Plan") under which 11,394,609 shares of common stock are reserved for issuance. The Board of Directors, subject to the provisions of the Plan, determines the terms of all options grants. The Plan provides for maximum option term of 10 years and provides for the issuance of either incentive stock options ("ISOs") or non-statutory stock options ("NSOs"). The Plan provides that the exercise price of ISOs shall be no less than fair value on the date of grant and the exercise price of NSOs shall be no less than 85% of fair value on the date of grant. The vesting period for options is generally four or five years.

                          CAPTIVA SOFTWARE CORPORATION

     The following summarizes the activity in stock options:

                                                             OPTIONS     WEIGHTED-AVERAGE
                                                           OUTSTANDING    EXERCISE PRICE
                                                           -----------   ----------------
Balance at December 31, 1998.............................   6,279,500         $0.12
  Granted................................................     875,666         $0.68
  Exercised..............................................    (687,940)        $0.10
  Canceled...............................................    (485,912)        $0.16
                                                           ----------

Balance at December 31, 1999.............................   5,981,314         $0.20
  Granted................................................   3,833,179         $0.22
  Exercised..............................................    (111,624)        $0.16
  Canceled...............................................    (803,246)        $0.23
                                                           ----------

Balance at December 31, 2000.............................   8,899,623         $0.21
  Granted................................................   1,011,500         $0.22
  Exercised..............................................    (138,131)        $0.05
  Canceled...............................................  (1,075,073)        $0.40
                                                           ----------
Balance at December 31, 2001.............................   8,697,919         $0.19
                                                           ==========

     The following table summarizes stock options outstanding at December 31, 2001:

                                                  OPTIONS OUTSTANDING
                                          -----------------------------------     OPTIONS EXERCISABLE
                                                        WEIGHTED-               -----------------------
                                                         AVERAGE    WEIGHTED-                 WEIGHTED-
                                                        REMAINING    AVERAGE                   AVERAGE
                                            NUMBER        LIFE      EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                  OUTSTANDING    (YEARS)      PRICE     EXERCISABLE     PRICE
------------------------                  -----------   ---------   ---------   -----------   ---------
$0.02 - $0.07...........................     965,106      4.38        $0.04        964,442      $0.04
$0.08 - $0.20...........................   2,532,317      5.28        $0.10      2,500,612      $0.10
   $0.22................................   4,277,429      8.81        $0.22      1,083,120      $0.22
$0.25 - $0.38...........................     476,022      3.43        $0.34        468,157      $0.34
$0.40 - $0.50...........................     272,479      6.95        $0.47        208,271      $0.47
$0.60 - $0.85...........................     174,566      7.60        $0.77        103,733      $0.76
                                           ---------                             ---------
                                           8,697,919      6.92        $0.19      5,328,335      $0.16
                                           =========                             =========

     The weighted-average grant date minimum value per share of options granted to employees under the Plan during the years ended December 31, 2001, 2000 and 1999 was $0.00, $0.00 and $0.68, respectively. The number of exercisable options at December 31, 2001, 2000 and 1999 was 5,328,335, 4,088,712 and 3,561,256,
respectively. The weighted average exercise price of the exercisable options at December 31, 2001, 2000 and 1999 was $0.16, $0.16 and $0.14, respectively.

     Compensation expense is recognized for the Company's stock incentive plan using the intrinsic value method. Had compensation cost been determined based on the minimum value of the options at the grant date, the impact on the Company's net loss would have been as follows:

                                                   2001         2000          1999
                                                   ----         ----          ----
NET LOSS
  As reported..................................  $(422,000)  $(6,975,000)  $(6,199,000)
  Pro forma....................................   (466,000)   (7,038,000)   (6,268,000)

                          CAPTIVA SOFTWARE CORPORATION

     For the purpose of pro forma disclosure, the minimum value of each option grant is estimated on the date of grant using the following assumptions for grants in 2001, 2000 and 1999: no dividend yield; risk free interest rates of 4.77%, 6.38% and 5.24%, respectively; no volatility; and expected life of five years.

11.  SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

     For the years ended December 31, 2001 and 2000, no single customer accounted for more than 10% of total revenues. For the year ended December 31, 1999, three customers accounted for 16%, 13% and 11% of total revenues.

     At December 31, 2001 and 2000, accounts receivable from one customer represented 21% and 26%, respectively, of net accounts receivable.

12.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company leases office space pursuant to non-cancelable operating leases that expire through 2007. At December 31, 2001, future minimum rentals under non-cancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
  2002......................................................   $1,358,000
  2003......................................................    1,137,000
  2004......................................................    1,045,000
  2005......................................................      245,000
  2006......................................................      127,000
  Thereafter................................................       30,000
                                                               ----------
                                                               $3,942,000
                                                               ==========

     Rent expense under non-cancelable operating leases during the years ended December 31, 2001, 2000 and 1999 totaled $1,334,000, $1,338,000 and $643,000, respectively.

  LEGAL

     On March 1, 2001, the Company entered into a Settlement and License agreement under which the Company was released from all claims of infringement of certain patents. In addition, the Company was granted a license to use software encompassing these patents. The $250,000 settlement fee was recorded as an expense in the year ended December 31, 2000. Approximately $194,000 of this amount is outstanding as of December 31, 2001.

     On May 9, 2001, the Company entered into a Confidential Settlement agreement in which the Company was released from all claims of infringement of a United States patent for a settlement fee of $175,000 to be paid in monthly installments through November 1, 2002. The settlement was recorded as an expense in the year ended December 31, 1999. Approximately $89,000 of this amount is outstanding as of December 31, 2001.

13.  RETIREMENT SAVINGS PLAN

     The Company maintains a contributory deferred savings 401(k) plan covering substantially all full-time employees. The Company's voluntary matching contribution is equal to 20% of the participant contribution up to 1% of the employee's gross salary. Participants vest immediately in their own contributions and in the

                          CAPTIVA SOFTWARE CORPORATION

Company's matching contributions. Contribution expense was $83,000, $82,000 and $74,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

14.  SUBSEQUENT EVENT

     On March 4, 2002, the Company entered into a merger agreement with ActionPoint, Inc. ("ActionPoint") whereby each outstanding share of the Company's common stock will be converted into newly issued shares of ActionPoint common stock at an exchange ratio calculated based on the number of common shares of each company outstanding immediately prior to the merger (the "exchange ratio"). Assuming that the capitalization of the Company and ActionPoint does not change from the date of the merger agreement, the exchange ratio will be 0.0156 shares of ActionPoint common stock for each share of the Company's common stock. Each outstanding option and warrant to purchase shares of the Company's common stock will be replaced with ActionPoint options and warrants by applying the exchange ratio. ActionPoint expects to issue approximately 4.4 million shares of ActionPoint common stock, and options and warrants to purchase approximately 2.2 million shares of ActionPoint common stock. The actual number of shares of ActionPoint common stock, options and warrants to be issued will be determined on the effective date of the merger. The merger is subject to shareholder approval and is expected to close in June 2002.

     As a condition to the merger, the Company and at least 75% of the subordinated note holders must enter into a note conversion agreement, under which the outstanding principal and interest of the subordinated notes will be converted into shares of the Company's common stock immediately prior to, and contingent upon, the consummation of the merger at a conversion price of approximately $0.0375 per share per $1.00 of principal and interest of the subordinated notes.

     During January 2002, the Company adopted the 2002 equity incentive plan. Options to acquire 140,843,144 shares of Captiva common stock were granted in January 2002 under this plan. Options to acquire 35,229,764 shares of common stock have a per share exercise price of $0.008, which was a special grant at less than fair market value. These options will vest 100% upon the consummation of the merger. Options to acquire 105,613,380 shares of Captiva common stock have a per share exercise price of $0.0379, which was the estimated fair market value of the underlying shares of Captiva common stock on the date of grant. Of these options, 39,713,551 will vest 50% upon the consummation of the merger and then monthly over the two years subsequent to the merger, and 65,899,829 will vest according to two possible schedules: either 15% upon the consummation of the merger, 35% upon the one year anniversary of the merger and then monthly over the remaining three years or 25% will vest one year from the date of grant and the remaining options will vest monthly over the next three years. Accordingly, the intrinsic value of the vested portion of these shares, as measured on the merger consummation date, will be recorded as a charge in the results of operations in the historical financial statements of the Company in the period immediately prior to the merger.

     In January 2002, the Company committed to reprice outstanding employee options to purchase 8,730,419 shares of common stock, contingent upon the consummation of the merger. The exercise prices subsequent to the repricing will be $0.008 per share for options to purchase 6,083,414 shares of Captiva common stock and $0.024 per share for options to purchase 2,647,005 shares of Captiva common stock. All of these options will be fully vested upon the consummation of the merger. To the extent employees do not exercise the options to purchase 6,083,414 shares of Captiva common stock, such options will be forfeited upon the consummation of the merger. Because the modification of these options is contingent upon the merger, the Company will record an immediate charge in its historical financial statements upon consummation of the merger. The charge will be equivalent to the difference between the fair market value of its common stock on the merger consummation date and the exercise price of the repriced options multiplied by the number of options.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     AMONG
                               ACTIONPOINT, INC.,
                              CONDOR MERGER CORP.
                                      AND
                          CAPTIVA SOFTWARE CORPORATION
                           DATED AS OF MARCH 4, 2002

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I  THE MERGER.......................................   A-7
  SECTION 1.01 The Merger...................................   A-7
  SECTION 1.02 Effective Time; Closing......................   A-7
  SECTION 1.03 Effect of the Merger.........................   A-8
  SECTION 1.04 Articles of Incorporation; Bylaws............   A-8
  SECTION 1.05 Directors and Officers.......................   A-8

ARTICLE II  MERGER CONSIDERATION; EXCHANGE OF
  CERTIFICATES..............................................   A-8
  SECTION 2.01 Merger Consideration.........................   A-8
  SECTION 2.02 Exchange of Certificates.....................   A-9
  SECTION 2.03 Stock Transfer Books.........................  A-11
  SECTION 2.04 Company Stock Options; Company Warrants......  A-11
  SECTION 2.05 Dissenting Shares............................  A-12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
  COMPANY...................................................  A-12
  SECTION 3.01 Organization and Qualification...............  A-13
  SECTION 3.02 Articles of Incorporation and Bylaws.........  A-13
  SECTION 3.03 Subsidiaries.................................  A-14
  SECTION 3.04 Capitalization...............................  A-16
  SECTION 3.05 Authority Relative to This Agreement.........  A-16
  SECTION 3.06 No Conflict; Required Filings and Consents...  A-17
  SECTION 3.07 Permits; Compliance..........................  A-17
  SECTION 3.08 Financial Statements.........................  A-18
  SECTION 3.09 Absence of Certain Changes or Events.........  A-18
  SECTION 3.10 Absence of Litigation........................  A-18
  SECTION 3.11 Employee Benefit Plans; Labor Matters........  A-18
  SECTION 3.12 Contracts....................................  A-21
  SECTION 3.13 Environmental Matters........................  A-22
  SECTION 3.14 Intellectual Property........................  A-23
  SECTION 3.15 Taxes........................................  A-26
  SECTION 3.16 Vote Required................................  A-28
  SECTION 3.17 Assets; Absence of Liens and Encumbrances....  A-28
  SECTION 3.18 Certain Interests............................  A-28
  SECTION 3.19 Insurance Policies...........................  A-29
  SECTION 3.20 Brokers......................................  A-29
  SECTION 3.21 State Takeover Statutes......................  A-29
  SECTION 3.22 Customers and Suppliers......................  A-29
  SECTION 3.23 Powers of Attorney...........................  A-29
  SECTION 3.24 Offers.......................................  A-29
  SECTION 3.25 Books and Records............................  A-29
  SECTION 3.26 Affiliates...................................  A-30
  SECTION 3.27 Opinion of Financial Advisor.................  A-30

                                                              PAGE
                                                              ----
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB................................................  A-30
  SECTION 4.01 Organization and Qualification...............  A-30
  SECTION 4.02 Certificate of Incorporation and Bylaws......  A-31
  SECTION 4.03 Subsidiaries.................................  A-31
  SECTION 4.04 Capitalization...............................  A-31
  SECTION 4.05 Authority Relative to This Agreement.........  A-32
  SECTION 4.06 No Conflict; Required Filings and Consents...  A-33
  SECTION 4.07 Permits; Compliance..........................  A-33
  SECTION 4.08 SEC Filings; Financial Statements............  A-34
  SECTION 4.09 Undisclosed Liabilities......................  A-34
  SECTION 4.10 Absence of Certain Changes or Events.........  A-34
  SECTION 4.11 Absence of Litigation........................  A-35
  SECTION 4.12 Employee Benefit Plans; Labor Matters........  A-35
  SECTION 4.13 Contracts....................................  A-38
  SECTION 4.14 Environmental Matters........................  A-39
  SECTION 4.15 Intellectual Property........................  A-39
  SECTION 4.16 Taxes........................................  A-42
  SECTION 4.17 Vote Required................................  A-43
  SECTION 4.18 Assets; Absence of Liens and Encumbrances....  A-43
  SECTION 4.19 Certain Interests............................  A-44
  SECTION 4.20 Insurance Policies...........................  A-44
  SECTION 4.21 Brokers......................................  A-44
  SECTION 4.22 State Takeover Statutes......................  A-44
  SECTION 4.23 Customers and Suppliers......................  A-44
  SECTION 4.24 Powers of Attorney...........................  A-45
  SECTION 4.25 Offers.......................................  A-45
  SECTION 4.26 Books and Records............................  A-45
  SECTION 4.27 Opinion of Financial Advisor.................  A-45
  SECTION 4.28 Interim Operations of Merger Sub.............  A-45
  SECTION 4.29 Rights Agreement.............................  A-45

ARTICLE V  CONDUCT OF BUSINESSES PENDING THE MERGER.........  A-45
  SECTION 5.01 Conduct of the Company Pending the Merger....  A-45
  SECTION 5.02 Company Litigation...........................  A-48
  SECTION 5.03 Company Notification of Certain Matters......  A-48
  SECTION 5.04 Conduct of Parent and the Parent Subsidiaries
     Pending the Merger.....................................  A-48
  SECTION 5.05 Parent Litigation............................  A-50
  SECTION 5.06 Parent Notification of Certain Matters.......  A-50

                                                              PAGE
                                                              ----
ARTICLE VI  ADDITIONAL AGREEMENTS...........................  A-51
  SECTION 6.01 Registration Statement; Joint Proxy
     Statement..............................................  A-51
  SECTION 6.02 Company Shareholders' Meeting................  A-53
  SECTION 6.03 Parent Stockholders' Meeting.................  A-54
  SECTION 6.04 Access to Information; Confidentiality; Legal
     Proceedings............................................  A-54
  SECTION 6.05 No Company Solicitation of Transactions......  A-55
  SECTION 6.06 No Parent Solicitation of Transactions.......  A-56
  SECTION 6.07 Employee Benefits Matters....................  A-57
  SECTION 6.08 Further Action; Consents; Filings; Takeover
     Laws...................................................  A-58
  SECTION 6.09 Plan of Reorganization.......................  A-58
  SECTION 6.10 Public Announcements.........................  A-59
  SECTION 6.11 Affiliate Agreements.........................  A-59
  SECTION 6.12 Indemnification of Officers and Directors....  A-59
  SECTION 6.13 Section 16 Relief............................  A-60
  SECTION 6.14 WARN Act.....................................  A-60
  SECTION 6.15 Conversion Schedule..........................  A-60
  SECTION 6.16 Lock-Up......................................  A-60
  SECTION 6.17 Obligations of Merger Sub....................  A-60
  SECTION 6.18 Company Capitalization.......................  A-61
  SECTION 6.19 Parent Capitalization........................  A-61
  SECTION 6.20 Listing......................................  A-61
  SECTION 6.21 Note Amendment...............................  A-61
  SECTION 6.22 Parent Charter Amendment.....................  A-61
  SECTION 6.23 Company Investors' Rights Agreement..........  A-61

ARTICLE VII  CONDITIONS TO THE MERGER.......................  A-61
  SECTION 7.01 Conditions to the Obligations of Each
     Party..................................................  A-61
  SECTION 7.02 Conditions to the Obligations of Parent and
     Merger Sub.............................................  A-62
  SECTION 7.03 Conditions to the Obligations of the
     Company................................................  A-63

ARTICLE VIII  TERMINATION, AMENDMENT, WAIVER AND EXPENSES...  A-64
  SECTION 8.01 Termination..................................  A-64
  SECTION 8.02 Effect of Termination........................  A-66
  SECTION 8.03 Amendment....................................  A-66
  SECTION 8.04 Waiver.......................................  A-66
  SECTION 8.05 Expenses.....................................  A-67
  SECTION 8.06 Payment......................................  A-67

                                                              PAGE
                                                              ----
ARTICLE IX  GENERAL PROVISIONS..............................  A-68
  SECTION 9.01 Non-Survival of Representations, Warranties
     and Agreements.........................................  A-68
  SECTION 9.02 Notices......................................  A-68
  SECTION 9.03 Certain Definitions..........................  A-69
  SECTION 9.04 Severability.................................  A-73
  SECTION 9.05 Assignment; Binding Effect; Benefit..........  A-73
  SECTION 9.06 Incorporation of Exhibits....................  A-73
  SECTION 9.07 Specific Performance.........................  A-73
  SECTION 9.08 Governing Law; Forum.........................  A-73
  SECTION 9.09 Time of the Essence..........................  A-74
  SECTION 9.10 Waiver of Jury Trial.........................  A-74
  SECTION 9.11 Construction.................................  A-74
  SECTION 9.12 Further Assurances...........................  A-74
  SECTION 9.13 Headings.....................................  A-74
  SECTION 9.14 Counterparts.................................  A-74
  SECTION 9.15 Entire Agreement.............................  A-74

                             EXHIBITS AND SCHEDULES

Exhibit A         Form of Company Voting Agreement
Exhibit B         Form of Parent Voting Agreement
Exhibit C         Amended and Restated Articles of Incorporation of the
                  Surviving Corporation
                  (to be filed and become effective at the Effective Time)
Exhibit D         Amended and Restated Articles of Incorporation of the
                  Company
                  (to be filed and become effective prior to the Effective
                  Time)
Exhibit E         Form of Affiliate Agreement
Exhibit F         Form of Company Lock-Up Agreement

Schedule 1        Employment Agreement Schedule
Schedule 1.06(a)  Members of the Board of Directors of Parent at the Effective
                  Time
Schedule 7.02(g)  Persons Entering Into Affiliate Agreements

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of March 4, 2002 (this "AGREEMENT"), among ActionPoint Inc., a Delaware corporation ("PARENT"), Condor Merger Corp., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Captiva Software Corporation, a California corporation (the "COMPANY").

                              W I T N E S S E T H

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "MERGER") with the Company as the surviving corporation in the Merger;

     WHEREAS, the Board of Directors of the Company has (i) unanimously determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders, (ii) unanimously approved the Company Charter Amendment (as defined below), this Agreement (including the principal terms hereof), the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the shareholders of the Company approve the Company Charter Amendment, this Agreement (including the principal terms hereof) and the Merger;

     WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to unanimously recommend that the stockholders of Parent approve the issuance of Parent Common Sock (as defined below) pursuant to the Merger (the "SHARE ISSUANCE");

     WHEREAS, the Board of Directors of Parent has (i) determined that the Parent Charter Amendment (as defined below) is advisable and (ii) determined to unanimously recommend that the Stockholders of Parent approve the Parent Charter Amendment;

     WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

     WHEREAS, pursuant to the Merger, (i) each outstanding share of common stock of the Company ("COMPANY COMMON STOCK"), (ii) all outstanding options and other rights to acquire or receive shares of Company Common Stock and (iii) each outstanding warrant to acquire or receive shares of Company Common Stock (a "COMPANY WARRANT") that does not by its terms terminate at or prior to the Effective Time (as defined below) shall be converted into the right to receive shares of Parent's authorized common stock, par value $0.01 per share, the ("PARENT COMMON STOCK"), at the rate determined in this Agreement;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain of the Company shareholders are entering into a voting agreement with Parent (a "COMPANY VOTING AGREEMENT"), dated the date hereof, in the form attached hereto as EXHIBIT A;

     WHEREAS, as a condition and inducement to the Company's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain of the Parent stockholders are entering into a voting agreement with the Company (a "PARENT VOTING AGREEMENT"), dated the date hereof, in the form attached hereto as EXHIBIT B;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the holders of Senior Subordinated Secured Convertible Promissory Notes (the "SENIOR CONVERTIBLE NOTES") and the holders of Amended and

Restated Senior Subordinated Secured Promissory Notes (the "2000 SENIOR NOTES," together with the Senior Convertible Notes, the "NOTES"), issued by the Company on August 1, 2000, are entering into Amendment No. 1 to Note and Preferred Stock Purchase Agreement with the Company (the "NOTE AMENDMENT AGREEMENT") pursuant to which the Senior Convertible Notes will be amended and restated as the Amended and Restated Subordinated Convertible Promissory Notes and the 2000 Senior Notes will be amended and restated as the Second Amended and Restated Subordinated Convertible Promissory Notes (collectively, the amended and restated Senior Convertible Notes and the 2000 Senior Notes are referred to herein as the "AMENDED NOTES");

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the holders of the Notes are entering into a Note Conversion Agreement with the Company (the "NOTE CONVERSION AGREEMENT") pursuant to which the outstanding principal and interest under the Notes will be converted into shares of Company Common Stock immediately prior to, and contingent upon, the consummation of the Merger;

     WHEREAS, the Board of Directors of the Company has determined that the conversion of the Notes into shares of Company Common Stock effective immediately prior to and contingent upon the consummation of the Merger (the "NOTE CONVERSION") pursuant to the terms of the Note Conversion Agreement is fair to and in the best interest of the shareholders of the Company who are not holders of the Notes;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each individuals named on Schedule 1 attached hereto are entering into an Employment Agreement with Parent;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently within the execution and delivery of this Agreement, certain of the Company shareholders are entering into a Company Lock-Up Agreement (as defined below);

     WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, concurrently within the execution and delivery of this Agreement, the officers and directors of Parent are entering into a Parent Lock-Up Agreement; and

     WHEREAS, certain terms used in this Agreement are defined in Section 9.03 of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

     SECTION 1.02 Effective Time; Closing. No later than the third business day following the satisfaction or, if permissible, written waiver of the last condition set forth in Article VII remaining to be satisfied (or such other date as may be mutually agreed by the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing an agreement of merger (the "AGREEMENT OF MERGER") with the Secretary of State of the State of California in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL and (ii) making all other filings and recordings required under the CGCL. The term "EFFECTIVE TIME" means the date and time of the filing of the Agreement of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Agreement of Merger). Immediately prior to the filing of the Agreement of Merger, a closing (the "CLOSING") will be held at the offices of Gunderson Dettmer

Stough Villeneuve Franklin & Hachigian, LLP ("GUNDERSON DETTMER"), 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

     SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04  Articles of Incorporation; Bylaws

     (a) At the Effective Time, the Articles of Incorporation of the Company as the Surviving Corporation shall be amended and restated in the form attached hereto as EXHIBIT C.

     (b) At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

     SECTION 1.05 Directors and Officers of Merger Sub. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06  Directors and Officers of Parent.

     (a) Prior to the Effective Time, Parent shall take such action so that, from and after the Effective Time, until duly changed in compliance with applicable Law and the Certificate of Incorporation and Bylaws of Parent, the Board of Directors of Parent shall consist of the seven members listed on
Schedule 1.06(a) attached hereto.

     (b) Parent shall take such action so that, upon the Effective Time, the following persons, subject to availability, shall hold the following positions with Parent: Kimra D. Hawley shall be the Chairperson of the Board of Directors, Reynolds C. Bish shall be the Chief Executive Officer of Parent and Stephen Francis shall be the Chief Operating Officer of Parent.

                                   ARTICLE II

                 MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

     SECTION 2.01  Merger Consideration.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (i) Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "COMPANY SHARES"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Company Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be converted, subject to
     Section 2.02(e), into the right to receive that number of shares of Parent Common Stock equal to the quotient (the "EXCHANGE RATIO") obtained by dividing (i) the difference between (a) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time and (b) one (the "PARENT SHARES"), by (ii) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (B) the number of shares of Company Common Stock issuable upon exercise of all of the Company Warrants issued and outstanding on the date of this Agreement; provided that any principal amount and interest outstanding under any of the Amended Notes that has not been converted immediately prior to the Effective Time pursuant to the terms of the

     Note Conversion Agreement into shares of Company Common Stock shall be deemed to have been converted into Company Common Stock pursuant to the terms of the Note Conversion Agreement immediately prior to the Effective Time for the purpose of calculating the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time pursuant to (ii)(A) above. At the Effective Time, each Company Share shall be canceled, cease to be outstanding and cease to exist and each holder of Company Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, Parent Shares in accordance with this Section 2.01(a)(i) and cash for fractional Parent Shares in accordance with Section 2.02(e).

          (ii) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (iii) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation.

     SECTION 2.02  Exchange of Certificates.

     (a) Exchange Agent. Within five business days after the Effective Time, Parent shall deposit, or shall cause to be deposited, with any bank or trust company designated by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing that number of Parent Shares that is issuable pursuant to Section 2.01 as of the Effective Time and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Shares contemplated to be issued pursuant to
Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. Within five business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates (a "CERTIFICATE" or "CERTIFICATES") (i) a letter of transmittal (a "LETTER OF TRANSMITTAL") in customary form and (ii) instructions for use in surrendering such Certificates and receiving Parent Shares pursuant to Section 2.01. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate representing that number of whole Parent Shares that such holder has the right to receive in respect of the Company Shares formerly represented by such Certificate (after taking into account all Company Shares then held by such holder), cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to Parent that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Shares, cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

     (c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate in accordance with this Section
2.02. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.06(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional Parent Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Shares.

     (d) No Further Rights in Company Shares. All Parent Shares issued upon conversion of Company Shares in accordance with the terms hereof and any cash paid pursuant to Section 2.02(c) or (e) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average closing price per share of Parent Shares for the 30 trading day period up to and including the trading day immediately preceding the Effective Time, as reported on The Nasdaq National Market. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Section 2.02.

     (f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Shares for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

     (g) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

     (h) Affiliates. Notwithstanding anything to the contrary contained in this Agreement, no Parent Shares (or certificates therefor) shall be issued in exchange for any Certificates to any person who, prior to the Effective Time, may be an "affiliate" (as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT")) of the Company (each such person being an "AFFILIATE") until such person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.11.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Certificate, the applicable Parent Shares and cash in lieu of any fractional shares to which such person is otherwise entitled pursuant to
Section 2.20(e) (and dividends or other distributions pursuant to Section 2.02(c)) to which such person is entitled pursuant to the provisions of this
Article II.

     (j) Return of Parent Shares. Promptly following the end of the fifth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Shares and the Exchange Agent's duties shall terminate. Thereafter, upon the surrender of a Certificate to Parent and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Certificate shall be entitled to receive from Parent in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) without any interest thereon.

     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Shares, any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

     SECTION 2.04  Company Stock Options; Company Warrants.

     (a) At the Effective Time, Parent shall assume all options to purchase Company Common Stock issued by the Company pursuant to the Company Stock Plan and the Company 2002 Stock Plan (each as defined in Section 3.04(b)) whether vested or unvested and whether exercisable or unexercisable (each a "COMPANY OPTION"); provided, however, that for any optionee residing in the United Kingdom, the assumption by Parent of the option and the ability of the optionee to exercise the assumed option will be conditioned upon the agreement of the optionee to execute, upon the request of Parent, an Inland Revenue approved joint election agreement that shifts to the optionee any Secondary Class 1 National Insurance Contribution liability of the Parent and/or any UK employer of the optionee in connection with the exercise, assignment, release, or cancellation of the assumed option. The Company's repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of such unvested shares. Immediately after the Effective Time (including, without limitation, any repurchase rights or vesting provisions) each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time (including, without limitation, any repurchase rights or vesting provisions), such number of shares of Parent Common Stock (rounded down to the nearest whole number) that is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio. The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest whole cent). The term, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

     (b) Within 45 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent. Within 20 calendar days after the Effective Time, Parent shall file with the SEC (as defined in Section 4.08(a)) a registration statement on Form S-8 (or any successor or other appropriate form) that will register the shares of Parent Common Stock subject to assumed Company Options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding.

     (c) At the Effective Time, each Company Warrant, whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall be assumed by Parent and shall represent a warrant to acquire shares of Parent Common Stock in accordance with its terms. Each Company Warrant so assumed shall continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Effective Time, except that (i) such Company Warrant shall be exercisable (or become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the exercise price per share of Company Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest whole cent).

     SECTION 2.05  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected dissenters' rights for such shares of Company Stock in accordance with the CGCL (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the applicable Parent Shares. Such shareholders shall be entitled to receive payment of the appraisal value of such Company Shares held by them in accordance with the CGCL, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their dissenters' rights under the CGCL. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to receive the appraisal value of such Company Shares under the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Shares, without any interest thereon, upon the surrender, in the manner provided in Section 2.02, of the corresponding Certificate.

     (b) The Company shall give Parent (i) prompt notice of any demands for fair market value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the CGCL and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this
Article III and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

     SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" means any event, change, violation, inaccuracy, circumstance or effect that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the transactions contemplated by this Agreement or to perform its obligations under this Agreement, in each case prior to the Termination Date; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: (a) any changes in general economic or business conditions that do not disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (b) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (it being understood that in any controversy concerning the applicability of the preceding exceptions
(a) and (b), the Company shall have the burden of proof with respect to the elements of such exceptions), (c) any adverse event, change, violation, inaccuracy, circumstance or effect, including the payment of fees and expenses, resulting from the terms of, or the taking of any action required by, this Agreement, or (d) any adverse event, change, violation, inaccuracy, circumstance or effect related to or resulting from the announcement the Merger.

     SECTION 3.02 Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Articles of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of the Company and the Company's Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

     SECTION 3.03  Subsidiaries.

     (a) Section 3.03(a) of the Company Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "COMPANY SUBSIDIARY" and, collectively, the "COMPANY SUBSIDIARIES"); and (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof.

     (b) Each Company Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to Parent complete and accurate copies of the charter, Bylaws or other organizational documents of each Company Subsidiary. No Company Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Company Subsidiary are held of record or owned beneficially by either the Company or another Company Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under Federal or state securities laws), claim, security interest, option, warrant, right, contract, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Company Subsidiary.

     (c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

     SECTION 3.04  Capitalization.

     (a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock, 2,873,564 shares of Company Series A Preferred Stock ("COMPANY SERIES A PREFERRED STOCK"), 1,115,000 shares of Company Series B Preferred Stock ("COMPANY SERIES B PREFERRED STOCK"), 4,500,000 shares of Company Series C Preferred Stock ("COMPANY SERIES C PREFERRED STOCK"), 1,000,000 shares of Company Series D Preferred Stock ("COMPANY SERIES D PREFERRED STOCK") and 29,000,000 shares of Company Series E Preferred Stock ("COMPANY SERIES E PREFERRED STOCK," and, collectively with the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, the "COMPANY PREFERRED STOCK," and, the Company Common Stock together with the Company Preferred Stock, the "COMPANY STOCK"). As of the date of this Agreement, (A) 2,515,587 shares of Company Series A Preferred Stock are issued and outstanding, (B) 875,424 shares of Company Series B Preferred Stock are issued and outstanding, (C) 2,188,553 shares of Company Series C Preferred Stock are issued and outstanding, (D) 769,231 shares of Company Series D Preferred Stock are issued and outstanding, and (E) 15,637,605 shares of Company Series E Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock is convertible into 1.321118 shares of Company Common Stock and each share of Company Series D Preferred Stock and Company Series E Preferred Stock is convertible into one share of Company Common Stock. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series E Preferred Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also provides a complete list and brief description of each repurchase option or right of first refusal which is held by the Company and to which any of such shares is subject (including the name of the owner and the number of such shares held by such owner).

     (b) The Company has reserved (i) 11,394,609 shares of Company Common Stock for issuance under the Company's Amended and Restated Stock Option/Stock Issuance Plan (the "COMPANY STOCK PLAN") of which options to purchase 8,730,419 shares of Company Common Stock are outstanding as of the date of this Agreement and (ii) 150,000,000 shares of Company Common Stock for issuance under the Company's 2002

Equity Incentive Plan (the "COMPANY 2002 STOCK PLAN") of which options to purchase 124,606,068 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of December 31, 2001: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Option; (iii) the number of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule and vesting commencement date for such Company Option; (vi) the exercise price per share of Company Common Stock purchasable under such Company Option; (vii) whether such Company Option has been designated an incentive stock option ("INCENTIVE STOCK OPTION") as defined in Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Company Option. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; (ii) any additional benefits for any optionee under any Company Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any Company Option assumed by Parent or any shares of Company Common Stock previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Parent of Company Options in accordance with Section 2.04(a) hereunder will not give rise to any event described in clauses (i) through (iii) in the immediately preceding sentence or constitute a breach of the Company Stock Plan, the Company 2002 Stock Plan or any agreement entered into pursuant to such plans.

     (c) The Company has reserved 560,110 shares of Company Common Stock for future issuance pursuant to the exercise of Company Warrants. Section 3.04(c) of the Company Disclosure Schedule sets forth, with respect to each Company Warrant issued to any person as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the total number and type of shares of Company Stock that are subject to such Company Warrant; (iii) the exercise price per share of Company Stock purchasable under such Company Warrant; (iv) the total number of shares of Company Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Company Warrant; and
(vi) the term of such Company Warrant.

     (d) Except as described in Section 3.04(b) above or as set forth in Sections 3.04(b) and 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time, and all such rights to a notice, if any, will terminate at or prior to the Effective Time.

     (e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (f) All of the securities offered, sold, issued or, to knowledge of the Company, assumed by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or "blue sky" laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of recission.

     (g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.

     SECTION 3.05  Authority Relative to This Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the necessary approvals of the Company shareholders, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval of this Agreement (including the principal terms hereof) and the Merger by the Company shareholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the CGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

     (b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders, (ii) approved the Company Charter Amendment, this Agreement (including the principal terms hereof), the Merger and the other transactions contemplated hereby in accordance with the provisions of the CGCL and the Company's charter documents, and (iii) directed that the Company Charter Amendment, this Agreement and the Merger be submitted to the Company shareholders for their approval and (iv) resolved to recommend that the Company shareholders vote in favor of the approval of the Company Charter Amendment, this Agreement (including the principal terms hereof) and the Merger.

     SECTION 3.06  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree ("LAW") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any property or asset of the Company or any Company Subsidiary is bound or affected.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a "GOVERNMENTAL ENTITY"), except for the filing and recordation of appropriate merger documents as required by the CGCL and for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 3.07  Permits; Compliance.

     (a) Each of the Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the "COMPANY PERMITS"), except where the failure of the Company and each Company Subsidiary to possess such Company Permits could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

     (b) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) any Company Permit, except where the failure of the Company and each Company Subsidiary to possess such Company Permits could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.08  Financial Statements.

     (a) The Company has delivered or made available to Parent true and complete copies of (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1998, 1999, and 2000, and the related audited statements of operations, changes in stockholders' equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2001 (the "COMPANY BALANCE SHEET"), and the related statements of operations, changes in stockholders' equity and changes in cash flows for the nine months ended September 30, 2001 (collectively referred to herein as the "INTERIM FINANCIAL STATEMENTS"). The Audited Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

     (b) The Company and the Company Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) ("LIABILITIES"), other than Liabilities (i) that are fully reflected or reserved against on the Company Balance Sheet, (ii) individually in an amount not exceeding $50,000 incurred since the date of the Company Balance Sheet, (iii) incurred in the ordinary course of business consistent with past practice that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the date of the Company Balance Sheet and

(iv) that would not be required to be reflected on, or reserved against, in a balance sheet of the Company, or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and U.S. GAAP. Reserves are reflected on the Company Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company as of the date of the Company Balance Sheet in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. There are no outstanding warranty claims against the Company.

     SECTION 3.09 Absence of Certain Changes or Events. Since September 30, 2001, except as contemplated by or as disclosed in this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(z).

     SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset owned or used by the Company or any Company Subsidiary or any person whose liability the Company or any Company Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a "COMPANY LEGAL PROCEEDING") that could reasonably be expected, if resolved adversely to the Company, to (i) impair the operations of the Company or any Company Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) result in losses to the Company or any Company Subsidiary in excess of $50,000, (iii) impair the ability of the Company or any Company Subsidiary to perform its obligations under this Agreement or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Company Legal Proceeding. None of the Company or any Company Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither the Company nor any Company Subsidiary has any plans to initiate any material Company Legal Proceeding against any third party.

     SECTION 3.11  Employee Benefit Plans; Labor Matters.

     (a) Schedule 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, (whether legally enforceable or not, whether formal or informal and whether in writing or not) (each, a "COMPANY PLAN," and collectively, the "COMPANY PLANS") to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary.

     (b) Each Company Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Plan (or a written summary where the Company Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Company Plan, including, without limitation, and only if applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto) required under ERISA or the Code, (iv) the most recently received Internal Revenue Service determination letter for each Company Plan intended to qualify under
Section 401(a) of the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Plan, (vi) any material correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Company Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options. Except for the Company Plans, neither the Company nor any Company Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement that would constitute a Company Plan, (y) to enter into any contract or agreement to provide compensation for services to any individual, or (z) to modify, change the terms of or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (c) None of the Company Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTI-EMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN").

     (d) Except as otherwise required by ERISA, the Code or other applicable Federal, state, local or foreign law, none of the Company Plans provides for the payment of separation, severance, termination or similar benefits to any person, or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in ownership or control," within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Company Plan's current treatment under any Laws including any Tax or social contribution Law. No Company Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable Federal, state, local or foreign statute or other law, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by applicable Federal, state, local or foreign statute or other law.

     (e) Each Company Plan is now and always has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, the Family Medical Leave Act of 1993, as amended ("FMLA"), and the Code. Each of the Company and each Company Subsidiary has substantially performed in all material respects all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists which could give rise to any such action, claim or proceeding. To the Company's knowledge, neither the Company nor any ERISA Affiliate (as defined below) of the Company is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. "ERISA AFFILIATE" means a person that is a member of the same controlled group as another person or under common control with such other person within the meaning of Section 414 of the Code. Each Company Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

     (f) Each Company Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Company Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Plan.

     (g) Neither the Company nor any Company Subsidiary nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

     (h) Neither the Company nor any Company Subsidiary has, since December 31, 1995 terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to any Company Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Company's knowledge, no fact or event exists which could give rise to any such challenge or disallowance.

     (i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary or in the Company's or any Company Subsidiary's business, and, to the Company's knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company or any Company Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Company's knowledge, threatened between the Company or any Company Subsidiary and any of its employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years;
(iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract to which the Company is a party and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract that are now pending before any Person or Governmental Entity or are known to the Company; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary, and, to the Company's knowledge, the Company and each Company Subsidiary have not engaged in any unfair labor practice; (v) the Company and each Company Subsidiary are currently in compliance with all material provisions of applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers' compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) no claim that is now pending before any Governmental Entity has been made against the Company or any Company Subsidiary with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits with respect to any person currently or formerly employed by the Company or any Company Subsidiary, and, to the Company's knowledge, no such claim has been threatened or asserted; (viii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company and each Company Subsidiary are in compliance with all material provisions of applicable Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Company Subsidiary; (x) to the Company's knowledge, the Company and each Company Subsidiary are in compliance with all material Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) to the Company's knowledge, each employee of the Company and each Company Subsidiary who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

     (j) Section 3.11(j) of the Company Disclosure Schedule sets forth the name and title of each employee of the Company with the title of Vice President or higher.

     SECTION 3.12  Contracts.

     (a) Other than as set forth (under the appropriate subsection) in Section 3.12(a) of the Company Disclosure Schedule neither the Company nor any Company Subsidiary is bound by any:

          (i) employment, consulting, termination or severance agreement, contract or commitment with any officer, director or higher level employee, or member of the Company's Board of Directors;

          (ii) agreement, contract or commitment containing any covenant limiting the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights;

          (iii) agreement, contract or commitment (i) relating to the disposition or acquisition by the Company or any Company Subsidiary after the date of this Agreement of assets not in the ordinary course of business, (ii) relating to the acquisition by the Company of any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries) that is material to the Company's business as currently conducted;

          (iv) joint venture, stockholder, partnership or other agreement relating to any equity ownership or profit interest;

          (v) contract relating to any outstanding commitment for capital expenditures in excess of $50,000;

          (vi) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000;

          (vii) contract providing for an "earn-out" or other contingent payment by the Company or any Company Subsidiary involving more than $50,000 over the term of the contract;

          (viii) contract or agreement which is terminable upon or prohibits a change of ownership or control of the Company or any Company Subsidiary;

          (ix) contract providing for the indemnification of any officer, director, employee or agent;

          (x) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person; or

          (xi) any other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted or proposed to be conducted.

     (b) Each agreement, contract or commitment required to be disclosed in the Company Disclosure Schedule pursuant to clauses (i) through (xi) above or set forth in Section 3.12(a) of the Company Disclosure Schedule (any such agreement, contract or commitment, a "COMPANY MATERIAL CONTRACT") (i) is valid and binding in all material respects on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any material terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach or violation thereof or default thereunder.

     (c) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Material Contract that is not in written form.

     (d) To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any material terms of any Company Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Company Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Company Material Contract or (iv) give any entity the right to cancel, terminate or modify any Company Material Contract.

     SECTION 3.13  Environmental Matters.

     (a) The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws (as defined below),
(ii) holds all material Environmental Permits (as defined below) necessary to conduct the Company's or each Company Subsidiary's business and (iii) is in compliance with their respective Environmental Permits.

     (b) Neither the Company nor any Company Subsidiary has released and, to the knowledge of the Company, no other person has released Hazardous Materials (as defined below) on any real property owned or leased by the Company or any Company Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Company Subsidiary.

     (c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction.

     (d) To the knowledge of the Company, neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

     (e) None of the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed to be listed on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

     For purposes of this Agreement:

          "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

          "ENVIRONMENTAL LAWS" means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

          "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

          "HAZARDOUS MATERIALS" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     SECTION 3.14  Intellectual Property.

     (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries possesses sufficient and legally enforceable rights (by ownership or license or otherwise) with respect to all Intellectual Property (as defined below) necessary to conduct their respective businesses, as previously or presently conducted, without infringement or misappropriation of any rights or property of any person ("INFRINGEMENT"), except for such items as have yet to be conceived or developed. "INTELLECTUAL PROPERTY" means (i) trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (collectively, "MARKS"); (ii) inventions (whether or not patentable); works of authorship; mask works; data; technology; know-how; trade secrets; ideas; information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (collectively, "INVENTIONS") and (iii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (collectively, "IP RIGHTS"). "COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 3.14(a) are made only to the Company's and the Company Subsidiaries' knowledge and without having conducted any special investigation or patent or trademark search.

     (b) To the extent included in Company Intellectual Property, Section 3.14(b)(i) of the Company Disclosure Schedule lists (by title, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks and Marks for which registration applications are pending; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights (collectively, "COMPANY SCHEDULED IP"). Except as set forth in Section 3.14(b)(ii) of the Company Disclosure Schedule, all items of Company Scheduled IP (other than pending applications) are valid, enforceable and subsisting to the extent such concepts are applicable, and Company is not aware of any questions or challenges with respect thereto. All filings, registrations and related correspondence in respect of Company Scheduled IP have been provided to Parent. No cancellation, termination, expiration or abandonment of any item of Company Scheduled IP (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company or any Company Subsidiary. Except as referenced in written documentation previously provided to Parent (including without limitation file wrappers), neither the Company nor any Company Subsidiary is aware of any questions or challenges with respect to the patentability of any claims in any pending patent application included in Company Intellectual Property.

     (c) Section 3.14(c)(i) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements (written or otherwise) to which the Company or a Company Subsidiary is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to use, exercise or exploit ("USE"), granted any license, lien or encumbrance regarding, or given access to any Company Intellectual Property other than pursuant to (A) written, signed, standard form software licenses and support or maintenance agreements, and (B) nondisclosure or confidentiality agreements, and (C) agreements no longer in effect; and (ii) all licenses, sublicenses and other agreements (written or otherwise) pursuant to which the Company or a Company Subsidiary has been or may be assigned, granted any license, authorized to Use or incurred any obligation in connection with (A) any third party Intellectual Property that has been or is incorporated or embodied in, or forms all or any part of any previous, current or proposed product, service or Intellectual Property offering of the Company or any Company Subsidiary or (B) any Company Intellectual Property (other than agreements executed by employees and contractors pursuant to the Company's or a Company Subsidiary's standard form of agreement), (iii) each agreement pursuant to which the Company or a Company Subsidiary has deposited or is required to deposit with an escrow agent or any other person all or part of the source code for any product or service previously or currently offered or under development by the Company or any Company Subsidiary (the "COMPANY SOURCE CODE") (other than such agreements which are no longer in effect, if all Company Source Code deposited with the escrow agent has been returned to the Company or a Company Subsidiary) and (iv) all consulting or other agreements (written or otherwise) pursuant to which the Company or a Company Subsidiary either (A) provides services to any person or (B) receives services from any person, other than such agreements pursuant to which the Company or the Company Subsidiary explicitly, in writing retains or is assigned ownership of any Intellectual Property created pursuant to such arrangement. Except as disclosed on Section 3.14(c)(ii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof, other than indemnification provisions contained in standard forms of product licenses, distribution agreements, reseller agreements, end user licenses, or other transactions. Any standard form of employee agreement, consulting agreement, product license, distribution agreement, reseller agreement, end user license, or other standard form of agreement has been clearly identified as such and provided to Parent.

     (d) To the knowledge of the Company and the Company Subsidiaries, no event or circumstance has occurred or exists that (with or without notice, consent or the lapse of time) could reasonably be expected to result in, and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14(c)(i) of the Company Disclosure Schedule, (ii) the loss or expiration of any material right or option by the Company or any of the Company Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement, or (iii) the release, disclosure or delivery to any third party of any Company Source Code. Further, each license, sublicense and agreement required to be listed on Section 3.14(c)(i) of the Company Disclosure Schedule shall be considered, for purposes of this Agreement, to be a "COMPANY MATERIAL CONTRACT" (as such term is defined and used elsewhere in this Agreement).

     (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there is, to the knowledge of the Company and the Company Subsidiaries as of the date of this Agreement, no unauthorized Use or disclosure, and no Infringement, of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of the Company Subsidiaries. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any

Company Subsidiary has brought or threatened, at any time, any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any material breach of any license, sublicense or agreement involving Company Intellectual Property.

     (f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of each item of Company Intellectual Property with respect to which the Company or any Company Subsidiary wishes to maintain confidentiality and which is not otherwise disclosed in published patents or patent applications or registered copyrights ("COMPANY CONFIDENTIAL INFORMATION"). Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, all use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any Company Source Code.

     (g) Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, the Company and the Company Subsidiaries collectively own, exclusively, all Intellectual Property that is incorporated or embodied in, or that forms part of, any product or service previously offered or currently being offered or developed by the Company or any Company Subsidiary. Without limiting the generality of the foregoing, (i) no current or former employee or contractor of the Company or any Company Subsidiary has any right or interest to or in any such Intellectual Property, and (ii) neither the Company nor any Company Subsidiary currently has any ongoing or future obligation to pay any license fee, royalty, or other payment to any person with respect to the manufacturing, distribution, modification, marketing, sale or license of any product or service previously offered or currently being offered or developed by the Company or any Company Subsidiary. Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, each current and former employee and contractor of the Company or any Company Subsidiary has executed and delivered (and to the Company's knowledge is in compliance with) an agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of current or former employees) or Consulting Agreement (in the case of a contractor), which agreements provide valid written assignments to the Company or such Company Subsidiary of all title and rights to Intellectual Property that is incorporated or embodied in, or that forms part of, any product or service previously offered or currently being offered or developed by the Company or any Company Subsidiary, except for those current or former employees and contractors whose failure to execute and deliver such an agreement has not and would not have a Company Material Adverse Effect.

     (h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any communication alleging or suggesting that the Company or any Company Subsidiary has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company or any Company Subsidiary have any reason to expect that any such communication will be forthcoming. To the knowledge of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has ever, at any time, infringed, misappropriated, or otherwise violated any IP Right of any other person, nor is there any basis for a claim that the Company or any Company Subsidiary has infringed, misappropriated or otherwise violated any IP Right of any other person.

     (i) Except as set forth in Section 3.14(i) of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise that would conflict with the business of the Company or any Company Subsidiary or interfere with the use of his or her best efforts to perform his or her duties for the Company and the Company Subsidiaries.

     (j) All Company Software is free of all viruses, worms, trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that, to the Company's or any Company Subsidiary's knowledge, could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

     For purposes of this Agreement:

          "COMPANY SOFTWARE" means any Software that (i) is material to the operation of the business of the Company or any Company Subsidiary, or (ii) previously was or currently is being manufactured, distributed, marketed, sold, or licensed by the Company or any Company Subsidiary.

          "SOFTWARE" means software (whether in source code, object code, or other form) programs designed to be installed and operated on a computer or electronic device, and the documentation related thereto.

     (k) The Company and the Company Subsidiaries have obtained all approvals from governmental entities and other regulatory bodies necessary for exporting outside of the United States (by the Company, any Company Subsidiary or any of their distributors, resellers or customers) any software products previously offered or currently being offered by the Company or any Company Subsidiary and importing any such products into any country in which they are or have been distributed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, and in full force and effect.

     SECTION 3.15  Taxes.

     (a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company or any Company Subsidiary (collectively, "COMPANY TAX RETURNS" and individually, a "COMPANY TAX RETURN"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Company Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through September 30, 2001 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Company Balance Sheet included in the Interim Financial Statements with respect to such periods, and
(ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after September 30, 2001, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any material Tax liability since September 30, 2001 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis. The adjusted basis of the Company's assets exceed the sum of its liabilities.

     (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the best knowledge of the Company, no Company Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Company Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the

Code. The Company is not a party to any Tax exemption or other Tax-sharing agreement or subject to an order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax
Law) apply to any disposition of any asset owned by the Company. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg. sec.1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to the Company's Taxes made during the fiscal years ending December 31, 1998, 1999 and 2000 are reflected on the Company Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to any Contract, nor does it have any obligations (current or contingent) to compensate any person for excise taxes paid pursuant to Section 4999 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Company Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and Company Tax Returns regarding sales tax, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

     (c) For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "TAX AUTHORITY"), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term "Company" means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Audited Financial Statements or the Interim Financial Statements.

     SECTION 3.16 Vote Required. The only votes of the holders of any classes or series of capital stock of the Company necessary to approve (i) the amendment and restatement of the Articles of Incorporation of the Company in the form attached hereto as EXHIBIT D (the "COMPANY CHARTER AMENDMENT") and (ii) this Agreement and the Merger are (A) the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock voting separately as a single class in favor of the approval of the Company Charter Amendment, the principal terms of this Agreement and the Merger and (B) the affirmative vote of the holders of at least a majority of the outstanding shares of each series of Company Preferred Stock, each voting separately as a single class in favor of the approval of the Company Charter Amendment, the principal terms of this Agreement and the Merger (the "COMPANY SHAREHOLDER APPROVAL"). The Company Shareholder Approval is the only vote of holders of any class or series of the capital stock of the Company necessary for the Company to effect the Merger.

     SECTION 3.17  Assets; Absence of Liens and Encumbrances.

     (a) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.17(a) of the Company Disclosure Schedule lists all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto (all such leases, as amended, being the "COMPANY LEASES"), and with respect to each such lease, the aggregate monthly rent payable thereunder and the expiration date thereof. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Neither the Company nor any of the Company Subsidiaries have subleased or otherwise granted rights of use or occupancy of any of the premises subject to such leases to any other persons. Other than leaseholds created under the real property leases identified in Section 3.17(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have no leasehold interest in any real property.

     (b) The Company and each Company Subsidiary own, lease or have the legal right to use all of the material assets, including, without limitation, personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used or intended to be used in the conduct of the business of the Company or such Company Subsidiary or otherwise owned, leased or used by the Company or such Company Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by the Company or such Company Subsidiary in or relating to the conduct of the business of the Company and each Company Subsidiary (all such properties, assets and contract rights, together with the Company Leases, being the "COMPANY ASSETS").

     (c) The Company and each Company Subsidiary have good and marketable title to, or, in the case of leased or subleased Company Assets, valid and subsisting leasehold interests in, all the Company Assets, free and clear of all mortgages, liens, pledges, charges, claims, security interests or encumbrances of any kind or character ("LIENS") except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value, or materially interfere with the present or contemplated use, of the Company Assets subject thereto or affected thereby. The equipment of the Company and the Company Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

     SECTION 3.18 Certain Interests. No event has occurred that would be required to be reported currently by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of

Regulation S-K promulgated under the Securities Act assuming the Company were subject to such provisions of the Securities Act.

     SECTION 3.19 Insurance Policies. True and complete copies of all insurance policies to which the Company or any Company Subsidiary is a party or is a beneficiary or named insured such policies have been provided or made available to Parent. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there have been no material claim or series of claims made under such insurance policies within the past three years. All premiums due on such policies have been paid, and, to the Company's knowledge, the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies. Neither the Company nor any Company Subsidiary has failed to give any notice or present any material claim under any such policy in a timely fashion, except where such failure would not prejudice the Company's or any Company Subsidiary's ability to make such a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither the Company nor any Company Subsidiary has any knowledge of any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material premium increase with respect to any insurance policy.

     SECTION 3.20 Brokers. Except for C.E. Unterberg, Towbin ("COMPANY ADVISOR") no broker, finder or investment banker (other than the Company Financial Advisor (as defined in Section 3.27)) is entitled to any brokerage, finder's or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Company Advisor pursuant to which such advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement.

     SECTION 3.21 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the CGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Articles of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

     SECTION 3.22 Customers and Suppliers. No customer who individually accounted for more than 10% of the Company's consolidated gross revenues during the fiscal years ended December 31, 1999 and 2000 and the most recent fiscal quarter ended September 30, 2001 has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company or any Company Subsidiary, or decreased materially its usage of the Company's or any Company Subsidiary's services or products.

     SECTION 3.23 Powers of Attorney. Except for powers of attorney regarding immaterial matters, there are no outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary.

     SECTION 3.24 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company and the Company Subsidiaries with parties other than Parent.

     SECTION 3.25 Books and Records. The minute books and other similar records of the Company and each Company Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company's or each Company Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of the Company and each Company Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Company Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

     SECTION 3.26 Affiliates. Section 3.26 of the Company Disclosure Schedule contains an accurate and complete list of the names and addresses of those persons who are Affiliates of the Company as of the date hereof.

     SECTION 3.27 Opinion of Financial Advisor. The Company has received the written opinion of Houlihan, Lokey, Howard & Zukin (the "COMPANY FINANCIAL ADVISOR") that the conversion ratio set forth in the Note Conversion Agreement is fair from a financial point of view to the shareholders of the Company who are not also holders of any Notes, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth in (i) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") and (ii) the Parent SEC Reports (as defined in Section 4.08(a)) filed prior to the date of this Agreement. The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this
Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

     SECTION 4.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term "PARENT MATERIAL ADVERSE EFFECT" means any event, change, violation, inaccuracy, circumstance or effect that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of Parent and the Parent Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the transactions contemplated by this Agreement or to perform its obligations under this Agreement, in each case prior to the Termination Date; provided, however, that (i) none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect: (a) any changes in general economic or business conditions that do not disproportionately impact Parent and the Parent Subsidiaries, taken as a whole, (b) any changes or events affecting the industry in which Parent operates that do not disproportionately impact Parent and the Parent Subsidiaries, taken as a whole, (it being understood that in any controversy concerning the applicability of the preceding exceptions (a) and (b), Parent shall have the burden of proof with respect to the elements of such exceptions), (c) any adverse event, change, violation, inaccuracy, circumstance or effect, including the payment of fees and expenses, resulting from the terms of, or the taking of any action required by, this Agreement, or (d) any adverse event, change, violation, inaccuracy, circumstance or effect related to or resulting from the announcement the Merger, and (ii) any change in the market price of the Parent Common Stock in and of itself shall not be deemed to constitute a Parent Material Adverse Effect; provided, however, that in the event any change in the market price of Parent Common Stock is related to one or more events, facts or circumstances affecting Parent and the Parent Subsidiaries, taken as a whole, such change in the market price of Parent Common Stock and such events, facts or circumstances shall be considered collectively in determining whether there has been a Parent Material Adverse Effect.

     SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of Parent including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of Parent and Parent's Board of Directors and any committees thereof, and (c) the stock transfer books of Parent setting forth all issuances or transfers of any capital stock of Parent. Such Certificate of Incorporation and Bylaws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of Parent are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

     SECTION 4.03  Subsidiaries.

     (a) Section 4.03(a) of the Parent Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which Parent has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "PARENT SUBSIDIARY" and, collectively, the "PARENT SUBSIDIARIES"); and (ii) the number and type of outstanding equity securities of each Parent Subsidiary and a list of the holders thereof.

     (b) Each Parent Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Parent Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Parent has delivered or made available to the Company complete and accurate copies of the charter, Bylaws or other organizational documents of each Parent Subsidiary. No Parent Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Parent Subsidiary are held of record or owned beneficially by either Parent or another Parent Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under Federal or state securities laws), claim, security interest, option, warrant, right, contract, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Parent or any Parent Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Parent Subsidiary.

     (c) Parent does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Parent Subsidiary. There are no contractual obligations of Parent to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

     SECTION 4.04  Capitalization.

     (a) The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, 2,000,000 shares of Parent Preferred Stock. As of the date hereof, (i) 4,374,874 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable,
(ii) no shares of Parent Common Stock are held in the treasury of Parent and
(iii) 2,925,645 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding Parent Options. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding.

     (b) Parent has reserved (i) 3,408,749 shares of Parent Common Stock for issuance under Parent's 1993 Stock Option/Stock Issuance Plan and Parent's 1999 Stock Plan (the "PARENT STOCK PLANS") of which options to purchase 2,925,645 shares of Parent Common Stock are outstanding as of the date of this Agreement and (ii) 92,315 shares of Parent Common Stock for issuance pursuant to Parent's 1998 Employee Stock Purchase Plan (the "PARENT PURCHASE PLAN"), of which 92,315 shares are available for issuance. Section 4.04(b) of the Parent Disclosure Schedule accurately sets forth with respect to each Parent Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Parent Option; (ii) the total number of shares of Parent Common Stock that was originally subject to such Parent Option; (iii) the number of shares of Parent Common Stock that remain subject to such Parent Option, (iv) the date on which such Parent Option was granted and the term of such Parent Option; (v) the vesting schedule and vesting commencement date for such Parent Option; (vi) the exercise price per share of Parent Common Stock purchasable under such Parent Option; (vii) whether such Parent Option has been designated an "incentive stock option" as defined in Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Parent Option. No Parent Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Parent in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Parent Option; (ii) any additional benefits for any optionee under any Parent Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Parent prior to the Effective Time with respect to any Parent Option assumed by Parent or any shares of Parent Common Stock previously issued upon exercise of a Parent Option, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment.

     (c) Except as described in Section 4.04(b) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any share of capital stock of, or other equity interest in, Parent. All shares of Parent Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

     (d) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

     (e) All of the securities offered, sold or issued by Parent (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or "blue sky" laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

     (f) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, Parent. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party, or of which Parent is aware, that (i) relate to the voting, registration or disposition of any securities of Parent, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of Parent, or (iii) grant to any person or group of persons information rights.

     SECTION 4.05  Authority Relative to This Agreement.

     (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the necessary approval of the Parent stockholders, to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other
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than the approval of the Share Issuance by the Parent stockholders as described in Section 4.17 hereof and the filing and recordation of appropriate merger documents as required by the CGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

     (b) Without limiting the generality of the foregoing, (i) the Board of Directors of Parent, at a meeting duly called and held, has unanimously (A) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Parent and its stockholders, (B) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and Parent's charter documents, and (C) directed that the Share Issuance be submitted to the Parent stockholders for their approval and (D) resolved to recommend that the Parent stockholders vote in favor of the approval of the Share Issuance, (ii) the Board of Directors of Merger Sub, in an action by written consent thereof, has unanimously (A) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and Parent, its sole stockholder, (B) approved this Agreement (including the principal terms hereof), the Merger and the other transactions contemplated hereby in accordance with the provisions of the CGCL and Parent's charter documents, and (C) directed that this Agreement and the Merger be submitted to Merger Sub's sole stockholder for its approval and (D) resolved to recommend that the sole stockholder vote in favor of the approval of this Agreement (including the principal terms hereof) and the Merger, and (iii) Parent, as sole stockholder of Merger Sub, has approved and adopted this Agreement (including the principal terms thereof) and approved the Merger.

     SECTION 4.06  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.06(b) have been obtained and all filings and obligations described in Section 4.06(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any property or asset of Parent or any Parent Subsidiary is bound or affected.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any Governmental Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 4.07  Permits; Compliance.

     (a) Each of Parent and each Parent Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and each Parent Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently
                                       A-33
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proposed to be conducted (the "PARENT PERMITS"), except where the failure of
Parent and each Parent Subsidiary to possess such Parent Permits could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Parent Permit is pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Parent Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Parent Permit.

     (b) Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) any Parent Permit, except where the failure of Parent and each Parent Subsidiary to possess such Parent Permits could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.08  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1996 through the date of this Agreement (collectively, the "PARENT SEC REPORTS"). As of the respective dates they were filed (and if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has provided the Company with a true and correct copy of any draft Parent SEC Reports currently being prepared and not yet filed with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIAL STATEMENTS") was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect). The balance sheet of Parent contained in the Parent SEC Reports as of September 30, 2001 is hereinafter referred to as the "PARENT BALANCE SHEET."

     SECTION 4.09 Undisclosed Liabilities. Except for (i) Liabilities that are fully reflected or reserved against on the Parent Balance Sheet and (ii) Liabilities incurred in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since the date of the Parent Balance Sheet, Parent has not incurred any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected on, or reserved against, in a balance sheet of Parent, or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and U.S. GAAP.

     SECTION 4.10 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as contemplated by or as disclosed in this Agreement, Parent and the Parent Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Parent Material Adverse Effect and (b) Parent and

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the Parent Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 5.04(a) through 5.04(z).

     SECTION 4.11 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset owned or used by Parent or any Parent Subsidiary or any person whose liability Parent or any Parent Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a "PARENT LEGAL PROCEEDING") that could reasonably be expected, if resolved adversely to Parent, to (i) impair the operations of Parent or any Parent Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) result in losses to Parent or any Parent Subsidiary in excess of $50,000, (iii) impair the ability of Parent or any Parent Subsidiary to perform its obligations under this Agreement or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To Parent's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Parent Legal Proceeding. None of Parent or any Parent Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither Parent nor any Parent Subsidiary has any plans to initiate any material Parent Legal Proceeding against any third party.

     SECTION 4.12  Employee Benefit Plans; Labor Matters.

     (a) Schedule 4.12(a) of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, (whether legally enforceable or not, whether formal or informal and whether in writing or not) (each, a "PARENT PLAN," and collectively, the "PARENT PLANS") to which Parent or any Parent Subsidiary is a party, with respect to which Parent or any Parent Subsidiary has any obligation or which are maintained, contributed to or sponsored by Parent or any Parent Subsidiary for the benefit of any current or former employee, officer or director of Parent or any Parent Subsidiary.

     (b) Each Parent Plan is in writing and Parent has made available to the Company a true and complete copy of each Parent Plan (or a written summary where the Parent Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Parent Plan, including, without limitation, and only if applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto) required under ERISA or the Code, (iv) the most recently received Internal Revenue Service determination letter for each Parent Plan intended to qualify under Section 401(a) of the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Parent Plan, (vi) any material correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Parent Plan and (vii) each form of notice of grant and stock option agreement used to document Parent Options. Except for the Parent Plans, neither Parent nor any Parent Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement that would constitute a Parent Plan, (y) to enter into any contract or agreement to provide compensation for services to any individual, or (z) to modify, change the terms of or terminate any Parent Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (c) None of the Parent Plans is a Multi-employer Plan or a Multiple Employer Plan.

     (d) Except as otherwise required by ERISA, the Code or other applicable Federal, state, local or foreign law, none of the Parent Plans provides for the payment of separation, severance, termination or similar benefits
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

to any person, or obligates Parent or any Parent Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in ownership or control," within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Parent Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Parent Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Parent Option, whether or not contingent, or (iv) affect in any material respects any Parent Plan's current treatment under any Laws including any Tax or social contribution Law. No Parent Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by COBRA, or other applicable Federal, state, local or foreign statute or other law, and Parent has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by applicable Federal, state, local or foreign statute or other law.

     (e) Each Parent Plan is now and always has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, FMLA and the Code. Each of Parent and each Parent Subsidiary has substantially performed in all material respects all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Parent Plan. No action, claim or proceeding is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Parent, no fact or event exists which could give rise to any such action, claim or proceeding. To Parent's knowledge, neither Parent nor any ERISA Affiliate of Parent is subject to any penalty or Tax with respect to any Parent Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Parent Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither Parent nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

     (f) Each Parent Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Parent Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Parent Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Plan.

     (g) Neither Parent nor any Parent Subsidiary nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

     (h) Neither Parent nor any Parent Subsidiary has, since December 31, 1995, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to any Parent Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to Parent's knowledge, no fact or event exists which could give rise to any such challenge or disallowance.

     (i) (i) Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary or in Parent's or any Parent Subsidiary's business, and, to Parent's knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect Parent or any Parent Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to Parent's knowledge, threatened between Parent or any Parent Subsidiary and any of its employees, and neither Parent nor any Parent Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) neither Parent nor any Parent Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract to which Parent is a party and there are no grievances outstanding against Parent or any Parent Subsidiary under any such agreement or contract that are now pending before any Person or Governmental Entity or are known to Parent; (iv) there are no unfair labor practice complaints pending against Parent or any Parent Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Parent or any Parent Subsidiary, and, to Parent's knowledge, Parent and each Parent Subsidiary have not engaged in any unfair labor practice; (v) Parent and each Parent Subsidiary are currently in compliance with all material provisions of applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers' compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Parent or any Parent Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) Parent and each Parent Subsidiary has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;
(vii) no claim that is now pending before any Governmental Entity has been made against Parent or any Parent Subsidiary with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits with respect to any person currently or formerly employed by Parent or any Parent Subsidiary, and, to Parent's knowledge, no such claim has been threatened or asserted; (viii) neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) Parent and each Parent Subsidiary are in compliance with all material provisions of applicable Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Parent or any Parent Subsidiary; (x) to Parent's knowledge, Parent and each Parent Subsidiary are in compliance with all material Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) to Parent's knowledge, each employee of Parent and each Parent Subsidiary who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

     (j) Section 4.12(j) of the Parent Disclosure Schedule sets forth the name and title of each employee of Parent with the title of Vice President or higher.

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

     SECTION 4.13  Contracts.

     (a) Other than as set forth (under the appropriate subsection) in Section 4.13(a) of the Parent Disclosure Schedule neither Parent nor any Parent Subsidiary is bound by any:

          (i) employment, consulting, termination or severance agreement, contract or commitment with any officer, director or higher level employee, or member of Parent's Board of Directors;

          (ii) agreement, contract or commitment containing any covenant limiting the right of Parent or any Parent Subsidiary to engage in any line of business, acquire any property, distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights;

          (iii) agreement, contract or commitment (i) relating to the disposition or acquisition by Parent or any Parent Subsidiary after the date of this Agreement of assets not in the ordinary course of business,
     (ii) relating to the acquisition by Parent of any Parent Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which Parent or any Parent Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Parent Subsidiaries) that is material to Parent's business as currently conducted;

          (iv) joint venture, stockholder, partnership or other agreement relating to any equity ownership or profit interest;

          (v) contract relating to any outstanding commitment for capital expenditures in excess of $50,000;

          (vi) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000;

          (vii) contract providing for an "earn-out" or other contingent payment by Parent or any Parent Subsidiary involving more than $50,000 over the term of the contract;

          (viii) contract or agreement which is terminable upon or prohibits a change of ownership or control of Parent or any Parent Subsidiary;

          (ix) contract providing for the indemnification of any officer, director, employee or agent;

          (x) contract providing for any obligation of Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person; or

          (xi) any other agreement, contract, license or commitment that is material to the business of Parent and the Parent Subsidiaries, taken as a whole, as currently conducted or proposed to be conducted.

     (b) Each agreement, contract or commitment required to be disclosed in the Parent Disclosure Schedule pursuant to clauses (i) through (xi) above or set forth in Section 4.15(a) of the Parent Disclosure Schedule (any such agreement, contract or commitment, a "PARENT MATERIAL CONTRACT") (i) is valid and binding in all material respects on Parent or a Parent Subsidiary, as the case may be, and, to the knowledge of Parent, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither Parent nor any Parent Subsidiary is in breach or violation of, or default under, any material terms of any Parent Material Contract and, to the knowledge of Parent, no other party to any Parent Material Contract is in breach or violation thereof or default thereunder.

     (c) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts identified in Section 4.13(a) of the Parent Disclosure Schedule, including all amendments thereto. Section 4.13(a) of the Parent Disclosure Schedule provides an accurate description of the terms of each Parent Material Contract that is not in written form.

     (d) To Parent's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any material terms of any Parent Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Parent Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Parent Material Contract or (iv) give any entity the right to cancel, terminate or modify any Parent Material Contract.

     SECTION 4.14  Environmental Matters.

     (a) Parent and each Parent Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws, (ii) holds all material Environmental Permits necessary to conduct Parent's or each Parent Subsidiary's business and (iii) is in compliance with their respective Environmental Permits.

     (b) Neither Parent nor any Parent Subsidiary has released and, to the knowledge of Parent, no other person has released Hazardous Materials on any real property owned or leased by Parent or any Parent Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by Parent or any Parent Subsidiary.

     (c) Neither Parent nor any Parent Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction.

     (d) To the knowledge of Parent and Merger Sub, neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

     (e) None of the real property currently or formerly owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed to be listed on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

     SECTION 4.15  Intellectual Property.

     (a) Each of Parent and the Parent Subsidiaries possesses sufficient and legally enforceable rights (by ownership or license or otherwise) with respect to all Intellectual Property (as defined below) necessary to conduct their respective businesses, as previously or presently conducted, without Infringement, except for such items as have yet to be conceived or developed. "PARENT INTELLECTUAL PROPERTY" means all Intellectual Property owned by or exclusively licensed to Parent or any Parent Subsidiary. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this
Section 4.15(a) are made only to Parent's and the Parent Subsidiaries' knowledge and without having conducted any special investigation or patent or trademark search.

     (b) To the extent included in Parent Intellectual Property, Section 4.15(b)(i) of the Parent Disclosure Schedule lists (by title, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks and Marks for which registration applications are pending; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights (collectively, "PARENT SCHEDULED IP"). All items of Parent Scheduled IP (other than pending applications) are valid, enforceable and subsisting to the extent such concepts are applicable, and Company is not aware of any questions or challenges with respect thereto. All filings, registrations and related correspondence in respect of Parent Scheduled IP have been provided to the Company. No cancellation, termination, expiration or abandonment of any item of Parent Scheduled IP (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by Parent or any Parent Subsidiary. Except as referenced in written documentation previously provided to the Company (including without limitation file wrappers), neither Parent nor any

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

Parent Subsidiary is aware of any questions or challenges with respect to the patentability of any claims in any pending patent application included in Parent Intellectual Property.

     (c) Section 4.15(c)(i) of the Parent Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements (written or otherwise) to which Parent or a Parent Subsidiary is a party (or by which it or any Parent Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to use, exercise or exploit ("USE"), granted any license, lien or encumbrance regarding, or given access to any Parent Intellectual Property other than pursuant to (A) written, signed, standard form software licenses and support or maintenance agreements, and (B) nondisclosure or confidentiality agreements, and (C) agreements no longer in effect; and (ii) all licenses, sublicenses and other agreements (written or otherwise) pursuant to which Parent or a Parent Subsidiary has been or may be assigned, granted any license, authorized to Use or incurred any obligation in connection with (A) any third party Intellectual Property that has been or is incorporated or embodied in, or forms all or any part of any previous, current or proposed product, service or Intellectual Property offering of Parent or any Parent Subsidiary or
(B) any Parent Intellectual Property (other than agreements executed by employees and contractors pursuant to Parent's or a Parent Subsidiary's standard form of agreement), (iii) each agreement pursuant to which Parent or a Parent Subsidiary has deposited or is required to deposit with an escrow agent or any other person all or part of the source code for any product or service previously or currently offered or under development by Parent or any Parent Subsidiary (the "PARENT SOURCE CODE") (other than such agreements which are no longer in effect, if all Parent Source Code deposited with the escrow agent has been returned to Parent or a Parent Subsidiary) and (iv) all consulting or other agreements (written or otherwise) pursuant to which Parent or a Parent Subsidiary either (A) provides services to any person or (B) receives services from any person, other than such agreements pursuant to which Parent or the Parent Subsidiary explicitly, in writing retains or is assigned ownership of any Intellectual Property created pursuant to such arrangement. Except as disclosed on Section 4.15(c)(ii) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof, other than indemnification provisions contained in standard forms of product licenses, distribution agreements, reseller agreements, end user licenses, or other transactions. Any standard form of employee agreement, consulting agreement, product license, distribution agreement, reseller agreement, end user license, or other standard form of agreement has been clearly identified as such and provided to the Company.

     (d) No event or circumstance has occurred or exists that (with or without notice, consent or the lapse of time) could reasonably be expected to result in, and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 4.15(c)(i) of the Parent Disclosure Schedule, (ii) the loss or expiration of any material right or option by Parent or any of the Parent Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement, or (iii) the release, disclosure or delivery to any third party of any Parent Source Code. Further, each license, sublicense and agreement required to be listed on Section 4.15(c)(i) of the Parent Disclosure Schedule shall be considered, for purposes of this Agreement, to be a "PARENT MATERIAL CONTRACT" (as such term is defined and used elsewhere in this Agreement).

     (e) Except as set forth in Section 4.15(e) of the Parent Disclosure Schedule, there is, to the knowledge of Parent and the Parent Subsidiaries as of the date of this Agreement, no unauthorized Use or disclosure, and no Infringement, of any Parent Intellectual Property by any third party, including, without limitation, any employee or former employee of Parent or any of the Parent Subsidiaries. Except as set forth in Section 4.15(e) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has brought or threatened, at any time, any action, suit or proceeding against any third party for any Infringement of any Parent Intellectual Property or any material breach of any license, sublicense or agreement involving Parent Intellectual Property.

     (f) Except as set forth in Section 4.15(f) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of each item of Parent Intellectual Property with respect to which Parent or any Parent Subsidiary wishes to maintain confidentiality
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

and which is not otherwise disclosed in published patents or patent applications or registered copyrights ("PARENT CONFIDENTIAL INFORMATION"). Except as set forth in Section 4.15(f) of the Parent Disclosure Schedule, all use by and disclosure to employees or others of Parent Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. Except as set forth in Section 4.15(f) of the Parent Disclosure Schedule, none of Parent or any of the Parent Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any Parent Source Code.

     (g) Except as set forth in Section 4.15(g) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries collectively own, exclusively, all Intellectual Property that is incorporated or embodied in, or that forms part of, any product or service previously offered or currently being offered or developed by Parent or any Parent Subsidiary. Without limiting the generality of the foregoing, (i) no current or former employee or contractor of Parent or any Parent Subsidiary has any right or interest to or in any such Intellectual Property, and (ii) neither Parent nor any Parent Subsidiary currently has any ongoing or future obligation to pay any license fee, royalty, or other payment to any person with respect to the manufacturing, distribution, modification, marketing, sale or license of any product or service previously offered or currently being offered or developed by Parent or any Parent Subsidiary. Except as set forth in Section 4.15(g) of the Parent Disclosure Schedule, each current and former employee and contractor of Parent or any Parent Subsidiary has executed and delivered (and to Parent's knowledge is in compliance with) an agreement in substantially the form of Parent's standard Proprietary Information and Inventions Agreement (in the case of current or former employees) or Consulting Agreement (in the case of a contractor), which agreements provide valid written assignments to Parent or such Parent Subsidiary of all title and rights to Intellectual Property that is incorporated or embodied in, or that forms part of, any product or service previously offered or currently being offered or developed by Parent or any Parent Subsidiary, except for those current or former employees and contractors whose failure to execute and deliver such an agreement has not and would not have a Parent Material Adverse Effect.

     (h) Neither Parent nor any Parent Subsidiary has received any communication alleging or suggesting that Parent or any Parent Subsidiary has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does Parent or any Parent Subsidiary have any reason to expect that any such communication will be forthcoming. To the knowledge of Parent and the Parent Subsidiaries, neither Parent nor any Parent Subsidiary has ever, at any time, infringed, misappropriated, or otherwise violated any IP Right of any other person, nor is there any basis for a claim that Parent or any Parent Subsidiary has infringed, misappropriated or otherwise violated any IP Right of any other person.

     (i) Except as set forth in Section 4.15(i) of the Parent Disclosure Schedule, none of Parent or the Parent Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise that would conflict with the business of Parent or any Parent Subsidiary or interfere with the use of his or her best efforts to perform his or her duties for Parent and the Parent Subsidiaries.

     (j) All Parent Software is free of all viruses, worms, trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that, to Parent's or any Parent Subsidiary's knowledge, could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

     For purposes of this Agreement:

          "PARENT SOFTWARE" means any Software that (i) is material to the operation of the business of Parent or any Parent Subsidiary, or (ii) previously was or currently is being manufactured, distributed, marketed, sold, or licensed by Parent or any Parent Subsidiary.

     (k) Parent and the Parent Subsidiaries have obtained all approvals from governmental entities and other regulatory bodies necessary for exporting outside of the United States (by Parent, any Parent Subsidiary or any of their distributors, resellers or customers) any software products previously offered or currently being offered by Parent or any Parent Subsidiary and importing any such products into any country in which they are or have been distributed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, and in full force and effect.

     SECTION 4.16  Taxes.

     (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Parent or any Parent Subsidiary (collectively, "PARENT TAX RETURNS" and individually, a "PARENT TAX RETURN"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Parent Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Parent Balance Sheet (i) fully accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 2001 and Parent has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Parent Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all material liabilities for Taxes payable after September 30, 2001, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Parent Balance Sheet relating to Tax matters is true, complete and accurate in all material respects. Parent has not incurred any material Tax liability since September 30, 2001 other than in the ordinary course of business and Parent has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis. The adjusted basis of Parent's assets exceed the sum of its liabilities.

     (b) Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the best knowledge of Parent, no Parent Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 in the case of the United States, have been examined and closed. Parent (or any member of any affiliated or combined group of which Parent has been a member) has not granted any extension or waiver of the limitation period applicable to any Parent Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Parent) investigation now pending or threatened against or with respect to Parent in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Parent, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Parent, materially and adversely affect the liability of Parent for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent. Parent has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Parent is not a party to any Tax exemption or other Tax-sharing agreement or subject to an order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Parent nor any person on behalf of Parent has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by Parent. None of the assets of Parent is property that Parent is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Parent directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Parent is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Parent has not made and will not make a deemed dividend election under Treas. Reg. sec.1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Parent has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Parent has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Parent does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and Parent has not engaged in a trade or business within any foreign country. Parent has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to Parent's Taxes made during the fiscal years ending December 31, 1998, 1999 and 2000 are reflected on the Parent Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed. Parent is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. Parent is not currently and never has been subject to the reporting requirements of
Section 6038A of the Code. There is no agreement, contract or arrangement to which Parent is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Parent is not a party to any Contract, nor does it have any obligations (current or contingent) to compensate any person for excise taxes paid pursuant to Section 4999 of the Code. Parent is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Parent Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than Parent nor does Parent owe any amount under any such agreement. Parent has previously provided or made available to the Company true and correct copies of all income, franchise, and Parent Tax Returns regarding sales tax, and, as reasonably requested by the Company, prior to or following the date hereof, presently existing information statements and reports. Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code. Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 879(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Parent has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

     (c) As used in this Section 4.16, the term "Parent" means Parent and any entity included in, or required under U.S. GAAP to be included in, any of the Parent Financial Statements.

     SECTION 4.17 Vote Required. The only vote of Parent stockholders required to approve the Share Issuance is the vote prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers, Inc. (as such rule may be amended after the date hereof, the "NASD Rule")(the "Parent Stockholder Approval"). The Parent Stockholder Approval is the only vote of holders of any class or series of the capital stock of Parent necessary for Parent to effect the Merger and the transactions contemplated in this Agreement. The only vote of Parent Stockholders required to approve the amendment and restatement of the Amended and Restated Certificate of Incorporation of Parent renaming Parent as Captiva Software Corporation (the "PARENT CHARTER AMENDMENT") is the affirmative vote of the holders of at least a majority of the outstanding shares of Parent Common Stock voting in favor of the approval of the Parent Charter Amendment.

     SECTION 4.18  Assets; Absence of Liens and Encumbrances.

     (a) Neither Parent nor any of the Parent Subsidiaries owns any real property. Section 4.18 of the Parent Disclosure Schedule lists all real property leases to which Parent or any Parent Subsidiary is a party and each amendment thereto (all such leases, as amended, being the "PARENT LEASES"), and with respect to each such lease, the aggregate monthly rent payable thereunder and the expiration date thereof. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Neither Parent nor any of the Parent Subsidiaries have subleased or otherwise granted rights of use or occupancy of any of the premises subject to such leases to any other persons. Other than leaseholds created under the real property leases
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

identified in Section 4.18(a) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have no leasehold interest in any real property.

     (b) Parent and each Parent Subsidiary own, lease or have the legal right to use all of the material assets, including, without limitation, personal property (other than Intellectual Property, which is covered by Section 4.15 hereof), used or intended to be used in the conduct of the business of Parent or such Parent Subsidiary or otherwise owned, leased or used by Parent or such Parent Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by Parent or such Parent Subsidiary in or relating to the conduct of the business of Parent and each Parent Subsidiary (all such properties, assets and contract rights, together with the Parent Leases, being the "PARENT ASSETS").

     (c) Parent and each Parent Subsidiary have good and marketable title to, or, in the case of leased or subleased Parent Assets, valid and subsisting leasehold interests in, all the Parent Assets, free and clear of all Liens except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value, or materially interfere with the present or contemplated use, of the Parent Assets subject thereto or affected thereby. The equipment of Parent and the Parent Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

     SECTION 4.19 Certain Interests. Except as disclosed in Parent SEC Reports, no event has occurred that would be required to be reported currently by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

     SECTION 4.20 Insurance Policies. True and complete copies of all insurance policies to which Parent or any Parent Subsidiary is a party or is a beneficiary or named insured such policies have been provided or made available to the Company. Except as set forth in Section 4.20 of the Parent Disclosure Schedule, there have been no material claim or series of claims made under such insurance policies within the past three years. All premiums due on such policies have been paid, and, to Parent's knowledge, Parent and each Parent Subsidiary is otherwise in compliance with the terms of such policies. Neither Parent nor any Parent Subsidiary has failed to give any notice or present any material claim under any such policy in a timely fashion, except where such failure would not prejudice Parent's or any Parent Subsidiary's ability to make such a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither Parent nor any Parent Subsidiary has any knowledge of any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material premium increase with respect to any insurance policy.

     SECTION 4.21 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor (as defined in Section 4.27)) is entitled to any brokerage, finder's or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

     SECTION 4.22 State Takeover Statutes. The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to Parent, the shares of Parent Stock, the Merger or the other transactions contemplated by this Agreement.

     SECTION 4.23 Customers and Suppliers. No customer who individually accounted for more than 10% of Parent's consolidated gross revenues during the fiscal years ended December 31, 1999 and 2000 and the most recent fiscal quarter ended September 30, 2001 has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with Parent or any Parent Subsidiary, or decreased materially its usage of Parent's or any Parent Subsidiary's services or products.

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

     SECTION 4.24 Powers of Attorney. Except for powers of attorney regarding immaterial matters, there are no outstanding powers of attorney executed on behalf of Parent or any Parent Subsidiary.

     SECTION 4.25 Offers. Parent has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets of Parent and the Parent Subsidiaries with parties other than the Company.

     SECTION 4.26 Books and Records. The minute books and other similar records of Parent and each Parent Subsidiary contain complete and accurate records of all actions taken at any meetings of Parent's or each Parent Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of Parent and each Parent Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Parent and the Parent Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

     SECTION 4.27 Opinion of Financial Advisor. Parent has received the written opinion of Pacific Crest Securities Inc. (the "PARENT FINANCIAL ADVISOR"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Parent stockholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

     SECTION 4.28 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

     SECTION 4.29 Rights Agreement. Neither the execution, delivery and performance of this Agreement and the Parent Voting Agreement, nor the consummation of the Merger and the Share Issuance will result in or cause (i) any person to become or be deemed to become an Acquiring Person within the meaning, and pursuant to the terms, of that certain Rights Agreement, dated as of September 9, 1997 between Parent (f/k/a Cornerstone Imaging, Inc.) and EquiServe Trust Company, N.A., as rights agent (as has been amended from time to time, the "RIGHTS AGREEMENT"), (ii) the occurrence of a Stock Acquisition Date or a Distribution Date, in each case as defined in, and pursuant to the terms of, the Rights Agreement, or (iii) the occurrence of a Flip-in Event, as defined in, and pursuant to the terms of, the Rights Agreement.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 5.01 Conduct of the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the "PRE-CLOSING PERIOD"), the Company agrees, and shall cause each Subsidiary (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due, (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would not be materially impaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of Company.

     By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any

Subsidiary shall during the Pre-Closing Period directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except
     (A) pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement, (B) the grant and exercise of new options to purchase Company Common Stock during the Pre-Closing Period to any employee hired during the Pre-Closing Period consistent with past practice up to that number of shares in the aggregate of Company Common Stock that will be exchangeable for 25,000 shares of Parent Common Stock in the Merger or (C) as disclosed in Section 5.01(b) of the Company Disclosure Schedule;

          (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business, consistent with past practice;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

          (g) institute or settle any Company Legal Proceeding requiring a payment in excess of $25,000 individually or $75,000 in the aggregate;

          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

          (i) authorize any capital expenditure in excess of $25,000, individually or $75,000 in the aggregate;

          (j) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business, consistent with past practice;

          (k) waive or release any material right or claim, except in the ordinary course of business, consistent with past practice;

          (l) (i) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, except for increases in accordance with past practice in salaries or wages of its employees who are not its officers, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Company Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or (iv) make (or become obligated to make) any bonus payments to any of its officers or employees unless such payments are reflected in the Company Balance Sheet; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

          (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

          (n) except in the ordinary course of business and consistent with past practice, extend any offers of employment to potential employees, consultants or independent contractors with an annual salary in excess of $100,000 or terminate any existing employment relationships without cause;

          (o) amend or terminate any Company Material Contract;

          (p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
     Section 5.01;

          (q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of 30 days or less;

          (r) enter into any contract or agreement material to the business, results of operations or financial condition of the Company, other than sales contracts in the ordinary course of business;

          (s) take any action, other than reasonable and usual action in the ordinary course of business, consistent with past practice, with respect to accounting policies, principles or procedures;

          (t) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Company Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or any Subsidiary or Parent;

          (u) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Company Software granted to customers of the Company or any Subsidiary to whom the Company or any Subsidiary licenses such Company Software in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

          (v) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (w) take any action or fail to take any action that would cause there to be a Company Material Adverse Effect;

          (x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (y) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $50,000 in the aggregate; or

          (z) take, or agree in writing or otherwise to take any of the actions described in subsections (a) through (y) above, or any action which is reasonably likely to cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be able to be satisfied prior to the Termination Date.

     SECTION 5.02 Company Litigation. The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

     SECTION 5.03 Company Notification of Certain Matters. The Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate such that the condition contained in Section 7.02(a) would not be satisfied or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied such that the condition contained in Section 7.02(b) would not be satisfied and (ii) any failure or inability of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition contained in
Section 7.02(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to Parent.

     SECTION 5.04 Conduct of Business by Parent and the Parent Subsidiaries Pending the Merger. During the Pre-Closing Period, Parent agrees, and shall cause each Parent Subsidiary (except to the extent that the Company shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due, (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent.

     By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.04 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company which consent shall not be unreasonably withheld:

          (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary, except (A) pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement or (B) the grant and exercise of new options to purchase Parent Common Stock during the Pre-Closing Period to any employee hired during the Pre-Closing Period consistent with past practice up to 25,000 shares of Parent Common Stock.

          (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business, consistent with past practice;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

          (g) institute or settle any Parent Legal Proceeding requiring a payment of $25,000 individually or $75,000 in the aggregate;

          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

          (i) authorize any capital expenditure in excess of $25,000, individually or $75,000 in the aggregate;

          (j) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business, consistent with past practice;

          (k) waive or release any material right or claim, except in the ordinary course of business, consistent with past practice;

          (l) (i) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, except for increases in accordance with past practice in salaries or wages of its employees who are not its officers, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Parent Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or (iv) make (or become obligated to make) any bonus payments to any of its officers or employees unless such payments are reflected in the Parent Balance Sheet; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

          (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Parent Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Parent Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Parent Disclosure Schedule;

          (n) extend any offers of employment to potential employees, consultants or independent contractors with an annual salary in excess of $100,000 or terminate any existing employment relationships without cause;

          (o) amend or terminate any Parent Material Contract;

          (p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
     Section 5.04;

          (q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of 30 days or less;

          (r) enter into any contract or agreement material to the business, results of operations or financial condition of Parent, other than sales Contracts in the ordinary course of business;

          (s) take any action, other than reasonable and usual action in the ordinary course of business, consistent with past practice, with respect to accounting policies, principles or procedures;

          (t) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Parent Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Parent or any Parent Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or any Parent Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of Parent;

          (u) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Parent Intellectual Property, in whole or in part, (ii) grant any license with respect to any Parent Intellectual Property, other than a license of Parent Software granted to customers of Parent or any Parent Subsidiary to whom Parent or any Parent Subsidiary licenses such Parent Software in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Parent Intellectual Property, unless such Parent Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

          (v) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (w) take any action or fail to take any action that would cause there to be a Parent Material Adverse Effect;

          (x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (y) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $50,000 in the aggregate; or

          (z) take, or agree in writing or otherwise to take, or intentionally omit to take, any of the actions described in subsections (a) through (y) above, or any action which is reasonably likely to cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be able to be satisfied prior to the Termination Date.

     SECTION 5.05 Parent Litigation. Parent shall notify the Company in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by Parent to be threatened against Parent or any of its officers, directors, employees or stockholders in their capacity as such.

     SECTION 5.06 Parent Notification of Certain Matters. Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate such that the condition contained in Section 7.01(a) would not be satisfied or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied such that the condition contained in Section 7.01(b) would not be satisfied and (ii) any failure or inability of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition contained in
Section 7.01(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the Company.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01  Registration Statement; Joint Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and Parent shall file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the "JOINT PROXY STATEMENT") relating to the respective meetings of the Company shareholders (the "COMPANY SHAREHOLDERS' MEETING") to be held to consider approval of the Company Charter Amendment, the Merger and this Agreement (including the principal terms hereof) and of the Parent stockholders (the "PARENT STOCKHOLDERS' MEETING") to be held to consider approval of the Share Issuance and the Parent Charter Amendment and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments and supplements thereto, the "REGISTRATION STATEMENT") in which the Joint Proxy Statement shall be included as part of the prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued to the shareholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement. Prior to the Effective Time, Parent shall use its reasonable best efforts to obtain all applicable approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified as may be required under the securities law of every jurisdiction of the United States in which any registered holder of Company Shares has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable, but in no event later than the third business day, after the Registration Statement shall have become effective, each of Parent and the Company shall mail or cause to be mailed the Joint Proxy Statement to their respective stockholders. The Registration Statement shall register for resale the shares of Parent Common Stock received in the Merger by each affiliate (within the meaning of Rule 145 of the Securities Act) of the Company that is not an affiliate (within the meaning of Rule 144 of the Securities Act) of Parent immediately following the Effective Time, and shall include the information required by Item 7 of Form S-4 and Item 507 of Regulation S-K under the Securities Act for the benefit of such affiliates as selling stockholders of the number of shares of Parent Common Stock received in the Merger. If required by applicable Legal Requirements after the Effective Time, Parent shall file a post-effective amendment on Form S-3 to the Registration Statement (the "S-3 AMENDMENT") which shall include a resale prospectus for the selling stockholders of the number of shares of Parent Common Stock received by them in the Merger, and Parent shall keep the S-3 Amendment effective until the earlier of one year after the Effective Time or the date of final sale by the selling stockholders of all shares of Parent Common Stock registered on the S-3 Amendment.

     (b) Subject to paragraph (c) of this Section 6.01, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the shareholders of the Company to vote in favor of approving the Company Charter Amendment, this Agreement (including the principal terms hereof) and the Merger (the "COMPANY BOARD RECOMMENDATION") and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

     (c) Prior to the approval of this Agreement and the approval of the Merger by the requisite vote of the shareholders of the Company, nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending, modifying or changing the Company Board Recommendation if (i) a Company Superior Proposal (as defined in Section 6.05(c) below) is made to the Company and is not withdrawn, (ii) the Company shall have promptly, but in no event more than 24 hours after receiving such Company Superior Proposal, provided written notice to Parent advising Parent that the Company has received a Company Superior Proposal, specifying the terms and conditions of such Company Superior Proposal in reasonable detail and identifying the person or entity making such Company Superior Proposal (a "NOTICE OF COMPANY SUPERIOR PROPOSAL"), (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Company Superior Proposal, made an offer that the Company's Board of Directors by a majority vote determines in its good faith judgment to be at least as favorable to the Company and its shareholders as such Company Superior Proposal (it being agreed that the Company's Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure to withhold, withdraw, amend, modify or change such recommendation would create a substantial risk of liability for breach of its fiduciary obligations to the Company and its shareholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.05 and shall have complied with this Section 6.01(c). The Company shall provide Parent with reasonable advance notice of any meeting of the Company's Board of Directors (provided that in no event shall such notice be given less than 36 hours prior to any such meeting) at which the Company's Board of Directors is reasonably expected to consider any Company Acquisition Transaction (as defined in Section 6.05(b) below). Subject to applicable Law, nothing contained in this Section 6.01(c) shall limit the Company's obligation to convene and hold the Company Shareholders' Meeting (regardless of whether the Company Board Recommendation shall have been withheld, withdrawn, amended, modified or changed).

     (d) Subject to paragraph (e) of this Section 6.01, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of the Share Issuance and the Parent Charter Amendment (the "PARENT BOARD RECOMMENDATION") and neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the Parent Board Recommendation. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if such recommendation shall no longer be unanimous.

     (e) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of Parent, nothing in this Agreement shall prevent the Parent's Board of Directors from withholding, withdrawing, amending, modifying or changing the Parent Board Recommendation if
(i) a Parent Superior Proposal (as defined in Section 6.06(c) below) is made to Parent and is not withdrawn, (ii) Parent shall have promptly, but in no event more than 24 hours after receiving such Company Superior Proposal, provided written notice to the Company advising the Company that Parent has received a Parent Superior Proposal, specifying the terms and conditions of such Parent Superior Proposal in reasonable detail and identifying the person or entity making such Parent Superior Proposal (a "NOTICE OF PARENT SUPERIOR PROPOSAL"),
(iii) the Company shall not have, within five business days of the Company's receipt of the Notice of Parent Superior Proposal, made an offer that the Parent's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a reputable financial advisor) to be at least as favorable to Parent and its stockholders as such Parent Superior Proposal (it being agreed that the Parent's Board of Directors shall convene a meeting to consider any such offer by the Company promptly following the receipt thereof), (iv) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that, in light of such Parent Superior Proposal, the failure to withhold, withdraw, amend, modify or change such recommendation would create a substantial risk of liability for breach of its fiduciary obligations to Parent and its stockholders under applicable Law and (v) Parent shall not have violated any of the restrictions set forth in
Section 6.06 and shall have complied with this Section 6.01(e). Parent shall provide the Company with reasonable advance notice of any meeting of the Parent's Board of Directors at which the Parent's Board of Directors (provided that in no event shall such notice be given less than 36 hours prior to any such meeting) is reasonably expected to consider any Parent Acquisition Transaction (as defined in Section 6.06(b) below). Subject to applicable Law, nothing contained in this

Section 6.01(e) shall limit the Parent's obligation to convene and hold the Parent Stockholders' Meeting (regardless of whether the Parent Board Recommendation shall have been withheld, withdrawn, amended, modified or changed).

     (f) Subject to Sections 6.01(c) and (e) with respect to the Company Board Recommendation or the Parent Board Recommendation, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Registration Statement, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (g) The information supplied by Parent for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) any time the Joint Proxy Statement is mailed to the stockholders of the Company and/or Parent, (iii) the time of the Company Shareholders' Meeting, (iv) the time of the Parent Stockholders' Meeting, and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement is discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (h) The information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) any time the Joint Proxy Statement is mailed to the stockholders of the Company and/or Parent, (iii) the time of the Company Shareholders' Meeting, (iv) the time of the Parent Stockholders' Meeting and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement is discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (i) At or prior to the filing of the Form S-4 Registration Statement, Parent, Merger Sub and the Company shall execute and deliver to Gunderson Dettmer and Cooley Godward certificates as contemplated in Section 6.09 of this Agreement. At the Effective Time, Parent, Merger Sub and the Company shall each confirm to Gunderson Dettmer and Cooley Godward the accuracy and completeness as of the Effective Time of the certificates delivered pursuant to the immediately preceding sentence. Following delivery of such certificates, each of Parent and the Company shall use its reasonable efforts to cause Gunderson Dettmer and Cooley Godward, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely of the certificates referred to in this Section 6.02(i).

     SECTION 6.02 Company Shareholders' Meeting. The Company shall (i) call and hold the Company Shareholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Company

Charter Amendment, this Agreement (including the principal terms hereof) and the Merger; IT BEING EXPRESSLY UNDERSTOOD that the shareholder approval of the Merger and the shareholder approval of the Company Charter Amendment shall be contingent upon each other, (ii) use its reasonable best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold such Company Shareholders' Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger and this Agreement (including the principal terms hereof), and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the CGCL, to obtain such approvals, in each case in compliance with applicable Laws.

     SECTION 6.03 Parent Stockholders' Meeting. Parent shall (i) call and hold the Parent Stockholders' Meeting as promptly as practicable for the purpose of obtaining the approval of the Share Issuance and the Parent Charter Amendment by the Parent stockholders, (ii) use its reasonable best efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold such Parent Stockholders' Meeting within 45 days after the date on which the Registration Statement becomes effective. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance and the Parent Charter Amendment, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the NASD Rule, to obtain such approval in compliance with applicable Laws.

     SECTION 6.04  Access to Information; Confidentiality; Legal Proceedings

     (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, each of Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, "REPRESENTATIVES") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as the other party or its Representatives may reasonably request.

     (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated August 16, 2001, as amended (the
"CONFIDENTIALITY AGREEMENT"), between the Company and Parent.

     (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

     (d) Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, action, investigation or proceeding (each a "Legal Proceeding") by or before any Person or Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement once such party has knowledge of any such Legal Proceeding, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from such Person or any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any applicable Laws, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding relating to the Merger or any of the other transactions contemplated by this Agreement. In addition, except (i) as may be prohibited by any Governmental Body or by any applicable Laws or (ii) as could be reasonably expected to limit or restrict either party's ability to claim that any information is subject to the attorney-client privilege, in connection with any Legal Proceeding under or relating to the Merger or any of the other transactions contemplated by this Agreement, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     SECTION 6.05  No Company Solicitation of Transactions.

     (a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or could reasonably be expected to lead to, any Company Acquisition Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Company Acquisition Transaction, or agree to or endorse any Company Acquisition Transaction, or authorize or permit any of its Representatives to take any such action. If any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Company Acquisition Transaction is made, the Company shall notify Parent within 24 hours of the receipt thereof and inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material relating thereto. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Acquisition Transaction. The Company shall not release any third party (other than Parent) from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and shall use its reasonable best efforts to enforce each such arrangement at the request of Parent. Notwithstanding anything to the contrary in this Section 6.05, the Company's Board of Directors may furnish information to, and enter into discussions with, a person who has made (and has not withdrawn) an unsolicited, written, bona fide proposal or offer regarding a Company Acquisition Transaction if the Company's Board of Directors has (i) reasonably concluded after consultation with a reputable financial advisor that such proposal or offer could reasonably be expected to lead to a Company Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Company Superior Proposal, the failure to furnish such information or enter into discussions would create a substantial risk of liability for breach of its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least three business days prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has taken any actions inconsistent with this
Section 6.05(a); provided further, however, that the Company's Board of Directors shall furnish to Parent all information provided to the person who has made the Company Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Company Superior Proposal. The Company shall not be entitled to enter into any letter of intent or similar document or any agreement (other than a confidentiality agreement as permitted by this Section 6.05) contemplation or otherwise relating to a Company Superior Proposal unless and until this Agreement is terminated pursuant to
Article VIII hereof and the Company has paid in cash to Parent all amounts due pursuant to Section 8.05. Without limiting the generality of the foregoing, for all purposes under this Agreement other than clause (vi) of Section 8.01(d), the Company acknowledges and agrees that any violation of any of the restrictions set forth in this Section 6.05 by any Representative of the Company, whether or not such Representative is purporting to act on behalf of any of the Company, shall be deemed to constitute a breach of this Section 6.05 by the Company.

     (b) For purposes of this Agreement, a "COMPANY ACQUISITION TRANSACTION" means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or any offer to purchase directly from the Company, 20% or more of the outstanding voting securities of the Company; (iv) any solicitation in opposition to approval by the Company shareholders of this Agreement or the Company Charter Amendment; or
(v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

     (c) A "COMPANY SUPERIOR PROPOSAL" means an unsolicited written bona fide offer made by a third party to consummate a Company Acquisition Transaction (i) that is not attributable to a material breach by the Company of Section 6.05(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith reasonable judgment (based on the written advice of a reputable financial advisor), to be more favorable to the Company shareholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer committed or likely, in the reasonable good faith judgment of the Company's Board of Directors (based on the written advice of a reputable financial adviser), to be obtained by such third party on a timely basis.

     (d) The Company agrees not to release any Person (other than Parent) from or waive any provision of any confidentiality, "STANDSTILL " or similar agreement to which the Company is a party and will use its reasonable best efforts to enforce each such agreement at the request of Parent. The Company also will promptly request each Person (other than Parent) that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Company Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

     SECTION 6.06  No Parent Solicitation of Transactions.

     (a) Parent will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or could reasonably be expected to lead to, any Parent Acquisition Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Parent Acquisition Transaction, or agree to or endorse any Parent Acquisition Transaction, or authorize or permit any of its Representatives to take any such action. If any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Parent Acquisition Transaction is made, Parent shall notify the Company within 24 hours of the receipt thereof and as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to the Company a copy of such proposal, offer, inquiry or contact and any other written material relating thereto. Parent immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Parent Acquisition Transaction. Parent shall not release any third party (other than the Company) from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and shall use its reasonable best efforts to enforce each such arrangement at the request of the Company. Notwithstanding anything to the contrary in this Section 6.06, the Parent's Board of Directors may furnish information to, and enter into discussions with, a person who has made (and has not withdrawn) an unsolicited, written, bona fide proposal or offer regarding a Parent Acquisition Transaction if the Parent's Board of Directors has (i) reasonably concluded after consultation with its financial advisor that such proposal or offer could reasonably be expected to lead to a Parent Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Parent Superior Proposal, the failure to furnish such information or enter into discussions would create a substantial risk of liability for breach of its fiduciary obligations to the Parent and its stockholders under applicable Law,
(iii) provided written notice to the Company of its intent to furnish information or enter into discussions with such person at least three business days prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to Parent than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that Parent has taken any actions inconsistent with this Section 6.06(a); provided further, however, that

Parent's Board of Directors shall furnish to the Company all information provided to the person who has made Parent Superior Proposal to the extent that such information has not been previously provided to the Company and shall keep the Company promptly and reasonably informed as to the status of any discussions regarding such Company Superior Proposal. Parent shall not be entitled to enter into any letter of intent or similar document or any agreement (other than a confidentiality agreement as permitted by this Section 6.06) contemplation or otherwise relating to a Parent Acquisition Transaction unless and until this Agreement is terminated pursuant to Article VIII hereof and Parent has paid in cash to the Company all amounts due pursuant to Section 8.05. Without limiting the generality of the foregoing, for all purposes under this Agreement other than clause (vi) of Section 8.01(e), Parent acknowledges and agrees that any violation of any of the restrictions set forth in this Section 6.06 by any Representative of Parent, whether or not such Representative is purporting to act on behalf of any of Parent, shall be deemed to constitute a breach of this
Section 6.06 by Parent.

     (b) For purposes of this Agreement, a "PARENT ACQUISITION TRANSACTION" means any of the following involving Parent (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Parent and Parent Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or any offer to purchase directly from Parent, 20% or more of the outstanding voting securities of Parent; (iv) any solicitation in opposition to approval by the Parent stockholders of the Share Issuance; or (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Parent.

     (c) A "PARENT SUPERIOR PROPOSAL" means an unsolicited written bona fide offer made by a third party to consummate a Parent Acquisition Transaction (as defined below) (i) that is not attributable to a material breach by Parent of
Section 6.06(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of Parent determines, in its good faith reasonable judgment (based on the written advice of a reputable financial advisor), to be more favorable to Parent stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer committed or likely, in the reasonable good faith judgment of Parent's Board of Directors (based on the written advice of a reputable financial adviser), to be obtained by such third party on a timely basis.

     (d) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     (e) Parent agrees not to release any Person (other than the Company) from or waive any provision of any confidentiality, "STANDSTILL" or similar agreement to which Parent is a party and will use its reasonable best efforts to enforce each such agreement at the request of the Company. Parent also will promptly request each Person (other than the Company) that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Parent Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of Parent.

     SECTION 6.07  Employee Benefits Matters.

     (a) All employees of the Company and the Company Subsidiaries shall continue in their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates' employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent's benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company's and each Subsidiary's benefit plans. Each continuing employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with the Company credited under a similar benefit plan or program prior to the Closing Date.

     (b) During the Pre-Closing Period Parent and the Company may agree that the Company take all necessary corporate action to terminate its 401(k) plan (the "401(K) PLAN") effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent and the Company have so agreed, Parent shall receive from the Company evidence that the Company's Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately preceding the Closing Date.

     (c) With respect to all stock purchase, stock option and stock award agreements (including any restricted stock, stock purchase, stock option or stock award agreement under the Company Stock Plan) between the Company and any current or former employee, director, consultant or founder effective as of the Effective Time, any and all rights of repurchase and rights of first refusal under each such agreement shall be assigned to Parent (or to such other entity as Parent shall designate) by virtue of the Merger and without any further action on the part of the Company, such assignment to be effective as of the Effective Time.

     SECTION 6.08  Further Action; Consents; Filings; Takeover Laws.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement,
(ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings and shall provide to each other copies of such filings for review in advance of submitting such filings.

     (b) During the Pre-Closing Period, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company. Each party shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

     (c) If any Takeover Law (as defined below) may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and within the authority of the applicable Board of Directors so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement. "TAKEOVER LAWS" means (1) any "moratorium," "control share," "fair price," "supermajority," "affiliate transactions," "business combination" or other state antitakeover laws and regulations and (2) Section 203 of the DGCL.

     SECTION 6.09  Plan of Reorganization.

     (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. During the Pre-Closing Period, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to Cooley Godward LLP ("COOLEY GODWARD") (counsel to the Company) or Gunderson Dettmer (counsel to Parent), at the date of the legal opinions referred to below, certificates substantially in compliance with Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(d), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions, or (ii) why Cooley Godward or Gunderson Dettmer would not be able to deliver the opinions required by Sections 7.02(d) and 7.03(d).

     (c) As of the date hereof, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Gunderson Dettmer or Cooley Godward, at the date of the legal opinions referred to below, certificates substantially in compliance with the Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(d), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions, or (ii) why Gunderson Dettmer or Cooley Godward would not be able to deliver the opinions required by Sections 7.02(d) and 7.03(d).

     SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, neither the Company nor Parent shall issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written agreement of the Company and Parent unless the disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required under applicable Laws or any other rule that Parent must comply with in connection with the listing of its Common Stock on The Nasdaq National Exchange.

     SECTION 6.11 Affiliate Agreements. The Company shall cause each Affiliate to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as EXHIBIT E.

     SECTION 6.12  Indemnification of Officers and Directors

     (a) For a period of six years from and after the Closing Date, Parent agrees to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company (the "INDEMNIFIED PERSONS") to the same extent that the officers and directors are indemnified by the Company as of the date of this Agreement pursuant to the Company's Articles of Incorporation and Bylaws, employment agreements or indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no facts exist that would serve as a valid legal basis for any such claim for indemnification.

     (b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to claims arising from facts or events that occurred prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by Parent for the benefit of its current officers and directors as of the date of this Agreement (the "EXISTING POLICY") or a new policy providing comparable coverage containing terms and conditions, taken as a whole, that are no less advantageous to the Indemnified Persons than the terms of conditions in the Existing Policy would be to the Indemnified Persons if such policy covered such persons; provided, however, that Parent shall not be required to pay annual premiums for the Existing Policy (or for any combination of the Existing Policy and any substitute or additional policies) in excess of 150% of the annual premium payable under the Existing Policy as of the date hereof. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed 150% of such current annual premium, Parent shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of such current annual premium.

     (c) This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the officers and directors and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, Parent shall use best efforts to ensure that the successors and assigns of the Company or the Surviving Corporation, as the case may be, are subject to and honor the indemnification obligations set forth in this Section 6.12.

     SECTION 6.13 Section 16 Relief. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Shares, and of options for Parent Common Stock upon assumption of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). "SECTION 16 INFORMATION" shall mean information regarding the Company Insiders, the number of shares of the Company Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "COMPANY INSIDERS" shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

     SECTION 6.14 WARN Act. The parties agree to consult with each other on the need for and timing of notices pursuant to the Worker Adjustment and Retraining Notification Act, as amended (the "WARN ACT"). Prior to the Closing, the Company agrees that, if reasonably requested by Parent, it shall, on behalf of Parent and Merger Sub, issue such notices as are required under the WARN Act to its employees when requested by Parent in order to comply with the applicable provisions of the WARN Act or any similarly applicable state or local law. Any such request by Parent shall be given in time to permit the Company to issue notices sufficiently in advance of any lay-off or closing of any offices so that neither Parent nor any subsidiary of Parent shall be liable under the WARN Act for any penalty or payment in lieu of notice to any employee or Governmental Entity. Parent and the Company shall cooperate in the preparation and giving of such notices, and no such notices shall be given without the approval of Parent and Company, which approval shall not be reasonably withheld.

     SECTION 6.15 Conversion Schedule. The Company and Parent shall prepare a final schedule as of the Effective Time (the "FINAL CONVERSION SCHEDULE"), and an officer of each party shall certify the Final Conversion Schedule with respect to the information prepared by such party.

     SECTION 6.16 Lock-Up. The Company shall use reasonable efforts to obtain an executed Company Lock-Up Agreement, in the form attached hereto as EXHIBIT F (each a "COMPANY LOCK-UP AGREEMENT") from each of the Company shareholders.

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     SECTION 6.17  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.18 Company Capitalization. An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.

     SECTION 6.19 Parent Capitalization. An updated Section 4.04 of the Parent Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of Parent between the date hereof and the Effective Time shall be delivered by Parent to the Company on the Closing Date.

     SECTION 6.20 Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall use its reasonable best efforts to cause the Parent Shares being issued in the Merger to be approved for quotation (subject to official notice of issuance) on The Nasdaq National Market.

     SECTION 6.21 Note Amendment. From and after the date on which the Registration Statement is declared effective by the SEC until the Effective Time, the Company and Parent will exercise their respective reasonable best efforts to ensure that all of the holders of outstanding Notes have executed and delivered to the Company the Note Amendment Agreement, the Amended Notes and the Note Conversion Agreement.

     SECTION 6.22 Parent Charter Amendment. Parent shall use its reasonable best efforts to obtain the approval of its stockholders of the Parent Charter Amendment which shall include the submission of such amendment to the Parent stockholders in connection with the Parent Stockholder Meeting.

     SECTION 6.23 Company Investors' Rights Agreement. The Company shall use reasonable efforts to obtain the agreement of its shareholders necessary to terminate that certain Amended and Restated Investors' Rights Agreement dated August 1, 2000, including the delivery of a consent to such effect as part of the mailing to its shareholders for the purpose of delivering the Joint Proxy Statement.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Company Shareholder Approval. The Company Charter Amendment and this Agreement (including the principal terms hereof) shall have been approved by the Company Shareholder Approval in accordance with the CGCL and the Company's Articles of Incorporation and Bylaws;

          (b) Parent Stockholder Approval. The Share Issuance shall have been approved by the Parent Stockholder Approval in accordance with the NASD Rule and Parent's Bylaws;

          (c) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "ORDER") which is then in effect and has the effect of making the Merger, the Company Charter Amendment or the Share Issuance illegal or otherwise prohibiting consummation of the Merger in accordance with the terms of this Agreement;

          (d) No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding to which a Governmental Entity is a party
     (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that would cause a Parent Material Adverse Effect after the Effective Time (taking into account the combined operations of Parent and the Company) or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company after the Effective Time of any material portion of their respective businesses or assets;

          (e) No Other Litigation. There shall not be pending any Legal Proceeding related to the transactions contemplated by this Agreement in which, in the reasonable judgment of either Parent or the Company, there is a reasonable possibility of an outcome that would have a Parent Material Adverse Effect after the Effective Time (taking into account the combined operations of Parent and the Company);

          (f) Compliance with the Securities Act. The Registration Statement relating to the issuance of the shares of Parent Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

          (g) Listing on NASDAQ. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on The Nasdaq National Market;

          (h) Company Charter Amendment. The Company Charter Amendment shall have become effective in accordance with the provisions of the CGCL;

          (i) Dissenters. As of the date of the Company Shareholder Meeting, shareholders holding no more than 7.5% of the Company Shares (other than any Company Shares to be canceled pursuant to Section 2.01(a)(ii)) shall have perfected their dissenters' right in accordance with Chapter 13 of the CGCL;

          (j) Conversion of Company Preferred Stock. Sufficient holders of Company Preferred Stock shall have elected to convert the Company Preferred Stock into Company Common Stock such that all of the Company Preferred Stock may be converted into shares of Company Common Stock in accordance with the Company's Articles of Incorporation, and each holder thereof shall have been given or shall have waived prior notice of the consummation of the Merger.

          (k) Note Amendment. The holders of at least 50% of the principal amount of the Senior Convertible Notes and the holders of at least 50% of the principal amount of the 2000 Senior Notes shall have executed and delivered to the Company the Note Amendment and their respective Amended Notes; and

          (l) Note Conversion Election. The holders of at least 75% of the principal amount of the Notes shall have, effective upon the Closing, elected to convert their Amended Notes into shares of Company Common Stock pursuant to the Note Conversion Agreement and shall have executed and delivered to the Company the Note Conversion Agreement, as provided for in the Amended Notes.

          (m) Parent Name Change. Parent shall have changed its name to "Captiva Software Corporation" effective as of the Effective Time.

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Article 3 of this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) and Parent shall have received a certificate to that effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company; provided, however, that for the purposes of this paragraph, such representations and warranties shall be deemed to be accurate unless the failure or failures of such representations and warranties to be accurate, either individually or in the aggregate, has had or could reasonably be expected to have, a Company Material Adverse Effect; it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Company Material Adverse Effect qualifications or qualification regarding materiality, and any similar qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded;

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Parent shall have received a certificate to that effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company;

          (c) Approvals. The Company shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, or (ii) set forth in Section 7.02(c) of the Company Disclosure Schedule;

          (d) Tax Opinion of Parent's Counsel. Parent shall have received the opinion of Gunderson Dettmer, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer of certificates from each of Parent, Merger Sub and the Company as contemplated in Section 6.09 of this Agreement. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent's counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Parent if Cooley Godward, counsel to the Company, renders such opinion to Parent;

          (e) Affiliate Agreements. Each of the Affiliates of the Company set forth on Schedule 7.02(e) attached hereto shall have executed and delivered to Parent an Affiliate Agreement and such agreement shall remain in full force and effect and shall not have been anticipatorially breached or repudiated by any of such Affiliates;

          (f) Secretary's Certificate. Parent shall have received a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company's current Articles of Incorporation and Bylaws, a copy of the resolutions of the Company's Board of Directors approving and adopting this Agreement and the transactions relating hereto and the Company Shareholder Approval obtained at the Company Shareholder Meeting;

          (g) FIRPTA. Parent shall have received a certificate of the Company that the Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

          (h) Termination of Company's Agreements. Parent shall have been furnished evidence reasonably satisfactory to it that (i) all rights granted by the Company to its shareholders under the Company's Shareholders' Agreement dated October 6, 1994, as amended, and the Security Agreement by the Company in favor of the holders of the Notes dated August 1, 2000, (ii) all of the rights granted to Enterprise Partners III, L.P. ("ENTERPRISE") pursuant to the letter agreement from the Company to Enterprise dated October 6, 1994, and (iii) all of the board observation and management related rights granted to Nissho Electronics Corporation shall have been terminated prior to the Closing.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article 4 of this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) and the Company shall have received a certificate to that effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial

     Officer of Parent; provided, however, that for the purposes of this paragraph, such representations and warranties shall be deemed to be accurate unless the failure or failures of such representations and warranties to be accurate, either individually or in the aggregate, has had or could reasonably be expected to have, a Parent Material Adverse Effect; it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Parent Material Adverse Effect qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded;

          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and the Company shall have received a certificate to that effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent;

          (c) Approvals. Parent shall have received, each in form and substance reasonably satisfactory to the Company, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, or (ii) set forth in Section 7.03(c) of the Parent Disclosure Schedule;

          (d) Tax Opinion of Company's Counsel. The Company shall have received the opinion of Cooley Godward, counsel to the Company, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of
     Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Cooley Godward of certificates from each of Parent, Merger Sub and the Company as contemplated in Section 6.09 of this Agreement. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if the Company's counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to the Company if Gunderson Dettmer, counsel to Parent, renders such opinion to the Company;

          (e) Secretary's Certificate. The Company shall have received a certificate executed by the Secretary of Parent attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of Parent's current Certificate of Incorporation and Bylaws, a copy of the resolutions of Parent's Board of Directors approving and adopting this Agreement and the transactions relating hereto and the Parent Shareholder Approval obtained at the Parent Stockholder Meeting; and

          (f) Board and Resignations and Elections. Parent shall have received written letters of resignation that shall have not been revoked or rescinded from each of John Finegan, Thomas T. van Overbeek and Daniel D. Tompkins in each case effective at the Effective Time, and the Board of Directors of Parent shall have duly adopted by unanimous vote or by a majority vote at a meeting of such Board of Directors prior to the receipt of the aforementioned resignations resolutions that shall not have been revoked or rescinded electing Reynolds C. Bish, Mel S. Lavitt and Jim Berglund, effective at the Effective Time, to fill the vacancies created by the aforementioned resignations

                                  ARTICLE VIII

                  TERMINATION, AMENDMENT, WAIVER AND EXPENSES

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time,

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

notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Parent or the shareholders of the Company, as applicable, as follows:

          (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before May 31, 2002 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger;

          (d) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes the Company Board Recommendation in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Company Acquisition Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Acquisition Transaction, (iii) the Board of Directors of the Company fails to reject a Company Acquisition Transaction within 10 days following public announcement or receipt by the Company of the proposal for such Company Acquisition Transaction; it being understood that taking no position or indicating its inability to take a position does not constitute a rejection of such Company Acquisition Transaction, (iv) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation or shall have failed to hold the Company Shareholder Meeting as promptly as practicable and in any event within 45 days after the Registration Statement is declared effective, (v) the Company's Board of Directors fails to reaffirm the Company Board Recommendation within five business days after Parent requests in writing that such recommendation be reaffirmed,
     (vi) the Company shall have willfully breached its obligations under
     Section 6.05;

          (e) by the Company if (i) the Board of Directors of Parent withholds, withdraws, amends, modifies or changes the Parent Board Recommendation in a manner adverse to the Company or shall have resolved to do so, (ii) the Board of Directors of Parent shall have recommended to the stockholders of Parent a Parent Acquisition Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Parent Acquisition Transaction, (iii) the Board of Directors of Parent fails to reject a Parent Acquisition Transaction within 10 days following public announcement or receipt by Parent of the proposal for such Parent Acquisition Transaction; it being understood that taking no position or indicating its inability to take a position does not constitute a rejection of such Parent Acquisition Transaction, (iv) Parent shall have failed to include in the Joint Proxy Statement the Parent Board Recommendation or shall have failed to hold the Parent Stockholder Meeting as promptly as practicable and in any event within 45 days after the Registration Statement is declared effective, (v) the Parent's Board of Directors fails to reaffirm the Parent Board Recommendation within five business days after Parent requests in writing that such recommendation be reaffirmed or (vi) Parent shall have willfully breached its obligations under Section 6.06;

          (f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that any of the conditions set forth in Sections 7.02(a) and 7.02(b), as applicable, would not be satisfied as of such subsequent date ("TERMINATING COMPANY BREACH"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within

     30 days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured);

          (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that any of the conditions set forth in Sections 7.03(a) and 7.03(b), as applicable, would not be satisfied as of such subsequent date ("TERMINATING PARENT BREACH"); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective best efforts and for so long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(g) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured);

          (h) by either Parent or the Company if (i) the Company Shareholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company shareholders shall have taken a final vote on a proposal to approve this Agreement (including the principal terms hereof), the Company Charter Amendment and the Merger, and (ii) the Company Charter Amendment, this Agreement (including the principal terms hereof) or the Merger shall not have been approved at such meeting by the Company Shareholder Approval (and shall not have been approved at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(j) if the failure to obtain the Company Shareholder Approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

          (i) by either Parent or the Company if (i) the Parent Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Parent stockholders shall have taken a final vote on the Share Issuance, and (ii) the Share Issuance shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(k) if the failure to obtain the Parent Stockholder Approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

          (j) by Parent or the Company if the condition set forth in Section 7.01(l) has not been satisfied by the Termination Date, provided, however, a party may not terminate this Agreement pursuant to this Section 8.01(j) if the failure to satisfy such condition or failure to close is principally due to the failure or refusal of such party to perform or observe the covenants or agreements contained herein to be performed or observed by it at or prior to the Effective Time.

     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that
(i) Section 6.04(b), Sections 8.02, 8.03, 8.04, 8.05, and 8.06 and Article IX
shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) after any approval of this Agreement (including the principal terms hereof) by the shareholders of the Company, no amendment shall be made which by Law would require further approval of the shareholders of the Company without the further approval of the shareholders of the Company, (ii) after any approval of the Share Issuance by the stockholders of Parent, no amendment shall be made which by Law would require further approval of the stockholders of Parent without the further approval of the stockholders of Parent and (iii) no amendment shall be made which would adversely affect the tax consequences of the

Merger to the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 8.05  Expenses.

     (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except the Company shall pay fifty percent of the first $20,000 of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement. "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approval, the filing of any required notices and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

     (b) The Company agrees that the Company shall pay to Parent an amount equal to all of Parent's Expenses up to $250,000 if Parent shall terminate this Agreement pursuant to Section 8.01(d) or either Parent or the Company shall terminate the Agreement pursuant to Section 8.01(h) or (j).

     (c) The Company agrees that the Company shall pay to Parent an additional $100,000 of Parent's Expenses if (i) this Agreement is terminated by Parent pursuant to Section 8.01(d) or by either Parent or the Company pursuant Section 8.01(h) and (ii) the Company shall have, within 4 months of the date of such termination, entered into an agreement to consummate a Company Acquisition Transaction; provided, however, in no event shall the Company be obligated pursuant to the provisions of this Section 8.05 to pay to Parent in the aggregate more than $350,000.

     (d) Parent agrees that Parent shall pay to the Company an amount equal to all of the Company's Expenses up to $250,000 if the Company shall terminate this Agreement pursuant to Section 8.01(e) or either Parent or the Company shall terminate the Agreement pursuant to Section 8.01(i).

     (e) Parent agrees that Parent shall pay to the Company an additional $100,000 of Company Expenses if (i) this Agreement is terminated by the Company pursuant to Section 8.01(e) or by either Parent or the Company pursuant Section 8.01(i) and (ii) Parent shall have, within 4 months of the date of such termination, entered into an agreement to consummate a Parent Acquisition Transaction; provided, however, in no event shall Parent be obligated pursuant to the provisions of this Section 8.05 to pay to the Company in the aggregate more than $350,000.

     (f) Any payment required to be made pursuant to Section 8.05(b) or (c) shall be made not later than five business days after delivery to Parent or the Company, as the case may be (the "REQUESTING PARTY"), of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses being demanded by the Requesting Party (which itemization may be supplemented and updated from time to time by the Requesting Party until the 60th day after the Requesting Party delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the Requesting Party Payment of the Expenses described in Section 8.05(b), (c), (d) or (e) shall not be in lieu of damages incurred in the event of willful breach of the representations and warranties set forth in this Agreement or the breach of any of the covenants or agreements set forth in this Agreement.

     SECTION 8.06 Payment. In the event that Parent or the Company shall fail to pay the Expenses of the Requesting Party as required by Section 8.05(b), (c),
(d) and/or (e) as applicable, when due, then such Expenses shall be increased to include the costs and expenses actually incurred or accrued by the Requesting Party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate (the "PRIME RATE") plus 2.00%; and as a result of such increase, Expenses of the Requesting party may exceed $250,000.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04(b), 6.07 and 6.12 and this Article IX shall survive the Effective Time and those set forth in Sections 6.04(b), 8.02, 8.05 and 8.06 and this Article IX shall survive termination of this Agreement.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        (a) if to Parent or Merger Sub:

          ActionPoint, Inc.
          1299 Parkmoor Avenue
          San Jose, CA 95126
          Facsimile No.: (408) 325-3985
          Attention: John Finegan

            with a copy to (which copy shall not constitute notice hereunder):

          Gunderson Dettmer Stough Villeneuve
            Franklin & Hachigian, LLP
          610 Lincoln Street
          Waltham, MA 02451
          Facsimile No.: (781) 622-1622
          Attention: Jay K. Hachigian

        (b) if to the Company:

            Captiva Software Corporation
           10145 Pacific Heights Blvd.
           San Diego, CA 92121
           Facsimile No.: (858) 657-0889
           Attention: Rick Russo

            with a copy to (which copy shall not constitute notice hereunder):

           Cooley Godward LLP
           4401 Eastgate Mall
           San Diego, CA 92121
           Facsimile No.: (858) 550-6420
           Attention: Lance W. Bridges
                    Deyan P. Spiridonov

     SECTION 9.03  Certain Definitions.

     (a) As used in this Agreement, the following terms shall have the following meanings:

          (i) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

          (ii) "BENEFICIAL OWNER" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

          (iii) "BUSINESS DAY" means any day on which Banks are not required or authorized to close in San Francisco, California.

          (iv) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          (v) "KNOWLEDGE" means, with respect to any party hereto, actual or deemed knowledge of the directors, officers or financial personnel of such party. An individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual's possession or that could reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (ii) such knowledge could be obtained from reasonable inquiry of or due investigation by those persons employed by the Company or Parent (as the case may be) and their respective subsidiaries, if any, charged with administrative or operational responsibility for such matter for such party.

          (vi) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "PERSON" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (vii) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

TERM                                                             SECTION
----                                                           -----------
2000 Senior Notes...........................................      Recitals
401(k) Plan.................................................        6.07(d)
affiliate...................................................        9.03(i)
Agreement...................................................      Preamble
Agreement of Merger.........................................          1.02
Amended Notes...............................................      Recitals
Audited Financial Statements................................        3.08(a)
beneficial owner............................................        9.03(a)
business day................................................        9.03(a)
CERCLA......................................................        3.13(e)
Certificate.................................................        2.02(b)
CGCL........................................................      Recitals
Closing Date................................................          1.02
Closing.....................................................          1.02
COBRA.......................................................        3.11(d)
Code........................................................      Recitals
Company.....................................................      Preamble
Company Acquisition Transaction.............................        6.05(b)
Company Advisor.............................................          3.21
Company Assets..............................................        3.17(b)
Company Balance Sheet.......................................        3.08(a)
Company Board Recommendation................................         6.1(b)
Company Charter Amendment...................................          3.16
Company Common Stock........................................      Recitals
Company Confidential Information............................        3.14(f)
Company Disclosure Schedule.................................   Article III
Company Employee Obligation.................................        3.14(i)
Company Financial Advisor...................................          3.27
Company Insiders............................................          6.13
Company Intellectual Property...............................        3.14(a)
Company Leases..............................................        3.17(a)
Company Legal Proceeding....................................          3.10
Company Lock-Up Agreement...................................      Recitals
Company Material Adverse Effect.............................          3.01
Company Material Contract...................................        3.12(b)
Company Option..............................................        2.04(a)
Company Permits.............................................        3.07(a)

TERM                                                             SECTION
----                                                           -----------
Company Plans...............................................        3.11(a)
Company Preferred Stock.....................................        3.04(a)
Company Scheduled IP........................................        3.15(b)
Company Series A Preferred Stock............................        3.04(a)
Company Series B Preferred Stock............................        3.04(a)
Company Series C Preferred Stock............................        3.04(a)
Company Series D Preferred Stock............................        3.04(a)
Company Series E Preferred Stock............................        3.04(a)
Company Shares..............................................        2.01(a)(i)
Company Shareholder Approval................................          3.16
Company Shareholders' Meeting...............................        6.01(a)
Company Software............................................        3.14(j)
Company Source Code.........................................        3.14(c)
Company Stock Plan..........................................        3.04(b)
Company Stock...............................................        3.04(a)
Company Subsidiary..........................................        3.03(a)
Company Superior Proposal...................................        6.05(c)
Company Tax Returns.........................................        3.15(a)
Company Voting Agreement....................................      Recitals
Company Warrant.............................................      Recitals
Confidentiality Agreement...................................        6.04(b)
Cooley Godward..............................................        6.09(b)
DGCL........................................................        4.05(b)
Dissenting Shares...........................................        2.05(a)
Effective Time..............................................          1.02
Employment Agreement........................................      Recitals
Environmental Laws..........................................        3.13(e)
Environmental Permits.......................................        3.13(e)
ERISA Affiliate.............................................        3.11(e)
ERISA.......................................................        3.11(a)
Exchange Act................................................        4.08(a)
Exchange Agent..............................................        2.02(a)
Exchange Fund...............................................        2.02(a)
Exchange Ratio..............................................        2.01(a)(i)
Existing Policy.............................................        6.12(b)
Final Conversion Schedule...................................          6.15
FMLA........................................................        3.11(e)
Governmental Entity.........................................        3.06(b)
Gunderson Dettmer...........................................          1.02
Hazardous Materials.........................................        3.13(e)
Incentive Stock Option......................................        3.04(b)
Indemnified Persons.........................................        6.12(a)
Infringement................................................        3.14(a)
Intellectual Property.......................................        3.14(a)

TERM                                                             SECTION
----                                                           -----------
Interim Financial Statements................................        3.08(a)
Inventions..................................................        3.14(a)
IP Rights...................................................        3.14(a)
Joint Proxy Statement.......................................        6.01(a)
Law.........................................................        3.06(a)
Legal Proceeding............................................        6.04(d)
Letter of Transmittal.......................................        2.02(b)
Liabilities.................................................        3.08(b)
Liens.......................................................        3.17(c)
Marks.......................................................        3.14(a)
Merger Sub..................................................      Preamble
Merger......................................................      Recitals
Multi-employer Plan.........................................        3.11(c)
Multiple Employer Plan......................................        3.11(c)
NASD Rule...................................................          4.17
Note Conversion.............................................      Recitals
Notes.......................................................      Recitals
Note Amendment Agreement....................................      Recitals
Notice of Company Superior Proposal.........................        6.01(c)
Notice of Parent Superior Proposal..........................        6.01(e)
Order.......................................................        7.01(c)
Parent......................................................      Preamble
Parent Acquisition Transaction..............................        6.06(b)
Parent Assets...............................................        4.18(b)
Parent Balance Sheet........................................        4.08(b)
Parent Board Recommendation.................................        6.01(d)
Parent Common Stock.........................................      Recitals
Parent Confidential Information.............................        4.15(f)
Parent Charter Amendment....................................          4.17
Parent Disclosure Schedule..................................    Article IV
Parent Financial Advisor....................................          4.27
Parent Financial Statements.................................        4.08(b)
Parent Intellectual Property................................        4.15(a)
Parent Leases...............................................        4.18(a)
Parent Legal Proceeding.....................................          4.11
Parent Material Adverse Effect..............................          4.01
Parent Material Contract....................................        4.13(b)
Parent Permits..............................................          4.07
Parent Plans................................................        4.12(a)
Parent Purchase Plan........................................        4.04(b)
Parent Scheduled IP.........................................        4.15(b)
Parent SEC Reports..........................................        4.08(a)
Parent Shares...............................................        2.01(a)(i)
Parent Software.............................................        4.15(j)

TERM                                                             SECTION
----                                                           -----------
Parent Source Code..........................................        4.15(c)
Parent Stock Plans..........................................        4.04(b)
Parent Stockholders' Meeting................................        6.01(a)
Parent Stockholder Approval.................................          4.17
Parent Superior Proposal....................................        6.06(c)
Parent Subsidiary...........................................        4.03(a)
Parent Tax Returns..........................................        4.16(a)
Parent Voting Agreement.....................................      Recitals
Pre-Closing Period..........................................          5.01
Prime Rate..................................................          8.06
Registration Statement......................................        6.01(a)
Representatives.............................................        6.04(a)
Requesting Party............................................        8.05(f)
Rights Agreement............................................          4.29
S-3 Amendment...............................................        6.01(a)
SEC.........................................................        4.08(a)
Section 16 Information......................................          6.13
Securities Act..............................................        2.02(h)
Senior Convertible Notes....................................      Recitals
Share Issuance..............................................      Recitals
Software....................................................        3.14(j)
Surviving Corporation.......................................          1.01
Tax Authority...............................................        3.15(c)
Tax.........................................................        3.15(c)
Taxable.....................................................        3.15(c)
Terminating Company Breach..................................        8.01(f)
Termination Date............................................        8.01(b)
Terminating Parent Breach...................................        8.01(g)
U.S. GAAP...................................................        3.08(a)
Use.........................................................        3.14(c)
WARN Act....................................................          6.14

     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any purported assignment (whether by operation of Law or otherwise) in violation of this Section 9.05 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Sections 6.12 and 6.13, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.06 Incorporation of Schedules and Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

     SECTION 9.08 Governing Law; Forum. Except for the mandatorily applicable provisions of the CGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Santa Clara County, California or the United States District Court for the Northern District of California and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

     SECTION 9.09 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

     SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party shall pay its own legal fees and expenses incurred in any such action or suit.

     SECTION 9.11  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Articles," "Sections," "Schedules" and "Exhibits" are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

     (e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

     SECTION 9.12 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     SECTION 9.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.15 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has executed or has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first written above.

                                          ACTIONPOINT, INC.

                                          By: /s/ STEPHEN S. FRANCIS
                                            ------------------------------------
                                            Name: Stephen S. Francis
                                            Title:  President and Chief
                                              Executive Officer

                                          MERGER SUB

                                          By: /s/ STEPHEN S. FRANCIS
                                            ------------------------------------
                                            Name: Stephen S. Francis
                                            Title:  President and Chief
                                              Executive Officer

                                          CAPTIVA SOFTWARE CORPORATION

                                          By: /s/ REYNOLDS C. BISH
                                            ------------------------------------
                                            Name: Reynolds C. Bish
                                            Title:  President and Chief
                                              Executive Officer

                                                                       EXHIBIT A

                        FORM OF COMPANY VOTING AGREEMENT

                                 (see Annex F)

                                                                       EXHIBIT B

                        FORM OF PARENT VOTING AGREEMENT

                                 (see Annex E)

                                                                       EXHIBIT C

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              CONDOR MERGER CORP.

     The undersigned incorporator, for the purpose of forming a corporation under the California Corporations Code of the State of California, hereby certifies:

     ONE:  The name of this corporation is Condor Merger Corp.

     TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: The name and complete business address in this state of this corporation's initial agent for service of process is:

                               Bill Spence, Esq.
                           ActionPoint, Incorporated
                              1299 Parkmoor Avenue
                               San Jose, CA 95126

     FOUR: This corporation is authorized to issue one (1) class of stock to be designated "Common Stock." The total number of shares which this corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock, par value $0.001 per share.

     FIVE: Section 1. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                                                                       EXHIBIT D

         AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY

                                 (see Annex K)

                                                                       EXHIBIT E

                      FORM OF COMPANY AFFILIATE AGREEMENT

                                 (see Annex G)

                                                                       EXHIBIT F

                       FORM OF COMPANY LOCK-UP AGREEMENT

                                 (see Annex H)

                                   SCHEDULE 1

                INDIVIDUALS ENTERING INTO EMPLOYMENT AGREEMENTS

Reynolds C. Bish
Rick Russo

                                SCHEDULE 1.06(a)

       MEMBERS OF THE BOARD OF DIRECTORS OF PARENT AT THE EFFECTIVE TIME

Jim Berglund
Reynolds C. Bish
Patrick Edsell
Stephen Francis
Kimra D. Hawley
Mel S. Lavitt
Bruce Silver

                                SCHEDULE 7.02(e)

                   PERSONS ENTERING INTO AFFILIATE AGREEMENTS

C.E. Unterberg, Towbin, LLC

C.E. Unterberg Towbin Capital Partners I, L.P.

UT Technology Fund Ltd.

UT Technology Partners I, L.P.

UT Technology Partners II, L.P.

UT Technology Partners LDC

UT Technology Partners LDS

UT Technology Partners LLC

Enterprise Partners III, L.P.

Enterprise Partners III Associates, L.P.

Novus Ventures, L.P.

Bish, Reynolds C. & Patricia M. Norman, Trustees of the Reynolds C. Bish Family Living Trust dated 3/28/90

Reynolds C. Bish

Steven D. Burton

Rick Russo

Blaine J. Owens

Randall A. Stern

Baird W. Brueseke

James L. Haley

Jim Berglund

Shirley Cerrudo

John E. Jones

Mel S. Lavitt

Jordan M. Libit

Edward H. Pendergast

Nissho Electronics Corporation

J.F. Shea & Co., Inc.

       AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AMENDMENT NO. 1 to the Agreement and Plan of Merger and
Reorganization, dated as of March 4, 2002, among the parties hereto (this "AMENDMENT") is made as of April 26, 2002, among ActionPoint Inc., a Delaware corporation ("PARENT"), Condor Merger Corp., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Captiva Software Corporation, a California corporation (the "COMPANY").

                                    RECITALS

     WHEREAS, Parent, Merger Sub and Company entered into that certain Agreement and Plan of Merger and Reorganization, dated as of March 4, 2002 (the "MERGER AGREEMENT"); and

     WHEREAS, Parent, Merger Sub and the Company desire to extend the Termination Date, as defined in the Merger Agreement, from May 31, 2002 to July 31, 2002.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto hereby agree that Section 8.01(b) of the Merger Agreement is amended to replace the reference therein to "May 31, 2002" with "July 31, 2002."

     Except as modified by this Amendment, the Merger Agreement shall remain in full force and effect without any modification. By executing this Amendment below, Parent, Merger Sub and the Company certify that this Amendment has been executed and delivered in compliance with the terms of Section 9.15 of the Merger Agreement. This Amendment shall be deemed an amendment to the Merger Agreement and shall be irrevocable.

     Except as and to the extent expressly modified by this Amendment, the Merger Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Merger Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

     This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has executed or has caused this Amendment to be executed by its respective officers thereunto duly authorized as of the date first written above.

                                          ACTIONPOINT, INC.

                                          By: /s/ STEPHEN S. FRANCIS
                                            ------------------------------------
                                            Name: Stephen S. Francis
                                            Title:  President and Chief
                                              Executive Officer

                                          MERGER SUB

                                          By: /s/ STEPHEN S. FRANCIS
                                            ------------------------------------
                                            Name: Stephen S. Francis
                                            Title:  President and Chief
                                              Executive Officer

                                          CAPTIVA SOFTWARE CORPORATION

                                          By: /s/ REYNOLDS C. BISH
                                            ------------------------------------
                                            Name: Reynolds C. Bish
                                            Title:  President and Chief
                                              Executive Officer

                                                                         ANNEX B

                   OPINION OF ACTIONPOINT'S FINANCIAL ADVISOR

                              [PACIFIC CREST LOGO]

March 4, 2002

Board of Directors of ActionPoint, Inc.,
Including the Special Committee
1299 Parkmoor Avenue
San Jose, California 95126

Members of the Board and the Special Committee:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of ActionPoint, Inc. ("ActionPoint"), par value $0.01 per share ("ActionPoint Common Stock"), of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger and Reorganization (the "Agreement") to be entered into by and among ActionPoint, Captiva Software Corporation ("Captiva"), and Condor Acquisition Corp., a wholly-owned subsidiary of ActionPoint ("Merger Sub").

     As more fully described in the Agreement, Merger Sub will merge with and into Captiva (the "Merger") and each outstanding share of common stock of Captiva, no par value ("Captiva Common Stock") will be converted into the right to receive shares of ActionPoint Common Stock pursuant to the Exchange Ratio, as defined in Section 2.01 of the Agreement.

     In connection with rendering our opinion, we have, among other things, reviewed a February 27, 2002 draft of the Agreement in the form provided to us and held discussions with certain senior executives of ActionPoint and Captiva concerning the business, operations, and prospects of ActionPoint and Captiva. We examined certain publicly available business and financial information relating to ActionPoint and Captiva and the industries in which they operate, certain financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the Merger, as well as other information and data regarding ActionPoint and Captiva which were provided to or otherwise discussed with us by the management of ActionPoint and Captiva. We reviewed the financial terms of the Merger as set forth in the Agreement provided to us, in relation to, among other things, current and historical market prices and trading volumes of ActionPoint Common Stock, historical and projected earnings and other operating data of ActionPoint and Captiva; and the historical and projected capitalization and financial condition of ActionPoint and Captiva. We analyzed certain financial, stock market, economic, and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ActionPoint and Captiva. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information and data publicly available or furnished to, discussed with, or otherwise reviewed by or for us. With respect to financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the Merger provided to us or otherwise reviewed by or discussed

Board of Directors of ActionPoint, Inc.,
Including the Special Committee
1299 Parkmoor Avenue
San Jose, California 95126

with us regarding ActionPoint and Captiva, we have been advised by the management of ActionPoint and Captiva that such forecasts or other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ActionPoint and Captiva, as the case may be. We have assumed that the Merger will be treated as a tax-free reorganization for United States federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ActionPoint or Captiva, nor have we made any physical inspection of the properties or assets of ActionPoint or Captiva. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft provided to us.

     Our opinion, as set forth herein, relates to the relative values of ActionPoint and Captiva and does not imply any conclusion as to the likely trading range for ActionPoint Common Stock following the announcement or consummation of the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for ActionPoint or the effect of any other transaction in which ActionPoint might engage. Our opinion necessarily is based upon information available to us and financial, stock market, economic and other conditions and circumstances disclosed to us as they exist and can be evaluated as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     As you know, Pacific Crest Securities Inc. is acting as financial advisor to ActionPoint in connection with the Merger and will receive a fee for our services, a portion of which is payable only upon the consummation of the Merger. We have in the past provided investment banking services to ActionPoint unrelated to the Merger, for which we have received compensation. In the ordinary course of our business, we may actively trade or hold the equity securities of ActionPoint for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     The opinion expressed herein is provided for the information of the Board of Directors of ActionPoint, including the Special Committee, in its evaluation of the Merger, and our opinion is not intended to be and does not constitute a recommendation of the Merger to ActionPoint or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Merger. Our opinion and any other materials provided in connection with the opinion may not be published or otherwise used or referred to, nor shall any public reference to Pacific Crest Securities Inc. without our prior written consent.

     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of ActionPoint Common Stock.

Very truly yours,

/s/ Pacific Crest Securities

PACIFIC CREST SECURITIES INC.

                                                                         ANNEX C

                     OPINION OF CAPTIVA'S FINANCIAL ADVISOR

                   (HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD)

                                                                   March 4, 2002

The Board of Directors
Captiva Software Corporation

Gentlemen:

     We understand that Captiva Software Corporation (the "Company"), a privately-held company, is negotiating a merger agreement with ActionPoint, Inc. ("ActionPoint"), a publicly traded company, whereby a wholly owned subsidiary of ActionPoint will be merged with and into the Company (the "Merger") with the shareholders of the Company receiving, in the aggregate, one share of common stock less than the total number of shares of common stock of ActionPoint outstanding immediately before the Merger in exchange for their equity interests in the Company. We also understand that the Company currently has approximately $8.088 million face value of subordinated debt (the "Sub Debt") outstanding. We further understand that as a condition of the Merger, immediately prior to the closing of the Merger, the Company's preferred stock and the Sub Debt will be converted into Company common stock at a discount to face value. We understand that the Sub Debt, if fully converted, would convert into 80 percent of the Company's fully diluted equity immediately before the Merger (excluding any options issued under the Company's 2002 Equity Incentive Plan), and as a consequence the holders of the Company's currently outstanding common stock and preferred stock (collectively, the "Existing Pre-Transaction Stockholders") would own 20 percent of the Company's fully diluted equity immediately before the Merger. We also understand that the Sub Debt will convert at a fixed rate, so that if less than all of the Sub Debt is converted, there would be a pro rata reduction in ownership of the Company's equity by the holders of the converting Sub Debt after the conversion. The conversion of the Sub Debt into common stock (but not the Merger) is referred to herein as the "Conversion Transaction." We further understand that in the absence of the Merger, the Company may be required to raise additional capital to fund its operations or to liquidate.

     The Board of Directors of the Company has formed a special committee (the "Committee") to consider certain matters relating to the Conversion Transaction. The Committee requested that Houlihan Lokey render an opinion (the "Opinion") as to the fairness, from a financial point of view, of the Conversion Transaction to the Existing Pre-Transaction Stockholders (excluding holders of Sub Debt), taken as a whole.

     In connection with rendering the Opinion, we made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we:

          1. reviewed the Company's audited consolidated financial statements for the three fiscal years ended December 31, 1998, 1999, 2000, and Company-prepared interim financial statements for the nine-month periods ended September 30, 2000 and September 30, 2001, which the Company's management has identified as being the most current financial statements available;

          2.  reviewed copies of the following presentations:

        - Captiva Software Corporation: 2002 Strategic Planning Overview/Update, dated October 25, 2001;

        - Captiva Software Corporation: Merging ActionPoint & Captiva, dated December 4, 2001;

          3.  reviewed a draft copy of the Note Conversion Agreement;

          4. reviewed copies of the Amended and Restated Loan and Security Agreement by and between Imperial Bank and Captiva Software Corporation, entered into as of June 27, 2001;

          5. reviewed copies of the Intellectual Property Security Agreement by and between Imperial Bank and Captiva Software Corporation, entered into as of June 27, 2001;

          6. reviewed copies of the Software Source Code Escrow Agreement among SourceFile LLC, Captiva Software Corporation, and Imperial Bank;

          7. reviewed a draft copy of the Warrant to Purchase Stock, issued to Imperial Bank on June 27, 2001;

          8. reviewed a copy of the Amended and Restated Articles of Incorporation of Captiva Software Corporation, executed on July 20, 2000;

          9. reviewed a copy of the Amended and Restated Investors' Rights Agreement, dated as of August 1, 2000;

          10. reviewed a draft copy of the Amended and Restated Senior Subordinated Secured Promissory Note, dated August 2000;

          11. reviewed a draft copy of the Senior Subordinated Secured Convertible Promissory Note, dated August 2000;

          12.  reviewed a copy of the Security Agreement, dated August 1, 2000;

          13. reviewed a copy of the Note and Preferred Stock Purchase Agreement, dated August 1, 2000;

          14. reviewed a copy of the Captiva Software Corporation: Summary Capitalization Table, dated December 31, 2001;

          15. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

          16. met with certain members of the senior management of ActionPoint to discuss the operations, financial condition, future prospects and projected operations and performance of ActionPoint;

          17. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2001 through 2004;

          18. reviewed the historical market prices and trading volume for ActionPoint's publicly traded securities;

          19. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

          20. reviewed drafts of certain documents related to the proposed Merger, including:

        - draft Agreement and Plan of Merger and Reorganization among Parent, Merger Sub and Company, dated January 2002;

        - draft copy of the Company Disclosure Schedule to Agreement and Plan of Merger and Reorganization among Parent, Merger Sub and Company, dated 2002;

        - draft copy of the Summary of Principal Terms of the Proposed Merger, dated December 5, 2001;

        - draft copy of the Executive Summary of Material Terms of the Merger Agreement related to the Merger of Captiva and ActionPoint, dated January 28, 2002; and

          21. conducted such other studies, analyses and inquiries, as we have deemed appropriate.

     We relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us were reasonably prepared and reflected the best available estimates of the future financial results and condition of the Company as of January 30, 2002, that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the financial statements made available to us, and that there will be no material change in the terms of the Conversion Transaction or Merger from those presented to us on or prior to January 30, 2002.

     We did not independently verify the accuracy and completeness of the information supplied to us with respect to the Company or ActionPoint and do not assume any responsibility with respect to such information. We did not made any physical inspection or independent appraisal of any of the properties, assets, or liabilities of the Company, nor were we furnished with any such appraisals. We assumed the validity and enforceability of all documents (including, in the absence of executed documents, draft documents) provided to us, including without limitation all of the Sub-Debt documents. Our opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by us as of January 30, 2002, the date we verbally advised the Committee. Furthermore as of January 30, 2002, only draft transaction documents were available for our review, and any subsequent changes to the documents may materially impact the verbal opinion rendered on January 30, 2002. We assume no responsibility for updating or revising our verbal opinion based on circumstances or events occurring after January 30, 2002.

     The Opinion did not address: (i) the Company's underlying business decision to effect the Conversion Transaction or Merger, (ii) the fairness of the conversion of the Company's preferred shares into Company common shares, or
(iii) any aspect of the Merger including without limitation the fairness of the Merger or the Merger consideration to be received by the Company or its shareholders or subordinated debt holders. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the terms of the Conversion Transaction or Merger or advised you with respect to such terms or any alternatives to the Conversion Transaction or Merger. Although we did not opine as to any aspect of the Merger, for purposes of rendering the Opinion we assumed that the Merger will be consummated immediately after the Conversion Transaction on terms substantially similar to those described to us, and that as a consequence the holders of Sub Debt will have a non-controlling minority shareholder interest immediately after the Conversion Transaction.

     This letter confirms that on January 30, 2002, based upon the foregoing, and in reliance thereon, we verbally advised the Committee that it is our opinion that as of said date, the Conversion Transaction is fair, from a financial point of view, to the Existing Pre-Transaction Stockholders (excluding holders of Sub Debt), taken as a whole.

     The Opinion was furnished solely for your use and benefit and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without our prior written consent.

                  HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                  /s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         ANNEX D

                 CALIFORNIA GENERAL CORPORATION LAW CHAPTER 13

                               DISSENTERS' RIGHTS

     SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     As used in this chapter, "DISSENTING SHARES" means shares which come within all of the following descriptions:

          Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
     (B) listed on the list of OTC margin stock issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of stockholders to act upon the reorganization summarizes this section and Sections 1301, 302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          Which were outstanding on the date for the determination of stockholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     As used in this chapter, "DISSENTING SHAREHOLDER" means the recordholder of dissenting shares and includes a transferee of record. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1982 ch. 36, effective February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

     SECTION 1301.  DEMAND FOR PURCHASE.

     If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares, shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1980 chs. 501, 1155.

     SECTION 1302.  ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. leg.H. 1975 ch. 682, effective January 1, 1977, 1986 ch. 766.

     SECTION 1303.  AGREED PRICE -- TIME FOR PAYMENT.

     If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. Leg.H. 1975 ch. 682, effective January 1, 1977, 1980 ch. 501, 1986 ch. 766.

     SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

     If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     On the trial of the action, the court shall determine the issues. If the status o the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. Leg.H. 1975 ch. 682, effective January 1, 1977.

     SECTION 1305.  APPRAISERS' REPORT -- PAYMENT COSTS.

     If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1977 ch.
235, 1986 ch. 766.

     SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. Leg.H. 1975 ch. 682, effective January 1, 1977.

     SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. Leg.H. 1975 ch. 682, effective January 1, 1977.

     SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. Leg.H. 1975 ch. 682, effective January 1, 1977.

     SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the share, and neither files a complaint or intervenes in a pending action as provided in
Section 1304, within six months alter the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. Leg.H 1975 ch. 682, effective January 1, 1977.

     SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation. Leg.H. 1975 ch. 682, effective January 1, 1977.

     SECTION 1311.  EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. Leg.H. 1975 ch. 682, effective January 1, 1917, 1988 ch. 919.

     SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short form merger, or to have the reorganization or short-form merger set aside or rescinded, except for an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to a shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or sort-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.

                                                                         ANNEX E

        FORM OF VOTING AGREEMENT FOR ACTIONPOINT OFFICERS AND DIRECTORS

     THIS VOTING AGREEMENT (this "AGREEMENT") is entered into dated as of March 4, 2002, by and between Captiva Software Corporation, a California corporation ("the COMPANY"), and ("STOCKHOLDER").

                                  WITNESSETH:

     WHEREAS, Company, Condor Merger Corp. a California corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and ActionPoint, Inc., a Delaware corporation (the "PARENT"), propose to enter into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as the same may be amended from time to time, the "MERGER AGREEMENT"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger (the "MERGER") of Merger Sub with and into the Company;

     WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock of the Company (the "PARENT COMMON STOCK"), as set forth opposite such Stockholder's name on EXHIBIT A hereto (all such Parent Common Stock and options, warrants or other rights to acquire shares of Parent Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the "SHARES"); and

     WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has requested that Stockholder agree to enter into this Agreement, and, in order to induce the Company to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                   TRANSFER, VOTING AND CONVERSION OF SHARES

     SECTION 1.01 Transfer of Shares. Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of Stockholder's Shares or any interest in such Shares, except pursuant to the Merger Agreement or unless the transferee of such Shares shall agree to hold such Shares subject to the terms of this Agreement by executing counterpart signature pages hereto and to the Proxy (as defined below), or (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated herein), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares.

     SECTION 1.02 Vote in Favor of the Merger. During the period commencing on the date hereof and terminating at the Effective Time, Stockholder, solely in Stockholder's capacity as a Stockholder of Parent, agrees to vote (or cause to be voted) all of the Shares at any meeting of the Stockholders of Parent or any adjournment thereof, and in any action by written consent of the Stockholders of the Company, (i) in favor of the approval of Share Issuance, the Charter Amendment, the Merger Agreement (including the principal terms thereof) and the Merger, and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any Parent Acquisition Transaction or any other action that could reasonably be expected to delay or not to facilitate approval of the Merger, (iii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the Parent's obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement.

     SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to the Company a proxy with respect to Stockholder's Shares in the form attached hereto as EXHIBIT B (the "PROXY"), which shall be coupled with an interest and irrevocable to the fullest extent permissible by law.

     SECTION 1.04 Termination. This Agreement, the Proxy granted hereunder and the obligations of Stockholder pursuant to this Agreement shall terminate upon the date of the termination of the Merger Agreement pursuant to Article VIII thereof; provided, however, that the termination of this Agreement shall not relieve Stockholder from any liability for any previous breach of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants to the Company as follows:

     SECTION 2.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly executed and delivered by or on behalf of Stockholder and, assuming their due authorization, execution and delivery by or on behalf of Parent, constitute a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     SECTION 2.02  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the grant of the Proxy to the Company by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to the Company by Stockholder will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder's properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and the grant of the Proxy to the Company by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to the Company by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Stockholder of Stockholder's obligations under this Agreement. Other than a Lock-Up Agreement with Parent dated as of even date herewith, Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares, other than any right of repurchase granted to Parent. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT").

     (c) If Stockholder is a natural person and is married, and Stockholder's Shares constitute community property or if the approval of Spouse is otherwise needed for this Agreement to be legal, valid and binding on Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Spouse, enforceable against Spouse in accordance with its terms.

     SECTION 2.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Stockholder or any of Stockholder's affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against Stockholder or any of Stockholder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), that, individually or in the aggregate, could reasonably be expected to materially delay or materially impair Stockholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Stockholder or any of Stockholder's affiliates, or, to the knowledge of Stockholder or any of Stockholder's affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Stockholder's ability to consummate the transactions contemplated by this Agreement.

     SECTION 2.04 Title to Shares. As of the date of this Agreement, Stockholder is the record or beneficial owner of the Shares free and clear of all liens, encumbrances, claims, proxies or voting restrictions other than pursuant to this Agreement. The shares of Parent Common Stock, including the options, warrants or other rights to acquire such stock, set forth on Exhibit A hereto, are all of the securities of Parent owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

     SECTION 2.05 Absence of Claims. Stockholder has no claims, actions, causes of actions, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, based on any fact or circumstance from the beginning of time to the date of this Agreement, including, without limitation, any claims arising from Stockholder's employment with Parent or Stockholders' ownership of the Shares, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction that he, she or it could assert against Parent or its predecessors, successors, assigns, officers, directors, Stockholders, employees or agents.

     SECTION 2.06 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement.

                                  ARTICLE III

                            COVENANTS OF STOCKHOLDER

     SECTION 3.01 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     SECTION 3.02 Confidentiality. Stockholder agrees to, and shall use Stockholder's reasonable best efforts to cause its agents, representatives, affiliates, employees, officers and directors, in the case of a corporate entity, to:

     (a) treat and hold as confidential (and not disclose or provide access to any person other than the Company and its agents, representatives, affiliates, employees, officers and directors) and to refrain from using any information relating to trade secrets, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Company, Parent, any affiliates of Parent or their businesses;

     (b) in the event that Stockholder or any agent, representative, affiliate, employee, officer or director of Stockholder, in the case of a corporate entity, becomes legally compelled to disclose any such information, provide the Company with prompt written notice of such requirement so that the Company or Parent may seek a protective order or other remedy or waive compliance with this Section 3.02; and

     (c) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 3.02 furnish only that portion of such confidential information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 3.02 shall not apply to any information that, (i) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Stockholder or Stockholder's agents, representatives, affiliates, employees, officers or directors, in the case of a corporate entity, (ii) must be disclosed under applicable laws or regulations or judicial or administrative proceedings (subject to clauses (b) and (c) above), or (iii) shall be disclosed to Stockholder's legal advisors in connection with advising Stockholder as to his, her or its legal rights and obligations. Stockholder agrees and acknowledges that remedies at law for any breach of Stockholder's obligations under this Section 3.02 are inadequate and that in addition thereto the Company shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

     SECTION 3.03 No Solicitation. If Stockholder is not an officer or director of Parent, Stockholder will not, directly or indirectly, and will instruct Stockholder's agents, representatives, affiliates, employees, officers and directors, in case of a corporate entity, not to, directly or indirectly, solicit, initiate or encourage (including, without limitation, by way of furnishing public or nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders of Parent) that constitutes, or may reasonably be expected to lead to, any Parent Acquisition Transaction, or enter into or maintain or continue discussion or negotiate with any person or entity in furtherance of such inquiries or to obtain a Parent Acquisition Transaction, or agree to or endorse any Parent Acquisition Transaction, or authorize or permit any of such agents, representatives, affiliates, employees, officers and directors to take any such action. Stockholder shall notify Company immediately after receipt by Stockholder or any of Stockholder's agents, representatives, affiliates, employees, officers and directors, in the case of a corporate entity, of any proposal for, or inquiry respecting, any Parent Acquisition Transaction or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of Parent by any person or entity that informs or has informed Parent or Stockholder that it is considering making or has made such a proposal or inquiry. Such notice to Company shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Parent Acquisition Transaction.

     SECTION 3.04 Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights that Stockholder or any other person may have by virtue of the ownership of any Shares with respect to the Merger and the other transactions contemplated by the Merger Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01 Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

     SECTION 4.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement and this Agreement.

     SECTION 4.03 Indemnification. Stockholder shall hold harmless and indemnify the Company and the Company's affiliates from and against, and shall compensate and reimburse the Company and the Company's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Company or any of the Company's affiliates, or to which the Company or any of the Company's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to (i) any inaccuracy in or breach of any representation or warranty contained in this Agreement or (ii) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

     SECTION 4.04 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by Stockholder without the prior written consent of the Company shall be void.

     SECTION 4.05 Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 4.06 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this
Section 4.06):

        (a) if to the Company:

          Captiva Software Corporation
          10145 Pacific Heights Blvd.
          San Diego, CA 92121
          Facsimile No.: (858) 657-0889
          Attention: Reynolds Bish

          with a copy to:

          Cooley Godward LLP
          4401 Eastgate Mall
          San Diego, CA 92121
          Facsimile No.: (858) 550-6420
          Attention: Lance W. Bridges
                    Deyan P. Spiridonov

        (b) If to Stockholder:

             The address of record maintained by ActionPoint, Inc. in its stock records.

     SECTION 4.07 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

     SECTION 4.09 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this
Section 4.09, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     SECTION 4.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws. In any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Santa Clara County, California or the United States District Court for the Northern District of California, (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid and (c) each of the parties irrevocably waives the right to a trial by jury.

     SECTION 4.11 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Company shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of the Company. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 4.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of Company and Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

                                          COMPANY

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          STOCKHOLDER

                                          --------------------------------------
                                              Name:
                                            Title:

                                                                       EXHIBIT A

                                  SHARES OWNED

                                                                                  NUMBER OF SHARES OF
                                                                                     COMPANY COMMON
                                                            NUMBER OF SHARES OF   STOCK ISSUABLE UPON
                                                               PARENT COMMON      EXERCISE OF OPTIONS,
                                                                STOCK OWNED        WARRANTS AND OTHER
                                                             BENEFICIALLY AND      RIGHTS TO ACQUIRE
NAME OF STOCKHOLDER                                              OF RECORD             SUCH STOCK
-------------------                                         -------------------   --------------------
Matt Albanese.............................................         11,489               132,598
Patrick Edsell............................................              0                     0
John Finegan..............................................         14,898               197,057
Stephen Francis...........................................         93,579               218,125
Kimra Hawley..............................................         57,575               275,876
Thomas van Overbeek.......................................        181,449               125,000
Dave Sharp................................................         12,971                33,150
Bruce Silver..............................................          2,100                15,000
John Stetak...............................................          9,883                88,114
Dan Tompkins..............................................         56,000                17,500
Jim Vickers...............................................              0                     0

                                                                       EXHIBIT B

                               IRREVOCABLE PROXY

     The undersigned Stockholder of ActionPoint, Inc., a Delaware corporation ("PARENT"), hereby irrevocably (to the fullest extent permitted by law) appoints the President and Chief Financial Officer of the Captiva Software Corporation, a California corporation (the "COMPANY"), and each of them, as the sole and exclusive lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between the Company and the undersigned (the "VOTING AGREEMENT"), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), dated as of March 4, 2002, among Parent, Condor Merger Corp. a California corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or
(ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's true and lawful attorneys-in-fact and proxies to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver in the undersigned's name any consent, certificate or other document that may be required by law) at every annual, special or adjourned meeting of Stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement, (ii) against any Parent Acquisition Transaction (as defined in the Merger Agreement) or any other matter that could reasonably be expected to delay or not to facilitate approval of the Merger, (iii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or which could reasonably be expected to result in any of the conditions to Parent's obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement.

     The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned may vote the Shares on all other matters. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

             [The remainder of this page intentionally left blank]

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: March 4, 2002

                                          Signature of
                                          Stockholder: --------------------

                                          Print Name of
                                          Stockholder:  -------------------

                                          Shares beneficially owned:

                                               ------ shares of Parent Common
                                          Stock

                                               ------ shares of Parent Common
                                               Stock issuable upon exercise of
                                               outstanding options or warrants

                                                                         ANNEX F

          FORM OF VOTING AGREEMENT FOR CAPTIVA OFFICERS, DIRECTORS AND
                            AFFILIATED STOCKHOLDERS

     THIS VOTING AGREEMENT (this "AGREEMENT") is entered into as of March 4, 2002, by and between ActionPoint. Inc., a Delaware corporation ("PARENT"), and ("SHAREHOLDER").

                                  WITNESSETH:

     WHEREAS, Parent, Condor Merger Corp. a California corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Captiva Software Corporation, a California corporation (the "COMPANY"), propose to enter into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as the same may be amended from time to time, the "MERGER AGREEMENT"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger (the "MERGER") of Merger Sub with and into the Company;

     WHEREAS, as of the date hereof, Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of (i) common stock of the Company (the "COMPANY COMMON STOCK"), (ii) Series A preferred stock of the Company (the "COMPANY SERIES A PREFERRED STOCK"), (iii) Series B preferred stock of the Company (the "COMPANY SERIES B PREFERRED STOCK"), (iv) Series C Preferred Stock of the Company (the "COMPANY SERIES C PREFERRED STOCK"), (v) Series D Preferred Stock of the Company (the "COMPANY SERIES D PREFERRED STOCK") and (vi) Series E Preferred Stock of the Company (the "SERIES E PREFERRED STOCK",) and, together with the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the "COMPANY PREFERRED STOCK"), as set forth opposite such Shareholder's name on EXHIBIT A hereto (all such Company Common Stock and Company Preferred Stock and options, warrants or other rights to acquire shares of Company Common Stock or Company Preferred Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Shareholder prior to the termination of this Agreement being referred to herein as the "SHARES"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that Shareholder agree to enter into this Agreement, and, in order to induce Parent to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                   TRANSFER, VOTING AND CONVERSION OF SHARES

     SECTION 1.01 Transfer of Shares. Shareholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of Shareholder's Shares or any interest in such Shares, except pursuant to the Merger Agreement or unless the transferee of such Shares shall agree to hold such Shares subject to the terms of this Agreement by executing counterpart signature pages hereto and to the Proxy (as defined below), or (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated herein), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares.

     SECTION 1.02 Vote in Favor of the Merger. During the period commencing on the date hereof and terminating at the Effective Time, Shareholder, solely in Shareholder's capacity as a shareholder of the Company, agrees to vote (or cause to be voted) all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (i) in favor of the approval of the Charter Amendment, the Merger Agreement (including the principal terms thereof) and the Merger, and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any Company Acquisition Transaction or any other action that could reasonably be expected to delay or not to facilitate approval of the Merger, (iii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement.

     SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy with respect to Shareholder's Shares in the form attached hereto as EXHIBIT B (the "PROXY"), which shall be coupled with an interest and irrevocable to the fullest extent permissible by law.

     SECTION 1.04 Termination. This Agreement, the Proxy granted hereunder and the obligations of Shareholder pursuant to this Agreement shall terminate upon the date of the termination of the Merger Agreement pursuant to Article VIII thereof; provided, however, that the termination of this Agreement shall not relieve Shareholder from any liability for any previous breach of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     Shareholder hereby represents and warrants to Parent as follows:

     SECTION 2.01 Authorization; Binding Agreement. Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly executed and delivered by or on behalf of Shareholder and, assuming their due authorization, execution and delivery by or on behalf of Parent, constitute a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     SECTION 2.02  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Shareholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by Shareholder will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to Shareholder or by which Shareholder or any of Shareholder's properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder's properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Shareholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Shareholder of Shareholder's obligations under this Agreement. Other than an Affiliate Agreement and a Lock-Up Agreement, each with Parent dated as of even date herewith, Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares, other than any right of repurchase granted to the Company. Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT").

     (c) If Shareholder is a natural person and is married, and Shareholder's Shares constitute community property or if the approval of Spouse is otherwise needed for this Agreement to be legal, valid and binding on Shareholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Spouse, enforceable against Spouse in accordance with its terms.

     SECTION 2.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Shareholder or any of Shareholder's affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against Shareholder or any of Shareholder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), that, individually or in the aggregate, could reasonably be expected to materially delay or materially impair Shareholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Shareholder or any of Shareholder's affiliates, or, to the knowledge of Shareholder or any of Shareholder's affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Shareholder's ability to consummate the transactions contemplated by this Agreement.

     SECTION 2.04 Title to Shares. As of the date of this Agreement, Shareholder is the record or beneficial owner of the Shares free and clear of all liens, encumbrances, claims, proxies or voting restrictions other than pursuant to this Agreement. The shares of Company Common Stock and Company Preferred Stock, including the options, warrants or other rights to acquire such stock, set forth on EXHIBIT A hereto, are all of the securities of the Company owned, directly or indirectly, of record or beneficially by Shareholder on the date of this Agreement.

     SECTION 2.05 Absence of Claims. Shareholder has no claims, actions, causes of actions, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, based on any fact or circumstance from the beginning of time to the date of this Agreement, including, without limitation, any claims arising from Shareholder's employment with the Company or Shareholders' ownership of the Shares, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction that he, she or it could assert against the Company or its predecessors, successors, assigns, officers, directors, shareholders, employees or agents.

     SECTION 2.06 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement.

                                  ARTICLE III

                            COVENANTS OF SHAREHOLDER

     SECTION 3.01 Further Assurances. From time to time and without additional consideration, Shareholder shall (at Shareholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Shareholder's sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     SECTION 3.02 Conversion of Company Preferred Stock. Shareholder hereby acknowledges that, pursuant to the Company's Amended and Restated Articles of Incorporation, (a) each holder of shares of Company Preferred Stock may, at such holder's option, convert such shares of Company Preferred Stock into fully paid and nonassessable shares of Company Common Stock and (b) upon consent of the holders of a majority of the shares of Company Preferred Stock on an as converted to Company Common Stock basis, all shares of Company Preferred Stock shall automatically convert into shares of Company Common Stock. Shareholder hereby agrees (a) to convert all shares of Company Preferred Stock now owned or hereinafter acquired by it into shares of Company Common Stock, such conversion to be contingent upon the occurrence of the Closing and effective immediately prior to the Effective Time and (b) to vote at any meeting of shareholders, or to consent in writing, as requested by Parent, to cause the automatic conversion of the outstanding shares of Company Preferred Stock into shares of Company Common Stock, such conversion to be effective immediately prior to the Effective Time.

     SECTION 3.03 No Solicitation. If Shareholder is not an officer or director of the Company, Shareholder will not, directly or indirectly, and will instruct Shareholder's agents, representatives, affiliates, employees, officers and directors, in case of a corporate entity, not to, directly or indirectly, solicit, initiate or encourage (including, without limitation, by way of furnishing public or nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the shareholders of the Company) that constitutes, or may reasonably be expected to lead to, any Company Acquisition Transaction, or enter into or maintain or continue discussion or negotiate with any person or entity in furtherance of such inquiries or to obtain a Company Acquisition Transaction, or agree to or endorse any Company Acquisition Transaction, or authorize or permit any of such agents, representatives, affiliates, employees, officers and directors to take any such action. Shareholder shall notify Parent immediately after receipt by Shareholder or any of Shareholder's agents, representatives, affiliates, employees, officers and directors, in the case of a corporate entity, of any proposal for, or inquiry respecting, any Company Acquisition Transaction or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Company by any person or entity that informs or has informed the Company or Shareholder that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Acquisition Transaction.

     SECTION 3.04 Confidentiality. Shareholder agrees to, and shall use Shareholder's reasonable best efforts to cause its agents, representatives, affiliates, employees, officers and directors, in the case of a corporate entity, to:

          (a) treat and hold as confidential (and not disclose or provide access to any person other than Parent and its agents, representatives, affiliates, employees, officers and directors) and to refrain from using any information relating to trade secrets, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Company, Parent, any affiliates of Parent or their businesses;

          (b) in the event that Shareholder or any agent, representative, affiliate, employee, officer or director of Shareholder, in the case of a corporate entity, becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement so that Parent or the Company may seek a protective order or other remedy or waive compliance with this Section 3.04; and

          (c) in the event that such protective order or other remedy is not obtained, or Parent waives compliance with this Section 3.04, furnish only that portion of such confidential information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information;

provided, however, that this Section 3.04 shall not apply to any information that, (i) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Shareholder or Shareholder's agents, representatives, affiliates, employees, officers or directors, in the case of a corporate entity, (ii) must be disclosed under applicable laws or regulations or judicial or administrative proceedings (subject to clauses (b) and (c) above), or (iii) shall be disclosed to Shareholder's legal advisors in connection with advising Shareholder as to his, her or its legal rights and obligations. Shareholder agrees and acknowledges that remedies at law for any breach of Shareholder's obligations under this Section 3.04 are inadequate and that in addition thereto Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

     SECTION 3.05 Waiver of Appraisal Rights. Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights that Shareholder or any other person may have by virtue of the ownership of any Shares with respect to the Merger and the other transactions contemplated by the Merger Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01 Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

     SECTION 4.02 Survival of Representations and Warranties. All representations and warranties made by Shareholder in this Agreement shall survive any termination of the Merger Agreement and this Agreement.

     SECTION 4.03 Indemnification. Shareholder shall hold harmless and indemnify Parent and Parent's affiliates from and against, and shall compensate and reimburse Parent and Parent's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent's affiliates, or to which Parent or any of Parent's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to (i) any inaccuracy in or breach of any representation or warranty contained in this Agreement or (ii) any failure on the part of Shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

     SECTION 4.04 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by Shareholder without the prior written consent of Parent shall be void.

     SECTION 4.05 Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 4.06 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this
Section 4.06):

        (a) if to Parent:

          ActionPoint, Inc.
          1299 Parkmoor Avenue
          San Jose, CA 95126
          Attention: Chief Financial Officer
          Facsimile No.: (408) 325-3985

          with a copy to:

          Gunderson Dettmer Stough Villeneuve
            Franklin & Hachigian, LLP
          610 Lincoln Street
          Waltham, Massachusetts 02451
          Attention: Jay K. Hachigian
          Facsimile No.: (781) 622-1622

        (b) If to Shareholder:

           The address of record maintained by the Company in its stock records.

     SECTION 4.07 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

     SECTION 4.09 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.09, and Shareholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     SECTION 4.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws. In any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Santa Clara County, California or the United States District Court for the Northern District of California, (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid and (c) each of the parties irrevocably waives the right to a trial by jury.

     SECTION 4.11 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 4.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

             [The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, each of Parent and Shareholder has executed or has caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

                                          PARENT

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          SHAREHOLDER

                                          --------------------------------------
                                              Name:
                                            Title:

                                                                       EXHIBIT A

                                  SHARES OWNED

                                                                                      NUMBER OF SHARES OF
                                                                                         COMPANY COMMON
                                                                                       STOCK AND COMPANY
                                                                                        PREFERRED STOCK
                                          NUMBER OF SHARES OF   NUMBER OF SHARES OF      ISSUABLE UPON
                                            COMPANY COMMON       COMPANY PREFERRED    EXERCISE OF OPTIONS,
                                              STOCK OWNED           STOCK OWNED        WARRANTS AND OTHER
                                          BENEFICIALLY AND OF   BENEFICIALLY AND OF    RIGHTS TO ACQUIRE
NAME OF SHAREHOLDER                             RECORD                RECORD               SUCH STOCK
-------------------                       -------------------   -------------------   --------------------
C.E. Unterberg, Towbin, LLC.............         39,629                750,200
C.E. Unterberg, Towbin Capital Partners
  I, L.P................................         59,444              1,204,034
UT Technology Fund Ltd..................                               346,907
UT Technology Partners I, L.P...........        143,411              1,085,814
UT Technology Partners II, L.P..........                               292,374
UT Technology Partners LDC..............
UT Technology Partners LDS..............
UT Technology Partners LLC..............
Enterprise Partners III, L.P............
Enterprise Partners III Associates,
  L.P...................................
Nissho Electronics......................                               769,231
Novus Ventures, L.P.....................
Bish, Reynolds C. & Patricia M. Norman,
  Trustees of the Reynolds C. Bish
  Family Living Trust dated 3/28/90.....
Reynolds C. Bish........................
Steven D. Burton........................
Rick Russo..............................
Blaine J. Owens.........................
Randall A. Stern........................
Baird W. Brueseke.......................
James L. Haley..........................
Jim Berglund............................
Shirley Cerrudo.........................
John E. Jones...........................
Mel S. Lavitt...........................
Mel S. Lavitt IRA.......................
Jordan M. Libit.........................                                                    150,000
Edward H. Pendergast....................

                                                                       EXHIBIT B

                               IRREVOCABLE PROXY

     The undersigned shareholder of Captiva Software Corporation, a California corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the President and Chief Financial Officer of ActionPoint, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between Parent and the undersigned (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), dated as of March 4, 2002, among Parent, Condor Merger Corp. a California corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's true and lawful attorneys-in-fact and proxies to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver in the undersigned's name any consent, certificate or other document that may be required by law) at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting (i) in favor of adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement, (ii) against any Company Acquisition Transaction (as defined in the Merger Agreement) or any other matter that could reasonably be expected to delay or not to facilitate approval of the Merger, (iii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement.

     The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned may vote the Shares on all other matters. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

             [The remainder of this page intentionally left blank]

Dated: March 4, 2002

                                          Signature of
                                          Shareholder: --------------------

                                          Print Name of
                                          Shareholder:  -------------------

                                          Shares beneficially owned:

                                               ------ shares of Company Common
                                          Stock

                                               ------ shares of Company
                                          Preferred Stock

                                               ------ shares of Company Common
                                               Stock issuable upon exercise of
                                               outstanding options or warrants

                                               ------ shares of Company
                                               Preferred Stock issuable upon
                                               exercise of outstanding options
                                               or warrants

                                                                         ANNEX G

                          FORM OF AFFILIATE AGREEMENT

                                                    , 2002

ActionPoint, Inc.
1299 Parkmoor Avenue
San Jose, CA 95126

RE: ACTIONPOINT, INC. -- AFFILIATE AGREEMENT

Ladies and Gentlemen:

     I have been advised that as of the date of this letter agreement I may be deemed to be an affiliate of Captiva Software Corporation, a California corporation (the "COMPANY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("RULE 145") of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 4, 2002 (the "MERGER AGREEMENT"), among ActionPoint, Inc., a Delaware corporation ("PARENT"), Condor Merger Corp., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and the Company, Merger Sub will be merged with and into the Company (the "MERGER"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) holders of the shares of capital stock of the Company ("COMPANY SHARES") will receive shares of common stock of Parent ("PARENT SHARES") in exchange for their Company Shares and (ii) the Company will become a wholly owned subsidiary of Parent. Capitalized terms used in this letter agreement without definition herein shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive Parent Shares in exchange for Company Shares owned by me immediately prior to the Merger. I have been advised that the issuance of the Parent Shares in connection with the Merger is expected to be effected pursuant to an effective registration statement on Form S-4 under the Securities Act, in which case the resale of such Parent Shares will be subject to restrictions set forth in Rule 145 unless such Parent Shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration.

     1. I represent, warrant and covenant to Parent that in the event that I receive any Parent Shares as a result of the Merger:

          A. I am the holder and "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of the Company Shares set forth under my signature below, and I have good and valid title to such shares, free and clear of any lien, pledge, security interest, adverse claim, equity, option, proxy, charge, encumbrance or restriction of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this letter.

          B. I have carefully read this letter agreement and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares.

          C. I shall not make any sale, transfer, pledge, hypothecation or other disposition of any Parent Shares in violation of the Securities Act or the Rules and Regulations. Accordingly, I will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Parent Shares issued to me in the Merger unless at such time (i) such offer, sale, transfer, pledge, hypothecation or other disposition is made in conformity with the volume and other limitations of Rule 145, (ii) a registration statement covering the proposed offer, sale, transfer, pledge, hypothecation or other disposition shall be effective under the

ActionPoint, Inc.
1299 Parkmoor Avenue
San Jose, CA 95126

     Securities Act, or (iii) in the written opinion of counsel reasonably acceptable to Parent, such offer, sale, transfer, pledge, hypothecation or other disposition is otherwise exempt from registration under the Securities Act.

          D. I understand that Parent is under no obligation to register the offer, sale, transfer, pledge, hypothecation or other disposition of any Parent Shares by me or on my behalf under the Securities Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make an exemption from such registration available.

          E. I understand, acknowledge and agree that (i) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (ii) there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend (together with any other legends required by applicable state securities laws or otherwise) stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MARCH 4, 2002 BETWEEN THE REGISTERED HOLDER HEREOF AND ACTIONPOINT, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ACTIONPOINT, INC."

          F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to an registration statement effective under the Securities Act, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

          G. By executing this letter I do not admit that I am an affiliate of the Company as described in the first paragraph of this letter, nor do I waive of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (i) use its reasonable efforts to
     (a) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act and (b) furnish to me upon request a written statement as to whether or not Parent has complied with such reporting requirements during the twelve months preceding any proposed sale of the Parent Shares by me pursuant to Rule 145, and (ii) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144 under the Securities Act. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding twelve months.

          B. Certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date I acquired the

ActionPoint, Inc.
1299 Parkmoor Avenue
San Jose, CA 95126

     Parent Shares in the Merger and the provisions of Rule 145(d)(2) are then available to me, (ii) two years shall have elapsed from the date I acquired the Parent Shares in the Merger and the provisions of Rule 145(d)(3) are then applicable to me, or (iii) Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to any Parent Shares acquired by me in the Merger.

     3. Parent and I hereby further agree that:

          A. Irreparable damage would occur in the event that any provision of this letter was not performed in accordance with its specific terms or was otherwise breached. I agree that, in the event of any breach or threatened breach by me of any covenant or obligation contained in this letter, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

          B. This letter shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

          C. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          D. If a court of competent jurisdiction determines that any provision of this letter is not enforceable or enforceable only if limited in time and/or scope, this letter shall continue in full force and effect with such provision stricken or so limited.

          E. Counsel to and accountants for the parties hereto shall be entitled to rely upon this letter as needed.

          F. This letter shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          G. This letter shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties hereto.

          H. If any legal action or other legal proceeding relating to the enforcement of any provision of this letter is brought against me, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          I. Each of the representations, warranties, covenants and obligations contained in this letter shall survive the consummation of the Merger.

                                       Very truly yours,

                                       -----------------------------------------
                                       Print Name:

                                       Company Shares beneficially owned:

                                       ------ shares of Company Common Stock

                                       ------ shares of Company Series A
                                       Preferred Stock

                                       ------ shares of Company Series B
                                       Preferred Stock

                                       ------ shares of Company Series C
                                       Preferred Stock

                                       ------ shares of Company Series D
                                       Preferred Stock

                                       ------ shares of Company Series E
                                       Preferred Stock

                                       ------ shares of the Company Common Stock
                                              issuable upon exercise of
                                              outstanding options or warrants

                                       ------ shares of the Company Preferred
                                              Stock issuable upon exercise of
                                              outstanding options or warrants

Accepted and Agreed to this
day of           , 2002:

ACTIONPOINT, INC.

By:
    Name:
    Title:

                                                                         ANNEX H

                FORM OF LOCK-UP AGREEMENT FOR CAPTIVA AFFILIATES

                                          March 4, 2002

ActionPoint, Inc.
1299 Parkmoor Avenue
San Jose, CA 95126
RE:  LOCK-UP AGREEMENT FOR CAPTIVA SOFTWARE CORPORATION AFFILIATES

Ladies and Gentlemen:

     The undersigned understands that ActionPoint, Inc., a Delaware corporation ("PARENT"), pursuant to an Agreement and Plan of Merger and Reorganization dated March 4, 2002 (the "MERGER AGREEMENT") between Parent, Condor Merger Corp., a California corporation and a wholly-owned subsidiary of Parent, and Captiva Software Corporation, a California corporation (the "COMPANY"), proposes to register shares of its common stock (the "PARENT COMMON STOCK") pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

     In consideration of the agreement by Parent to issue to the undersigned at the Effective Time certain shares of Parent Common Stock (the "SHARES") and assume certain options to purchase common stock of the Company held by the undersigned such that such options become exercisable for Parent Common Stock (the "OPTIONS") pursuant to the Merger Agreement and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that (1) with respect to one-half of the Shares and the shares issuable upon exercise of the Options (collectively, the "RESTRICTED SHARES"), for 90 calendar days immediately following the Effective Time, and (2) with respect to the remaining one-half of the Restricted Shares, for 180 calendar days immediately following the Effective Time, the undersigned will not, except with the prior written approval of Parent, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Restricted Shares or any securities convertible into or exercisable or exchangeable for any of the Restricted Shares, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise.

     The foregoing shall not apply to (1) a bona fide gift or bona fide gifts, provided that the donee or donees thereof agree in writing to be bound by the terms of this agreement; (2) a distribution to limited partners, members or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this agreement; or (3) a transfer to any trust for the benefit of the undersigned or the undersigned's immediate family, provided that the trustee of the trust agrees in writing, on behalf of the trust, to be bound by the terms of this agreement. For purposes of this agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

     Upon delivery of the Shares pursuant to the terms of the Merger Agreement or the Options, the undersigned will have and, except as permitted by clause
(1), (2) or (3) of the preceding paragraph, for the duration of this agreement, will retain good and marketable title to the Restricted Shares, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent's transfer agent and registrar against the transfer of the Restricted Shares except in compliance with the foregoing restrictions.

ActionPoint, Inc.
1299 Parkmoor Avenue
San Jose, CA 95126

     The undersigned understands that Parent is relying upon this agreement in proceeding toward consummation of the Merger. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

                                          Very truly yours,

                                          --------------------------------------
                                          Print name of shareholder

                                          --------------------------------------
                                          Signature of shareholder or authorized
                                          signatory

                                          --------------------------------------
                                          Print title of authorized signatory

              FORM OF LOCK-UP AGREEMENT FOR ACTIONPOINT AFFILIATES

                                          MARCH 4, 2002

ActionPoint, Inc.
1299 Parkmoor Avenue
San Jose, CA 95126

RE:  LOCK-UP AGREEMENT FOR ACTIONPOINT, INC. AFFILIATES

Ladies and Gentlemen:

     The undersigned understands that ActionPoint, Inc., a Delaware corporation ("PARENT"), has entered into an Agreement and Plan of Merger and Reorganization dated March 4, 2002 (the "MERGER AGREEMENT") with Condor Merger Corp., a California corporation and a wholly-owned subsidiary of Parent (the "MERGER SUB"), and Captiva Software Corporation, a California corporation (the "COMPANY"), pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

     As a condition and inducement to the Company's willingness to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that (1) with respect to one-half of the shares of common stock of Parent held by the undersigned as of the date hereof and one-half of the shares of common stock of Parent issuable upon exercise of options held by the undersigned, if any, as of the date hereof (collectively, the "RESTRICTED SHARES"), for 90 calendar days immediately following the Effective Time, and (2) with respect to the remaining one-half of the Restricted Shares, for 180 calendar days immediately following the Effective Time, the undersigned will not, except with the prior written approval of the Company, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Restricted Shares or any securities convertible into or exercisable or exchangeable for any of the Restricted Shares, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Shares, whether any such transaction described in clause (A) or
(B) above is to be settled by delivery of the common stock of Parent or such other securities, in cash or otherwise.

     The foregoing shall not apply to (1) a bona fide gift or bona fide gifts, provided that the donee or donees thereof agree in writing to be bound by the terms of this agreement; (2) a distribution to limited partners, members or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this agreement; or (3) a transfer to any trust for the benefit of the undersigned or the undersigned's immediate family, provided that the trustee of the trust agrees in writing, on behalf of the trust, to be bound by the terms of this agreement. For purposes of this agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

     The undersigned has as of the date hereof and, except as permitted by clause (1), (2) or (3) of the preceding paragraph, for the duration of this agreement, will retain good and marketable title to the Restricted Shares, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent's transfer agent and registrar against the transfer of the Restricted Shares except in compliance with the foregoing restrictions.

     The undersigned understands that the Company is relying upon this agreement in proceeding toward consummation of the Merger. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.
                                          Very truly yours,

                                          --------------------------------------
                                          Print name of stockholder

                                          --------------------------------------
                                          Signature of stockholder or authorized
                                          signatory

                                          --------------------------------------
                                          Print title of authorized signatory

                                                                         ANNEX I

                                AMENDMENT NO. 1
                                       TO
                  NOTE AND PREFERRED STOCK PURCHASE AGREEMENT

     This AMENDMENT NO. 1 TO NOTE AND PREFERRED STOCK PURCHASE AGREEMENT amends and supplements that certain Note and Preferred Stock Purchase Agreement (the "AGREEMENT") dated August 1, 2000, by and among Captiva Software Corporation, a California corporation (the "COMPANY"), the investors listed on Exhibit A-1 thereto (the "PRIOR INVESTORS") and the investors listed on Exhibit A-2 thereto (the "2000 INVESTORS" and collectively with the Prior Investors, the "INVESTORS") and is made as of March 4, 2002 by and among the Company and the Investors. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meaning given such terms in the Agreement.

                                    RECITALS

     WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization dated March 4, 2002 (the "MERGER AGREEMENT") with ActionPoint, Inc., a Delaware corporation ("ACTIONPOINT"), and Condor Merger Corp., a California corporation and wholly owned subsidiary of ActionPoint, pursuant to which the Company will merge with and into Condor Merger Corp. and become a wholly owned subsidiary of ActionPoint (the "MERGER");

     WHEREAS, under the Merger Agreement it is a condition of the Merger that the outstanding promissory notes of the Company be amended and restated as set forth herein;

     WHEREAS, the Prior Investors have previously purchased notes (the "PRIOR NOTES") pursuant to that certain Note and Common Stock Purchase Agreement dated as of December 30, 1998, as amended (the "PRIOR AGREEMENT"), by and among the Company and the Prior Investors, and each Prior Note was amended and restated pursuant to the Agreement as of August 1, 2000 (the "AMENDED AND RESTATED NOTES");

     WHEREAS, each Prior Investor has determined that it is in the best interests of the Prior Investors that the Merger be consummated and now desires to amend and restate, effective as of the Closing (as defined in the Merger Agreement), its Amended and Restated Note and each of the other Amended and Restated Notes outstanding as of the date hereof in substantially the form attached hereto as EXHIBIT B-1, in the principal amount equal to the amount set forth opposite each Prior Investor's name on EXHIBIT A-1 hereto under the heading "Principal Amount of Note" plus any interest accrued but unpaid with respect to such Investor's Amended and Restated Note up to but not including the date of the Closing (the "NEW 1998 NOTES");

     WHEREAS, the 2000 Investors have previously purchased notes (the "2000 NOTES" and, together with the Amended and Restated Notes, the "OLD NOTES") pursuant to the Agreement;

     WHEREAS, each 2000 Investor has determined that it is in the best interests of the 2000 Investors that the Merger be consummated and now desires to amend and restate, effective as of the Closing, its 2000 Note and each of the other 2000 Notes outstanding as of the date hereof in substantially the form attached hereto as EXHIBIT B-2, in the principal amount equal to the amount set forth opposite such 2000 Investor's name on EXHIBIT A-2 hereto under the heading "Principal Amount of Note" plus any interest accrued but unpaid with respect to the such Investor's 2000 Note up to but not including the date of the Closing(1) (the "NEW 2000 NOTES" and, together with the New 1998 Notes, the "NEW NOTES");

     WHEREAS, the Agreement, pursuant to Section 9.6 thereto, may be amended or modified only by a written instrument duly executed by the Company and the holders of the Old Notes representing a simple

---------------

(1) It is expressly understood and agreed that, to the extent any accrued interest under the 2000 Notes is payable in shares of the Company's Series E Preferred Stock, the amount of such accrued interest shall be deemed to be payable in cash for purposes of calculating the principal amount of the New 2000 Notes.

majority of the aggregate principal amount of all the Old Notes then outstanding, and each of the Amended and Restated Notes may be modified, amended or terminated only by a written instrument duly executed by the Company and the holders of the Amended and Restated Notes representing at least fifty percent (50%) of the aggregate principal amount of all the Amended and Restated Notes then outstanding, and each of the 2000 Notes may be modified, amended or terminated only by a written instrument duly executed by the Company and the holders of the 2000 Notes representing at least fifty percent (50%) of the aggregate principal amount of all the 2000 Notes then outstanding; and

     WHEREAS, the Investors are holders of at least a simple majority of the aggregate principal amount of all the Old Notes outstanding as of the date hereof, and are holders of at least fifty percent (50%) of the aggregate principal amount of all the Amended and Restated Notes outstanding as of the date hereof, and are holders of at least fifty percent (50%) of the aggregate principal amount of all the 2000 Notes outstanding as of the date hereof, and the Investors desire to (1) amend the Agreement and (2) amend and restate the Amended and Restated Notes and the 2000 Notes.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. EFFECTIVENESS OF AMENDMENT. This Amendment shall become effective with respect to all Investors immediately prior to, and contingent upon the occurrence of, the Closing.

          2. AMENDMENT AND RESTATEMENT OF NOTES.

             2.1 AMENDMENT AND RESTATEMENT OF AMENDED AND RESTATED
        NOTES. Subject to the terms and conditions of this Amendment, each Prior Investor agrees and the Company agrees to amend and restate in its entirety the Amended and Restated Notes held by the Prior Investors in the form attached hereto as EXHIBIT B-1 and in the principal amounts equal to the amount set forth opposite each such Prior Investor's name on EXHIBIT A-1 hereto plus any interest accrued but unpaid with respect to such Investor's Amended and Restated Note up to but not including the date of the Closing. The New 1998 Notes shall amend, restate and supercede in its entirety the terms and conditions set forth in the Amended and Restated Notes, and the Amended and Restated Notes shall be of no further force and effect as of the Closing.

             2.2 AMENDMENT AND RESTATEMENT OF 2000 NOTES. Subject to the terms and conditions of this Amendment, each 2000 Investor agrees and the Company agrees to amend and restate in its entirety the 2000 Notes held by the 2000 Investors in the form attached hereto as EXHIBIT B-2 and in the principal amounts equal to the amount set forth opposite each such 2000 Investor's name on EXHIBIT A-2 hereto plus any interest accrued but unpaid with respect to such Investor's 2000 Note up to but not including the date of the Closing.(2) The New 2000 Notes shall amend, restate and supercede in its entirety the terms and conditions set forth in the 2000 Notes, and the 2000 Notes shall be of no further force and effect as of the Closing.

             2.3 DELIVERY OF NEW 1998 NOTES AND NEW 2000 NOTES.

                2.3.1 Within 10 days after the Closing, each Prior Investor shall tender its original executed Amended and Restated Note (or in lieu thereof, a lost promissory note affidavit in form and substance acceptable to the Company). Following the surrender of such Amended and Restated Note, a New 1998

---------------

(2) It is expressly understood and agreed that, to the extent any accrued interest under the 2000 Notes is payable in shares of the Company's Series E Preferred Stock, the amount of such accrued interest shall be deemed to be payable in cash for purposes of calculating the principal amount of the New 2000 Notes.

Note shall be delivered to such Prior Investor. By execution and delivery of this Amendment, each Prior Investor agrees to the terms and conditions hereof and in the New 1998 Notes.

                2.3.2 Within 10 days after the Closing, each 2000 Investor shall tender its original executed 2000 Note (or in lieu thereof, a lost promissory note affidavit in form and substance acceptable to the Company). Following the surrender of such 2000 Note, a New 2000 Note shall be delivered to such 2000 Investor. By execution and delivery of this Amendment, each 2000 Investor agrees to the terms and conditions hereof and in the New 2002 Notes.

             2.4 TREATMENT OF OLD NOTES. No New 1998 Note, nor any interest thereon, or New 2000 Note, nor any interest thereon, shall be paid or delivered by the Company to any Investor until such Investor has surrendered its Amended and Restated Note or 2000 Note, as the case may be. Notwithstanding the foregoing, each Amended and Restated Note and each 2000 Note outstanding as of the Closing shall be deemed to be amended and restated, as provided herein, and the holder of such Amended and Restated Note or 2000 Note shall be deemed to hold a New 1998 Note or New 2000 Note, as the case may be, shall be subject to the terms thereof.

          3. TERMINATION OF SECURITY AGREEMENT. As of the Closing, the Security Agreement dated as of August 1, 2000, by and between the Company and the Investors (the "SECURITY AGREEMENT"), shall terminate and be of no further force and effect and all other security interests, liens and pledges in favor of the Investors securing amounts owing under the Agreement and the Prior Agreement shall be automatically terminated and released. Each Investor, its successors and assigns hereby agrees to promptly execute and deliver to the Company, as reasonably requested by the Company, any and all documentation required to be filed, including, without limitation, any UCC termination statements, to evidence the termination of any and all security interests, liens, encumbrances and pledges created in favor of the Investors pursuant to the Security Agreement.

          4. COMPANY REPRESENTATIONS. The Company hereby represents and warrants to each Investor that as of the Closing:

             4.1 ORGANIZATION; GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority (i) to own and operate its properties and assets and to carry on its business as now conducted, (ii) to execute and deliver this Amendment and the New Notes, and (iii) to carry out the provisions of the Agreement, as amended and supplemented by this Amendment (the "AMENDED AGREEMENT"), and the New Notes.

             4.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Amendment, the New Notes, the performance of all obligations of the Company hereunder and thereunder at the Effective Date, and the authorization, reservation, issuance, sale, and delivery of the shares of Common Stock issuable upon conversion of the New Notes (the "CONVERSION SHARES") has been taken or will be taken prior to the Effective Time. This Amendment constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and
        (iii) except in respect to any requirements that may be imposed under California usury law.

             4.3 VALID ISSUANCE OF CONVERSION SHARES. When issued in compliance with the provisions of the Amended Agreement, the Company's Amended and Restated Articles of Incorporation (the "RESTATED ARTICLES"), and the New Notes, the Conversion Shares will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer set forth in the Amended Agreement and under applicable state and federal securities laws.

             4.4 GOVERNMENTAL CONSENTS. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Amendment except (i) such filings as have been made prior to the Closing, and (ii) any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

             4.5 RIGHTS TO ACQUIRE COMPANY CAPITAL STOCK. Except for (i) the rights created under this Amendment, (ii) the conversion privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock,
        (iii) the Company's reservation of shares of Common Stock for issuance to employees, consultants and advisors to the Company pursuant to options granted and to be granted in the future, (iv) currently outstanding warrants to purchase up to 45,500 shares of the Company's Series B Preferred Stock (all of which warrants will expire on March 6,
        2002), (v) currently outstanding warrants to purchase up to 500,000 shares of the Company's Common Stock, and (vi) the rights provided in
        Section 3.4 of the Amended and Restated Investors' Rights Agreement dated as of August 1, 2000, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

             4.6 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in material violation or default of any provision of its Restated Articles or Bylaws or in any material respect of any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound or, to its knowledge, of any federal or state judgment, order, writ, decree, statute, rule, or regulation applicable to the Company. The execution, delivery, and performance by the Company of the New 1998 Notes, the New 2000 Notes or this Amendment and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or the giving of notice, either a material default under any such provision or an event that results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties, which suspension, revocation, impairment, forfeiture, or nonrenewal would be materially adverse to the Company.

             4.7 DISCLOSURE. The Company has provided each Investor with all the information reasonably available to it that such Investor has requested for the purpose of deciding whether to amend and restate its Old Note. Neither this Amendment nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary to make the statements herein or therein not misleading.

             4.8 OFFERING. Assuming the truth and accuracy of each Investor's representations, warranties and covenants set forth in Section 5 of this Amendment, the offer and issuance of the New 1998 Notes and the New 2000 Notes, as contemplated by this Amendment, are exempt from the registration requirements of the Securities Act and applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          5. INVESTOR REPRESENTATIONS, WARRANTIES AND COVENANTS.

             5.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. Each Investor understands that the Company is making this Amendment with each Investor in reliance upon such Investor's representations to the Company. By executing this Amendment, each Investor hereby confirms that the New Notes to be received by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Amendment, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the New Notes. Each Investor represents that it has full power and authority to enter into this Amendment.

             5.2 DISCLOSURE OF INFORMATION. Each Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to amend and restate the Old Notes. Each Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company and its business and operations and the terms and conditions of the New Notes.

             5.3 INVESTMENT EXPERIENCE. Each Investor acknowledges it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the New Notes.

             5.4 ACCREDITED INVESTOR. Each Investor acknowledges it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

             5.5 RESTRICTED SECURITIES. Each Investor understands that the New Notes are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, each Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

             5.6 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, each Investor further agrees not to make any disposition of all or any portion of the New Notes unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the Amended Agreement, and:

                5.6.1 There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                5.6.2 (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

                5.6.3 Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants including adopted children or ancestors of such partner or his spouse, or a trust for the benefit of any of the foregoing if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he were an original Investor hereunder.

             5.7 LEGENDS. It is understood that the certificates evidencing the New Notes and the Conversion Shares may bear one or all of the following legends, in addition to any other legends required by state or federal law:

                5.7.1 "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECU-

           RITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED FOR VALUE DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNDER SUCH ACT AND QUALIFICATION UNDER APPLICABLE STATE LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND QUALIFICATION UNDER APPLICABLE STATE LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE CORPORATION."

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER OF A CERTAIN NOTE AND PREFERRED STOCK PURCHASE AGREEMENT DATED ON OR ABOUT AUGUST 1, 2000, AS AMENDED ON MARCH 4, 2002 AND FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST."

                5.7.2 Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

          6. CALIFORNIA COMMISSIONER OF CORPORATIONS. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AMENDMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. THE RIGHTS OF ALL PARTIES TO THIS AMENDMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          7. GENERAL PROVISIONS.

             7.1 CONSTRUCTION. The Amended Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of California, irrespective of choice-of-law principles. All terms not defined herein shall have the meanings used in the California Commercial Code.

             7.2 CONFLICTS. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Agreement, the provisions of this Amendment shall govern.

             7.3 SUCCESSORS AND ASSIGNS. Except as otherwise permitted herein, this Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective, successors and assignees.

             7.4 SEVERABILITY. If any term, covenant or condition of this Amendment is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the remainder of this Amendment shall not be affected thereby and each term, covenant and condition of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

             7.5 MODIFICATION. This Amendment may be amended or modified only by a written instrument duly executed by the Company and the holders of New Notes representing a simple majority of the aggregate principal amount of all of the New Notes then outstanding.

             7.6 WAIVER. The observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of New Notes representing a simple majority of the aggregate principal amount of all of the New Notes then outstanding. Any waiver effected in accordance with this

        Section shall be binding upon each holder of an Old Note or New Note whether or not such holder consented to such waiver.

             7.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             7.8 REPRESENTATION. By executing this Agreement, each Investor acknowledges and agrees that Cooley Godward LLP represents the Company solely and that such Investor has had an opportunity to consult with its own attorney in connection with this Agreement.

             7.9 TITLES AND SUBTITLES. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

             7.10 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of the Amended Agreement, the New 1998 Notes or the New 2000 Notes, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

             7.11 EXCULPATION AMONG INVESTORS. Each Investor acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its decision to agree to this Amendment. Each Investor agrees that neither any other Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Agreement, this Amendment, the New 1998 Notes, the New 2000 Notes or the Conversion Shares.

             7.12 CONSENT TO JURISDICTION AND FORUM SELECTION. The parties hereto agree that all actions or proceedings arising in connection with the Amended Agreement, the New 1998 Notes or the New 2000 Notes shall be tried and litigated exclusively in the State and Federal courts located in the State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of the Amended Agreement, the New 1998 Notes or the New 2000 Notes in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to the Amended Agreement, the New 1998 Notes or the New 2000 Notes. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Amendment. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the Closing.


COMPANY:                                                    INVESTORS:
CAPTIVA SOFTWARE CORPORATION,                               -----------------------------------------------------
a California corporation                                    (Print Name of Investor)
                                                            By: -------------------------------------------------
-----------------------------------------------------
REYNOLDS C. BISH,                                           Name: ----------------------------------------------
President and Chief Executive Officer
                                                            Title:
                                                            -----------------------------------------------

    [SIGNATURE PAGE TO AMENDMENT NO. 1 TO NOTE AND PREFERRED STOCK PURCHASE
                                   AGREEMENT]

                                                                     EXHIBIT A-1

                          SCHEDULE OF PRIOR INVESTORS

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(3)
---------                                                     ---------------------------
Enterprise Partners III, L.P................................         $  708,147.95
7979 Ivanhoe Avenue, Ste. 550
La Jolla, CA 92037
Tel: (619) 454-8833
Fax: (619) 454-2489
Attn: Jim Berglund

Enterprise Partners III Associates, L.P.....................         $   61,578.08
7979 Ivanhoe Avenue, Ste. 550
La Jolla, CA 92037
Tel: (619) 454-8833
Fax: (619) 454-2489
Attn: Jim Berglund

Novus Ventures..............................................         $  256,575.34
20111 Stevens Creek Blvd., Suite 130
Cupertino, CA 95014
Tel: (408) 252-3900
Fax: (408) 252-1713
Attn: Shirley Cerrudo

Totem Investment Partners, LLC..............................         $  256,575.34
2235 Encinitas Boulevard Suite 104
Encinitas, CA 92024
Tel: (760) 943-8313
Fax: (760) 943-1867
Attn: Ted Roth

Quadrangle Offshore (Cayman), L.L.C.........................         $  250,000.00
6 East 45th, Suite 805
New York, NY 10017
Tel: (212) 883-9040
Fax: (212) 883-7642
Attn: Dan Dubin/Larry Heller

Irvine Capital Partners.....................................         $  200,000.00
10 East 50th Street, 24th floor
New York, NY 10022
Tel: (212) 350-7247
Fax: (212) 350-7277
Attn: David M. Bunzel

David D. Wood...............................................         $  100,000.00
13090 Highway #9, Suite 3
Boulder Creek, CA 95006
Tel: (831) 338-1551
Fax: (831) 338-8895

---------------

(3) The principal amount of each note set forth in this Exhibit A-1 shall be adjusted as of the date of the Closing to include any accrued but unpaid interest pursuant to
    Section 2.1 hereof.

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(3)
---------                                                     ---------------------------
J.F. Shea & Co., Inc........................................         $  500,000.00
655 Brea Canyon Road
Walnut, CA 91789
Tel: (909) 594-9500
Fax: (909) 869-0840
Attn: Edward Shea

UT Technology Fund Ltd......................................         $   50,273.65
10 East 50th Street, 24th Floor
New York, NY 10022
Tel: (212) 984-6250
Fax: (212) 984-6255
Attn: James A. Weil

UT Technology Partners I, LP................................         $  157,355.57
10 East 50th Street, 24th Floor
New York, NY 10022
Tel: (212) 984-6250
Fax: (212) 984-6255
Attn: James A. Weil

UT Technology Partners II, LP...............................         $   42,370.78
10 East 50th Street, 24th Floor
New York, NY 10022
Tel: (212) 984-6250
Fax: (212) 984-6255
Attn: James A. Weil

C.E. Unterberg, Towbin Capital Partners I, L.P..............         $  300,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8175
Fax: (212) 980-7674
Attn: Robert M. Matluck

Solar Group, S.A............................................         $  250,000.00
14 Camden North Paget
Bermuda Daniel Evers-03
Tel: (441) 292-2326
Fax: (441) 292-5100
Attn: James J. Todd

Rock Associates.............................................         $  100,000.00
41 Winged Foot Drive
Larchmont, NY 10538
Tel: (212) 758-8211
Fax: (212) 421-5944
Attn: Stuart Shapiro

Steve Frankel...............................................         $    5,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8052
Fax: (212) 980-7074

Lizabeth Moses..............................................         $   10,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8080
Fax: (212) 980-7074

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(3)
---------                                                     ---------------------------
Estelle Konviser............................................         $   10,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8178
Fax: (212) 980-7074

Andrew Arno.................................................         $   25,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Andrew Arno as custodian for Jesse Benjamin Arno under
the New York Uniform Gift to Minors Act.....................         $   12,500.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Andrew Arno as custodian for Matthew Arno under
the New York Uniform Gift to Minors Act.....................         $   12,500.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Elizabeth Arno..............................................         $   10,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Jeffrey C. Moskowitz........................................         $   15,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8080
Fax: (212) 644-6524

Linden Partners, LLC........................................         $   15,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8024
Fax: (212) 888-8611

Carol Curran................................................         $   10,000.00
12305 Thunder Bay Court
Indianapolis, IN 46236
Tel: (317) 826-1060
Fax: (317) 826-1061

David and Angela Nazarian Family Trust......................         $  100,000.00
9300 Wilshire Boulevard, Suite 600
Beverly Hills, CA 90212
Tel: (310) 273-5301
Fax: (310) 273-5345
Attn: David Nazarian/Joel Balbien

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(3)
---------                                                     ---------------------------
Thomas Unterberg............................................         $  200,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003

C.E. Unterberg, Towbin LLC..................................         $  200,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003
Attn: Thomas Unterberg

Charles A. DeBare...........................................         $   15,000.00
47th East 88th Street
Apartment 8C
New York, NY 10128
Tel: (212) 534-7163
Fax: (212) 348-7109

Mary A. DeBare..............................................         $   15,000.00
47th East 88th Street
Apartment 8C
New York, NY 10128
Tel: (212) 534-7163
Fax: (212) 348-7109

J. Bruce Llewellyn..........................................         $  100,000.00
30 Rockefeller Plaza
19th Floor
New York, NY, 10112
Tel: (212) 698-7867
Fax: (212) 698-7825

Wendy Lavitt................................................         $   25,000.00
10 East 50th St., 22nd Flr
New York, NY 10022
Tel: (212) 572-8050
Fax: (212) 888-8613

James E. Borner & Ann B. Borner.............................         $   25,000.00
400 West End Avenue #17A
New York, NY 10024
Tel: (914) 699-3030
Fax: (914) 699-3035

Scott A. Sampson Trust #1...................................         $   25,000.00
222 E. Eric Street Milwaukee, WI 53202
Tel: (414) 272-4440
Fax: (414) 282-0701
Attn: Scott Sampson

Mel S. Lavitt IRA...........................................         $   25,000.00
10 East 50th St., 22nd Flr.
New York, NY 10022
Tel: (212) 572-8050
Fax: (212) 888-8613
Attn: Mel Lavitt
                                                                     -------------
TOTAL:......................................................         $4,087,876.71
                                                                     =============

                                                                     EXHIBIT A-2

                                 2000 INVESTORS

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(4)
---------                                                     ---------------------------
Enterprise Partners III, L.P................................         $  276,000.00
7979 Ivanhoe Avenue, Ste. 550
La Jolla, CA 92037
Tel: (619) 454-8833
Fax: (619) 454-2489
Attn: Jim Berglund

Enterprise Partners III Associates, L.P.....................         $   24,000.00
7979 Ivanhoe Avenue, Ste. 550
La Jolla, CA 92037
Tel: (619) 454-8833
Fax: (619) 454-2489
Attn: Jim Berglund

Novus Ventures..............................................         $  100,000.00
20111 Stevens Creek Blvd., Suite 130
Cupertino, CA 95014
Tel: (408) 252-3900
Fax: (408) 252-1713
Attn: Shirley Cerrudo

Totem Investment Partners, LLC..............................         $  100,000.00
2235 Encinitas Boulevard
Suite 104
Encinitas, CA 92024
Tel: (760) 943-8313
Fax: (760) 943-1867
Attn: Ted Roth

J.F. Shea & Co., Inc. ......................................         $  500,000.00
655 Brea Canyon Road
Walnut, CA 91789
Tel: (909) 594-9500
Fax: (909) 869-0840
Attn: Edward Shea

UT Technology Fund Ltd. ....................................         $  100,547.30
10 East 50th Street, 24th Floor
New York, NY 10022
Tel: (212) 984-6250
Fax: (212) 984-6255
Attn: James A. Weil

UT Technology Partners I, LP................................         $  314,711.15
10 East 50th Street, 24th Floor New York, NY 10022
Tel: (212) 984-6250
Fax: (212) 984-6255
Attn: James A. Weil

---------------

(4) The principal amount of each note set forth in this Exhibit A-2 shall be adjusted as of the date of the Closing to include any accrued but unpaid interest pursuant to
    Section 2.2 hereof.

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(4)
---------                                                     ---------------------------
UT Technology Partners II, LP...............................         $   84,741.55
10 East 50th Street, 24th Floor
New York, NY 10022
Tel: (212) 984-6250
Fax: (212) 984-6255
Attn: James A. Weil

C.E. Unterberg, Towbin Capital Partners I, L.P..............         $  300,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8175
Fax: (212) 980-7674
Attn: Robert M. Matluck

C.E. Unterberg, Towbin LLC..................................         $  200,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8175
Fax: (212) 980-7674
Attn: Thomas Unterberg

Solar Group, S.A............................................         $  150,000.00
14 Camden North Paget
Bermuda Daniel Evers-03
Tel: (441) 292-2326
Fax: (441) 292-5100
Attn: James J. Todd

Estelle Konviser............................................         $   10,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8178
Fax: (212) 980-7074

Andrew Arno.................................................         $   25,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Andrew Arno as custodian for Matthew Arno under
the New York Uniform Gift to Minors Act.....................         $   12,500.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Andrew Arno as custodian for Jesse Benjamin Arno under
the New York Uniform Gift to Minors Act.....................         $   12,500.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

Elizabeth Arno..............................................         $   10,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8055
Fax: (212) 980-7074

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(4)
---------                                                     ---------------------------
Jeffrey C. Moskowitz........................................         $   15,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8080
Fax: (212) 644-6524

Michael Marrus..............................................         $   15,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8024
Fax: (212) 888-8611

Thomas Unterberg............................................         $  200,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003

Marjorie and Clarence Unterberg Foundation..................         $  100,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003
Attn: Thomas Unterberg

Bella and Israel Unterberg Foundation.......................         $   50,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003
Attn: Thomas Unterberg

Ellen Celli Family Trust....................................         $   50,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003
Attn: Thomas Unterberg

Emily Satloff Family Trust..................................         $   50,000.00
10 East 50th Street, 22nd Floor
New York, NY 10022
Tel: (212) 572-8005
Fax: (212) 980-7003
Attn: Thomas Unterberg

Ellen U. Celli..............................................         $   50,000.00
993 Park Avenue, #5 South
New York, NY 10028
Tel: (212) 737-8630

Charles A. DeBare...........................................         $   15,000.00
47th East 88th Street
Apartment 8C
New York, NY 10128
Tel: (212) 534-7163
Fax: (212) 348-7109

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(4)
---------                                                     ---------------------------
Mary A. DeBare..............................................         $   15,000.00
47th East 88th Street
Apartment 8C
New York, NY 10128
Tel: (212) 534-7163
Fax: (212) 348-7109

Wendy Lavitt................................................         $   25,000.00
10 East 50th St., 22nd Flr.
New York, NY 10022
Tel: (212) 572-8050
Fax: (212) 888-8613

Park City Investments.......................................         $   25,000.00
10 East 50th St., 22nd Flr.
New York, NY 10022
Tel: (212) 572-8050
Fax: (212) 888-8613

James E. and Ann B. Borner..................................         $   25,000.00
400 West End Avenue #17A
New York, NY 10024
Tel: (914) 699-3030
Fax: (914) 699-3035

Scott A. Sampson Trust #1...................................         $   25,000.00
222 E. Eric Street
Milwaukee, WI 53202
Tel: (414) 272-4440
Fax: (414) 282-0701
Attn: Scott Sampson

James J. Norman.............................................         $   50,000.00
264 Boyd Road
Pleasant Hill, CA 94523
Tel: (925) 930-6469

Jeffrey B. Jones............................................         $   50,000.00
3974 Waterhouse Road
Oakland, CA 94602
Tel: (415) 263-2615
Fax: (510) 531-7948

Theo Muller.................................................         $   50,000.00
20 Peach Road
Darien, CT 06820
Tel: (201) 625-8400
Fax: (203) 655-0381

Robert C. Duvall............................................         $   50,000.00
613 North Point Drive
Holmes Beach, FL 34217
Tel: (941) 778-2103
Fax: (724) 658-7807

Dale Crane..................................................         $   50,000.00
903 Driver Way
Incline Village, NV 89451
Tel: (775) 833-3105
Fax: (775) 833-1889

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(4)
---------                                                     ---------------------------
David House.................................................         $  250,000.00
13340 Old Oak Way
Saratoga, CA 95070
Tel: (708) 867-5414
Fax: (408) 867-5699

Mr. Ingolf Dueckminor.......................................         $  100,000.00
Lohweg 10
Eching, Germany D85386
Tel: (49) 89-319-6026
Fax: (49) 89-3271-4887

Mr. Christoph Harder........................................         $  100,000.00
Seelickstrasse 60
Zurich, Switzerland CH 8038
Tel: (411) 455-8539
Fax: (411) 481-5552

Mr. Gerry Chastelet.........................................         $   50,000.00
15550 Lightwave Drive
Clearwater, FL 33760
Tel: (727) 519-2844
Fax: (727) 822-2711

Steven H. Grant Family Trust................................         $   50,000.00
15550 Lightwave Drive
Clearwater, FL 33760
Tel: (727) 519-2852
Fax: (727) 467-0702
Attn: Steven H. Grant

George Matz.................................................         $   50,000.00
15550 Lightwave Drive
Clearwater, FL 33760
Tel: (727) 519-2819
Fax: (727) 467-0702

Gordon Stuart Mitchard and Pamela Ann Mitchard..............         $   50,000.00
15821 San Benito Way
Monte Serenco, CA 95030
Tel: (408) 943-4326

Ian Jenks...................................................         $  100,000.00
The Grange
58 High Street
Flore, Northamptonshire
UK NN74LW
Tel: (44) 13-27-342389
Fax: (44) 13-27-340224

Abram Jakubowicz............................................         $   50,000.00
Loostrasse 23 D11 8803
Ruschlikon, Switzerland
Tel: (411) 455-8522
Fax: (411) 455-8586

INVESTORS                                                     PRINCIPAL AMOUNT OF NOTE(4)
---------                                                     ---------------------------
Chris Lewis.................................................         $   60,000.00
3978 Arlington Drive
Palm Harbor, FL 34685
Tel: (727) 803-3418

Rick Russo..................................................         $   10,000.00
10145 Pacific Heights Blvd., 6th Floor
San Diego, CA 92121
Fax: (858) 320-1010
                                                                     -------------
TOTAL:......................................................         $4,000,000.00
                                                                     =============

                                                                     EXHIBIT B-1

     THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES EVIDENCED BY THIS NOTE MAY NOT BE OFFERED, SOLD OR TRANSFERRED FOR VALUE DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.

     THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER OF A CERTAIN NOTE AND PREFERRED STOCK PURCHASE AGREEMENT, DATED ON OR ABOUT AUGUST 1, 2000, AS AMENDED FROM TIME TO TIME. THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

                          SECOND AMENDED AND RESTATED
                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$                                                          San Diego, California
                                                                          , 2002

     This Second Amended and Restated Subordinated Convertible Promissory Note
(this "NOTE"), dated as of           , 2002, amends, re-evidences, restates, and
supercedes in full, but does not in any way satisfy nor discharge the outstanding indebtedness, if any, owed under that certain Amended and Restated
Senior Subordinated Secured Promissory Note dated August   , 2000 in the
original principal amount of [Amount in Words] Dollars [($amount)] made by the
undersigned (the "COMPANY") in favor of           , or its registered assigns
(the "HOLDER").

     For value received, the Company hereby promises to pay to the Holder, or
order, the principal amount of           Dollars ($      ), plus interest
accrued thereon.

     This Note is one of a series of amended and restated promissory notes issued by the Company pursuant to that certain Note and Preferred Stock Purchase Agreement dated August 1, 2000, as amended by Amendment No. 1 thereto dated March 4, 2002 (the "NOTE PURCHASE AGREEMENT") to the holders of such amended and
restated notes in the aggregate principal amount of up to $        , which notes
together are designated the "NEW 1998 NOTES."

     This Note shall bear six percent (6%) simple interest per annum (calculated on a 365-day year, actual days elapsed) or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable, in cash or cash equivalents, quarterly in arrears not later than the first day of each calendar quarter for the preceding quarter.

     Unless earlier converted as provided below, the Company shall pay the unpaid principal amount plus accrued but unpaid interest on the unpaid principal
amount in full on           , 2007.

     At any time prior to the termination of that certain Agreement and Plan of Merger and Reorganization by and among ActionPoint, Inc., Condor Acquisition Corp. and the Company dated March 4, 2002 (the "MERGER AGREEMENT"), upon three
(3) days prior written notice to the Company, the Holder may convert, effective as of the Closing (as defined in the Merger Agreement), the entire outstanding principal balance of this Note and all accrued but unpaid interest hereunder into shares of the Company's common stock (the "CONVERSION") at a conversion price per share calculated as set forth below (the "CONVERSION PRICE"); provided, however, that if the Effective Time (as defined in the Merger Agreement) does not occur, the Conversion shall not be deemed to occur.

     Immediately upon the Conversion, all amounts due hereunder shall be deemed fully satisfied and paid in full, and the Company will be forever released from its obligations and liabilities under this Note.

     This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new promissory note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

     This Note may be prepaid at any time and from time to time, in whole or in part, without penalty, subject to the written concurrence of the holders of the Senior Indebtedness (as defined below). All payments with respect to this Note shall be credited first to the payment of accrued and unpaid interest payable hereunder and then to the repayment of principal.

     The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness (as defined below).

     (a) CONVERSION PRICE. The Conversion Price shall be an amount equal to $1.00 multiplied by the quotient, rounded to the fifth decimal, obtained by dividing (A) the aggregate outstanding principal amount of the New Notes (as defined in the Note Purchase Agreement) plus any accrued but unpaid interest thereunder by (B) the product of (x) 4.0 multiplied by (y) the Company Fully Diluted Capitalization.

     (b) COMPANY FULLY DILUTED CAPITALIZATION. As used in this Note, the term "COMPANY FULLY DILUTED CAPITALIZATION" shall mean the sum of (A) the number of shares of the Company's common stock issued and outstanding immediately prior to the Closing and (B) the number of shares of the Company's common stock issuable upon exercise, conversion or exchange of all rights to acquire shares of the Company's common stock issued and outstanding as of immediately prior to the Closing, other than shares of the Company's common stock issuable upon exercise of the New Notes and excluding the number of shares of the Company's common stock issuable upon exercise of stock options issued and outstanding under the Company's 2002 Equity Incentive Plan.

     (c) SENIOR INDEBTEDNESS. As used in this Note, the term "SENIOR INDEBTEDNESS" shall mean the principal of and unpaid accrued interest on (i) all indebtedness, currently existing or hereafter arising, of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), (ii) all indebtedness under the 2000 Notes (as defined in the Note Purchase Agreement) and (iii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

     (d) EFFECT OF SUBORDINATION.

          (i) No payment on account of principal of or interest on this Note shall be made, and no such payment shall be required or accepted by Holder, if, at the time of such payment or immediately after giving effect thereto, there shall exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness is issued, any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default. Should the Holder of this Note, while the Company is so in default and after being notified by the holder of the Senior Indebtedness of the default, receive any such payment, or should Holder receive any distribution in bankruptcy, dissolution, or similar insolvency proceedings in regard to the Company, Holder will hold such payment or distribution in trust for the holder of the Senior Indebtedness and will pay over such amounts to such holder to apply to the Senior Indebtedness until the same is paid in full.

          (ii) Subject to the rights of the Senior Indebtedness in paragraph
     (b)(i) hereof, nothing contained in this Note shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

     (e) UNDERTAKING. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions.

     In the event funds are not available to pay off the entire outstanding principal and accrued interest thereon, under all of the New 1998 Notes, each holder of a New 1998 Note shall be entitled to receive an amount equal to the aggregate amount available for repayment multiplied by a fraction the numerator of which is the principal amount outstanding under such holder's New 1998 Note and the denominator of which is the aggregate principal amount outstanding under all of the New 1998 Notes.

     If any of the events specified in paragraphs (i) through (v) below shall occur (herein individually referred to as an "EVENT OF DEFAULT"), the holders of the New 1998 Notes representing at least fifty percent (50%) of the aggregate principal amount of all of the New 1998 Notes then outstanding (the "MAJORITY HOLDERS") may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable by notice in writing to the Company.

          (i) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within twenty (20) days after the Majority Holders have given the Company written notice of such default;

          (ii) Breach by the Company of any (a) representation or warranty when made or (b) covenant, agreement, or other provision, which breach is not cured within thirty (30) days after the Majority Holders have given written notice to the Company, contained in this Note or the Note Purchase Agreement;

          (iii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking or corporate action by the Company in furtherance of any such action.

          (iv) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

          (v) Any declared default of the Company under any Senior Indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder thereof if such default is not cured by the Company within thirty
     (30) days after written notice has been given by the holder thereof to the Company of such default.

     The obligations of the Company under this Note may not be assumed by a third party. This Note shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     This Note may be modified, amended or terminated only by a written instrument signed by the Company and the Majority Holders.

     The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. No delay or omission on the part of a Holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

     Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses or at such other address as shall be given in writing by a party to the other parties:

        If to Company:  Captiva Software Corporation
                     10145 Pacific Heights Boulevard, Suite 600
                     San Diego, California 92121
                     Attn: President
                     Facsimile No.: (858) 320-1010

        If to Holder:
        ------------------------------------------------------

             -------------------------------------------------------------------

             -------------------------------------------------------------------
                     Attn:

                   -------------------------------------------------------------
                     Facsimile No.:
                     ---------------------------------------------------

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law.

     In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of money to be loaned hereunder or otherwise, for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable California law. If from any circumstance whatsoever fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive any amounts characterized as interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

     The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                          CAPTIVA SOFTWARE CORPORATION,
                                          a California corporation

                                          By:
                                            ------------------------------------
                                            Reynolds C. Bish,
                                            President and Chief Executive
                                              Officer

ACCEPTED AND AGREED:

HOLDER

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                     EXHIBIT B-2

     THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES EVIDENCED BY THIS NOTE MAY NOT BE OFFERED, SOLD OR TRANSFERRED FOR VALUE DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.

     THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER OF A CERTAIN NOTE AND PREFERRED STOCK PURCHASE AGREEMENT, DATED ON OR ABOUT AUGUST 1, 2000, AS AMENDED FROM TIME TO TIME. THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

                              AMENDED AND RESTATED
                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$                                                         San Diego, California,
                                                                          , 2002

     This Amended and Restated Subordinated Convertible Promissory Note (this
"NOTE"), dated as of      , 2002, amends, re-evidences, restates, and supercedes
in full, but does not in any way satisfy nor discharge the outstanding indebtedness, if any, owed under that certain Senior Subordinated Secured
Convertible Promissory Note dated August      , 2000 in the original principal
amount of [Amount in Words] Dollars [($amount)] made by the undersigned (the
"COMPANY") in favor of           , or its registered assigns (the "HOLDER").

     For value received, the Company hereby promises to pay to the Holder, or
order, the principal amount of           dollars ($          ), plus interest
accrued thereon.

     This Note is one of a series of promissory notes issued by the Company pursuant to that certain Note and Preferred Stock Purchase Agreement dated August 1, 2000, as amended by Amendment No. 1 thereto dated March 4, 2002 (the "NOTE PURCHASE AGREEMENT") to the holders of such notes in the aggregate
principal amount of up to $          , which notes together are designated the
"NEW 2000 NOTES."

     This Note shall bear six percent (6%) simple interest per annum (calculated on a 365-day year, actual days elapsed) or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable, in cash or cash equivalents, quarterly in arrears not later than the first day of each calendar quarter for the preceding quarter.

     Unless earlier converted as provided below, the Company shall pay the unpaid principal amount plus accrued but unpaid interest on the unpaid principal
amount in full on           , 2007.

     At any time prior to the termination of that certain Agreement and Plan of Merger and Reorganization by and among ActionPoint, Inc., Condor Acquisition Corp. and the Company dated March 4, 2002 (the "MERGER AGREEMENT"), upon three
(3) days prior written notice to the Company, the Holder may convert, effective as of the Closing (as defined in the Merger Agreement), the entire outstanding principal balance of this Note and all accrued but unpaid interest hereunder into shares of the Company's common stock (the "CONVERSION") at a conversion price per share calculated as set forth below (the "CONVERSION PRICE"); provided, however, that if the Effective Time (as defined in the Merger Agreement) does not occur, the Conversion shall not be deemed to occur.

     Immediately upon the Conversion, all amounts due hereunder shall be deemed fully satisfied and paid in full, and the Company will be forever released from its obligations and liabilities under this Note.

     This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new promissory note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

     This Note may be prepaid at any time and from time to time, in whole or in part, without penalty, subject to the written concurrence of the holders of the Senior Indebtedness (as defined below). All payments with respect to this Note shall be credited first to the payment of accrued and unpaid interest payable hereunder and then to the repayment of principal.

     The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness (as defined below).

     (a) CONVERSION PRICE. The Conversion Price shall be an amount equal to $1.00 multiplied by the quotient, rounded to the fifth decimal, obtained by dividing (A) the aggregate outstanding principal amount of the New Notes (as defined in the Note Purchase Agreement) plus any accrued but unpaid interest thereunder by (B) the product of (x) 4.0 multiplied by (y) the Company Fully Diluted Capitalization.

     (b) COMPANY FULLY DILUTED CAPITALIZATION. As used in this Note, the term "COMPANY FULLY DILUTED CAPITALIZATION" shall mean the sum of (A) the number of shares of the Company's common stock issued and outstanding immediately prior to the Closing and (B) the number of shares of the Company's common stock issuable upon exercise, conversion or exchange of all rights to acquire shares of the Company's common stock issued and outstanding as of immediately prior to the Closing, other than shares of the Company's common stock issuable upon exercise of the New Notes and excluding the number of shares of the Company's common stock issuable upon exercise of stock options issued and outstanding under the Company's 2002 Equity Incentive Plan.

     (c) SENIOR INDEBTEDNESS. As used in this Note, the term "SENIOR INDEBTEDNESS" shall mean the principal of and unpaid accrued interest on (i) all indebtedness, currently existing or hereafter arising, of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

     (d) EFFECT OF SUBORDINATION.

          (i) No payment on account of principal of or interest on this Note shall be made, and no such payment shall be required or accepted by Holder, if, at the time of such payment or immediately after giving effect thereto, there shall exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness is issued, any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default. Should the Holder of this Note, while the Company is so in default and after being notified by the holder of the Senior Indebtedness of the default, receive any such payment, or should Holder receive any distribution in bankruptcy, dissolution, or similar insolvency proceedings in regard to the Company, Holder will hold such payment or distribution in trust for the holder of the Senior Indebtedness and will pay over such amounts to such holder to apply to the Senior Indebtedness until the same is paid in full.

          (ii) Subject to the rights of the Senior Indebtedness in paragraph
     (b)(i) hereof, nothing contained in this Note shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

     (e) UNDERTAKING. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions.

     In the event funds are not available to pay off the entire outstanding principal and accrued interest thereon, under all of the New 2000 Notes, each holder of a New 2000 Note shall be entitled to receive an amount equal to the aggregate amount available for repayment multiplied by a fraction the numerator of which is the principal amount outstanding under such holder's New 2000 Note and the denominator of which is the aggregate principal amount outstanding under all of the New 2000 Notes.

     If any of the events specified in paragraphs (i) through (v) below shall occur (herein individually referred to as an "EVENT OF DEFAULT"), the holders of the New 2000 Notes representing at least fifty percent (50%) of the aggregate principal amount of all of the New 2000 Notes then outstanding (the "MAJORITY HOLDERS") may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable by notice in writing to the Company.

          (i) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within twenty (20) days after the Majority Holders have given the Company written notice of such default;

          (ii) Breach by the Company of any (a) representation or warranty when made or (b) covenant, agreement, or other provision, which breach is not cured within thirty (30) days after the Majority Holders have given written notice to the Company, contained in this Note or the Note Purchase Agreement;

          (iii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking or corporate action by the Company in furtherance of any such action;

          (iv) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

          (v) Any declared default of the Company under any Senior Indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder thereof if such default is not cured by the Company within thirty
     (30) days after written notice has been given by the holder thereof to the Company of such default.

     The obligations of the Company under this Note may not be assumed by a third party. This Note shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     This Note may be modified, amended or terminated only by a written instrument signed by the Company and the Majority Holders.

     The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. No delay or omission on the part of a Holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

     Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses or at such other address as shall be given in writing by a party to the other parties:

        If to Company:  Captiva Software Corporation
                     10145 Pacific Heights Boulevard, Suite 600
                     San Diego, California 92121
                     Attn: President
                     Facsimile No.: (858) 320-1010

        If to Holder:
        ------------------------------------------------------

             -------------------------------------------------------------------

             -------------------------------------------------------------------
                     Attn:

                   -------------------------------------------------------------
                     Facsimile No.:
                     ---------------------------------------------------

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law.

     In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of money to be loaned hereunder or otherwise, for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable California law. If from any circumstance whatsoever fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive any amounts characterized as interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

     The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                          CAPTIVA SOFTWARE CORPORATION,
                                          a California corporation,

                                          By:
                                            ------------------------------------
                                            Reynolds C. Bish,
                                            President and Chief Executive
                                              Officer

ACCEPTED AND AGREED:

HOLDER

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                         ANNEX J

        FORM OF NOTE CONVERSION AGREEMENT PURSUANT TO AMENDMENT NO. 1 TO
                  NOTE AND PREFERRED STOCK PURCHASE AGREEMENT

                                 March 4, 2002

Captiva Software Corporation
10145 Pacific Heights Blvd.
San Diego, CA 92121
Attention: Rick Russo, Chief Financial Officer

Re:  Note Conversion Agreement

Ladies and Gentlemen:

     Reference is hereby made to that certain Note and Preferred Stock Purchase Agreement dated August 1, 2000, as amended by Amendment No. 1 thereto dated March 4, 2002 (the "Purchase Agreement") by and between the investors listed on Exhibits A-1 and A-2 of the Purchase Agreement and Captiva Software Corporation (the "Company"). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Purchase Agreement. Pursuant to the Purchase Agreement, the Company executed a promissory note (the "Note") in my favor, dated August 1, 2000 and amended and restated as of the Closing (as defined in that certain Agreement and Plan of Merger and Reorganization by and among the Company, ActionPoint, Inc., a Delaware corporation ("ActionPoint"), and Condor Merger Corp., a California corporation and wholly owned subsidiary of ActionPoint, dated March 4, 2002 (the "Merger Agreement")). The aggregate unpaid principal amount and interest due under the terms of the Note as of the Closing, shall be referred to herein as the "Aggregate Borrowed Amount."

1.  NOTICE OF CONVERSION

     I hereby notify the Company pursuant to the terms of the Note that I elect to convert the entire Aggregate Borrowed Amount at the Conversion Rate set forth in the Note into shares of common stock of the Company (the "Shares"). Such conversion shall be contingent upon the occurrence of, and effective immediately prior to, the Closing (as defined in the Merger Agreement). I hereby acknowledge that such conversion is entirely contingent upon the occurrence of the Closing (as defined in the Merger Agreement).

2.  REPRESENTATIONS AND OBLIGATIONS

     By signing below, the Company hereby represents and warrants that the Shares, when issued to me in accordance herewith, will be fully paid and nonassessable and free from all taxes, liens and charges. The Company agrees to provide me with copies of any and all agreements and documents sent to other holders of the Company's common stock at the same time any such agreements or documents are provided to such other holders of the Company's common stock, and shall promptly provide me with any agreements or documents previously provided to such holders of the Company's common stock in connection with the transactions contemplated by the Merger Agreement.

     The certificates ("Certificates") for the Shares shall promptly be issued in my name and delivered to me, at the following address:

           ---------------------------------------------------------

           ---------------------------------------------------------

           ---------------------------------------------------------

3.  RELEASE OF CLAIMS

     Contingent and effective upon the issuance by the Company of the Shares and the occurrence of the Closing (as defined in the Merger Agreement), and only then, I hereby transfer, assign and convey to the Company, its successors and assigns, all of my right, title and interest in and to any and all claims, actions, causes of action, liens (including, without limitation, any carrier liens, possessor liens or warehousemans' liens), debts, liabilities and costs, fees and expenses of whatsoever kind and nature that I and my successors and assigns have against the Company in connection with or arising out of the Purchase Agreement, whether known or unknown, whether asserted or unasserted, whether fixed or contingent, owned, held or claimed from the beginning of time through and including the Closing, as defined in the Merger Agreement (collectively, the "Claim"); provided, however, that notwithstanding the foregoing the term "Claim" shall specifically exclude any unknown claim alleging fraud (but only to the extent it alleges fraud) and any claim as an equity holder of the Company. I represent that I have not transferred any portion of my Claim nor is such Claim subject to any other transfer.

     In witness whereof, I have executed this Note Conversion Agreement as of the date first above written.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

ACKNOWLEDGED AND AGREED:

CAPTIVA SOFTWARE CORPORATION

By:
    --------------------------------------------------------
    Name: Rick Russo
    Title: Chief Financial Officer

                                                                         ANNEX K

                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                        OF CAPTIVA SOFTWARE CORPORATION
                            A CALIFORNIA CORPORATION

     The undersigned Reynolds C. Bish and Rick E. Russo hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

     TWO: The Amended and Restated Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I.

     The name of this corporation is Captiva Software Corporation.

                                  ARTICLE II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III.

     A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the corporation is authorized to issue is Four Hundred Forty Million (440,000,000) shares. Four Hundred One Million Five Hundred Eleven Thousand Four Hundred Thirty-Six (401,511,436) shall be Common Stock and Thirty-Eight Million Four Hundred Eighty-Eight Thousand Five Hundred Sixty-Four (38,488,564) shares shall be Preferred Stock. The Preferred Stock shall be issued from time to time in one or more series. Two Million Eight Hundred Seventy-Three Thousand Five Hundred Sixty-Four (2,873,564) shares are designated "SERIES A PREFERRED STOCK," One Million One Hundred Fifteen Thousand (1,115,000) shares are designated "SERIES B PREFERRED STOCK," Four Million Five Hundred Thousand (4,500,000) shares are designated "SERIES C PREFERRED STOCK," One Million (1,000,000) shares are designated "SERIES D PREFERRED STOCK," and Twenty-Nine Million (29,000,000) shares are designated "SERIES E PREFERRED STOCK."

     B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

1.  DIVIDEND PROVISIONS.

     (a) The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D and Series E Preferred Stock (collectively the "SERIES PREFERRED") shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.07 per share of Series A Preferred Stock per annum, $0.08 per share of Series B Preferred Stock per annum, $0.09 per share of Series C Preferred Stock per annum, $0.13 per share of Series D Preferred Stock per annum and $0.07 per share of Series E Preferred Stock per annum ("PREFERRED DIVIDEND PREFERENCE") payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. No cash dividend shall be declared or paid with respect to any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred

Stock or Series E Preferred Stock unless at the same time a like proportionate cash dividend for the same dividend period, ratably in proportion to the respective annual dividend rates set forth above, is declared and paid with respect to each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

     (b) After paying the full Preferred Dividend Preference in any calendar year, whenever this corporation declares a further dividend in such calendar year, the holders of Common Stock and the holders of the Series Preferred shall be entitled to receive dividends ratably based on the number of shares of Common Stock held by each (assuming conversion of all such Series Preferred).

2.  LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of the Series Preferred shall be entitled to receive, prior to and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of: (i) $0.87 for each outstanding share of Series A Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "ORIGINAL SERIES A ISSUE PRICE"); (ii) $1.00 for each outstanding share of Series B Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "ORIGINAL SERIES B ISSUE PRICE"); (iii) $1.00 for each outstanding share of Series C Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "ORIGINAL SERIES C ISSUE PRICE"); (iv) $1.30 for each outstanding share of Series D Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "ORIGINAL SERIES D ISSUE PRICE"); (v) $0.01 for each outstanding share of Series E Preferred Stock (subject to appropriate adjustments or stock splits, stock dividends, combinations or other recapitalizations); and (vi) an amount equal to declared but unpaid dividends on such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series Preferred in proportion to the aggregate liquidation preferences of the respective series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder.

     (b) After the distribution described in subsection (a) above has been paid, the remaining assets of the corporation legally available for distribution to shareholders, if any, shall be distributed among the holders of the Series Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series Preferred) until such time as the holders of the Series Preferred have received pursuant to Section 2(a) above and this Section 2(b) an aggregate amount per share of Series Preferred equal to three (3) times the applicable Original Issue Price (or in the case of the Series E Preferred, $0.01 as set forth in Section 2(a)) (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares); thereafter the remaining assets of the corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

     (c) A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of (excluding the issuance of Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement, the issuance of Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement, the issuance of Series C Preferred Stock pursuant to a Series C Preferred Stock Purchase Agreement, the issuance of the Series D Preferred Stock pursuant to a Series D Preferred Stock Purchase Agreement and the issuance of the Series E Preferred Stock pursuant to a Series E Preferred Stock Purchase Agreement), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section; provided, however, that the acquisition of FormWare Corporation pursuant to that certain Agreement and Plan of Reorganization, dated July 24, 1998, among this corporation, Wheb Acquisition Corporation and FormWare Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this section.

3.  REDEMPTION.

     (a) On or at any time after the later of (i) June 30, 2003 or (ii) the repayment of all amounts outstanding under those certain Amended and Restated Senior Subordinated Secured Promissory Notes and Senior Subordinated Secured Convertible Promissory Notes of this corporation (collectively the "SENIOR NOTES") issued pursuant to that certain Note and Common Stock Purchase Agreement, dated on or about July 2000 (the "2000 NOTE PURCHASE AGREEMENT"), among this corporation and the investors listed therein, upon the receipt by this corporation of the written request of the holders of a majority of the then outstanding Series Preferred treated as a single class (a "REDEMPTION REQUEST"), this corporation shall, to the extent it may lawfully do so, redeem (i) all of the shares of Series A Preferred Stock then outstanding by paying in cash therefor a sum per share equal to the Original Series A Issue Price plus an amount equal to declared but unpaid dividends on such shares (such total amount is hereinafter referred to as the "SERIES A REDEMPTION PRICE"); (ii) all of the shares of Series B Preferred Stock then outstanding by paying in cash therefor a sum per share equal to the Original Series B Issue Price plus an amount equal to declared but unpaid dividends on such shares (such total amount is hereinafter referred to as the "Series B Redemption Price"); (iii) all of the shares of Series C Preferred Stock then outstanding by paying in cash therefor a sum per share equal to the Original Series C Issue Price plus an amount equal to declared but unpaid dividends on such shares (such total amount is hereinafter referred to as the "Series C Redemption Price"); (iv) all of the shares of Series D Preferred Stock then outstanding by paying in cash therefor a sum per share equal to the Original Series D Issue Price plus an amount equal to declared but unpaid dividends on such shares (such total amount is hereinafter referred to as the "Series D Redemption Price"); and (v) all of the shares of Series E Preferred Stock then outstanding by paying in cash therefor a sum per share equal to the $0.01 (subject to appropriate adjustments or stock splits, stock dividends, combinations or other recapitalizations) plus an amount equal to declared but unpaid dividends on such shares (such total amount is hereinafter referred to as the "Series E Redemption Price"). Upon the receipt of a Redemption Request, this corporation shall either (A) redeem all of the shares of the Series Preferred within ninety (90) days of the corporation's receipt of such Redemption Request or (B) redeem all of the shares of the Series Preferred, in three (3) equal semi-annual installments beginning on the anniversary of the Purchase Date (as defined in subsection 4(c)(i)(A) below) of the Series C Preferred Stock in the period immediately following the receipt of the Redemption Request.

     (b) With respect to any redemption to be conducted in installments pursuant to subsection 3(a), the corporation shall effect such redemption pro rata according to the number of shares of Series Preferred held by each holder of the corporation's Preferred Stock.

     (c) At least 20 but no more than 60 days prior to the date fixed for any redemption of Series Preferred (the "Redemption Date"), written notice shall be mailed, first class postage prepaid to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series Preferred to be redeemed at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price or Series E Redemption Price as applicable, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(d) and except as prohibited by applicable California corporate law, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price, Series B Redemption Price, Series C

Redemption Price, Series D Redemption Price or Series E Redemption Price as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (d) From and after the Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price or Series D Redemption Price as applicable, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price or Series E Redemption Price as applicable, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the respective Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price and Series E Redemption Price and ratably among the holders of each series in proportion to the amount of such stock owned by each such holder. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4. CONVERSION. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

     (a) RIGHT TO CONVERT.

          (i) Subject to subsection 4(c), each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this corporation or any transfer agent for the particular series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Original Series A Issue Price for each share of Series A Preferred Stock; (B) the Original Series B Issue Price for each share of Series B Preferred Stock; (C) the Original Series C Issue Price for each share of Series C Preferred Stock; (D) the Original Series D Issue Price for each share of Series D Preferred Stock; and (E) $0.30 for each share of Series E Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "ORIGINAL SERIES E ISSUE PRICE"), plus all declared but unpaid dividends thereon for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock by the applicable Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price; and the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Series E Issue Price; provided, however, that the Conversion Price for the Series Preferred shall be subject to adjustment as set forth in subsection 4(c).

          (ii) In the event of a call for redemption of any shares of the Series Preferred pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price or Series E Redemption Price as applicable, in which case the Conversion Rights shall terminate on the date such payment of the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price or Series E Redemption Price as applicable, is made.

          (iii) Each share of Series Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such shares immediately upon the earlier of (A) the consummation of the corporation's sale of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or (B) the date upon which the corporation obtains the consent of the holders of a majority of the then outstanding shares of Series Preferred treated as a single class on an as converted basis.

     (b) MECHANICS OF CONVERSION. Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the particular series of Preferred Stock and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

     (c) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series Preferred shall be subject to adjustment from time to time as follows:

          (i) A. Upon each issuance by the corporation of any Additional Stock (as defined in subsection 4(c)(ii) below), after the date upon which any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock were first issued (the "PURCHASE DATE" with respect to such series), without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, the Conversion Price for the Series B Preferred Stock, the Conversion Price for the Series C Preferred Stock, the Conversion Price for the Series D Preferred Stock or the Conversion Price for the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock as the case may be, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Series Preferred) plus the number of shares of Common Stock which the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Series Preferred) plus the number of shares of such Additional Stock.

          B. No adjustment of the Conversion Price for the Series Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

          C. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

          D. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

          E. In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii):

             1. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

             2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

             3. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof, the applicable Conversion Price of the Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

             4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of each series of the Series Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon. the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

             5. The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

          (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation after the applicable Purchase Date other than:

             A. shares of Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof; or

             B. shares of Common Stock issued upon conversion of the Series Preferred; or

             C. shares of Common Stock issuable or issued to employees, consultants or directors of this corporation, or to vendors, suppliers, customers or other persons or organizations with which the corporation has a commercial relationship; or

             D. shares of Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of the Series Preferred will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; or

             E. shares of the corporation's Common Stock issued to holders of FormWare Corporation's common stock pursuant to that certain Agreement and Plan of Reorganization, dated July 24, 1998, among this corporation, Wheb Acquisition Corporation and FormWare Corporation (the "MERGER AGREEMENT"), and any shares of the corporation's Common Stock issued to holders of options and warrants to purchase shares of FormWare's common stock assumed by the corporation pursuant to the Merger Agreement; or

             F. shares of Common Stock issued pursuant to that certain Note and Common Stock Purchase Agreement dated as of December 30, 1998, as amended, (the "1998 Note Purchase Agreement") among the Company and the other parties thereto or shares of Common Stock issued pursuant to those certain notes which have been issued pursuant to the 1998 Note Purchase Agreement; or

             G. shares of Common Stock issued or issuable pursuant to that certain Amendment No. 1 to the Note and Preferred Stock Purchase Agreement dated as of March 4, 2002 (the "2000 Amendment") or shares of Common Stock issued or issuable pursuant to those certain notes which have been issued pursuant to the 2000 Amendment; or

             H. shares of Common Stock issued pursuant to that certain Note Conversion Agreement dated as of March 4, 2002 by and between the Company and the investors listed on Exhibit A-1 of the 2000 Amendment.

          (iii) In the event that the corporation should at any time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price for each series of the Series Preferred then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

          (iv) If the number of shares of Common Stock outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for each series of the Series Preferred then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) OTHER DISTRIBUTIONS. In the event that this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, or assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

     (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred, the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for each series and the number of shares purchasable upon conversion of the Series Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) NO IMPAIRMENT. This corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred against impairment.

     (g) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

          (i) No fractional shares shall be issued upon conversion of the Series Preferred and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series Preferred pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the applicable series of Series Preferred.

     (h) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series Preferred at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, in addition to such other remedies as shall be available to the holder of such shares of Series Preferred, this corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (j) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

5.  VOTING RIGHTS.

     (a) GENERAL VOTING RIGHTS. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the By-laws of this corporation, and shall be entitled to vote, together as a single class with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except for the election of directors as provided in subsection 5(b) below.

     (b) ELECTION OF DIRECTORS. Notwithstanding subsection 5(a) above, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a separate class on an as converted basis, shall be entitled to elect two (2) directors of the corporation, the holders of the Series E Preferred Stock voting together as a separate class on an as converted basis, shall be entitled to elect two (2) directors and the holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) directors. At any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding, treated together as a single class on an as converted basis, shall constitute a quorum of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock for the election or nomination of directors to be elected or nominated solely by the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. At any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the holders of a majority of the Series E Preferred Stock then outstanding, treated together as a single class on an as converted basis, shall constitute a quorum of the Series E Preferred Stock for the election or nomination of directors to be elected or nominated solely by the holders of Series E Preferred Stock. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the Common Stock then outstanding shall constitute a quorum of the Common Stock for the election of directors to be elected by the holders of Common Stock. A vacancy in any directorship elected by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as a class shall be filled only by vote of the holders of such series of Preferred Stock, a vacancy in any directorship elected by the holders of Series E Preferred Stock voting together as a class shall be filled only by the vote of the holders of such series of Preferred Stock and a vacancy in any directorship elected by the holders of Common Stock voting together as a class shall be filled only by the vote of the holders of Common Stock.

6. PROTECTIVE PROVISIONS. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, so long as shares of the Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock and/or Series D Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as converted basis:

     (a) convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of or effect any voluntary liquidation, dissolution or winding up of the corporation (any such event hereinafter referred to as a "CORPORATE TRANSACTION"); or

     (b) alter or change the rights, preferences or privileges of the Series Preferred; or

     (c) increase the authorized number of shares of the Series Preferred or Common Stock; or

     (d) increase the number of directors to more than seven (7); or

     (e) authorize, issue or sell any additional shares of Preferred Stock; or

     (f) create any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series Preferred with respect to voting, dividends or upon liquidation; or

     (g) enter into a transaction which will result in this corporation incurring indebtedness not in the ordinary course of business in excess of One Hundred Thousand Dollars ($100,000); or

     (h) enter into a transaction by which this corporation acquires all or substantially all of the assets or stock of an entity which transaction exceeds Five Hundred Thousand Dollars ($500,000); or

     (i) enter into any agreements to make loans or extend or guarantee credit in excess of Ten Thousand Dollars ($10,000) with any employee, officer or director of this corporation or member of such employee's, officer's or director's immediate family; or

     (j) adopt any material changes to the corporation's Stock Option/Stock Issuance Plan, as amended, or adopt any other employee incentive plan.

7. SERIES E PROTECTIVE PROVISIONS. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, so long as shares of the Series E Preferred are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in interest of the then outstanding shares of the Series Preferred, voting together as a single class on an as converted basis:

     (a) convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any Corporate Transaction; or

     (b) alter or change the rights, preferences or privileges of the shares of the Series Preferred or the Senior Notes; or

     (c) increase the authorized number of shares of the Series Preferred or Common Stock; or

     (d) increase the number of directors to more than seven (7); or

     (e) authorize, issue or sell any additional shares of Preferred Stock; or

     (f) create any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series Preferred with respect to voting, dividends or upon liquidation; or

     (g) incur any new indebtedness of the corporation that is senior to, or on parity with, the Senior Notes (except that the corporation may make routine borrowings in the ordinary course of business and consistent with past practices under its current line of credit with Imperial Bank); or

     (h) enter into a transaction which will result in this corporation incurring indebtedness not in the ordinary course of business in excess of One Hundred Thousand Dollars ($100,000); or

     (i) enter into a transaction by which this corporation acquires all or substantially all of the assets or stock of an entity which transaction exceeds Five Hundred Thousand Dollars ($500,000); or

     (j) enter into any agreements to make loans or extend or guarantee credit in excess of Ten Thousand Dollars ($10,000) with any employee, officer or director of this corporation or member of such employee's, officer's or director's immediate family; or

     (k) adopt any material changes to the corporation's Stock Option/Stock Issuance Plan, as amended, or adopt any other employee incentive plan.

8. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of the Series Preferred shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

9. REPURCHASE OF SHARES. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     C. COMMON STOCK.

1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in
Section 2 of Division (B) of this Article III.

3. REDEMPTION.  The Common Stock is not redeemable.

4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the By-laws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and subsection 5(b) of Division (B) of this Article III.

                                  ARTICLE IV.

     A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     THREE: The foregoing amendment has been approved by the Board of Directors of said corporation.

     FOUR: The foregoing amendment and restatement of the Articles of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 25,403,737 shares of Common Stock, 2,515,587 shares of Series A Preferred Stock, 875,424 shares of Series B Preferred Stock, 2,188,553 shares of Series C Preferred Stock and 769,231 shares of Series D Preferred Stock. The number of shares of each class voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C and Series D Preferred Stock voting together as a single class, (ii) more than 50% of the Common Stock voting as a separate class, and (iii) more than 50% of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class.

     IN WITNESS WHEREOF, the undersigned Reynolds C. Bish and Rick E. Russo, the President and Secretary, respectively, of CAPTIVA SOFTWARE CORPORATION,declare under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Second Amended and Restated Articles of Incorporation are true of their own knowledge.

     Executed at San Diego, California on           , 2002.

                                          REYNOLDS C. BISH, President and
                                          Chief Executive Officer

                                          RICK E. RUSSO, Secretary

                                                                         ANNEX L

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               ACTIONPOINT, INC.

                            Pursuant to Section 242
                       of the General Corporation Law of
                             the State of Delaware

     ActionPoint, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is ActionPoint, Inc.

     SECOND: At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that the amendment proposed be considered at the next annual meeting of the stockholders. The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

     "RESOLVED, that Article I of the Restated Certificate of Incorporation of the Corporation be amended to read in full as follows:

                                   ARTICLE I

     The name of this corporation is Captiva Software Corporation (the "Corporation")."

     IN WITNESS WHEREOF, ActionPoint, Inc., has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by its President and
Chief Executive Officer this   day of           , 2002.
                                          ACTIONPOINT, INC.

                                          --------------------------------------
                                          Stephen Francis
                                          President and Chief Executive Officer

                                                                         ANNEX M

                          CAPTIVA SOFTWARE CORPORATION

                           2002 EQUITY INCENTIVE PLAN

                            ADOPTED JANUARY 28, 2002
                   APPROVED BY SHAREHOLDERS           , 2002
                       TERMINATION DATE: JANUARY 28, 2012

1.  PURPOSES.

     (a) ELIGIBLE STOCK AWARD RECIPIENTS. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

     (b) AVAILABLE STOCK AWARDS. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

     (c) GENERAL PURPOSE. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.  DEFINITIONS.

     (a) "AFFILIATE" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

     (b) "BOARD" means the Board of Directors of the Company.

     (c) "CODE" means the Internal Revenue Code of 1986, as amended.

     (d) "COMMITTEE" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

     (e) "COMMON STOCK" means the common stock of the Company.

     (f) "COMPANY" means Captiva Software Corporation, a California corporation.

     (g) "CONSULTANT" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

     (h) "CONTINUOUS SERVICE" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

     (i) "COVERED EMPLOYEE" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

     (j) "DIRECTOR" means a member of the Board of Directors of the Company.

     (k) "DISABILITY" means (i) before the Listing Date, the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person's position with the Company or an Affiliate of the Company because of the sickness or injury of the person and
(ii) after the Listing Date, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

     (l) "EMPLOYEE" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

     (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (n) "FAIR MARKET VALUE" means, as of any date, the value of the Common Stock determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

          (iii) Prior to the Listing Date, the value of the Common Stock shall be determined in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

     (o) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (p) "LISTING DATE" means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

     (q) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

     (r) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

     (s) "OFFICER" means (i) before the Listing Date, any person designated by the Company as an officer and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (t) "OPTION" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

     (u) "OPTION AGREEMENT" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

     (v) "OPTIONHOLDER" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

     (w) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

     (x) "PARTICIPANT" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

     (y) "PLAN" means this Captiva Software Corporation 2002 Equity Incentive Plan.

     (z) "RULE 16B-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

     (aa) "SECURITIES ACT" means the Securities Act of 1933, as amended.

     (bb) "STOCK AWARD" means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

     (cc) "STOCK AWARD AGREEMENT" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

     (dd) "TEN PERCENT SHAREHOLDER" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.  ADMINISTRATION.

     (a) ADMINISTRATION BY BOARD. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

     (b) POWERS OF BOARD. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

          (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

          (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iii) To amend the Plan or a Stock Award as provided in Section 12.

          (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

     (c) DELEGATION TO COMMITTEE.

          (i) GENERAL. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

          (ii) COMMITTEE COMPOSITION WHEN COMMON STOCK IS PUBLICLY TRADED. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

     (d) EFFECT OF BOARD'S DECISION. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.  SHARES SUBJECT TO THE PLAN.

     (a) SHARE RESERVE. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate one hundred fifty million (150,000,000) shares of Common Stock.

     (b) REVERSION OF SHARES TO THE SHARE RESERVE. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

     (c) SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

     (d) SHARE RESERVE LIMITATION. Prior to the Listing Date and to the extent then required by Section 260.140.45 of Title 10 of the California Code of Regulations, the total number of shares of Common Stock issuable upon exercise of all outstanding Options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company shall not exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations, based on the shares of Common Stock of the Company that are outstanding at the time the calculation is made.(1)

---------------

(1) Section 260.140.45 generally provides that the total number of shares issuable upon exercise of all outstanding options (exclusive of certain rights) and the total number of shares called for under any stock bonus or similar plan shall not exceed a number of shares which is equal to 30% of the then outstanding shares of the issuer (convertible preferred or convertible senior common shares counted on an as if converted basis), exclusive of shares subject to promotional waivers under Section 260.141, unless a percentage higher than 30% is approved by at least two-thirds of the outstanding shares entitled to vote.

5.  ELIGIBILITY.

     (a) ELIGIBILITY FOR SPECIFIC STOCK AWARDS. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, and notwithstanding any other provision of this Plan to the contrary, for any Stock Award granted prior to the Listing Date that is intended to qualify under
Section 25102(f) of the California Corporate Securities Law of 1968, the Plan Administrator shall only have the right to make grants of Stock Awards solely to individuals who (i) meet the requirements of both Sections 25102(f)(2) and 25102(f)(3) of the California Corporate Securities Law of 1968, and (ii) satisfy the requirements for a comparable applicable exemption under the Securities Act of 1933 (the "Securities Act"); and further provided that no more than thirty-five (35) persons (excluding executive officers and directors of the Corporation, accredited investors within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and other persons described in
Section 260.102.13 of Title 10 of the California Code of Regulations -- with a husband and wife together being considered a single person for this purpose only) may be eligible to receive Stock Awards during any period of six (6) consecutive months unless the grant of such Stock Award(s) otherwise complies with Section 25102(f)(1) of the California Corporate Securities Law of 1968 and any other applicable state securities laws.

     (b) TEN PERCENT SHAREHOLDERS.

          (i) A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

          (ii) Prior to the Listing Date, a Ten Percent Shareholder shall not be granted a Nonstatutory Stock Option unless the exercise price of such Option is at least (i) one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant or (ii) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

          (iii) Prior to the Listing Date, a Ten Percent Shareholder shall not be granted a restricted stock award unless the purchase price of the restricted stock is at least (i) one hundred percent (100%) of the Fair Market Value of the Common Stock at the date of grant or (ii) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted by Section 260.140.42 of Title 10 of the California Code of Regulations at the time of the grant of the restricted stock award.

     (c) SECTION 162(m) LIMITATION. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than one hundred million (100,000,000) shares of Common Stock during any calendar year. This subsection 5(c) shall not apply prior to the Listing Date and, following the Listing Date, this subsection 5(c) shall not apply until (i) the earliest of: (1) the first material modification of the Plan (including any increase in the number of shares of Common Stock reserved for issuance under the Plan in accordance with
Section 4); (2) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (3) the expiration of the Plan; or (4) the first meeting of shareholders at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (ii) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

     (d) CONSULTANTS.

          (i) Prior to the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company's securities to such Consultant is not exempt under Rule 701 of the Securities Act ("Rule 701") because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

          (ii) From and after the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

          (iii) Rule 701 and Form S-8 generally are available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer's parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

6.   OPTION PROVISIONS.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

          (a) TERM. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, no Option granted prior to the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted, and no Incentive Stock Option granted on or after the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted.

          (b) EXERCISE PRICE OF AN INCENTIVE STOCK OPTION. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

          (c) EXERCISE PRICE OF A NONSTATUTORY STOCK OPTION

             (i) For any Nonstatutory Stock Option granted prior to the Listing Date,

                (1) that is intended to qualify under Section 25102(o) of the California Corporate Securities Law of 1968, the exercise price of each such Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted, subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders.

                (2) that is intended to qualify under Section 25102(f) of the California Corporate Securities Law of 1968, the exercise price of each such Option shall be not less than thirty percent (30%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

             (ii) For any Nonstatutory Stock Option granted on or after the Listing Date, the exercise price of each such Option shall be not less than thirty percent (30%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

     Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower those set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

     (d) CONSIDERATION. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the market rate of interest necessary to avoid a charge to earnings for financial accounting purposes.

     (e) TRANSFERABILITY OF AN INCENTIVE STOCK OPTION. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

     (f) TRANSFERABILITY OF A NONSTATUTORY STOCK OPTION. A Nonstatutory Stock Option granted prior to the Listing Date shall not be transferable except by will or by the laws of descent and distribution and, to the extent provided in the Option Agreement, to such further extent as permitted by Section 260.140.41(d) of Title 10 of the California Code of Regulations at the time of the grant of the Option, and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. A Nonstatutory Stock Option granted on or after the Listing Date shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

     (g) VESTING GENERALLY. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

     (h) MINIMUM VESTING PRIOR TO THE LISTING DATE. Notwithstanding the foregoing subsection 6(g), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Option, then:

          (i) Options granted prior to the Listing Date to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

          (ii) Options granted prior to the Listing Date to Officers, Directors or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

     (i) TERMINATION OF CONTINUOUS SERVICE. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days for Options granted prior to the Listing Date unless such termination is for cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

     (j) EXTENSION OF TERMINATION DATE. An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

     (k) DISABILITY OF OPTIONHOLDER. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months for Options granted prior to the Listing Date) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

     (l) DEATH OF OPTIONHOLDER. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months for Options granted prior to the Listing Date) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

     (m) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the "Repurchase Limitation" in subsection 10(h), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

     (n) RIGHT OF REPURCHASE. Subject to the "Repurchase Limitation" in subsection 10(h), the Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option.

     (o) RIGHT OF FIRST REFUSAL. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Except as expressly provided in this subsection 6(o), such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company.

7.   PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

     (a) STOCK BONUS AWARDS. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i) CONSIDERATION. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

          (ii) VESTING. Subject to the "Repurchase Limitation" in subsection 10(h), shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (iii) TERMINATION OF PARTICIPANT'S CONTINUOUS SERVICE. Subject to the "Repurchase Limitation" in subsection 10(h), in the event a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

          (iv) TRANSFERABILITY. For a stock bonus award made before the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a stock bonus award made on or after the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

     (b) RESTRICTED STOCK AWARDS. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i) PURCHASE PRICE. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement. For restricted stock awards made prior to the Listing Date, the purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated. For restricted stock awards made on or after the Listing Date, the purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated.

          (ii) CONSIDERATION. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either:
     (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

          (iii) VESTING. Subject to the "Repurchase Limitation" in subsection 10(h), shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (iv) TERMINATION OF PARTICIPANT'S CONTINUOUS SERVICE. Subject to the "Repurchase Limitation" in subsection 10(h), in the event a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

          (v) TRANSFERABILITY. For a restricted stock award made before the Listing Date, rights to acquire shares of Common Stock under the restricted stock purchase agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a restricted stock award made on or after the Listing Date, rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8.  COVENANTS OF THE COMPANY.

     (a) AVAILABILITY OF SHARES. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

     (b) SECURITIES LAW COMPLIANCE. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.  USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.  MISCELLANEOUS.

     (a) ACCELERATION OF EXERCISABILITY AND VESTING. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

     (b) SHAREHOLDER RIGHTS. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

     (c) NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

     (d) INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

     (e) INVESTMENT ASSURANCES. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

     (f) WITHHOLDING OBLIGATIONS. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

     (g) INFORMATION OBLIGATION. Prior to the Listing Date, to the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This subsection 10(g) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

     (h) REPURCHASE LIMITATION. The terms of any repurchase option shall be specified in the Stock Award and may be either at Fair Market Value at the time of repurchase or at not less than the original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Stock Award granted prior to the Listing Date to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

          (i) FAIR MARKET VALUE. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of employment at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock") and (ii) the right terminates when the shares of Common Stock become publicly traded.

          (ii) ORIGINAL PURCHASE PRICE. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the original purchase price, then (i) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five
     (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (ii) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock").

11.  ADJUSTMENTS UPON CHANGES IN STOCK.

     (a) CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company) (individually, a "Capitalization Adjustment"), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

     (b) DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

     (c) ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER.  In the event of
(i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (individually, a "Corporate Transaction"), then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders in the Corporate Transaction) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to the Corporate Transaction. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to the Corporate Transaction.

12.  AMENDMENT OF THE PLAN AND STOCK AWARDS.

     (a) AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

     (b) SHAREHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of
Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

     (c) CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

     (d) NO IMPAIRMENT OF RIGHTS. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless
(i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

     (e) AMENDMENT OF STOCK AWARDS. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and
(ii) the Participant consents in writing.

13.  TERMINATION OR SUSPENSION OF THE PLAN.

     (a) PLAN TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth
(10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.  EFFECTIVE DATE OF PLAN.

     The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. CHOICE OF LAW.

     The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

                                 AMENDMENTS TO
               CAPTIVA SOFTWARE CORPORATION AMENDED AND RESTATED
                        STOCK OPTION/STOCK ISSUANCE PLAN

Article I, Subsection 4.A of the Plan shall be amended in its entirety as follows:

     A. The persons eligible to receive share issuances under the Stock Issuance Program and/or option grants pursuant to the Option Grant Program are limited to Employees; non-employee members of the Board of the Corporation (or of any Parent or Subsidiary); and consultants and other independent contractors who provide valuable services to the Corporation (or of any Parent or Subsidiary); provided, however, and notwithstanding any other provision of this Plan to the contrary, for any option intended to qualify under Section 25102(f) of the California Corporate Securities Law of 1968, the Plan Administrator shall only have the right to make grants of options solely to individuals who (i) meet the requirements of both Sections 25102(f)(2) and 25102(f)(3) of the California Corporate Securities Law of 1968, and (ii) satisfy the requirements for a comparable applicable exemption under the Securities Act of 1933 (the "Securities Act"); and further provided that, during any period of six (6) consecutive months, no more than thirty-five (35) persons (excluding executive officers and directors of the Corporation, accredited investors within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and other persons described in Section 260.102.13 of Title 10 of the California Code of Regulations) may be eligible to receive share issuances under the Stock Issuance Program and/or option grants pursuant to the Option Grant Program with a husband and wife together being considered a single person for this purpose only.

Article II, Subsection 1.A(I) of the Plan shall be amended in its entirety as follows:

     (I) The option price per share shall be fixed by the Plan Administrator in accordance with the following:.

          -- For options intended to qualify under Section 25102(o) of the California Corporate Securities Law of 1968, the option price per share shall not be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the date of the option grant or, in the case of any option granted to a 10% Shareholder, the option price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of the option grant.

          -- For options intended to qualify under Section 25102(f) of the California Corporate Securities Law of 1968, the option price per share shall not be less than thirty percent (30%) of the Fair Market Value of a share of Common Stock on the date of the option grant.

     Notwithstanding the foregoing, an option may be granted with an exercise price lower than that set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ActionPoint's certificate of incorporation in effect as of the date hereof, and ActionPoint's certificate of incorporation to be in effect upon the closing of the merger (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended, or the DGCL, ActionPoint's directors shall not be personally liable to ActionPoint or its stockholders for monetary damages for any breach of fiduciary duty as directors of ActionPoint. Under the DGCL, the directors have a fiduciary duty to ActionPoint that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to ActionPoint, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. ActionPoint has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - arising under Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that ActionPoint shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of ActionPoint, or is or was serving at the request of ActionPoint as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

     See Exhibit Index.

(b) Financial Statement Schedules

     Not applicable.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from the registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and ActionPoint being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, registrant has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 21st day of June 2002.


                                          ACTIONPOINT, INC.

                                          BY:     /s/ STEPHEN S. FRANCIS

                                             -----------------------------------
                                                     Stephen S. Francis
                                                President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                    TITLE(S)                       DATE
                ---------                                    --------                       ----
          /s/ STEPHEN S. FRANCIS              President, Chief Executive Officer and    June 21, 2002
------------------------------------------    Director (Principal Executive Officer)
            Stephen S. Francis

             /s/ JOHN FINEGAN               Vice President of Finance, Chief Financial  June 21, 2002
------------------------------------------  Officer and Director (Principal Financial
               John Finegan                          and Accounting Officer)

                    *                                 Chairman of the Board             June 21, 2002
------------------------------------------
             Kimra D. Hawley

                    *                                        Director                   June 21, 2002
------------------------------------------
          Thomas T. van Overbeek

                    *                                        Director                   June 21, 2002
------------------------------------------
               Bruce Silver

                    *                                        Director                   June 21, 2002
------------------------------------------
              Patrick Edsell

                    *                                        Director                   June 21, 2002
------------------------------------------
            Daniel D. Tompkins

       *   /s/  STEPHEN S. FRANCIS
------------------------------------------
          Per Power of Attorney

                                 EXHIBIT INDEX


NUMBER                            DESCRIPTION
-------                           -----------
2.1*      Agreement and Plan of Merger and Reorganization dated March
          4, 2002 by and among the registrant, Condor Merger Corp. and
          Captiva Software Corporation.
2.2+      Amendment to Agreement and Plan of Merger and Reorganization
          dated April 16, 2002 by and among the registrant, Condor
          Merger Corp. and Captiva Software Corporation.
3.1**     Amended and Restated Certificate of Incorporation of the
          registrant.
3.2***    Bylaws of the registrant.
4.1       Reference is made to Exhibits 3.1 and 3.2.
4.2**     Form of Investor Rights Agreement dated August 27, 1993 by and among the registrant and the investors identified
          therein.
4.3+      Rights Agreement dated September 9, 1997.
4.4++     Amendment to Rights Agreement dated October 5, 2001 by and among the registrant, Fleet National Bank and EquiServe
          Trust Company, N.A.
4.5*      Second Amendment to Rights Agreement dated March 4, 2002
          between the registrant and EquiServe Trust Company, N.A.
5.1+      Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.
8.1*+     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP regarding tax matters.
8.2       Opinion of Cooley Godward LLP regarding tax matters.
10.1**    Form of indemnification agreement entered into between the registrant and its directors and executive officers.
10.2**    Form of the registrant's Amended and Restated 1993 Stock
          Option/Stock Issuance Plan.
10.3+++   Form of the registrant's 1999 Stock Plan.
10.4+++   Form of the registrant's Amended and Restated 1998 Employee
          Stock Purchase Plan.
10.5+++   The registrant's lease for property at 1299 Parkmoor Ave.,
          San Jose, CA.
10.6++    Form of Severance Agreement between the registrant and
          certain of its executive officers.
10.7++    Form of Severance Agreement between the registrant and
          certain of its executive officers in connection with the
          merger of the registrant and Captiva Software Corporation.
10.8*     Form of Voting Agreement between each of the registrant's
          executive officers and directors and Captiva Software
          Corporation.
10.9*     Form of Voting Agreement between each of the Captiva
          Software Corporation's executive officers and directors and the registrant.
10.10++   Form of lock-up agreement from each of the registrant's
          executive officers and directors.
10.11+    Form of lock-up agreement from each of the executive
          officers, directors and certain affiliates and stockholders of Captiva Software Corporation.
10.12+    Employment offer letter from ActionPoint, Inc. to Rick Russo dated March 4, 2002.
10.13+    Employment offer letter from ActionPoint, Inc. to Reynolds
          Bish dated March 4, 2002.
10.14+    Amendment No. 1 to the registrant's Amended and Restated
          1993 Stock Option/Stock Issuance Plan.
10.15+    Form of proposed Amended and Restated 1998 Employee Stock
          Purchase Plan.
13.1      Annual report of the registrant to security holders for the year ended December 31, 2001.
13.2      Quarterly report of the registrant on Form 10-Q.
21.1+     Subsidiaries of the registrant.
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants for the registrant.
23.2      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants for Captiva Software Corporation.
24.1      Manually signed power of attorney.

NUMBER                            DESCRIPTION
-------                           -----------
99.1*+    ActionPoint Proxy Solicitation.
99.2+     Form of Captiva written consent of stockholders.
99.3+     Consent of Person Named as About to Become a Director
          (Reynolds C. Bish).
99.4+     Consent of Person Named as About to Become a Director (James
          H. Berglund).
99.5+     Consent of Person Named as About to Become a Director (Mel
          S. Lavitt).
99.6+     Consent of Pacific Crest Securities Inc., financial advisors to the registrant.
99.7+     Consent of Houlihan Lokey Howard and Zukin, financial
          advisors to Captiva Software Corporation.


---------------


  * Incorporated by reference to an exhibit to the registrant's current report on Form 8-K filed on March 20, 2002.
 ** Incorporated by reference to an exhibit to the registrant's registration statement on Form S-1, as amended (Registration
     No. 33-66142).
*** Incorporated by reference to an exhibit to the registrant's current report on Form 8-K filed on September 24, 1997.
  + Incorporated by reference to an exhibit to the registrant's registration statement on Form 8-A filed on September 10, 1997.
 ++ Incorporated by reference to an exhibit to the registrant's annual report on Form 10-K filed on March 29, 2002.
+++ Incorporated by reference to an exhibit to the registrant's annual report on Form 10-K filed on April 2, 2001.
  + Filed with the registrant's initial filing of its registration statement on Form S-4 on April 26, 2002
     (Registration No. 333-87106).
 *+ Filed with the registrant's amended filing of its registration statement on Form S-4 on June 5, 2002
     (Registration No. 333-87106).